As filed with the U.S. Securities and Exchange Commission on August 16, 2023

Registration No. 333-272028

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 6 TO

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

British Columbia, Canada	1099	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2500-700 West Georgia Street

Vancouver, British Columbia V7Y 1B3 Canada

info@foremostlithium.com
(604) 330-8067

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor
New York, N.Y. 10168

(800) 221-0102
(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony Epps, Esq.	Louis Taubman, Esq.
Joshua B. Erekson, Esq.	Guillaume de Sampigny, Esq.
Dorsey & Whitney LLP	Hunter Taubman Fischer & Li LLC
111 S. Main Street	950 Third Avenue, 19th Floor
Salt Lake City, UT 84111	New York, NY 10022
Tel.: (801) 933-7360	Tel.: (212) 530-2210

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 16, 2023

Up to 909,090 Common Share Units, Each Consisting of a Common Share and a Common Share Purchase Warrant

Up to 909,090 Pre-Funded Warrant Units, Each Consisting of a Pre-Funded Warrant to Purchase One Common Share and a Common Share Purchase Warrant

Foremost Lithium Resource & Technology Ltd.

This is a firm commitment public offering of common shares of Foremost Lithium Resource & Technology Ltd. We are offering 909,090 common shares, and warrants (the “Common Share Purchase Warrants”) to purchase 909,090 common shares pursuant to this prospectus. Each whole Common Share Purchase Warrant is exercisable to purchase one common share at an exercise price of US$        , representing 125% of the public offering price of one common share unit, will be exercisable upon issuance and will expire five years from the date of issuance. The common shares and Common Share Purchase Warrants will be issued and sold to purchasers in the ratio of one-to-one. This prospectus also relates to the offering of the common shares issuable upon exercise of Common Share Purchase Warrants.

We are also offering to certain purchasers whose purchase of common shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants (the “Pre-Funded Warrants”), in lieu of common shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares. Each pre-funded warrant will be exercisable for one common share. The exercise price of each Pre-Funded Warrants will be US$0.01 per common share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This offering also relates to the common shares issuable upon exercise of any Pre-Funded Warrants sold in this offering.

The common shares and the accompanying Common Share Purchase Warrants will be sold in units (each, a “Common Share Unit”) and the pre-funded warrants and the accompanying Common Share Purchase Warrants will be sold in units (each, a “Pre-Funded Warrant Unit” and, together with the common share units, the “Units”), with each Common Share Unit consisting of one common share and one Common Share Purchase Warrant to purchase one common share and each Pre-Funded Warrant Unit consisting of one pre-funded warrant and one Common Share Purchase Warrant to purchase one common share. For each Pre-Funded Warrant Unit we sell, the number of Common Share Units we are offering will be decreased on a one-for-one basis. The common shares, Pre-Funded Warrants, and Common Share Purchase Warrants will be immediately separable on issuance.

The estimated offering price for the Common Share Units is expected to be between US$5.00 and US$6.00 per Common Share Unit and for purposes of this registration statement, we have assumed a public offering price of US$5.50 per Common Share Unit (which is the midpoint of the estimated range of the public offering price). The purchase price of each Pre-Funded Warrant Unit will be equal to the price at which each Common Share Unit is sold to the public in this offering, minus US$0.01, and the exercise price of each Pre-Funded Warrant will be US$0.01 per common share.

The share and per share information in this prospectus, including in our historical financial statements and the notes thereto, unless otherwise noted, reflects the share consolidation of our outstanding common shares at a 1-for-50 ratio, which became effective at market open on July 5, 2023 (“Share Consolidation”).

In connection with this offering, we have filed an application to list our common shares and Common Share Purchase Warrants under the symbol “FMST” and “FMSTW”, respectively, on the Nasdaq Capital Market (“Nasdaq”). No assurance can be given that our application will be approved. If our application is not approved, we will not consummate this offering.

Our common shares are currently quoted under the symbol “FRRSF” on the OTCQB and under the symbol “FAT” on the Canadian Securities Exchange (“CSE”). On August 15, 2023, the last reported sale price for our common shares on the OTCQB was US$5.75 per share. At present, there is a very limited market for our common shares. The trading price of our common shares has been, and may continue to be, subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described in “Risk Factors.”

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of information that should be considered in connection with an investment in our common shares. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Share Unit (2)	Per Pre-Funded Warrant Unit (2)	Total
Public offering price	US$	US$	US$
Underwriting discounts (7.15%)(1)	US$	US$	US$
Proceeds to us, before expenses(3)	US$	US$	US$

(1)	Underwriting discounts do not include a non-accountable expense allowance equal to 1.0% of the public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 135 for additional information regarding underwriters’ compensation.

(2)	The public offering price and underwriting discounts and commissions correspond to an assumed public offering price per common share unit of US$5.50, an assumed public offering price per pre-funded warrant unit of US$5.49.
(3)	The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the Common Share Purchase Warrants or the Pre-Funded Warrants being issued in this offering.

We have granted a 45-day option to the representative of the underwriters to purchase up to additional Common Share Units or Pre-Funded Warrant Units representing fifteen percent (15%) of the Units sold in the offering, solely to cover over-allotments, if any.

The underwriters expect to deliver the securities to purchasers on or about             , 2023.

ThinkEquity

The date of this prospectus is                            , 2023

FOREMOST LITHIUM’S SNOW LAKE PROJECTS

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of common shares.

For investors outside the United States: Neither we, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them. Certain market data and other statistical information contained in this prospectus are based on information from independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the Canadian mining industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

Our reporting currency and our functional currency is the Canadian dollar. This prospectus contains conversions of Canadian dollars into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Canadian dollars into U.S. dollars in this prospectus were made at a rate of C$1.3525 per US$1.00, the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board in effect as of March 31, 2023. All amounts in this prospectus are expressed in Canadian dollars, except where otherwise indicated. References to “$” or “C$” is to Canadian dollars and references to “US$” are to U.S. dollars. References to quarters are to calendar quarters unless otherwise specified.

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SCIENTIFIC AND TECHNICAL INFORMATION

Cautionary Note Regarding Presentation of Mineral Reserve and Mineral Resource Estimates

Estimates of mineral resources and other disclosures in this prospectus regarding our mineral properties have been prepared in compliance with subpart 1300 of SEC Regulation S-K, or S-K 1300, or the SEC Mining Modernization Rules.

Certain of our disclosures outside this prospectus do not comply with the SEC Mining Modernization Rules, and instead are prepared in accordance with Canadian regulatory requirements, including Canada’s National Instrument 43-101, or NI 43-101. Prospective investors should be aware that there are differences between the SEC Mining Modernization Rules and NI 43-101, and therefore our disclosures outside this prospectus, which are not part of this prospectus, may differ from our disclosures in this prospectus. Our disclosures outside this prospectus are not part of this prospectus and should not be relied upon by prospective investors in connection with this offering.

In addition, certain Canadian foreign private issuers who file registration statements and reports with the SEC using the Canada-U.S. multi-jurisdictional disclosure system are exempt from the requirement to comply with the SEC Mining Modernization Rules. Should we become eligible for the multi-jurisdictional disclosure system, we may discontinue complying with the SEC Mining Modernization Rules and may begin complying only with NI 43-101, in which case our disclosures regarding our mineral properties may differ from disclosures made by similarly situated companies that are subject to the SEC Mining Modernization Rules.

We are an exploration-stage company and all of our mineral properties are exploration-stage properties. We have not declared mineral reserves on any of our properties. We have declared mineral resources on one of our properties, the Zoro Property.

Qualified Person Statement

Some scientific and technical information contained herein with respect to the Zoro Property is derived from the Initial Assessment titled “Technical Report on the Zoro Lithium Project, Snow Lake, Manitoba”, prepared for us by Mark A.F. Fedikow and Scott Zelligan with an effective date of March 31, 2023, a copy of which is an exhibit to this prospectus. We refer to this report herein as our S-K 1300 Report. The scientific and technical information related to the Zoro Property contained in the S-K 1300 Report and reproduced in this prospectus has been approved by Mark A.F. Fedikow and Scott Zeligan. All scientific and technical information regarding our mineral properties that is included in this prospectus, but not derived from our S-K 1300 Report, has been reviewed and approved by Mark A.F. Fedikow. Dr. Fedikow, P. Eng., P. Geo, is a “Qualified Person” within the meaning of S-K 1300. Dr. Fedikow holds Honors B.Sc. and M.Sc. degrees in geology, geophysics, and geochemistry from the University of Windsor (Canada) and a Ph.D. in exploration geochemistry from the School of Applied Geology, University of New South Wales in Sydney (Australia).

Dr. Fedikow currently serves as our Vice President of Exploration, and is, accordingly, one of our affiliates. He serves in that position as a consultant; he is not an employee of any company. He is not affiliated with any other entity that has any ownership, royalty or other interest in any of our properties. Mr. Zelligan, P. Geo, is also a Qualified Person within the meaning of S-K 1300. Mr. Zelligan has 15 years of experience in exploration, production, and resource estimation in both Canada and abroad. Mr. Zelligan is a professional geoscientist registered in the Province of Ontario. Mr. Zelligan is not an employee or affiliate of us. He is a self-employed, independent resource geologist. He is not affiliated with any other entity that has an ownership, royalty or other interest in the Zoro Property.

GLOSSARY OF MINING TERMS

The following is a glossary of certain mining terms that may be used in this prospectus.

Assay	A metallurgical analysis used to determine the quantity (or grade) of various metals in a sample.

Be	Beryllium.

Claim	A mining right that grants a holder the exclusive right to search and develop any mineral substance within a given area.

Concentrate	A clean product recovered in flotation, which has been upgraded sufficiently for downstream processing or sale.

Core Drilling	A specifically designed hollow drill, known as a core drill, is used to remove a cylinder of material from the drill hole, much like a hole saw. The material left inside the drill bit is referred to as the core. In mineral exploration, cores removed from the core drill may be several hundred to several thousand feet in length.

Cs	Caesium.

Cut-Off Grade	The grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio.

Deposit	An informal term for an accumulation of mineralization or other valuable earth material of any origin.

Dilational Structure	Structures composed of mechanisms whose only degree of freedom corresponds to dilation.

Drift	A horizontal or nearly horizontal underground opening driven along a vein to gain access to the deposit.

Dyke	A long and relatively thin body of igneous rock that, while in the molten state, intruded a fissure in older rocks.

Exploration	Prospecting, sampling, mapping, diamond drilling and other work involved in searching for ore.

Flotation	A milling process in which valuable mineral particles are induced to become attached to bubbles and float as others sink.

Feasibility Study	A feasibility study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed study of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project.

GPS	Global Positioning System, an accurate worldwide navigational and surveying facility based on the reception of signals from an array of orbiting satellites.

Grade	Term used to indicate the concentration of an economically desirable mineral or element in its host rock as a function of its relative mass. With Lithium, this is typically expressed as a percentage of ore that comprises Lithium. With gold, the grade is typically expressed as grams per tonne (g/t) or ounces per tonne (opt).

Greywacke	A variety of sandstone generally characterized by its hardness, dark color, and poorly sorted angular grains of quartz, feldspar, and small rock fragments set in a compact, clay-fine matrix.

Ha	Hectare - An area totaling 10,000 square meters or 2.47 acres.

Indicated Mineral Resource	An indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

Initial Assessment	A preliminary technical and economic study of the economic potential of all or parts of mineralization to support the disclosure of mineral resources. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of mineral resources but cannot be used as the basis for disclosure of mineral reserves.

Inferred Mineral Resource	An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project and may not be converted to a mineral reserve.

KM	Kilometre(s) or kilometers. Equal to 0.62 miles.

LCE	Lithium Carbonate Equivalent - Trade in lithium is largely centered around key lithium raw materials and chemicals such as spodumene concentrate, lithium carbonate and lithium hydroxide, which vary significantly in their lithium content. To normalize this varied lithium content data, market participants will often also report data in terms of a “lithium carbonate equivalent,” or “LCE.”

Lithology (ies)(ic)	The character of a rock formation, a rock formation having a particular set of characteristics.

Li2O	Lithium Oxide

M	Metre(s) or meters. Equal to 3.28 feet.

Mafic	Igneous rocks composed mostly of dark, iron- and magnesium-rich minerals.

Massive	Said of a mineral deposit, especially of sulfides, characterized by a great concentration of mineralization in one place, as opposed to a disseminated or vein-like deposit.

Measured Mineral Resource	A measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

Metallurgy	The science and art of separating metals and metallic minerals from their ores by mechanical and chemical processes.

Mineral	A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

Mineral Deposit	A mass of naturally occurring mineral material, e.g. metal ores or nonmetallic minerals, usually of economic value, without regard to mode of origin.

Mineralization	A natural occurrence in rocks or soil of one or more yielding minerals or metals.

Mineral Reserve	An estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted

Mineral Resource	A mineral resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

Mt	Metric tonne. Metric measurement of weight equivalent to 1,000 kilograms or 2,204.6 pounds.

Ore	Mineralized material that can be extracted and processed at a profit.

Pegmatite	An igneous rock, formed by slow crystallization at high temperature and pressure at depth, and exhibiting large interlocking crystals usually greater in size than 2.5 cm (1 in).

PFS or Preliminary Feasibility Study

A PFS or Preliminary Feasibility Study (or pre-feasibility study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product.

(1) A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the indicated and measured mineral resources may be converted to mineral reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable.

(2) A pre-feasibility study is less comprehensive and results in a lower confidence level than a feasibility study. A pre-feasibility study is more comprehensive and results in a higher confidence level than an initial assessment.

Probable Mineral Reserve	The economically mineable part of an indicated, and in some circumstances, a measured mineral resource.

Proven Mineral Reserve	The economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.

Qualified Person(nel) or QP

An individual who is:

(1) A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and

(2) An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must:

(i) Be either:

(A) An organization recognized within the mining industry as a reputable professional association; or

(B) A board authorized by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field.

(ii) Admit eligible members primarily on the basis of their academic qualifications and experience;

(iii) Establish and require compliance with professional standards of competence and ethics;

(iv) Require or encourage continuing professional development;

(v) Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and

(vi) Provide a public list of members in good standing.

Reclamation	Restoration of mined land to original contour, use, or condition where possible.

Residual Magnetic Maps	Measure magnetic variation or susceptibility. Magnetic residual maps reveal much more detailed geologic features—in particular, the geometry and configuration of individual basement blocks. They bring out the subtle magnetic anomalies that result from the changes in rock type across basement block boundaries. Residual maps show local magnetic variations, which may have exploration significance.

Spodumene	A pyroxene mineral consisting of lithium aluminum inosilicate, LiAl(SiO3)2, and is a source of lithium.

SC6	A spodumene concentrate with 6% lithium content.

Sedimentary	Said of rock formed at the Earth’s surface from solid particles, whether mineral or organic, which have been moved from their position of origin and re-deposited, or chemically precipitated.

Strike	The direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

Ta	Tantalum.

tonne	A metric ton of 1,000 kilograms (2,205 pounds).

Troy Ounce	A measure of weight in gold and other precious metals which is 31.2 grams as distinct from an imperial ounce which is 28.4 grams.

μm	Micrometer.

UTM	Universal Transverse Mercator, which is a coordinate system that divides the world into sixty north-south zones, each 6 degrees longitude wide. United States Geological Surveys (“USGS”) often show these coordinates on a topographic map. UTM zones are numbered consecutively beginning with Zone 1, which includes the westernmost point of Alaska, and progressing eastward to Zone 19, which includes Maine. If UTM ticks are shown on a USGS topographic map, the zone is indicated in the credit legend in the lower left corner of the map collar.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common shares. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, “we,” “us,” “our,” “our company,” “Foremost Lithium” and similar references refer to Foremost Lithium Resource and Technology Ltd. and its consolidated subsidiaries.

Our Company

Overview

We are an exploration stage lithium mining company with properties located in Manitoba, Canada. We control exploration stage lithium properties in the Snow Lake region of Manitoba encompassing over 43,000 acres (17,500 hectares) consisting of 78 mineral claims which are referred to herein as the Zoro Property, the Jean Lake Property, the Grass River Property, the Peg North Property, and the Jol Property. We collectively refer to our Zoro, Jean Lake, Grass River and Peg North Properties, which we consider to be our material properties, as our Lithium Lane Properties; we consider the Jol Property and our Winston Property to be non-core properties. We seek to become one of the first North American companies to produce high quality SC6 that could be used to produce battery-grade lithium hydroxide (“LiOH”). LiOH is a strategic battery mineral mainly used as a component in the production of lithium-ion (“Li-ion”) batteries. Li-ion batteries power the daily use of consumer electronics, enable electrification of the transportation sector, and provide stationary grid storage, which is critical to meeting the needs of the electric vehicle industry.

Our primary focus is conducting discovery exploration for lithium at our Lithium Lane Properties. We are strategically located to supply the United States (“U.S.”) “Auto Alley,” from Michigan to the southern U.S., and the European battery market via our nearby access to the Hudson Bay Railway and the Port of Churchill. With access to renewable hydroelectric energy produced in Manitoba, we believe we have the potential to be a supplier in North American mined lithium with the benefit of hydroelectric power, substantially all of which is produced from sustainable, local sources.

Legend
Peg North
Zoro Property
GRC Property
Jean Lake Property
Jol Property
Crowduck Bay Fault
Thompson Brother's Lithium Trend
Powerline
mE = Meters East
mN = Meters North
Prov. of Manitoba
450,000 mE
457,500 mE
465,000 mE
472,500 mE
480,000 mE
6,090,000 mN
6,082,500 mN
6,075,000 mN
Morris Lake
Snow Lake Airport
Niblock Lake
Roberts Lake
Crowduck Bay
Dion Lake
Wekusko Lake
N
S
E
W
FOREMOST LITHIUM
Foremost Lithium Snow Lake Properties
Snow Lake, Manitoba
Claim Status
0
5
Kilometers

Figure 1 – A map of our property in Snow Lake depicting our Lithium Lane Properties

Our Lithium Lane Properties are located along pegmatite fields that are proximal to or abut the Crowduck Bay fault structure, a key metallognetic feature for lithium-bearing pegmatite in the Snow Lake area. To date, we have invested approximately $10,700,000 of capital in the Lithium Lane Properties. Historical drilling has been documented on all the Lithium Lane Properties, and we have declared an inferred mineral resource on our Zoro Property. To prove our lithium resource on the Lithium Lane Properties, we will need to engage in a drilling program that will require additional capital expenditure for each of the four Lithium Lane Properties. We expect that this offering will provide us with the funds needed to complete planned exploration drilling programs on certain of the Lithium Lane Properties to move forward to an Initial Assessment.

We also own a 100% interest in an exploration stage gold/silver property located in New Mexico USA, referred to herein as the Winston Property. The Winston Property has promising geology, and there are plans for an early 2024 drill program. We will consider options to enable value to be unlocked from the Winston Property, which could include a spin out or joint venture with precious metals focused participants.

Lithium Industry

We believe that the full electrification of a global automobile fleet has begun. Demand for electric vehicles (“EVs”) is being driven by conscious consumers who take the threat of global warming seriously and who have forced a universal commitment from the manufacturing industry to produce cars to match their environmentally conservative outlook. In addition, the secretary-general of the United Nations has declared fossil fuels to be a clear and present danger, saying that promoters of fossil fuels have been undermining climate policies with pseudo-science and public relations. Therefore, government policies and regulations may be an additional market driver for increased lithium demand. During the coming years, the achievement of this fleet conversion will be the primary challenge for the worldwide automobile industry and the determining factor will not be design or engineering, but batteries. Based on today’s predictions of the trajectory of future EV growth, the world will not have sufficient battery capacity to match growing demand. Today’s global fleet of approximately 1.4 billion automobiles includes 10 million plug-in EVs, an increase from only one million of such EVs in 2015. Extrapolating the growth trajectory of EV demand, we believe that current industrial infrastructure is not scaled sufficiently to meet the coming demand.

The Inflation Reduction Act signed into law by U.S. President Joe Biden in August 2022 has several provisions that we believe will stimulate U.S. demand for EVs and motivate producers to shift their battery supply chain to North America. The new law extends availability of the $7,500 credit on the purchase of new EVs and eliminates the cap on the number of cars that can qualify. The new law also provides that, starting January 1, 2024, to be eligible, a vehicle must not only be built in North America, but its battery must be comprised of at least 40 percent of materials sourced in North America or a U.S. trading partner. Each year that percentage rises by 10 percent until by 2027 to 80 percent of the battery materials. As a result, we anticipate that EV makers in the U.S. will demand batteries that exclude China from the supply chain. Given China’s preeminent position in the battery supply chain currently, we believe that the Inflation Reduction Act will be a strong motivation for producers of lithium hydroxide and other lithium products to locate in North America, which will increase demand for lithium from North American sources. In fact, shortly after Biden’s signing the Inflation Reduction Act, both Volkswagen and Mercedes-Benz signed agreements with the Canadian government to acquire raw materials for EV battery manufacturing at their US facilities.

Sales and production of EVs continue to accelerate globally, with double-digit annual growth expected over the next decade. To keep the expansion and development of EVs charging ahead, vehicle manufacturers, automotive suppliers and governments are plugging in more investment to regional supply chains and gigafactory networks for Li-ion batteries.

Original equipment manufacturers (“OEMs”) including Tesla, Volkswagen Group, BMW, General Motors, Geely, Ford and many more are investing billions of dollars to secure lithium supply, diversify suppliers and to expand Li-ion battery and battery pack production. Many vehicle manufacturers and lithium cell suppliers are planning battery gigafactories that will be several times larger than the current largest global gigafactory, the Tesla Gigafactory 1 in Nevada (including Tesla, which is building a new gigafactory network that spans the United States, China and Germany).

Rising demand for and production of Li-ion batteries is leading to the emergence of major battery cell suppliers, including LG Chem, SK Innovation, CALT and Panasonic, along with startup EV battery players like Northvolt, Farasis, SVOLT and many more across the supply chain. At the same time, OEMs are diversifying their suppliers and ramping up production of Li-ion batteries, with OEMs including Volkswagen Group, General Motors, Stellantis and Ford looking to the Tesla and Panasonic model of joint venture Li-ion battery production – or even looking to in-house lithium mining and gigafactory operations.

Global sales of electric vehicles are the main source that are driving the demand for lithium. The new edition of the IEA’s annual “Global Vehicle Electric Outlook” shows that more than 10 million electric cars were sold worldwide in 2022 and that sales are expected to grow by another 35% this year to reach 14 million. The majority of electric car sales to date are mainly concentrated in China, Europe and the United States, with China overwhelmingly the global leader making up 60% of electric car sales in 2022. Europe and the United States, the second and third largest markets, both saw strong growth with sales increasing 15% and 55% respectively in 2022.

In the United States, clean energy initiatives are taking a front seat in legislation, resulting in possible dramatic acceleration of EV deployment. In November 2022, California set a new precedent with its Advanced Clean Cars II (“ACC II”) rule requiring 100% of passenger vehicles sold in the state to be zero-emission by 2035 in an effort to cut greenhouse gas (GHG) emissions. Furthermore, Forbes reported in April 2023 that Energy Innovation Policy & Technology LLC® modeling shows if all 17 states that are contemplating adopting ACC II do adopt the ACCII, it could cause more than 75% of all cars on the road in the U.S. to be EVs by 2050.

On the supply front, producers in Western Australia were able to lift production (Greenbushes, Pilbara) as did South American brine producers (Albemarle, SQM). However, with little available inventory and the major lithium mining producers not releasing volumes, those without captive supply were left to fight it out for feedstock tonnes. While we witnessed some increase in sector consolidation during the first half of the year (Galaxy & Orocobre, IGO & Tianqi), it was the second half of the year where a “scramble for resources” hit overdrive. Chinese companies Ganfeng and CATL were the most aggressive, taking out or buying into five projects in 2H’21, and spending a combined US$2 billion in the process. Overall, we estimate a total of US$7 billion was spent on M&A during 2021 up from US$400 million in 2020. 2021 also saw Automotive OEMs and battery producers invest in a pipeline of battery manufacturing capacity. A notable announcement was Volkswagen’s commitment to build six 40GWh battery factories in Europe by 2030 (equates to approximately 350 thousand tonnes (“KT”) of LCE demand).

The table below shows the expected increase in lithium consumption through 2025.

LITHIUM BOOM

ELECTRIC VEHICLE REVOLUTION WILL FUEL GLOBAL DEMAND FOR THE MINERAL

CONSUMER ELECTRONICS
OTHERS
E-BUS
PASSENGER EV
STORAGE
1.0 M tons of lithium
0.5M
0
2019
2020
2021
2022
2023
2024
2025

Source: BloombergNEF

Bloomberg

Figure 2 – Forecast of Global Lithium Demand (Source: Bloomberg)

Raw material availability is the biggest constraint to produce lithium carbonate and hydroxide. While risk-adjusted capacity at the mine level is projected to reach around 673,000 tons of LCE in 2022, demand is forecast to exceed 676,000 tons LCE. The lithium industry could struggle to meet growing demand from EVs unless new projects are ramped up quickly over the next two years.

Lithium prices peak in 2022, to remain above $40,000/mt to 2026

Lithium balance ('000 mtLCE)
Lithium carbonate price min. 99.2% CIF Asia ($/mt)
120
90
60
30
0
-30
-60
60000
50000
40000
30000
20000
10000
0
Forecast
2018
2019
2020
2021
2022
2023
2024
2025
2026

As of 23 November, 2022. LCE=Lithium carbonate equivalent

Source: S&P Global Market Intelligence

 Figure 3 – Lithium Price Forecast (Source: S&P Global)

Figure 4 – Lithium Prices (Source: Benchmark Minerals). The Y-Axis on the left (US$/t) refers to dollar amounts in the lawful currency of the United States per metric ton. The Y-Axis on the right (t) refers to metric tons.

Figure 5 – Lithium Carbonate-Hydroxide Spread CIF North Asia (Source: Platt)

Electric mobility is one of the solutions being incentivized around the globe in varying magnitudes. Nevertheless, its implementation presents challenges to keep up with the growing demand of electric batteries and risks in the lithium supply chain. A sustainable approach is needed to address the challenges from the extraction of this critical raw material, which is crucial in the fight against climate change.

Lithium Demand vs Supply Forecast
6,000
5,000
4,000
3,000
2,000
1,000
0
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
Unplanned new supply
Demand
Secondary Supply
Possible additional tonnes
Probable additional tonnes
Highly Probable additional tonnes
Operational supply

source: Benchmark Minerals

Figure 6 – Lithium Demand vs Supply Forecast (Source: Benchmark Minerals)

We are focused on playing a critical role in the production of ethically produced battery-grade lithium hydroxide. Each of our prospective lithium projects are in the exploration phase and its objectives of its business activities are to initially target extraction of Li2O from the project sites and to subsequently play a role in the production of high-quality LiOH.

We intend to achieve our environmental, sustainability and governance friendly strategy through utilization and operation of the following initiatives and resources:

●	Power to operate our future lithium mine is expected to be supplied by Manitoba Hydro on a 97% renewable basis.

●	Based on a report published by Grand View Research, Inc., published in April 2023, the global lithium-ion battery market size is expected to reach US$182.53 billion by 2030. The Biden Administration has put forward an aggressive agenda to address the climate crisis including the Inflation Reduction Act passed in August of 2022. Stringent requirements have been set-forth towards the application of a $7,500 tax credit when purchasing an electric vehicle, including that 40% of the minerals contained in the vehicle’s battery must have been extracted or processed in the U.S. or in a nation that has a free trade agreement with the U.S. That percentage requirement gradually increases to 80% by 2027. Most recently, on April 10, 2023, The New York Times reported that the Biden Administration is setting to put forth the most rigorous anti-auto pollution policies ever designed, to ensure that all-electric cars make up as much as 67 percent of new passenger vehicles sold in the country by 2032. With these continued mandates to build a clean, carbon-free, neutral environment, and lithium playing a key role for years to come, we feel our Lithium Lane Properties is perfectly situated with key strategic advantages.

●	The Arctic Gateway Group’s Hudson Bay Railway lines, located within 30 kilometers of our Lithium Lane Properties, will connect our lithium mining operations to the North American auto industry with a minimum carbon footprint, with total mine to manufacturer distance of less than 1,500 miles, the majority of which being rail.

We believe that these factors will give us a unique opportunity to generate substantial enterprise value by building a business that delivers fully verifiable, environmentally friendly lithium to a rapid growth market.

Our Strategy, Exploration to Discovery

A disciplined exploration to build value.

Figure 7 – Exploration to discovery process

We have 78 claims on over 43,000 acres. Our exploration efforts have confirmed 40 known pegmatite dykes for follow up targets. The company follows the same scientific methodical approach before drill programs to de-risk drill targets and ensure a higher probability of a successful drill program. These steps include:

●	First pass prospecting of outcrop areas on the claim block focusing on known pegmatites as well as additional lithium-bearing pegmatites

●	Drone-Assisted Magnetic Survey. This technology aids the Company by utilizing 3D technology to define the extent and magnetic signature of the spodumene pegmatite dykes and enclosing geologic environment

●	Surficial geochemical surveys including Mobile Metal Ions (“MMI”) Technology is utilized to help delineate new targets and is integrated with other geoscientific databases

●	Ground truthing – boots on the ground, visual reference

●	Determine targets and follow up with drill program

●	Further in-fill drilling; discovery of mineral resources

Our strategy is supported by the following competitive advantages:

●	Possible future mines can gain access to Manitoba produced 97%+ renewable energy to enable ore to be processed into SC6 with the benefit of fully renewable sources of energy.

●	Strategic location in the heart of North American market close to highways, rail, power lines and water.

●	Operating in a mining friendly jurisdiction with excellent mining infrastructure.

●	The combination of the benefits of mining under an energy ecosystem substantially all of which is renewable, a location in a mining friendly jurisdiction, and strategic proximity to the major U.S. EV manufacturing markets, makes us an attractive source for offtake agreements with and capital provided by lithium battery and/or EV manufacturers who will need to secure their raw material supplies.

Our Growth Strategies

Figure 8 – Growth Strategies

We have developed a strategic plan for further exploration and development of the Lithium Lane Properties that includes the following milestones:

●	Aggressively scale-up and continue exploration and expansion of the discovered spodumene pegmatite dykes on each of the Lithium Lane Properties. This includes 16 dykes on the Zoro Property; 2 dykes on the Jean Lake Property; 17 dykes on the Grass River Property; and 5 dykes on the Peg North Property. To date, one dyke on the Zoro Property has yielded an inferred mineral resource.

●	Continue exploration of additional prospects located on our Lithium Lane Properties with the goal to add additional tonnage through further subsurface characterization and subsequent drilling. We also intend to explore for extensions to the existing mineral resources and other potential mineralization within the Lithium Lane Properties.

●	Market our lithium while still in the ground directly to battery suppliers and vehicle manufacturers as our ore has achieved a global lithium recovery of 81.6% and near 6% Li2O concentrate, demonstrating that we can produce battery-grade lithium hydroxide and/or carbonate.

●	Solidify and broaden engagement with strategic partners by delivering a saleable LiOH monohydrate product suitable for due diligence purposes as required by qualified Li-ion battery manufacturers.

●	Create a revenue stream by direct shipping ore (“DSO”) to mines in the area.

Our Risks and Challenges

Our prospects should be considered along with the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	We have a limited operating history and have not yet generated any revenues.

●	Our consolidated financial statements have been prepared on a going concern basis and our financial status creates a doubt whether we will continue as a going concern.

●	If we do not obtain additional financing, our business may be at risk or execution of our business plan may be delayed.

●	All our business activities are now in the exploration stage and there can be no assurance that our exploration efforts will result in the commercial development of mines.

●	Our inferred mineral resources described in our most recent S-K 1300 compliant report are only estimates and no assurance can be given that the anticipated tonnages and grades will be achieved, or that the indicated level of recovery will be realized. Ongoing exploration drilling is required to upgrade our inferred resource to an indicated reserve however there is a risk that additional drilling may not be successful and fail to upgrade the inferred to indicated. Further drilling and other work will be required to determine whether the Lithium Lane Properties contain proven or probable mineral reserves and there can be no assurance that we will be successful in our efforts to prove our resource.

●	Mineral exploration and development are subject to extraordinary operating risks. We currently do not insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which could have an adverse impact on us.

●	Our business operations are exposed to a high degree of risk associated with the mining industry.

●	We may not be able to obtain or renew licenses or permits that are necessary to our operations.

●	Our Lithium Lane Properties may face indigenous land claims.

●	Volatility in lithium prices and lithium demand may make it commercially unfeasible for us to develop our Lithium Lane Properties.

●	There can be no guarantee that our interest in the Lithium Lane Properties is free from any title defects.

●	Our mining operations are dependent on the adequate and timely supply of water, electricity or other power supply, chemicals and other critical supplies.

●	We currently report our financial results under IFRS, which differs in certain significant respect from U.S. generally accepted accounting principles; and

●	If key personnel leave our company, we would be harmed since we are heavily dependent upon them for all aspects of our activities.

Risks Related to This Offering and Ownership of Our Common Shares and Common Share Purchase Warrants

Risks and uncertainties related to this offering and our common shares include, but are not limited to, the following:

●	We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

●	You will experience immediate and substantial dilution because of this offering.

●	We do not expect to declare or pay dividends in the foreseeable future.

●	Our common shares and Common Share Purchase Warrants may be traded infrequently and in low volumes, which may negatively affect the ability to sell shares or warrants.

●	If through additional drilling we are not able to prove our resource according to the SEC’s Mining Modernization Rules, your investment in our common shares could become worthless.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions against us or our management named in the prospectus based on foreign laws.

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

●	As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

●	We expect to be a “passive foreign investment company”, which may have adverse U.S. federal income tax consequences for U.S. investors.

●	Proposed legislation in the U.S. Congress, including changes in U.S. tax law, and the Inflation Reduction Act of 2022 may adversely impact us and the value of the common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares.

●	Future issuances of debt securities, which would rank senior to our common shares upon our bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to our common shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common shares; and

●	We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.

●	There is no public market for the Pre-Funded Warrants being offered by us in this offering.

●	Holders of Pre-Funded Warrants or Common Share Purchase Warrants purchased in this offering will have no rights as common shareholders until such holders exercise their Pre-Funded Warrants or Common Share Purchase Warrants and acquire our common shares.

●	The Common Share Purchase Warrants and Pre-Funded Warrants are speculative in nature.

●	The form of Common Share Purchase Warrant and the form of Pre-Funded Warrant designate the state and federal courts sitting in the City of New York, Borough of Manhattan as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Common Share Purchase Warrants or Pre-Funded Warrants, as the case may be. The warrant agency agreement designates that disputes relating to such agreement may be litigated in courts located within the Borough of Manhattan in the City of New York. In all three instances, the forum provisions could limit the ability of holders of Common Share Purchase Warrants and Pre-Funded Warrants, as applicable, to obtain a favorable judicial forum for disputes with the Company.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our common shares.

Our Corporate Structure

FAR Resources Ltd. was incorporated under the Business Corporations Act of British Columbia (“BCBCA”) on July 7, 2005 (Number: BC0729352). The Company changed its name to Foremost Lithium Resource & Technology Ltd. on January 4, 2022. The Company currently has two wholly owned subsidiaries, Sequoia Gold & Silver Ltd. (“Sequoia”), a British Columbia company, and Sierra Gold & Silver Ltd., a Nevada company (“Sierra”). Sequoia is inactive and has no assets. Sierra holds the Company’s Winston property in New Mexico, USA.

Foremost Lithium Resource & Technology Ltd. (formerly Far Resources Ltd.) (the “Company”) which was incorporated under the laws of the Province of British Columbia, is a public company listed on the Canadian Securities Exchange (the “CSE”) and trades under the symbol FAT. On February 14, 2022, the Company began trading on the OTCQB Venture Market under United States under the symbol FRRSF.

Corporate Information

Our corporate address is Suite 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3 Canada. Our company email address is info@foremostlithium.com.

Our registered office is located at Suite 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3 Canada.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168.

Our website can be found at https://www.foremostlithium.com. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our common shares.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements, including:

•	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than US$1.0 billion in non- convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our common shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

Once the registration statement of which this prospectus is a part is declared effective by the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file certain reports with the SEC. As a foreign private issuer, we will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also will have four months after the end of each fiscal year to file our annual reports with the SEC and we will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present our consolidated financial statements pursuant to International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, instead of pursuant to U.S. generally accepted accounting principles. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.

In addition, as a foreign private issuer, we will be permitted, and intend to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to continue to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an emerging growth company.

Recent Developments

Jean Lake Drill Program

In June 2023, we announced the results of our recently completed 3,002-meter drill program on our Jean Lake Property in Manitoba. Our exploration efforts have focused on lithium in pegmatite using a variety of exploration technologies which have not only exposed potential for spodumene but have also demonstrated the potential for gold mineralization.

The Jean Lake Property occurs in a geological terrain historically recognized as significantly endowed with gold and new developing lithium resources. Highlights of the drill results include 7.50 g/t Au over 7.66 metres from 94.35 – 102.01 m (including 102.0 g/t Au over 0.48 metres from 94.77 – 95.25 m) as well as 1.26% Li2O % over 3.35 metres in on our Beryl Pegmatite Dyke (“B1”). See Properties – Material Properties – The Lithium Lane Properties - Jean Lake Property” for further details.

Lac Simard South Property

In May 2023, we acquired an additional property consisting of 60 mineral claims located in Quebec, Canada (the “Lac Simard South Property”) with 12 pegmatites that were identified from satellite imagery. In addition to those 60 claims, we staked an additional 20 mineral claims on the Lac Simard South Property, with a final land size of 11,482 acres (4,647 hectares). The property is nearby known active lithium camps with large established resources and is consistent with our focus and strategy to be in proximity of a lithium mine and concentrator. We anticipate exploration efforts to commence in summer of 2023.

The Lac Simard South Property is in an area in Quebec known for its active lithium camps with large established resources. It is situated approximately 120km southwest from The NAL Lithium Processing Plant (a Piedmont/Sayona Joint Venture) which just commenced producing lithium spodumene concentration out of its facility and is approximately located 80km southwest of Val-D'or, a logistics hub for mining services. See Properties – Non -Material Properties –Lac Simard South Property” for further details.

Share Consolidation

On July 5, 2023, we effected the Share Consolidation of our issued and outstanding common shares at a ratio of 1-for-50.

Following the Share Consolidation, each 50 of our issued and outstanding common shares were automatically converted into one issued and outstanding post-consolidation common share, without any change in par value per share. Each fractional common share remaining after consolidation that is less than 1/2 of a common share shall be cancelled and each fractional common share that is at least 1/2 of a common share shall be rounded up to one whole common share. No cash consideration will be paid in respect of fractional common shares which are cancelled. The Share Consolidation did not affect the number of shares of authorized stock. Our common shares began trading on an adjusted basis giving effect to the Share Consolidation on July 5, 2023.

The purpose of the Share Consolidation was to allow us to meet the stock price threshold of the listing requirements of the Nasdaq Capital Market.

Except for our historical financial statements, all option, share, and per share information in this prospectus gives effect to the Share Consolidation.

Current Cash Balance

As of July 6, 2023, we had approximately $175,000 of cash and cash equivalents. Our cash and cash equivalents as of July 6, 2022 is based solely on information currently available to management, is unaudited, and is subject to the completion of our internal procedures and internal reviews.

The Offering

Shares offered	909,090 common shares, assuming no sale of Pre-Funded Warrant Units.

Pre-Funded Warrants offered by us	We are also offering to certain purchasers whose purchase of common shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, Pre-Funded Warrants, in lieu of common shares that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares. Each Pre-Funded Warrant will be exercisable for one common share. The purchase price of each Pre-Funded Warrant will equal the price at which the common shares are being sold to the public in this offering, minus US$0.01, and the exercise price of each Pre-Funded Warrant will be US$0.01 per share. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This offering also relates to the common shares issuable upon exercise of any Pre-Funded Warrants sold in this offering. For each Pre-Funded Warrant we sell, the number of common shares we are offering will be decreased on a one-for-one basis. For additional information, see “Description of Share Capital - Pre-Funded Warrants to be Issued as Part of this Offering” on page of 116 this prospectus.

Common Share Purchase Warrants offered by us

Common Share Purchase Warrants to purchase an aggregate of 909,090 common shares. Each Common Share Purchase Warrant will have an exercise price of US$ per share (representing 125% of the assumed public offering price per Common Share Unit), will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The common shares and Pre-Funded Warrants, and the Common Share Purchase Warrants will be issued separately and will be immediately separable upon issuance. This prospectus also relates to the offering of the common shares issuable upon exercise of the Common Share Purchase Warrants. For additional information, see “Description of Share Capital — Common Share Purchase Warrants to be Issued as Part of this Offering” on page 116 of this prospectus.

Common shares outstanding immediately before the offering	3,993,389 common shares.

Common shares outstanding immediately after the offering	4,902,479 common shares (or 5,038,842 common shares if the underwriters exercise the over-allotment option in full).

Over-allotment option

We have granted to the underwriters a 45-day option to purchase from us up to an additional 136,363 Common Share Units and/or Pre-Funded Warrant Units, representing 15% of the units sold in this offering.

The over-allotment option purchase price to be paid per additional Common Share Unit or Pre-Funded Warrant Unit by the underwriter shall be equal to the public offering price of one Common Share Unit or one Pre-Funded Warrant Unit, as applicable, less the underwriting discount.

Common Share Units	The common shares and accompanying Common Share Purchase Warrants will be sold in Common Share Units, with each Common Share Unit consisting of one common share and one Common Share Purchase Warrant to purchase one common share. Each common share unit will be sold at an assumed public offering price of US$5.50 per Common Share Unit (representing the midpoint of the estimated range of the public offering price of between $5.00 and $6.00). The securities offered as part of the Common Share Units will be separable immediately upon issuance.

Pre-Funded Warrant Units	The Pre-Funded Warrants and accompanying Common Share Purchase Warrants will be sold in Pre-Funded Warrant Units, with each Pre-Funded Warrant Units consisting of one Pre-Funded Warrant and one Common Share Purchase Warrant to purchase one common share. The assumed purchase price of each Pre-Funded Warrant Unit will equal the price at which a Common Share Unit is being sold to the public in this offering, minus US$0.01. The Pre-Funded Warrant Units will be separable immediately upon issuance. For each Pre-Funded Warrant Unit we sell, the number of Common Share Units we are offering will be decreased on a one-for-one basis.

Use of proceeds

We expect to receive net proceeds of approximately US$3.7 million from this offering, assuming a public offering price of US$5.50 per Common Share Unit and no exercise of the underwriters’ over-allotment option, and after deducting estimated underwriting discounts and estimated offering expenses payable by us.

A significant portion of the net proceeds will be used to conduct exploration activities to further define and develop quality targets on our Lithium Lane Properties for future drill programs with the ultimate goal of expanding the amount of S-K 1300 compliant resource. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors	Investing in our securities involves a high degree of risk and purchasers of our common shares may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our securities.

Lock-up

We, all of our directors and officers, and holders of 5% or greater of our common shares, have agreed with the underwriters, subject to certain exceptions, not to offer, pledge, sell, transfer or dispose of, directly or indirectly, any of our common shares or securities convertible into or exercisable or exchangeable for our common shares for a period of (i) three months from the commencement of the sale of this offering in the case of our company, (ii) six months from the commencement of the sale of this offering in the case of our directors and officers (except for one director, who has agreed for a period of three (3) months), and (iii) three months from the commencement of the sale of this offering in the case of holders of 5% or greater of our common shares. See “Underwriting” for more information.

Proposed trading market and symbol

In connection with this offering, we have filed an application to list our common shares and Common Share Purchase Warrants under the symbol “FMST” and “FMSTW”, respectively on the Nasdaq Capital Market. If our application is not approved by the Nasdaq Capital Market, we will terminate this offering.

We do not intend to apply for the listing of the Common Share Units, Pre-Funded Warrant Units or Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

The number of common shares outstanding immediately following this offering is based on 3,993,389 shares outstanding as of July 21, 2023 and reflecting the Share Consolidation, and excludes:

●	226,300 common shares issuable upon the exercise of outstanding options under our Stock Option Plan (2021) at a weighted average exercise price of C$10.80 (approximately US$7.99) per share.
●	29,765 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of C$7.20 (approximately US$5.32) per share; and
●	up to 45,454 common shares (or 52,272 common shares if the underwriters exercise the over-allotment option in full) issuable upon exercise of the representative’s warrants issued in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus assumes (i) no exercise of the Common Share Purchase Warrants or warrants issued to the underwriters, (ii) no issuance of any Pre-Funded Warrant Units in lieu of Common Share Units, and (iii) no exercise by the underwriters of their option to purchase an additional 136,363 Common Share Units and/or Pre-Funded Warrant Units in this offering.

Summary Consolidated Financial Information

The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The following summary consolidated financial data is as of March 31, 2023 and 2022. This information is derived from our audited consolidated financial statements included elsewhere in this prospectus.

Our consolidated financial statements are prepared and presented in accordance with IFRS. Our historical results for any period are not necessarily indicative of our future performance.

	For the Years Ended
	March 31, 2023	March 31, 2022	March 31, 2023
Statements of Loss Data	$	$	US$
Total operating expenses	3,640,550	4,073,745	2,691,719
Total other income	4,597,128	(77,177)	3,398,986
Net income	956,578	(4,150,922)	707,267
Net income (loss) per share – basic (1)	0.25	(1.27)	0.18
Weighted average shares outstanding – basic	3,836,323	3,276,627	2,836,468

(1) Adjusted to give effect to the Share Consolidation.

			As Adjusted*
	March 31, 2023	March 31, 2023	March 31, 2023	March 31, 2023
Statements of Financial Position Data	$	US$	$	US$
Cash	574,587	424,833	5,596,755	4,138,082
Current assets	795,349	588,058	5,817,517	4,301,307
Total assets	13,300,444	9,833,970	18,322,613	13,547,219
Current liabilities	2,912,822	2,153,658	2,912,822	2,153,658
Total liabilities	2,912,822	2,153,658	2,912,822	2,153,658
Shareholders’ equity	10,387,622	7,680,312	15,409,791	11,393,561
Total liabilities and shareholders’ equity	13,300,444	9,833,970	18,322,613	13,547,219

* This column is adjusted by adding the net proceeds of this offering to the cash on hand, assets, and shareholders’ equity.

Financial Update

As of July 6, 2023, we had approximately $175,000 (US$129,390) of cash and cash equivalents. Our cash and cash equivalents as of July 6, 2023 is based solely on information currently available to management, is unaudited, and is subject to the completion of our internal procedures and internal reviews.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our common shares. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

We have a limited operating history and have not yet generated any revenues.

Our limited operating history makes evaluating our business and prospects difficult and may increase the risk of your investment. We were formed in 2005 and we have not yet begun commercial mining of lithium. To date, we have no revenues. We are in the exploration stage of our development with the potential to establish commercial operations still unknown and we do not expect to start generating revenues until the 2025, at the earliest. We intend to proceed with the development of the Lithium Lane Properties through economic and technical studies such as PEAs and PFSs and, provided the results are positive, through to a Feasibility Study and mine development. We intend to derive substantial revenues from becoming a strategic supplier of SC6 to producers of battery-grade LiOH that supply the growing electric vehicle and battery storage markets. Our planned exploration and development of mineral resources, primarily lithium, will require significant investment prior to commercial introduction and may never be successfully developed or commercially successful.

Our consolidated financial statements have been prepared on a going concern basis and our financial status creates a doubt about whether we will continue as a going concern.

Our consolidated financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Our future operations are dependent upon the identification and successful completion of equity or debt financing and the achievement of profitable operations at an indeterminate time in the future. There can be no assurances that we will be successful in completing an equity or debt financing or in achieving or maintaining profitability. The consolidated financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should we be unable to continue as a going concern.

If we do not obtain additional financing, our business may be at risk, or the execution of our business plan may be delayed.

We have limited assets upon which to commence our business operations and to rely otherwise. As of March 31, 2023, we had cash of $574,587 (US$424,833). As of July 6, 2023, we had cash and cash equivalents of approximately $175,000 (US$129,390), based on unaudited information then available to management. During the years ended March 31, 2023 and 2022, we had a net income (loss) of $956,578 (US$707,266) and $(4,150,922), and we will need to seek additional funds in the future through debt financings or strategic alliances with third parties, either alone or in combination with equity financings to complete our lithium exploration initiatives. Additional funding will be needed to implement our business plan that includes various expenses such as continuing our mining exploration program, legal, operational set-up, general and administrative, marketing, employee salaries and other related start-up expenses. Obtaining additional funding will be subject to various factors, including general market conditions, investor acceptance of our business plan and ongoing results from our exploration efforts. These financings could result in substantial dilution to the holders of our common shares or require contractual or other restrictions on our operations or on alternatives that may be available to us. If we raise additional funds by issuing debt securities, these debt securities could impose significant restrictions on our operations. Any such required financing may not be available in amounts or on terms acceptable to us, and the failure to procure such required financing could have a material and adverse effect on our business, financial condition, and results of operations, or threaten our ability to continue as a going concern.

We may not be able to acquire additional funds on acceptable terms, or at all. If we are unable to raise adequate funds, we may have to delay, reduce the scope of or eliminate some or all our planned exploration programs. If we do not have, or are not able to obtain, sufficient funds, we may be required to delay further exploration, development, or commercialization of our expected mineral resources, if and when verified. We also may have to reduce the resources devoted to our mining efforts or cease operations. Any of these factors could harm our operating results.

Our business is subject to operational risks that are generally outside of our control and could adversely affect our business.

Mineral mining sites, like the sites where our Lithium Lane Properties are located, by their nature are subject to many operational risks and factors that are generally outside of our control and could adversely affect our business, operating results, and cash flows. These operational risks and factors include the following:

●	unanticipated ground and water conditions.
●	adverse claims to water rights and shortages of water to which we have rights.
●	adjacent land ownership that results in constraints on current or future operations.
●	geological problems, including earthquakes and other natural disasters.
●	metallurgical and other processing problems.
●	the occurrence of unusual weather or operating conditions and other force majeure events.
●	lower than expected ore grades or recovery rates.
●	accidents.
●	delays in the receipt of or failure to receive necessary government permits.
●	the results of litigation, including appeals of agency decisions.
●	uncertainty of exploration and development.
●	delays in transportation.
●	interruption of energy supply.
●	labor disputes or labor shortages.
●	inability to obtain satisfactory insurance coverage; and
●	the failure of equipment or processes to operate in accordance with specifications or expectations.

Any one or more of these factors or other risks could cause us not to realize the anticipated benefits from our properties and could have a material adverse effect on our financial condition.

All of our business activities are now in the exploration stage and there can be no assurance that our exploration efforts will result in the commercial development of a lithium mine.

All our operations are at the exploration stage and there is no guarantee that any such activity will result in commercial production of lithium mineral deposits. Very limited drilling has been conducted on our Lithium Lane Properties to date, which makes the extrapolation of an S-K 1300 compliant indicated or inferred resource to an S-K 1300 probable or proven reserve and to commercial viability impossible without further drilling. We intend to engage in that additional exploratory drilling with proceeds from this offering, but we can provide no assurance of future success from our planned additional drilling program. The exploration for lithium deposits involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish proven mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the exploration programs planned by us, or any future development programs will result in a profitable commercial mining operation. There is no assurance that our mineral exploration activities will result in any discoveries of commercial quantities of lithium. There is also no assurance that, even if commercial quantities of ore are discovered, a mineral property will be brought into commercial production. Whether a mineral deposit will be commercially viable depends on several factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure, metal prices which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted. Our long-term profitability will be in part directly related to the cost and success of our exploration programs and any subsequent development programs.

Our mineral resources may be significantly lower than expected.

We are in the exploration stage and our planned principal operations have not commenced. While we have declared an inferred mineral resource on our Zoro Property, inferred mineral resources have a great degree of uncertainty and cannot form the basis of a mineral reserve. There can be no assurance that our inferred mineral resources will ever be upgraded to a higher category of mineral resources. There is currently no commercial production on the Lithium Lane Properties, and we have not yet completed a PFS or Feasibility Study on any of our properties. You should not rely on the S-K 1300 Report as an indication that we will have successful commercial operations in the future. Even if we prove reserves on the Lithium Lane Properties, we cannot guarantee that we will be able to develop and market them, or that such production will be profitable.

Any inferred resource figures presented in this prospectus are estimates from the written reports of technical personnel and mining consultants who were contracted to assess the mining prospects. Resource estimates are a function of geological and engineering analyses that require us to forecast production costs, recoveries, and metals prices. The accuracy of such estimates depends on the quality of available data and of engineering and geological interpretation, judgment, and experience. Estimated inferred lithium resources may not be upgraded to measured or indicated or to probable or proved reserves, and any reserves may not be realized in actual production and our operating results may be negatively affected by inaccurate estimates. Additionally, resource estimates do not determine the economics of a mining project and even if an economic assessment is produced, we cannot guarantee that it will reflect positive economics for our mining resources or that we will be able to execute our plans to create an economically viable mining operation.

Our mineral resources described in our most recent S-K 1300 compliant inferred mineral resource report are only estimates and no assurance can be given that the anticipated tonnages and grades will be achieved, or that the indicated level of recovery will be realized.

We intend to continue exploration on our Lithium Lane Properties, and we may or may not acquire additional interests in other mineral properties. The search for mineral deposits as a business is extremely risky. We can provide investors with no assurance that exploration on our current properties, or any other property that we may acquire, will establish that any commercially exploitable quantities of mineral deposits exist. Additional potential problems may prevent us from discovering any mineral deposits. These potential problems include unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of viable lithium mineral deposits on our properties, our ability to fund future exploration activities will be impeded, we will not be able to operate profitably, and investors may lose all their investment in our company.

We have no history of mineral production.

We are an exploration stage company and have no history of mining or refining mineral products from our properties. As such, any future revenues and profits are uncertain. There can be no assurance that our Lithium Lane Properties will be successfully placed into production, produce minerals in commercial quantities or otherwise generate operating earnings. Advancing projects from the exploration stage into development and commercial production requires significant capital and time and will be subject to further technical studies, permitting requirements and construction of mines, processing plants, roads and related works and infrastructure. We will continue to incur losses until mining-related operations successfully reach commercial production levels and generate sufficient revenue to fund continuing operations. There is no certainty that we will generate revenue from any source, operate profitably or provide a return on investment in the future.

Lithium mining and production is relatively new to the Province of Manitoba and the Snow Lake area.

If lithium resources on the Lithium Lane Properties are proven, we intend to work towards entering the production stage of our operations. This means that the processing of our spodumene will be conducted through a fully electrified process not using any fossil fuels to generate the electrical power needed to run our operations. Lithium mining and processing the pore to spodumene has occurred at the Tanco mine located northeast of Winnipeg. Locating the necessary experts and work force that are familiar with and trained in this mining process may be a challenge and our success may be hindered by the lack of historical familiarity with the processes and challenges faced in lithium mining and production.

Mineral exploration and development are subject to extraordinary operating risks. We currently do not insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which could have an adverse impact on us.

Exploration and mining operations generally involve a degree of risk. Our operations are subject to all of the hazards and risks normally encountered in the exploration, development and production of rare earth metals, including, without limitation, unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, personal injury or loss of life and damage to property and environmental damage, all of which may result in possible legal liability. Although we expect that adequate precautions to minimize risk will be taken, mining operations are subject to hazards such as fire, rock falls, geo-mechanical issues, equipment failure or failure of retaining dams around tailings disposal areas which may result in environmental pollution and consequent liability. The occurrence of any of these events could result in a prolonged interruption of our operations that would have a material adverse effect on our business, financial condition, results of operations and prospects.

The exploration for and development of mineral deposits involves significant risks, which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of a mineral deposit may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish mineral resources and reserves, to develop metallurgical processes and to construct mining and processing facilities and infrastructure at a particular site. It is impossible to ensure that the exploration or development programs planned by us will result in a profitable commercial mining operation. Whether a mineral deposit will be commercially viable depends on several factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure, metal prices that are highly cyclical, and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our company not receiving an adequate return on invested capital. There is no certainty that the expenditures made towards the search and evaluation of mineral deposits will result in the discovery of mineral resources or the development of commercial quantities of mineral reserves.

Our development projects have no operating history upon which to base estimates of future capital and operating costs. Mineral resource and reserve estimates and estimate of operating costs are, to a large extent, based upon the interpretation of geologic data obtained from drill holes and other sampling techniques, and feasibility studies, which derive estimates of capital and operating costs based upon anticipated tonnage and grades to be mined and processed, ground conditions, the configuration of the deposit, expected recovery rates of minerals from ore, estimated operating costs, and other factors. As a result, actual production, cash operating costs and economic returns could differ significantly from those estimated.

There are numerous risks associated with the development of the Lithium Lane Properties.

Our future success will largely depend upon our ability to successfully explore, develop, and manage the Lithium Lane Properties. Our success is dependent upon management’s ability to implement our strategy, to develop the project and to maintain ongoing lithium production from the mines that we expect to develop.

Development of the Lithium Lane Properties could be delayed, experience interruptions, incur increased costs or be unable to complete due to several factors, including but not limited to:

●	changes in the regulatory environment including environmental compliance requirements;
●	non-performance by third party consultants and contractors;
●	inability to attract and retain a sufficient number of qualified workers;
●	unforeseen escalation in anticipated costs of exploration and development, or delays in construction, or adverse currency movements resulting in insufficient funds being available to complete planned exploration and development;
●	increases in extraction costs including energy, material and labor costs;
●	lack of availability of mining equipment and other exploration services;
●	shortages or delays in obtaining critical mining and processing equipment;
●	catastrophic events such as fires, storms or explosions;
●	the breakdown or failure of equipment or processes;
●	construction, procurement and/or performance of the processing plant and ancillary operations falling below expected levels of output or efficiency;
●	civil unrest in and/or around the mine site and supply routes, which would adversely affect the community support of our operations;
●	changes to anticipated levels of taxes and imposed royalties; and/or
●	a material and prolonged deterioration in lithium market conditions, resulting in material price erosion.

It is not uncommon for new mining developments to experience these factors during their exploration or development stages or during construction, commissioning, and production start-up, or indeed for such projects to fail as a result of one or more of these factors occurring to a material extent. There can be no assurance that we will complete the various stages of exploration and development necessary in order to achieve our strategy in the timeframe pre-determined by us or at all. Any of these factors may have a material adverse effect on our business, results of operations and activities, financial condition, and prospects.

We do not insure against all of the risks we face in our operations.

In general, where coverage is available and not prohibitively expensive relative to the perceived risk, we will maintain insurance against such risk, subject to exclusions and limitations. We currently maintain insurance against certain risks including securities and general commercial liability claims and certain physical assets used in our operations, subject to exclusions and limitations; however, we do not maintain insurance to cover all the potential risks and hazards associated with our operations. We may be subject to liability for environmental, pollution or other hazards associated with our exploration, pre-extraction, and extraction activities, which we may not be insured against, which may exceed the limits of our insurance coverage or which we may elect not to insure against because of high premiums or other reasons. Furthermore, we cannot provide assurance that any insurance coverage we currently have will continue to be available at reasonable premiums or that such insurance will adequately cover any resulting liability.

Changes in technology and future demand may result in an adverse effect on our results of operation.

Currently lithium is a key metal used in batteries, including those used in electric vehicles. However, the technology pertaining to batteries, electric vehicles and energy creation and storage is changing rapidly and there is no assurance lithium will continue to be used to the same degree as it is now, or that it will be used at all. Any decline in the use of lithium -ion batteries or technologies utilizing such batteries may result in a material and adverse effect on our future profitability, results of operation and financial condition.

Our business operations are exposed to a high degree of risk associated with the mining industry.

Our business operations are exposed to a high degree of risk inherent in the mining sector. Risks which may occur during the exploration and development of mineral resources include environmental hazards, industrial accidents, equipment failure, import/customs delays, shortage or delays in installing and commissioning plant and equipment, metallurgical and other processing problems, seismic activity, unusual or unexpected formations, formation pressures, rock bursts, wall failure, cave ins or slides, burst dam banks, flooding, fires, explosions, power outages, opposition with respect to mining activities from individuals, communities, governmental agencies and non-governmental organizations, interruption to or the increase in costs of services, cave-ins and interruption due to inclement or hazardous weather conditions.

Commencement of mining can also reveal mineralization or geologic formations, including higher than expected content of other minerals that can be difficult to separate from rare earth metals, which can result in unexpectedly low recovery rates.

Such occurrences could cause damage to, or destruction of properties, personal injury or death, environmental damage, pollution, delays, increased production costs, monetary losses, and potential legal liabilities. Moreover, these factors may result in a mineral deposit, which has been mined profitably in the past to become unprofitable. They are also applicable to sites not yet in production and to expanded operations. Successful mining operations will be reliant upon the availability of processing and refining facilities and secure transportation infrastructure at the rate of duty over which we may have limited or no control. Any liabilities that we incur for these risks and hazards could be significant and the costs of rectifying the hazard may exceed our asset value.

Infrastructure required to carry on our business may be affected by unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure.

Exploitation of the Lithium Lane Properties will depend to a significant degree on adequate infrastructure. While developing our expected operations, assuming our exploration efforts will be successful, we may need to construct and support the construction of infrastructure, which includes permanent gas pipelines, water supplies, power, transport and logistics services which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure or any failure or unavailability in such infrastructure could materially adversely affect our operations, financial condition, and results of operations.

We may receive negative conclusions from further economic assessments.

The net proceeds from this offering will be used to, among other things, fund further exploration on the Lithium Lane Properties and for the continuation of the exploration work to establish the economic potential of the Lithium Lane Properties. Until such time as any further economic assessment is concluded, uncertainty will exist as to the economic viability of the Lithium Lane Properties. If any further economic assessments have negative conclusions, investors may lose some or all their investment.

We may not be able to obtain or renew licenses or permits that are necessary to our operations.

In the ordinary course of business, we will be required to obtain and renew governmental licenses or permits for exploration, development, construction, and commencement of mining at the Lithium Lane Properties. Obtaining or renewing the necessary governmental licenses or permits is a complex and time-consuming process involving public hearings and costly undertakings on the part of our company. The duration and success of our efforts to obtain and renew licenses or permits are contingent upon many variables not within our control, including the interpretation of applicable requirements implemented by the licensing and/or permitting authorities. We may not be able to obtain or renew licenses or permits that are necessary to our operations, including, without limitation, an exploitation license, or the cost to obtain or renew licenses or permits may exceed what we believe we can recover from the Lithium Lane Properties. Any unexpected delays or costs associated with the licensing or permitting process could delay the development or impede the operation of a mine, which could adversely impact our operations and profitability.

The Lithium Lane Properties may face indigenous land claims

The Lithium Lane Properties may now or in the future be the subject of indigenous land claims. The legal nature of land claims is a matter of considerable complexity. The impact of any such claim on our ownership interest in the Lithium Lane Properties cannot be predicted with any degree of certainty and no assurance can be given that a broad recognition of indigenous rights in the area in which the Lithium Lane Properties is located, by way of a negotiated settlement or judicial pronouncement, would not have an adverse effect on our operations. Even in the absence of such recognition, we may at some point be required to negotiate with and seek the approval of holders of such interests to facilitate exploration and development work on the Lithium Lane Properties, there is no assurance that we will be able to establish a practical working relationship with the indigenous groups in the area which would allow is to ultimately develop the Lithium Lane Properties.

Opposition to our mining and business activities could disrupt our business.

In recent years, governmental and non-governmental agencies, individuals, communities and courts have become more vocal and active with respect to their opposition to certain mining and business activities. This opposition may take on forms such as road blockades, applications for injunctions seeking work stoppages, refusals to grant access to lands or to sell lands on commercially viable terms, lawsuits for damages or to revoke or modify licenses and permits, issuances of unfavorable laws and regulations, and other rulings that could be contrary to our interests. In addition, these actions can occur in response to our activities or the activities of other unrelated entities. Opposition to our mining and business activities is beyond our control. Any such opposition may disrupt our business and may result in increased costs, which could have a material adverse effect on our business and financial condition

Volatility in lithium prices and lithium demand may make it commercially unfeasible for us to develop our Lithium Lane Properties.

The development of our Lithium Lane Properties is dependent on the continued growth of the lithium market, and the continued increased demand for lithium chemicals by emerging producers of electric vehicles and other users of Li-ion batteries. These producers and the related technologies are still under development and a continued sustained increase in demand is not certain. To the extent that such demand does not manifest itself, and the lithium market does not continue to grow, or existing producers increase supply to satisfy this demand, then our ability to develop our Lithium Lane Properties will be adversely affected. Our lithium exploration and development activities may be significantly adversely affected by volatility in the price of lithium. Mineral prices fluctuate widely and are affected by numerous factors beyond our control such as global and regional supply and demand, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, and the political and economic conditions of mineral-producing countries throughout the world. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our lithium activities not producing an adequate return on invested capital to be profitable or viable.

There can be no guarantee that our interest in the Lithium Lane Properties is free from any title defects.

We believe we have taken reasonable steps to ensure proper title to the Lithium Lane Properties exists. However, there can be no guarantee that our interest in the Lithium Lane Properties is free from any title defects, as title to mineral rights involves certain intrinsic risks due to the potential problems arising from the unclear conveyance history characteristic of many mining projects. There is also the risk that material contracts between us and relevant government authorities will be substantially modified to the detriment of us or be revoked. There can be no assurance that our rights and title interests will not be challenged or impugned by third parties.

Our mining operations are dependent on the adequate and timely supply of water, electricity or other power supply, chemicals and other critical supplies.

Our exploration programs and possible future mining operations are dependent on the adequate and timely supply of water, electricity or other power supply, chemicals, and other critical supplies. If we are unable to obtain the requisite critical supplies in time and at commercially acceptable prices or if there are significant disruptions in the supply of electricity, water or other inputs to the mine site, our business performance and results of operations may experience material adverse effects.

We may experience an inability to attract or retain qualified personnel.

Our success depends to a large degree upon our ability to attract, retain and train key management personnel, as well as other technical personnel. If we are not successful in retaining or attracting such personnel, our business may be adversely affected. Furthermore, the loss of our key management personnel could materially and adversely affect our business and operations.

As our business becomes more established, it will also be required to recruit additional qualified key financial, administrative, operations and marketing personnel. There will be no guarantee that we will be able to attract and keep such qualified personnel and if we are not successful, it could have a material and adverse effect on our business and results from operations.

Failure to comply with federal, provincial and/or local laws and regulations could adversely affect our business.

Our mining operations are subject to various laws and regulations governing exploration, development, production, taxes, labor standards and occupational health, mine safety, protection of endangered and protected species, toxic substances and explosives use, reclamation, exports, price controls, waste disposal and use, water use, forestry, land claims of local people, and other matters. This includes periodic review and inspection of the Lithium Lane Properties that may be conducted by applicable regulatory authorities.

Although the exploration activities on the Lithium Lane Properties have been and, we expect, will continue to be carried out in accordance with all applicable laws and regulations, there is no guarantee that new laws and regulations will not be enacted or that existing laws and regulations will not be applied in a way which could limit or curtail exploration or in the future, production. New laws and regulations or amendments to current laws and regulations governing the operations and activities of mining or more stringent implementation of existing laws and regulations could have a material adverse effect on us and cause increases in capital expenditures costs, or reduction in levels of exploration, development and/or production.

Failure to comply with applicable laws and regulations, even if inadvertent, may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. We may also be required to reimburse any parties affected by loss or damage caused by our mining activities and may have civil or criminal fines and/or penalties imposed against us for infringement of applicable laws or regulations.

Failure to comply with environmental regulation could adversely affect our business.

All phases of our operations with respect to the Lithium Lane Properties will be subject to environmental regulation. Environmental legislation involves strict standards and may entail increased scrutiny, fines and penalties for non-compliance, stringent environmental assessments of proposed projects and a high degree of responsibility for companies and their officers, directors, and employees. Changes in environmental regulation, if any, may adversely impact our operations and future potential profitability. In addition, environmental hazards may exist on the Lithium Lane Properties that are currently unknown. We may be liable for losses associated with such hazards or may be forced to undertake extensive remedial cleanup action or to pay for governmental remedial cleanup actions, even in cases where such hazards have been caused by previous or existing owners or operators of the properties, or by the past or present owners of adjacent properties or by natural conditions. The costs of such cleanup actions may have a material adverse impact on our operations and future potential profitability.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations as well as environmental laws.

We currently report our financial results under IFRS, which differs in certain significant respect from U.S. generally accepted accounting principles.

We report our consolidated financial statements under IFRS. There have been and there may in the future be certain significant differences between IFRS and United States generally accepted accounting principles, or U.S. GAAP, including differences related to revenue recognition, intangible assets, share-based compensation expense, income tax and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our consolidated financial statements under IFRS with those companies that prepare consolidated financial statements under U.S. GAAP.

Foreign currency fluctuations could affect our profitability and the value of our assets and shareholders’ equity.

Our operations are subject to foreign currency fluctuations. Our future revenues are primarily in U.S. dollars, while some of our operating expenses and cash balances expenses are measured in Canadian dollars. The fluctuation of the Canadian dollar in relation to the U.S. dollar will consequently have an impact upon our profitability and may also affect the value of our assets and shareholders’ equity.

Our assets and operations are subject to economic, geopolitical, and other uncertainties.

Economic, geopolitical, and other uncertainties may negatively affect our business. Economic conditions globally are beyond our control. In addition, the outbreak of hostilities and armed conflicts between countries can create geopolitical uncertainties that may affect both local and global economies. Downturns in the economy or geopolitical uncertainties may cause future customers to delay or cancel projects, reduce their overall capital or operating budgets, or reduce or cancel orders which could have a material adverse effect on our business, results of operations and financial condition.

Our operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. Failure to comply strictly with applicable laws, regulations and local practices relating to mineral rights, could result in loss, reduction, or expropriation of entitlements.

In addition, the financial markets can experience significant price and value fluctuations that can affect the market prices of equity securities and other companies in ways that are unrelated to the operating performance of these companies. Broad market fluctuations, as well as economic conditions generally, may adversely affect the market price of our common shares.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

Several governments or governmental bodies have introduced or are contemplating legislative and/or regulatory changes in response to concerns about the potential impact of climate change. New legislation and increased regulation regarding climate change could potentially impose significant costs on us, and on our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs necessary to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotional and political significance and uncertainty surrounding the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will ultimately affect our financial condition, operating performance, and ability to compete. Furthermore, even without such regulation, increased awareness, and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, could be particular to the geographic circumstances in areas in which we operate and may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures. These impacts may adversely impact the cost, production, and financial performance of our operations.

As we face intense competition in the mineral exploration and exploitation industry, there can be no assurance that we will be able to compete effectively with other companies.

The mining industry and lithium mining sector is very competitive. Our competition is from larger, established mining companies with greater liquidity, greater access to credit and other financial resources, newer or more efficient equipment, lower cost structures, more effective risk management policies and procedures and/or a greater ability than us to withstand losses. Our competitors may be able to respond more quickly to new laws or regulations or emerging technologies or devote greater resources to the expansion or efficiency of their operations than we can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and gain significant market share to our detriment.

As a result of this competition, we may have to compete for financing and be unable to acquire financing on terms we consider acceptable. We may also have to compete with the other mining companies for the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees or we may not be able to compete successfully against current and future competitors, and any failure to do so could have a material adverse effect on our business, financial condition, results of operations and prospects as well as our exploration programs may be slowed down or suspended, which may cause us to cease operations as a company.

We may be subject to potential conflicts of interest.

We may be subject to potential conflicts of interests, as certain directors of our company are, and may continue to be, engaged in the mining industry through their participation in corporations, partnerships, or joint ventures, which are potential competitors of our company. Situations may arise in connection with potential acquisitions in investments where the other interests of these directors and officers may conflict with the interests of our company. Our directors and officers with conflicts of interest will be subject to the procedures set out in the related Canadian law and regulations.

We may not meet cost estimates.

A change in the timing of any projected cash flows due to capital funding or, once in production, production shortfalls or labor disruptions would result in delays in receipt of such cash flows and in using such cash to fund operating activities and, as applicable, reduce debt levels. This could result in additional loans to finance capital expenditures in the future.

The level of capital and operating cost estimates which are used for determining and obtaining financing and other purposes are based on certain assumptions and are fundamentally subject to considerable uncertainties. It is very likely that actual results for the Lithium Lane Properties will differ from our current projections, estimates and assumptions, and these differences may be significant. Moreover, experience from actual mining may identify new or unexpected conditions that could decrease operational activities, and/or increase capital and/or operating costs above, the current estimates. If actual results are less favorable than we currently estimate, our business, results from operations, financial condition and liquidity could be materially adversely affected.

We may pursue opportunities to acquire complementary businesses, which could dilute our shareholders’ ownership interests, incur expenditure, and have uncertain returns.

We may seek to expand through future acquisitions of either companies or properties. Future acquisitions may require us to expend significant amounts of cash, resulting in our inability to use these funds for other business or may involve significant issuances of equity. Future acquisitions may also require substantial management time commitments, and the negotiation of potential acquisitions and the integration of acquired operations could disrupt our business by diverting management and employees’ attention away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically diverse organizations, integrating personnel with disparate backgrounds, and combining different corporate cultures.

Any future acquisition involves potential risks, including, among other things: (i) mistaken assumptions and incorrect expectations about mineral properties, mineral resources and costs; (ii) an inability to successfully integrate any operation our company acquires; (iii) an inability to recruit, hire, train or retain qualified personnel to manage and operate the operations acquired; (iv) the assumption of unknown liabilities; (v) limitations on rights to indemnity from the seller; (vi) mistaken assumptions about the overall cost of equity or debt; (vii) unforeseen difficulties operating acquired projects, which may be in geographic areas new to us; and (viii) the loss of key employees and/or key relationships at the acquired project.

At times, future acquisition candidates may have liabilities or adverse operating issues that we may fail to discover through due diligence prior to the acquisition. If we consummate any future acquisitions with unanticipated liabilities or that fails to meet expectations, our business, results of operations, cash flows or financial condition may be materially adversely affected. The potential impairment or complete write-off of goodwill and other intangible assets related to any such acquisition may reduce our overall earnings and could negatively affect our balance sheet.

Legal proceedings may arise from time to time.

Legal proceedings may arise from time to time. Such litigation may be brought from time to time in the future against us. Defense and settlement costs of legal claims can be substantial, even with respect to claims that have no merit. Other than as disclosed elsewhere in this prospectus, we are not currently subject to material litigation, nor have we received an indication that any material claims are forthcoming. However, due to the inherent uncertainty of the litigation process, we could become involved in material legal claims or other proceedings with other parties in the future. The results of litigation or any other proceedings cannot be predicted with certainty. The cost of defending such claims may take away from management’s time and effort and if we are incapable of resolving such disputes favorably, the resultant litigation could have a material adverse impact on our financial condition, cash flow and results from operation.

Land reclamation requirements may be burdensome.

Land reclamation requirements are generally imposed on companies with mining operations or mineral exploration companies to minimize long-term effects of land disturbance. Reclamation may include requirements to control dispersion of potentially deleterious effluents or reasonably re-establish pre-disturbance landforms and vegetation. To carry out reclamation obligations imposed on us in connection with exploration, potential development, and production activities, we must allocate financial resources that might otherwise be spent on exploration and development programs. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

If key personnel leave our company, we would be harmed since we are heavily dependent upon them for all aspects of our activities.

We are heavily dependent on our officers and directors, the loss of whom could have, in the short-term, a negative impact on our ability to conduct our activities and could cause additional costs from a delay in the exploration and development of our Lithium Lane Properties.

The obligations associated with being a public company will require significant resources and management attention, and we will incur increased costs because of becoming a public company.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not incurred as a private company, and we expect to incur additional costs related to operating as a public company. After the completion of this offering, we will be subject to the reporting requirements of the Exchange Act, which requires that we file annual and other reports with respect to our business and financial condition, as well as the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Public Company Accounting Oversight Board, and the listing requirements of Nasdaq (if our common shares are approved for listing), each of which imposes additional reporting and other obligations on public companies. As a public company, we will be required to, among other things:

●	prepare and file annual and other reports in compliance with the federal securities laws;
●	expand the roles and duties of our board of directors and committees thereof and management;
●	hire additional financial and accounting personnel and other experienced accounting and finance staff with the expertise to address complex accounting matters applicable to public companies;
●	institute more comprehensive financial reporting and disclosure compliance procedures;
●	involve and retain, to a greater degree, outside counsel and accountants to assist us with the activities listed above;
●	build and maintain an investor relations function;
●	establish new internal policies, including those relating to trading in our securities and disclosure controls and procedures;
●	comply with the initial listing and maintenance requirements of Nasdaq; and
●	comply with the Sarbanes-Oxley Act.

We expect these rules and regulations, and any future changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, to increase legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases, due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition and results of operations.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These increased costs may require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

We are subject to global economic risks.

In the event of a general economic downturn or a recession, there can be no assurance that our business, financial condition, and results of operations would not be materially adversely affected. Moreover, the occurrence of unforeseen or extended catastrophic events, including the COVID-19 pandemic, and the emergence of a future pandemic or other widespread health emergency (or concerns over the possibility of such an emergency), could create economic and financial disruptions. These types of challenges can impact commodity prices, including for lithium, as well as currencies and global debt and stock markets. As a result of the ongoing COVID-19 pandemic, or in the case of a future pandemic or other widespread health emergency, quarantine or other requirements or circumstances may require the Company to change the way it conducts its business and operations, including require the Company to reduce or cease operations at some or all its facilities for an indeterminate period. Furthermore, our critical supply chains may similarly be disrupted for an indeterminate amount of time. All these factors could have a material impact on the Company’s business, operations, personnel and financial condition.

These types of challenges may impact our ability to obtain equity, debt, or other financing on terms commercially reasonable to us, or at all. Additionally, these types of factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If these types of challenges occur, or if there is a material deterioration in general business and economic conditions, our operations could be adversely impacted, and the trading price of our securities could be adversely affected.

The Company’s business financial condition and results of operations may be further negatively affected by economic and other consequences from Russia’s military action against Ukraine and the sanctions imposed in response to that action in late February 2022. While the Company expects that any direct impacts of the pandemic and the war in the Ukraine will be limited, the indirect impacts on the economy and on the mining industry and other industries in general could negatively affect our business and may make it more difficult for us to raise equity or debt financing. There can be no assurance that the Company will not be impacted by future adverse consequences that may be brought about on its business, results of operations, financial position, and cash flows in the future.

Our ability to manage growth will have an impact on our business, financial condition, and results of operations.

Future growth may place strains on our financial, technical, operational and administrative resources and cause us to rely more on project partners and independent contractors, potentially adversely affecting our financial position and results of operations. Our ability to grow will depend on several factors, including:

●	our ability to obtain leases or options on properties;
●	our ability to identify and acquire new exploratory prospects;
●	our ability to develop existing prospects;
●	our ability to continue to retain and attract skilled personnel;
●	our ability to maintain or enter into new relationships with project partners and independent contractors;
●	the results of our exploration programs;
●	the market price for lithium;
●	our access to capital; and
●	our ability to enter into agreements for the sale of lithium.

We may not be successful in upgrading our technical, operational, and administrative resources or increasing our internal resources sufficiently to provide certain of the services currently provided by third parties, and we may not be able to maintain or enter into new relationships with project partners and independent contractors on financially attractive terms, if at all. Our inability to achieve or manage growth may materially and adversely affect our business, results of operations and financial condition.

Risks Related to This Offering and Ownership of Our Common Shares and Common Share Purchase Warrants

An active trading market for our common shares and Common Share Purchase Warrants may never develop or be sustained.

We have applied to list our common shares and Common Share Purchase Warrants on Nasdaq. However, currently, in the United States, our common shares trade on the OTCQB. The OTCQB is an inter-dealer, over-the-counter market that provides significantly less liquidity than other national or regional exchanges. Securities traded on the OTCQB are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCQB. Quotes for stocks listed on the OTCQB are not listed in newspapers. Therefore, prices for securities traded solely on the OTCQB may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

We cannot predict at what prices our common shares or Common Share Purchase Warrants will trade and there can be no assurance that an active trading market will develop or be sustained. Commencing on December 12, 2011, our common shares began trading on the CSE. We have not developed other liquidity on this exchange, and we cannot guarantee that we will do so in the future. There is a significant liquidity risk associated with an investment in the Company.

We cannot assure you that an active trading market for our common shares or Common Share Purchase Warrants will develop on Nasdaq or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our common shares or Common Share Purchase Warrants will develop or be maintained, the liquidity of any trading market, your ability to sell our common shares or Common Share Purchase Warrants when desired, or the prices that you may obtain for your common shares or Common Share Purchase Warrants.

The market price of our common shares and Common Share Purchase Warrants may fluctuate, and you could lose all or part of your investment.

After this offering, the market price for our common shares and Common Share Purchase Warrants is likely to be volatile, in part because our shares have not been traded publicly on Nasdaq. In addition, the market price of our common shares and Common Share Purchase Warrants may fluctuate significantly in response to several factors, most of which we cannot control, including:

●	actual or anticipated variations in our operating results;
●	increases in market interest rates that lead investors of our common shares to demand a higher investment return;
●	changes in earnings estimates;
●	changes in market valuations of similar companies;
●	actions or announcements by our competitors;
●	adverse market reaction to any increased indebtedness we may incur in the future;
●	additions or departures of key personnel;
●	actions by shareholders;
●	speculation in the media, online forums, or investments community and
●	our intentions and ability to list our common shares on the Nasdaq Capital Market and our subsequent ability to maintain such listing.

The public offering price of Units has been determined by negotiations between us and the underwriters based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our common shares and Common Share Purchase Warrants may prevent investors from being able to sell their common shares or Common Share Purchase Warrants at or above the public offering price. As a result, you may suffer a loss on your investment.

The price of our common shares and Common Share Purchase Warrants could be subject to rapid and substantial volatility. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common shares.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our common shares and Common Share Purchase Warrants may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common shares.

In addition, if the trading volumes of our common shares or Common Share Purchase Warrants are low, persons buying or selling in relatively small quantities may easily influence the price of our common shares. This low volume of trades could also cause the price of our common shares or Common Share Purchase Warrants to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common shares or Common Share Purchase Warrants may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common shares or Common Share Purchase Warrants. As a result of this volatility, investors may experience losses on their investment in our common shares or Common Share Purchase Warrants. A decline in the market price of our common shares or Common Share Purchase Warrants also could adversely affect our ability to issue additional common shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our common shares or Common Share Purchase Warrants will develop or be sustained. If an active market does not develop, holders of our common shares or Common Share Purchase Warrants may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

We may not be able to satisfy listing requirements of the Nasdaq Capital Market or obtain or maintain a listing of our common shares or Common Share Purchase Warrants.

If our common shares and Common Share Purchase Warrants are listed on the Nasdaq Capital Market, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq listing requirements, our common shares or Common Share Purchase Warrants may be delisted. If we fail to meet any of Nasdaq’s listing standards, our common shares or Common Share Purchase Warrants may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on Nasdaq outweighs the benefits of such listing. A delisting of our common shares or Common Share Purchase Warrants may materially impair our shareholders’ ability to buy and sell our common shares or Common Share Purchase Warrants and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common shares or Common Share Purchase Warrants. The delisting of our common shares or Common Share Purchase Warrants could significantly impair our ability to raise capital and the value of your investment.

We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

The proceeds from this offering are to be used for resource development activities, technical studies and reports, general corporate purposes, and general business expenses. However, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value. Please see “Use of Proceeds” below for more information.

You will experience immediate and substantial dilution because of this offering.

As of March 31, 2023, our net tangible book value was approximately $(2,909,922) (US$(2,151,513)), or approximately $(0.73) (US$(0.54)) per share taking into account the Share Consolidation of 1-for-50 on July 5, 2023. Since the effective price per share of our common shares being offered in this offering is substantially higher than the net tangible book value per share, you will suffer substantial dilution with respect to the net tangible book value of the common shares you purchase in this offering. Based on the assumed public offering price of US$5.50 per share being sold in this offering forth on the cover page of this prospectus, and our net tangible book value per share as of March 31, 2023, if you purchase shares in this offering, you will suffer immediate and substantial dilution of US$4.31 per share US$4.15 per share if the underwriters exercise the over-allotment option in full) with respect to the net tangible book value of the common shares. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

The Share Consolidation could cause our stock price to decline relative to its value before the split and decrease the liquidity of our common shares.

We effected a Share Consolidation of our issued and outstanding common shares on July 5, 2023 in order to achieve a sufficient increase in our stock price to enable us to qualify for listing on the Nasdaq Capital Market. There is no assurance that that the Share Consolidation will not cause an actual decline in the value of our outstanding common shares. The liquidity of our common shares may be affected adversely by the Share Consolidation given the reduced number of shares that will be outstanding following the Share Consolidation, especially if the market price of our common shares does not increase as a result of the Share Consolidation. In addition, the Share Consolidation may increase the number of stockholders who own odd lots (less than 100 shares) of our common shares, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the Share Consolidation, we cannot assure you that we will be able to comply with listing standards of the Nasdaq Capital Market.

We have applied to list our common shares on the Nasdaq Capital Market in connection with this offering. Following the Share Consolidation, we expect that our common shares will be eligible to be quoted on the Nasdaq Capital Market. For our common shares to be so listed, we must meet the current listing standards of the Nasdaq Capital Market, including the minimum bid price requirement. There can be no assurance that the market price of our common shares following the Share Consolidation will remain at the level required for continuing compliance with the minimum bid price requirement of the Nasdaq Capital Market. It is not uncommon for the market price of a company’s common shares to decline in the period following a Share Consolidation. If the market price of our common shares declines following the Share Consolidation, the percentage decline may be greater than would occur in the absence of the Share Consolidation. In addition, other factors unrelated to the number of shares of our common shares outstanding, such as negative financial or operational results, could adversely affect the market price of our common shares and jeopardize our ability to meet or maintain the minimum bid price requirement of the Nasdaq Capital Market. If we fail to comply with the minimum bid price requirement, our securities could be delisted.

In addition to the minimum bid price requirement of the Nasdaq Capital Market initial listing standards, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common shares on the Nasdaq Capital Market. For example, we may lose an independent director on our Audit Committee, who cannot readily be replaced. Our failure to meet these requirements may result in our common shares sold in this offering being delisted from the Nasdaq Capital Market, irrespective of our compliance with the minimum bid price requirement.

If our common shares were to be delisted from the Nasdaq Capital Market, our common shares could revert to trading on the OTCQB Market or another over-the-counter platform following any delisting from Nasdaq Capital Market. Any such delisting of our common shares could have an adverse effect on the market price of, and the efficiency of the trading market for, our common shares, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, as we are seeking additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future as we anticipate that all cash will be used to grow our business. Therefore, holders of our common shares will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common shares could be negatively affected.

Any trading market for our common shares may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common shares could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our shares, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our common shares could be negatively affected.

The sale of shares by our directors and senior officers may adversely affect the market price for our shares.

Sales of significant amounts of common shares held by our senior officers and directors, or the prospect of these sales, could adversely affect the market price of our common shares. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Our common shares and Common Share Purchase Warrants may be traded infrequently and in low volumes, which may negatively affect the ability to sell shares or warrants.

Our common shares and Common Share Purchase Warrants may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common shares or Common Share Purchase Warrants at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that even if we came to the attention of such institutionally oriented persons, they tend to be risk-averse in this environment and would be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more advanced and viable. Consequently, there may be periods of several days or more when trading activity in our shares or Common Share Purchase Warrants is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares or Common Share Purchase Warrants will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares or Common Share Purchase Warrants at or near bid prices or at all if you need money or otherwise desire to liquidate your shares or Common Share Purchase Warrants. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading and price of our securities and could result in the loss by investors of all or part of their investment.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions against us or our management named in the prospectus based on foreign laws.

We are incorporated in the Province of British Columbia, Canada under The Corporations Act (British Columbia). We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, many of our directors and executive officers and the experts named in this prospectus reside outside the United States, and a significant amount of their assets are located outside the United States. As a result, service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States. In Canada, provincial and territorial reciprocal enforcement of judgments legislation sets out the procedure for registering foreign judgments and this procedure varies depending on the province or territory of the enforcing court. If a foreign judgment originates from a jurisdiction not captured by the applicable provincial or territorial reciprocal enforcement of judgments or enforcement of foreign judgments legislation, the foreign judgment may be capable of enforcement at common law and the party seeking to enforce the foreign judgment must commence new proceedings in the domestic or enforcing court. For more information regarding the relevant laws of Canada, see “Enforceability of Civil Liabilities.”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;
●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and
●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Upon the completion of this offering, we will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq Press releases relating to financial results. Material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);
●	have a compensation committee and a nominating committee to be comprised solely of “independent directors”; or
●	hold an annual meeting of shareholders no later than one year after the end of our fiscal year.

Although we do not currently intend to rely on these “home country” exemptions, we may rely on some of these exemptions in the future. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on September 30, 2023.

In the future, we would lose our foreign private issuer status if, among others, (1) more than 50% of our outstanding voting securities, which we intend to determine based on the voting power of our common shares and high voting shares on a combined basis are directly or indirectly held of record by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, more than 50% of our assets are located in the United States or our business is administered principally in the United States. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms including consolidated financial statements prepared under US GAAP, and which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer. These expenses would relate to, among other things, the obligation to present our financial information in accordance with U.S. GAAP in the future. Additionally, a loss of our foreign private issuer status would divert our management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Future issuances of our common shares or securities convertible into, or exercisable or exchangeable for, our common shares, or the expiration of lock-up agreements that restrict the issuance of new common shares or the trading of outstanding common shares, could cause the market price of our common shares to decline and would result in the dilution of your holdings.

Future issuances of our common shares or securities convertible into, or exercisable or exchangeable for, our common shares, or the expiration of lock-up agreements that restrict the issuance of new common shares or the trading of outstanding common shares, could cause the market price of our common shares to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our common shares. In all events, future issuances of our common shares would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lockups expire, could adversely affect the market price of our common shares. In connection with this offering, we will enter into a lock-up agreement that prevents us, subject to certain exceptions, from offering additional shares for up to 180 days from the commencement of the sale of this offering, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our common shares may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our common shares.

Future issuances of debt securities, which would rank senior to our common shares upon our bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to our common shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common shares.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common shares. Moreover, if we issue preferred shares, the holders of such preferred shares could be entitled to preferences over holders of common shares in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred shares in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common shares must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our common shares.

We expect to be a “passive foreign investment company”, which may have adverse U.S. federal income tax consequences for U.S. investors.

We believe we were a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for our most recently completed taxable year and based on the nature of our business, the projected composition of our gross income and the projected composition and estimated fair market values of our assets, we expect to be a PFIC for our current taxable year and may be a PFIC in subsequent tax years. If we are a PFIC for any year during a U.S. taxpayer’s holding period of common shares, Pre-Funded Warrants, Common Share Purchase Warrants, or Warrant Shares (as defined below under the heading “Material United States and Canadian Income Tax Considerations — U.S. Federal Income Taxation Considerations”), then such U.S. taxpayer generally will be required to treat any gain realized upon a disposition of the common shares, Pre-Funded Warrants, Common Share Purchase Warrants, or Warrant Shares or any so-called ‘‘excess distribution’’ received on its common shares, Pre-Funded Warrants or Warrant Shares as ordinary income, and to pay an interest charge on a portion of such gain or distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. taxpayer. Subject to certain limitations, these tax consequences may be mitigated if a U.S. taxpayer makes a timely and effective QEF Election (as defined below) with respect to the common shares, Pre-Funded Warrants and Warrant Shares or a Mark-to-Market Election (as defined below) with respect to the common shares and Warrant Shares. A U.S. taxpayer generally may not make a QEF Election with respect to the Common Share Purchase Warrants or a Mark-to-Market Election with respect to the Pre-Funded Warrants or Common Share Purchase Warrants. In addition, U.S. taxpayers should be aware that there can be no assurances that we will satisfy the record keeping requirements that apply to a QEF (as defined below), or that we will supply U.S. taxpayers with information that such U.S. taxpayers are required to report under the QEF rules, in the event that we are a PFIC. Thus, U.S. Holders may not be able to make a QEF Election with respect to their common shares, Pre-Funded Warrants and Warrant Shares. A U.S. taxpayer who makes a Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of the common shares or Warrant Shares over the taxpayer’s basis therein. Each potential investor who is a U.S. taxpayer should review the discussion below under the heading “Material United States and Canadian Income Tax Considerations — U.S. Federal Income Taxation Considerations — Passive Foreign Investment Company Rules” in its entirety and should consult its own tax advisor regarding the tax consequences of the PFIC rules and the acquisition, ownership, and disposition of the common shares, Pre-Funded Warrants, Common Share Purchase Warrants, and the Warrant Shares.

Proposed legislation in the U.S. Congress, including changes in U.S. tax law, and the Inflation Reduction Act of 2022 may adversely impact us and the value of the common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares.

Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect us or holders of the common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future.

The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact our financial performance and the value of the common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares. Additionally, states in which we operate or own assets may impose new or increased taxes. If enacted, most of the proposals would be effective for the current or later years. The proposed legislation remains subject to change, and its impact on us and purchasers of the common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares is uncertain.

In addition, the Inflation Reduction Act of 2022 includes provisions that will impact the U.S. federal income taxation of corporations. Among other items, this legislation includes provisions that will impose a minimum tax on the book income of certain large corporations and an excise tax on certain corporate stock repurchases that would be imposed on the corporation repurchasing such stock. It is unclear how this legislation will be implemented by the U.S. Department of the Treasury and we cannot predict how this legislation or any future changes in tax laws might affect us or purchasers of the common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our common shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our common shares less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common shares.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404A of the Sarbanes-Oxley Act of 2002. As an emerging growth company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are an emerging growth company. We have not yet evaluated whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

There is no public market for the Pre-Funded Warrants being offered by us in this offering.

There is no established public trading market for the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including the OTCQB, CSE, or Nasdaq. Without an active market, the liquidity of the Pre-Funded Warrants will be limited, which may adversely affect their value.

Holders of Pre-Funded Warrants or Common Share Purchase Warrants purchased in this offering will have no rights as common shareholders until such holders exercise their Pre-Funded Warrants or Common Share Purchase Warrants and acquire our common shares.

Until holders of Pre-Funded Warrants or Common Share Purchase Warrants acquire our common shares upon exercise thereof, such holders will have no rights with respect to our common shares underlying the Pre-Funded Warrants and Common Share Purchase Warrants. Upon exercise of the Pre-Funded Warrants or Common Share Purchase Warrants, the holders will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

The Common Share Purchase Warrants and Pre-Funded Warrants are speculative in nature.

The Common Share Purchase Warrants and Pre-Funded Warrants do not confer any rights of common share ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price for a limited period of time. Following this offering, the market value of the Common Share Purchase Warrants and Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market value of the Common Share Purchase Warrants and Pre-Funded Warrants will equal or exceed their imputed offering price. The Common Share Purchase Warrants and Pre-Funded Warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the common shares will ever equal or exceed the exercise price of the Common Share Purchase Warrants and Pre-Funded Warrants, and consequently, it may not ever be profitable for holders of the Common Share Purchase Warrants and Pre-Funded Warrants to exercise the Common Share Purchase Warrants or the Pre-Funded Warrants.

The form of Common Share Purchase Warrant and the form of Pre-Funded Warrant designate the state and federal courts sitting in the City of New York, Borough of Manhattan as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Common Share Purchase Warrants or Pre-Funded Warrants, as the case may be. The warrant agency agreement designates that disputes relating to such agreement may be litigated in courts located within the Borough of Manhattan in the City of New York. In all three instances, the forum provisions could limit the ability of holders of Common Share Purchase Warrants and Pre-Funded Warrants, as applicable, to obtain a favorable judicial forum for disputes with the Company.

The form of Common Share Purchase Warrant and form of Pre-Funded Warrant provide that (i) legal proceedings concerning the interpretation, enforcement and defense of the Common Share Purchase Warrant and Pre-Funded Warrant, as applicable, will be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan and (ii) that the parties thereto irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The warrant agency agreement entered into with Continental Stock Transfer & Trust (the “Warrant Agency Agreement”) provides that actions and proceedings relating to or arising from, directly or indirectly, the Warrant Agency Agreement may be litigated in courts located within the Borough of Manhattan in the City and State of New York.

Notwithstanding the foregoing, these provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Common Share Purchase Warrants or Pre-funded Warrants, as applicable, will be deemed to have notice of and to have consented to the forum provisions in the applicable agreement. If any action, the subject matter of which is within the scope the forum provisions of the applicable agreement, is filed in a court other than a court of the State of New York (a “foreign action”) in the name of any holder of the Common Share Purchase Warrants or Pre-Funded Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

These forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company, which may discourage such lawsuits. Alternatively, if a court were to find these provisions inapplicable or unenforceable with respect to one or more actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations. See sections entitled “Description of Share Capital”.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;
●	expectations regarding revenue, expenses and operations;
●	our having sufficient working capital and be able to secure additional funding necessary for the continued exploration of our property interests;
●	expectations regarding the potential mineralization, geological merit and economic feasibility of our projects;
●	expectations regarding exploration results at the Lithium Lane Properties;
●	mineral exploration and exploration program cost estimates;
●	expectations regarding any environmental issues that may affect planned or future exploration programs and the potential impact of complying with existing and proposed environmental laws and regulations;
●	receipt and timing of exploration permits and other third-party approvals;
●	government regulation of mineral exploration and development operations;
●	expectations regarding any social or local community issues that may affected planned or future exploration and development programs; and
●	key personnel continuing their employment with us.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on several assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether because of new information, future events or otherwise.

USE OF PROCEEDS

After deducting the estimated underwriters’ discounts and offering expenses payable by us, we expect to receive net proceeds of approximately US$3.7 million from this offering, assuming none of the warrants issued in this offering are exercised, and assuming no issuance of Pre-Funded Warrant Units in lieu of Common Share Units (or approximately US$4.4 million if the underwriters exercise the over-allotment option in full), based on an assumed public offering price of US$5.50 per Common Share Unit set forth on the cover page of this prospectus.

We plan to use the net proceeds of this offering as follows:

●	60.1% of the net proceeds (approximately US$2.225 million) for resource development activities such as drilling and soil sampling on our properties;

●	2.9% of the net proceeds (approximately US$0.108 million) for annual property payments, claim payments and royalty payments;

●	31.2% of the net proceeds (approximately US$1.154 million) for general corporate purposes such as salaries, consultant and director fees, accountants, transfer agents, public company fees, audit fees, travel, or other. Of the approximately US$1.154 million, we plan to use approximately US$235,000 on salaries and US$385,000 on consultant fees and directors’ fees.

●	5.8% of the net proceeds (approximately US$0.213 million) for general business expenses. This would include items such as environmental, sustainability and governance (ESG) initiatives, and marketing and promotional efforts.

In the event that we raise additional capital, we may use such additional proceeds to the development of other resources or for similar purposes. The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Shares—We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common shares. We currently intend to retain all available funds and any future earnings for use in our exploration business and do not anticipate paying any cash dividends on our common shares soon. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common shares. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. Further, under the terms of the BCBCA, we are prohibited from declaring or paying a dividend if our board has reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due, or the realizable value of our assets would thereby be less than the aggregate of our liabilities and stated capital. See also “Risk Factors— Risks Related to This Offering and Ownership of Our Common Shares—We do not expect to declare or pay dividends in the foreseeable future.”

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2023:

●	on an actual basis, as adjusted to reflect the Share Consolidation; and
●	on a pro forma adjusted basis to reflect the Share Consolidation and the sale of 909,090 common shares by us in this offering at an assumed price to the public of US$5.50 per share set forth on the cover page of this prospectus, resulting in net proceeds to us of US$3.7 million after deducting (i) underwriter discounts of US$357,500; (ii) non-accountable expense allowance of $100,000, and (iii) our estimated other offering expenses of US$830,000.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price of the Units and other terms of this offering determined at pricing, and assumes no exercise of any warrants offered in this offering and no issuance of any Pre-Funded Warrant Units in lieu of Common Share Units. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	March 31, 2023		As adjusted
	$	US$	$	US$
Cash	$ 574,587	424,833	5,596,755	4,138,082
Total liabilities	2,912,822	2,153,658	2,912,822	2,153,658
Shareholders’ equity:
Capital Stock	26,449,839	19,556,258	31,472,008	23,269,507
Reserves	1,806,894	1,335,966	1,806,894	1,335,966
Deficit	(17,869,111)	(13,211,912)	(17,869,111)	(13,211,912)
Total shareholder’s equity	10,387,622	7,680,312	15,409,791	11,393,561
Total capitalization	13,300,444	9,833,970	15,409,791	11,393,561

If the underwriters exercise the over-allotment option in full, each of our as adjusted cash, share capital, total shareholders’ equity and total capitalization would be US$4,826,957, US$23,958,382, US$12,082,436, US$12,082,436, respectively.

The table above excludes the following shares:

●	226,300 common shares issuable upon the exercise of outstanding options under our Stock Option Plan (2021) at a weighted average exercise price of C10.80 (approximately US$7.99) per share.
●	29,765 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of C$7.20 (approximately US$5.32) per share; and
●	up to 45,454 common shares (or 52,272 common shares if the underwriters exercise the over-allotment option in full) issuable upon exercise of the representative’s warrants issued in connection with this offering.

DILUTION

If you invest in Units in this offering, your interest will be diluted to the extent of the difference between the public offering price per Common Share Unit and our net tangible book value per common share after this offering. Dilution results from the fact that the assumed public offering price per Common Share Unit is substantially in excess of the net tangible book value per common share attributable to the existing shareholders for our presently outstanding common shares.

Our net tangible book value was approximately $(2,909,922) US$(2,151,513)), or approximately $(0.73) (US$(0.54)) per common share, as of March 31, 2023 based on the number of common shares outstanding, after giving effect to the Share Consolidation. Our net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per share after giving effect to this offering.

After giving effect to our sale of 909,090 common shares in this offering (assuming no Pre-Funded Warrant Units are sold in this offering and excluding the common shares issuable upon the exercise of the Common Share Purchase Warrants being offered in this offering) at an assumed public offering price of US$5.50 per Common Share Unit, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses, our pro forma as adjusted net tangible book value as of March 31, 2023 would have been approximately US$1,561,736 or approximately US$0.32 per share after giving effect to the Share Consolidation. This amount represents an immediate increase in pro forma net tangible book value of US$0.86 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of US$5.18 per share to purchasers of our common shares in this offering, as illustrated in the following table.

Assumed public offering price per Common Share Unit	US$	5.50
Net tangible book value per common share at March 31, 2023	US$	(0.54)
Increase in net tangible book value per common share to the existing shareholders	US$	0.86
Pro forma net tangible book value per common share after this offering	US$	0.32
Dilution in net tangible book value per common share to new investors in this offering	US$	5.18

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per common share, as adjusted to give effect to this offering, would be US$0.45 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing common shares in this offering would be US$5.05 per share.

A $1.00 increase (decrease) in the assumed public offering price of US$5.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) the net tangible book value per common share after giving effect to this offering by US$0.17 per common share and the dilution in net tangible book value per common share to new investors in this offering by US$0.83 per common share, assuming no change to the number of common shares offered by us as set forth on the cover page of this prospectus, no exercise of over-allotment option and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our common shares and other terms of this offering determined at pricing.

The tables above exclude the following shares:

●	226,300 common shares issuable upon the exercise of outstanding options under our Stock Option Plan (2021) at a weighted average exercise price of C$10.80 (approximately US$7.99) per share.
●	29,765 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of C$7.20 (approximately US$5.32) per share; and
●	up to 45,454 common shares (or 52,272 common shares if the underwriters exercise the over-allotment option in full) issuable upon exercise of the representative’s warrants issued in connection with this offering.

To the extent that outstanding options or warrants, or the Common Stock Purchase Warrants offered in this offering, are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarize the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements because of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The consolidated financial statements for the years ended March 31, 2023, and 2022 are prepared pursuant to IFRS and audited in accordance with the standards of the U.S. Public Company Accounting Oversight Board. As permitted by the rules of the SEC for foreign private issuers, we do not reconcile our consolidated financial statements to U.S. generally accepted accounting principles.

The numbers presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section does not reflect the Share Consolidation.

This management’s discussion and analysis of financial condition and results of operations (“MD&A”) was prepared as of March 31, 2023 and should be read in conjunction with the audited consolidated financial statements of Foremost Lithium Resource & Technology Ltd. for the year ended March 31, 2023 with the related notes thereto. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

All figures are in Canadian dollars, unless otherwise noted.

Overview

We are an exploration stage company engaged in lithium exploration in the Province of Manitoba, Canada focused and committed to become one of the first North American companies to produce SC6 used to produce high quality battery-grade LiOH. LiOH is a strategic battery mineral mainly consumed in the production of cathode materials for Li-ion batteries. Li-ion batteries power the daily use of consumer electronics, enable electrification of the transportation sector, and provide stationary grid storage, critical to developing a clean-energy economy.

Overall Performance

I.	Principal business and corporate history

Foremost Lithium Resource & Technology Ltd. (formerly FAR Resources Ltd.) was incorporated under the BCBCA on July 7, 2005 (Number: BC0729352). The Company changed its name to Foremost Lithium Resource & Technology Ltd. on January 4, 2022. The Company currently has two wholly owned subsidiaries, Sequoia Gold & Silver Ltd., a British Columbia Company (“Sequoia”), and Sierra Gold & Silver Ltd, a Nevada company (“Sierra”). Sequoia is inactive and has no assets. Sierra holds the Company’s Winston property in New Mexico, USA.

Our corporate address is Suite 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3 Canada. Our company email address is info@foremostlithium.com. Our registered office is located at Suite 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3 Canada. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168.

Our primary focus is currently conducting exploration for lithium at our Lithium Lane Properties. Our objective is to develop a world-class lithium mine in the mining friendly Canadian province of Manitoba and to provide SC6 to LiOH producers in North America, strategically located to supply the U.S. “Auto Alley” and the European battery market via our nearby access to the Hudson Bay Railway and the Port of Churchill. With our commitment to the environment, corporate social responsibility, and sustainability, we aim in the longer term to derive substantial revenues from the sale of SC6 to LiOH producers that sell to the growing electric vehicle and stationery (e.g., residential, utility and industrial) battery storage markets in the U.S. and abroad. With access to renewable energy produced in Manitoba, we expect to supply lithium processed exclusively with the benefit of power produced from fully sustainable, local sources.

Recent Developments

Little Granite

Our Company successfully negotiated the final cash payment required to exercise its option on the Little Granite Claims in October 2022 from US$380,000 to US$75,000 which was satisfied through the issuance of a non-interest-bearing promissory note to an arm’s length vendor. An initial US$25,000 payment was made on October 15, 2022 and the final two US$25,000 payments were and are due in April 2023 and October 2023. Following these amendments, Foremost Lithium has acquired The Little Granite Property for an aggregate consideration of US$186,000, versus aggregate consideration of US$434,000 under the original terms.

Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our common shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Results of Operations

Comparison of the year ended March 31, 2023, and 2022

During the year ended March 31, 2023, the Company earned no revenue and had a comprehensive income of $956,578 (US$707,267) compared to $4,150,922 for the year ended March 31, 2022.

Total expenses for the year ended March 31, 2023, were $3,640,550 (US$2,691,719) compared to $4,073,745 for the corresponding year ended March 31, 2022.

The table below details the significant changes in major expenditures from 2023 and 2022.

Expenses	Year Ended March 31, 2023	Year Ended March 31, 2022	Explanation for Change Increase / Decrease in Expenses
Consulting	$405,138 (US$299,548)	$219,743	Increased due to increased business advisory services rendered in the current year.
Investor relations and promotion	$157,983 (US$116,808)	$267,376	Decreased due to lower investor relations costs and activities.
Office expense	$87,866 (US$64,966)	$33,681	Increased due to interest expenses on the outstanding balance of accounts payable and loan payable in the current year.
Professional Fees	$1,576,974 (US$1,165,970)	$443,264	Increased primarily due to an increase in legal fees relating to the Company pursuing a listing on the NASDAQ, changes in management, name change and financing.
Share-based payments	$815,428 (US$602,904)	$2,482,219	Decreased due to reduced share options and PSU’s granted and vesting through the current year.
Transfer agent and filing fees	$75,446 (US$55,783)	$85,914	Decreased due to financing activities which resulted in lower filing fees incurred.
Travel	$31,466 (US$23,265)	$53,806	Decreased due to decreased travel during the current year.

The Company incurred a $5,100 unrealized loss on long-term investments during the year ended March 31, 2023 (2022 - $Nil) related the value of certain shares of Alchemist Mining Inc. being held by the Company for investment purposes. See Note 4 of the Company’s Financial Statements accompanying this MD&A.

During the year ended March 31, 2023, the Company completed the sale of its 60% interest in its Hidden Lake Project in Yellowknife, NWT to Youssa PTY Ltd., an Australian private Company resulting in a gain on sale of property of $3,500,000.

Expenses incurred for three months ended March 31, 2023

During the three-months ended March 31, 2023, the Company earned no revenue and had a comprehensive income of $321,952 (US$238,042), compared to a comprehensive loss of $3,034,432 for the three months ended March 31, 2022.

Total expenses before other items for the three-months ended March 31, 2023, were $184,560 (US$136,458) compared to $2,860,767 for the corresponding three months ended March 31, 2022.

The table below details the significant changes in major expenditures from 2023 and 2022.

Expenses	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022	Explanation for Change Increase / Decrease in Expenses
Consulting	$110,115 (US$81,416)	$76,942	Increased due to increased business advisory services rendered in the current period.
Investor relations	$9,994 (US$7,389)	$45,939	Decreased due to lower investor relations costs and activities.
Professional Fees	$385,945 (US$285,357)	$236,604	Increased primarily due to an increase in legal fees relating to the Company pursuing a listing on the NASDAQ, changes in management, name change and financing.
Share-based payments	$(501,462) (US$218,273)	$2,333,019	Decreased primarily due to the accounting treatment related to the reversal of PSUs cancelled during the quarter ended December 31, 2022.
Transfer agent and filing fees	$23,779 (US$17,582)	$41,296	Decreased due to financing activities which resulted in lower filing fees incurred.
Travel	$9,178 (US$6,786)	$33,524	Decreased due to decreased travel during the current period.

SELECTED ANNUAL INFORMATION

	2023	2022	2021
Revenue	$-	$-	$-
Income (loss) and comprehensive income (loss) for the year	956,578 (US$707,267)	(4,150,922)	(2,612,308)
Total assets (Note 1)	13,300,444 (US$9,833,970)	7,918,078	6,924,574

During the year ended March 31, 2023, income and comprehensive income increased to $956,578 (US$707,267) compared to loss of $4,150,922 for the year ended March 31, 2022. The increase was primarily due to gain on sale of property of $3,500,000 (US$2,587,800) during the current year. During the year ended March 31, 2023, total assets increased to $13,300,444 (US$9,833,970) compared to $7,918,078 for the year ended March 31, 2022. The increase was primarily due to exploration expenditures incurred on all three properties the Company owns.

During the year ended March 31, 2022, loss and comprehensive loss increased to $4,150,922 compared to $2,612,308 for the year ended March 31, 2021. The increase was primarily due to increased personnel due to change in management and granting of options during the current year. During the year ended March 31, 2022, total assets increased to $7,918,078 compared to $6,924,574 for the year ended March 31, 2021. The increase was primarily due to prepaid expenses and deposits at year end due to timing and terms of payment and exploration expenditures incurred on all three properties the Company owns.

SUMMARY OF QUARTERLY RESULTS

A summary of selected financial information for the eight most recently completed quarters is set out below and should be read in conjunction with the Company’s consolidated Interim Financial Statements and related notes for such periods:

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	June 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	June 30, 2021
Revenue	$-	$-	$-	$-	$-	$-	$-	$-
Expenses	184,807 (US$136,458)	1,814,129 (US$1,341,315)	882,298 (US$652,346)	759,563 (US$561,599)	2,860,767	826,797	128,491	257,690

Total comprehensive income (loss)	321,952 (US$289,798)	2,154,228 (US$1,592,775)	(751,616) ((US$555,723))	(767,986) ((US$567,827))	(3,034,432)	(746,581)	(123,152)	(246,757)
Income (loss) per share – basic and diluted (1)	(0.03) ((US$0.02))	0.55 (US$0.41)	(0.20) ((US$0.15))	(0.22) ((US$0.16))	(0.87)	(0.23)	(0.04)	(0.08)
Total assets	13,300,444 (US$9,833,970)	13,530,636 (US$10,004,167)	10,376,744 (US$7,672,269)	9,802,357 (US$7,247,584)	7,918,078	7,704,225	6,940,821	7,024,556
Total liabilities	2,912,822 (US$2,153,658)	2,841,312 (US$2,100,785)	2,900,781 (US$2,144,755)	2,633,408 (US$1,947,067)	1,176,332	1,433,198	982,819	1,136,174
Total equity	$10,387,622 (US$7,680,312)	$10,689,324 (US$7,903,382)	$7,475,963 (US$5,527,514)	$7,168,949 (US$5,300,517)	$6,741,746	$6,271,027	$5,860,193	$5,888,382
Weighted average number of common shares outstanding (1)	3,968,847	3,943,682	3,815,069	3,620,185	3,515,420	3,274,558	3,167,545	3,146,625

Note 1: Based on the weighted average number of common shares outstanding during the period.

During the quarter ended March 31, 2023, expenses decreased to $184,560 (US$136,458) compared to $1,814,129 for the quarter ended December 31, 2022. The decrease was primarily attributable to management fees of $111,250 (US$82,255) (December 31, 2022 - $189,000), professional fees of $385,945 (US$285,357) (December 31, 2022 - $676,854) and share-based payments reversal of $501,462 (US$370,767) (December 31, 2022 – expense of $776,916).

During the quarter ended December 31, 2022, expenses increased to $1,814,129 (US$1,341,387) compared to $882,298 for the quarter ended September 30, 2022. The increase was primarily attributable to management fees of $189,000 (US$139,741) (September 30, 2022 - $83,251), professional fees of $676,854 (US$500,447) (September 30, 2022 - $359,961) and share-based payments of $776,916 (US$574,430) (September 30, 2022 - $208,426).

During the quarter ended September 30, 2022, expenses increased to $882,298 (US$652,346) compared to $759,563 for the quarter ended June 30, 2022. The increase was primarily attributable to investor relations of $67,967 (US$50,253) (June 30, 2022 - $28,252), management fees of $83,251 (US$61,553) (June 30, 2022 - $56,318), and professional fees of $359,961 (US$266,145) (June 30, 2022 - $154,214).

During the quarter ended June 30, 2022, expenses decreased to $759,563 (US$561,599) compared to $2,860,767 for the quarter ended March 31, 2022. The decrease was primarily attributable to management fees of $56,318 (US$41,640) (March 31, 2022 - $61,885), share-based payments of $331,548 (US$245,137) (March 31, 2022 - $2,333,019), and forgiveness of debt $Nil (March 31, 2022 - $100,355).

During the quarter ended March 31, 2022, expenses increased to $2,860,767 compared to $826,797 for the quarter ended December 31, 2021. The increase was primarily attributable to management fees of $61,885 (December 31, 2021 - $213,179), share-based payments of $2,333,019 (December 31, 2021 - $149,200), and forgiveness of debt $100,355 (December 31, 2021 - $Nil).

During the quarter ended December 31, 2021, expenses increased to $826,797 compared to $128,491 for the quarter ended September 30, 2021. The increase was primarily attributable to investor relations of $137,434 (September 30, 2021 - $14,003) due to the Company’s effort to raising awareness in the market, management fees of $213,179 (September 30, 2021 - $50,100), professional fees of $143,049 (September 30, 2021 - $21,858) due to an increase in legal fees relating to the replacement of the board of directors and change in management and share-based payments of $149,200 (September 30, 2021 - $Nil) for options granted.

During the quarter ended September 30, 2021, expenses decreased to $128,491 compared to $257,690 for the quarter ended June 30, 2021. The decrease was primarily attributable to consulting of $16,711 (June 30, 2021 - $73,656) due to the timing of consulting fees recorded, investor relations of $14,003 (June 30, 2021 - $70,000) and professional fees of $21,858 (June 30, 2021 - $41,753).

During the quarter ended June 30, 2021, expenses decreased to $257,690 compared to $1,341,394 for the quarter ended March 31, 2021. The decrease was primarily attributable to investor relations of $70,000 (March 31, 2021 - $200,175), office of $12,137 (March 31, 2021 - $178,668) due to interest expenses on the outstanding balance of accounts payable during the comparative period and share-based payments of $Nil (March 31, 2021 - $800,801) for options granted.

Liquidity and Capital Resources

The consolidated financial statements were prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at March 31, 2023, the Company has had significant losses. In addition, the Company has not generated revenues from operations. The Company has financed its operations primarily through the issuance of common shares and short-term loans. The Company continues to seek capital through various means including the issuance of equity and/or debt. These circumstances cast significant doubt as to the ability of the Company to meet its obligations as they come due, and accordingly, the appropriateness of the use of accounting principles applicable to a going concern. These financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.

The Company’s business financial condition and results of operations may be further negatively affected by economic and other consequences from Russia’s military action against Ukraine and the sanctions imposed in response to that action in late February 2022. While the Company expects any direct impacts, of the pandemic and the war in the Ukraine, to the business to be limited, the indirect impacts on the economy and on the mining industry and other industries in general could negatively affect the business and may make it more difficult for it to raise equity or debt financing. There can be no assurance that the Company will not be impacted by adverse consequences that may be brought about on its business, results of operations, financial position and cash flows in the future.

In order to continue as a going concern and to meet its corporate objectives, the Company will require additional financing through debt or equity issuances or other available means. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

	As at March 31, 2023	As at March 31, 2022

Working capital deficit	$(2,117,473) ((US$1,565,599))	$(667,829)
Deficit	$(17,869,111) ((US$13,211,912))	$(19,717,089)

Net cash provided by operating activities for the year ended March 31, 2023 was $2,454,989 (US$1,815,149) compared to $1,402,469 used during the year ended March 31, 2022. The difference was primarily due to the $3,500,000 (US$2,587,800) sale of a property, share-based payment expense related to options and PSU’s and changes in non-cash working capital items.

Net cash used in investing activities for the year ended March 31, 2023 was $797,824 (US$589,888), compared to $825,706 used during the year ended March 31, 2022, and consisted of acquisition costs and property expenditures during the period.

Net cash provided by financing activities for the year ended March 31, 2023 was $3,613,065 (US$2,671,397) compared to $2,071,417 during the year ended March 31, 2022. The increase was due to proceeds from loan proceed, private placements and from warrants and options exercised during the current period.

The Company is continuing its exploration program and will use its available working capital to continue this work. It is likely that the Company will need to obtain additional debt/equity financing in order to carry out further exploration programs on its properties depending on the results of recent exploration and to satisfy its business and property commitments for the ensuing year. The Company intends to rely on equity or debt financing from arm’s length parties to fund its operations for the upcoming year. The Company may find it necessary to issue shares to settle some of its existing debt obligations. There are no assurances that the Company will be successful in raising the necessary funds to maintain its current operations and explore its properties on commercially reasonable terms or at all.

CAPITAL RESOURCES

As of the date of the MD&A, the Company is continuing its exploration programs on the Zoro, Jean Lake, Peg North, Grass River Lithium Projects and Jol Lithium property. The Company intends to use available working capital and may issue additional common shares to cover the cost of this program.

The Company also has certain ongoing option/property payments and maintenance fees/taxes associated with its Zoro, Jean Lake, Grass River, and the Winston Property as more particularly described in “Overall Performance” above.

During the period from April 1, 2022 to August 16, 2023, the Company:

●	issued 13,000 common shares upon exercise of options for gross proceeds of $77,750 (US$57,486). The weighted average share price on the date of the option exercises was $12.00 (US$8.87).

●	issued 212,750 common shares upon exercise of warrants for gross proceeds of $1,059,017 (US$783,007).

●	issued 10,526 common shares at a value of $100,000 (US$73,937) as part of the acquisition payment for the Peg North Option Agreement.

●	closed a non-brokered private placement of 97,753 flow-through common shares at $17.00 (US$12.57) per common shares for gross proceeds of $1,661,807 (US$1,228,693). Cash finder’s fees of $99,624 (US$73,659) were paid on the financings and the Company issued 5,765 share purchase finders warrants. Each finders warrant entitles the holder to purchase one common share at a price of $10.00 (US$7.39) for a two-year period.

●	issued 364 common shares at a value of $2,454 (US$1,814) as part of the acquisition payment for the Jol Lithium Option Agreement.

●	entered into a loan agreement to borrow $1,145,520 (US$846,965), inclusive of a prior advance of $145,520 (US$107,593) (“Initial Advance”) included in accounts payable and accrued liabilities. The loan accrues interest at a rate of 8.35%, payable monthly, including an aggregate of $6,894 (US$5,097) accrued to date on the Initial Advance, and matures on May 10, 2023.

●	issued 6,705 common shares at a value of $50,000 (US$36,969) pursuant to the acquisition of the Jean Lake Property.

●	issued 20,000 common shares valued at $355,000 (US$262,477) pursuant to PSU redemption to a related party.

●	issued 10,700 common shares valued at $85,600 (US$63,290) pursuant to the acquisition of the Lac Simard South Property.

●	issued 13,072 common shares valued at $78,432 (US$57,990) pursuant to the second option payment of the Peg North Property.

For the year ended March 31, 2023
Paid or accrued to:	Management, consulting and director fees	Share-based payments	Total
Key management personnel:
CEO	$90,000	$—	$90,000
CFO	18,000	67,290	85,290
Directors	44,000	267,987	311,987
Former Director	24,000	73,098	97,098
Former CEO	51,569	194,930	246,499
Former CEO	58,250	—	58,250
Former CFO and current director	96,000	200,711	296,711
	$381,819	$804,016	$1,189,835

During the year ended March 31, 2023, the Company also paid:

i)	investor relation fees of $66,530 to a company owned by the Jason Barnard, the current CEO, and his spouse Christina Barnard, the Vice President of Operations.
ii)	consulting fees of $40,000 to a company owned by Christina Barnard.
iii)	consulting fees of $25,000 to a company owned by a director of the Company.

During the year ended March 31, 2023, the Company entered into a loan agreement with a related party to borrow $1,145,520, inclusive of a prior advance of $145,520 (“Initial Advance”) included in short-term loans payable owing to a director of the Company. During the year ended March 31, 2023, the loan accrued interest at a rate of 8.35% (subsequently amended on May 1, 2023 to 11.35%), payable monthly, and matures on May 10, 2023 (subsequently amended to May 10, 2023). The loan is secured against all goods of the Company. The Company paid or accrued an aggregate of $86,478 in interest during the year ended March 31, 2023. As at March 31, 2023, the Company owed $1,143,998 of principal.

During the year ended March 31, 2023, the Company’s stock-based compensation expense included $804,016 relating to stock-options and PSU’s granted to current and former directors, officers and companies controlled by them and vested through the year.

For the year ended March 31, 2022
Paid or accrued to:	Management fees	Share-based payments	Total
Key management personnel:
CEO	$50,664	$607,784	$658,448
CFO	12,000	227,919	239,919
Director	12,000	227,919	239,919
Former CEO	158,650	-	158,650
Former CFO	141,950	-	141,950
	$375,264	$1,063,622	$1,438,886

The amounts due to related parties included in accounts payable and accrued liabilities are as follows:

	As at March 31, 2023	As at March 31, 2022
Due to corporation owned by a former CEO	$27,000	$-
Due to a former CFO	3,262	30
Due to a corporation owned by a former CEO	-	80,997
Due to a former director of the Company	18,000	18,000
Due to the CEO	31,500	-
Spouse of CEO	24,813	-
Due to a director	5,250	-
Due to a director	3,150	-
	$112,975	$99,027

The amounts due are unsecured, non-interest bearing, and have no specific terms of repayment.

Related Party Performance Share Units

For performance-based stock options and PSU’s with a market condition, a Monte Carlo simulation model is used to determine the fair value. The Monte Carlo model utilizes multiple input variables that determine the probability of satisfying the market conditions stipulated in the award. The expense recognized for performance-based options is based on an estimation of the probability of achieving the market condition and the timing of the achieving of the market condition, which is difficult to predict. The following assumptions were used at the time of grant:

	For the year ended March 31, 2023	For the year ended March 31, 2022

Market target price	$25.00	$25.00
Share price	$13.25	$15.00
Expected life (years)	3	2
Interest rate	2.39%	2.27%
Annualized volatility (based on historical volatility)	107.5%	111.2%

Effective January 17, 2022, amended September 7, 2022, the Company’s board of directors adopted a performance-based share unit plan (the “PSU Plan”) which reserved a fixed aggregate of 343,391 common shares (being 10% of the Company’s then issued and outstanding common shares”) for issuance upon the redemption of performance-based share award units (each a “PSU”). Under the terms of the PSU Plan, the Company is required to obtain shareholder approval for the PSU Plan within 3 years after its adoption, and at least every three years thereafter. Any PSUs issued are subject to a four month hold from date of issue.

	Number of PSUs Outstanding	Number of PSUs Vested	Weighted Average Grant Date Fair Value	Share-based payment reserve

Balance at March 31, 2020 and 2021	-	-	$-	$-
PSUs granted	280,000	-	14.85	1,063,622
PSUs vested	-	50,000	17.75	-
PSUs redeemed	(30,000)	(30,000)	17.75	(532,500)

Balance at March 31, 2022		250,00020,000	14.50	531,122
PSUs granted	160,000	-	9.10	-
PSUs vesting through the year	-	-	14.50	547,374
PSUs redeemed	(20,000)	(20,000)	17.75	(355,000)
PSUs forfeited/cancelled	(390,000)	-	10.66	(723,497)

Balance at March 31, 2023	-	-	$-	$-

On January 31, 2022, the Company granted 280,000 PSU’s with a fair value of $4,156,210, to certain directors and officers under the Company’s PSU Plan. Of the 280,000 PSUs granted, 50,000 PSUs vested and became redeemable by the holders, and the remaining 230,000 PSUs were to vest and become redeemable only upon the achievement of certain closing price milestones ranging between $25.00 and $87.50 which will expire on January 31, 2025.

Of the 280,000 PSUs granted, 50,000 PSUs vested during the year ended March 31, 2022 and the remaining unvested PSUs were to be expensed straight line over 3 years. During the year ended March 31, 2022, the Company recognized share-based payment expense of $1,063,622. Of the 50,000 PSUs that vested, 30,000 were converted to common shares during the year-ended March 31, 2022. During the year ended March 31, 2023, the Company recognized share-based payment expense of $363,195 to the date of modification.

During the year ended March 31, 2023, the Company:

i)	granted 40,000 PSU’s with a fair value at $387,379, to a director under the Company’s PSU Plan. The PSUs will vest and become redeemable only upon the achievement of certain closing price milestones ranging between $25.00 and $87.50 which were to expire on April 12, 2025. During the year ended March 31, 2023, the Company recognized share-based payment expense of $63,679 to the date of modification.

ii)	modified 140,000 unvested PSU’s from earlier grants. The modified PSUs have a fair value of $1,068,398 and will vest and become redeemable upon the occurrence of certain capital market liquidity events, with the balance vesting on the achievement of certain closing price milestones ranging between $19.50 and $68.00. During the year ended March 31, 2023, the Company recognized $64,884 in share-based compensation expense.

iii)	granted 120,000 PSU’s with a fair value of $1,246,463, to directors under the Company’s PSU Plan. The PSUs will vest and become redeemable upon the occurrence of certain capital market liquidity events, with the balance vesting on the achievement of certain closing price milestones ranging between $19.50 and $68.00. During the year ended March 31, 2023, the Company recognized $55,615 in share-based compensation expense.

During the year ended March 31, 2023, 390,000 unvested PSUs were cancelled. Upon cancellation $723,496 of previously recognized share-based compensation expense was reversed from reserves to stock-based compensation.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

Interest Rate Risk

The Company has cash balances and interest-bearing debt. The Company’s cash does not have significant exposure to interest.

Foreign Currency Exchange Risk

The Company is exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities, and option agreement payments that are denominated in a foreign currency. There is a risk in the exchange rate of the Canadian dollar relative to the US dollar and a significant change in this rate could influence the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations.

We estimate that we will receive net proceeds of approximately US$3.7 million in this offering, based upon an assumed public offering price of US$5.50 per share, assuming no exercise of the over-allotment option and after deducting underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us. If we convert the full amount of the net proceeds from this offering into Canadian dollars, a 10.0% appreciation of the U.S. dollar against the Canadian dollar, from the exchange rate of C$1.3525 per US$1.00 as of March 31, 2023 to a rate of C$1.48775 per US$1.00, will result in an increase of approximately C$0.5 million in our net proceeds from this offering. Conversely, a 10.0% depreciation of the U.S. dollar against the Canadian dollar, from the exchange rate of C$1.3525 per US$1.00 as of March 31, 2023 to a rate of C$1.21725 for $1.00, will result in a decrease of C$0.5 million in our net proceeds from this offering.

Impact of Inflation

Over the past year, inflation has had a major impact on virtually all aspects of the economy, including the mining industry. Supply chain challenges and significant cost increases have impacted many mining producers with negative implications on the sector. While Foremost Lithium is not immune to inflationary drivers, our status as a junior explorer/developer, who is several years from production, has and will continue to mute inflationary pressure on our stock price and our ability to raise future capital. Furthermore, we believe our excellent working relationships with vendors will allow us to continue to successfully manage our exploration costs. The Company continues to benefit from working in a Province that is highly supportive of the Lithium mining industry and we expect to continue to benefit from future government grants.

The Company’s biggest safeguard against inflationary pressures is the ever-growing demand for Lithium resources to supply an exponentially growing EV market. All of the Company’s attributes, including proximity to the growing North American EV market with readily available transportation options, abundant hydroelectric power and highly promising resource assets favorably position Foremost Lithium to withstand inflationary pressures in the short term.

Price Risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of gold and lithium, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of consolidated financial statements in conformity with IFRS requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our consolidated financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often because of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to consolidated financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our consolidated financial statements:

Cash and cash equivalents

Cash and cash equivalents are comprised of cash on hand and cash equivalents. Cash equivalents are short-term, highly liquid holdings that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value. The Company does not currently hold any cash equivalents.

Foreign currency translation

The functional currency for the Company and its subsidiaries is the currency of the primary economic environment in which the entity operates.  Transactions in foreign currencies are translated to the functional currency of the entity at the exchange rate in existence at the date of the transaction.  Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated at the period end date exchange rates.

The functional currency of the parent entity, Sequoia Gold & Silver Ltd., and Sierra Gold & Silver Ltd. is the Canadian dollar, which is also the presentation currency of our consolidated financial statements.

Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the period the expense costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, the cost of the asset is reduced by the amount of the grant and the grant is recognized as a reduced depreciation expense over the expected useful life of the asset.

Mineral properties – exploration and evaluation assets

Pre-exploration costs

Pre-exploration costs are expensed in the year in which they are incurred.

Exploration and evaluation expenditures

Once the legal right to explore a property has been acquired, all costs related to the acquisition, exploration and evaluation of the property are capitalized. These direct expenditures include such costs as materials used, surveying costs, drilling costs, payments made to contractors, and depreciation on plant and equipment during the exploration phase. Costs not directly attributable to exploration and evaluation activities, including general administrative overhead costs, are expensed in the period in which they occur.

When a project is deemed to no longer have commercially viable prospects to the Company, exploration and evaluation expenditures in respect of that project are deemed to be impaired. As a result, those exploration and evaluation expenditure costs, in excess of estimated recoveries, are written off to profit or loss.

The Company assesses exploration and evaluation assets for impairment when facts and circumstances suggest that the carrying amount of an asset may exceed its recoverable amount.

Once the technical feasibility and commercial viability of extracting the mineral resource has been determined, the property is considered to be a mine under development and is classified as “mines under construction”. Exploration and evaluation assets are tested for impairment before the assets are transferred to development properties.

As the Company currently has no operational income, any incidental revenues earned in connection with exploration activities are applied as a reduction to capitalized exploration costs.

Exploration and evaluation assets are classified as intangible assets.

The Company enters into farm-out arrangements, whereby the Company will transfer part of a mineral interest, as consideration, for an agreement by the transferee to meet certain exploration and evaluation expenditures which would have otherwise been undertaken by the Company. The Company does not record any expenditures made by the farmee on its behalf. Any cash or other consideration received from the agreement is credited against the costs previously capitalized to the mineral interest given up by the Company, with any excess consideration accounted for as a gain on disposal.

The Company accounts for mining tax credits on a cash basis and are applied as a reduction to capitalized exploration costs.

Provision for environmental rehabilitation

The Company recognizes liabilities for legal or constructive obligations associated with the retirement of exploration and evaluation assets and equipment. The net present value of future rehabilitation costs is capitalized to the related asset along with a corresponding increase in the rehabilitation provision in the period incurred. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value.

The Company’s estimates of reclamation costs could change as a result of changes in regulatory requirements, discount rates and assumptions regarding the amount and timing of the future expenditures. These changes are recorded directly to the related assets with a corresponding entry to the rehabilitation provision.

Decommissioning obligations:

The Company’s activities may give rise to dismantling, decommissioning and site disturbance re-mediation activities. A provision is made for the estimated cost of site restoration and capitalized in the relevant asset category.

Decommissioning obligations are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the reporting date. Subsequent to the initial measurement, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The increase in the provision due to the passage of time is recognized as finance costs whereas increases due to changes in the estimated future cash flows are capitalized. Actual costs incurred upon settlement of the decommissioning obligations are charged against the provision to the extent the provision was established.

Contingencies

A contingent liability is a possible obligation, and a contingent asset is a possible asset, that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company. A contingent liability may also be a present obligation that arises from past events that is not recognized because it is not probable that an outflow of economic resources will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

Impairment of non-financial assets

At the end of each reporting period the carrying amounts of the Company’s long-lived assets, including mineral property interests, are reviewed to determine whether there is any indication that those assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in the profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Financial instruments

IFRS 9 uses a single approach to determine whether a financial asset is classified and measured at amortized cost or fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments and the contractual cash flows characteristics of the financial asset.

The classification of debt instruments is driven by the business model for managing the financial assets and their contractual cash flow characteristics. Debt instruments are measured at amortized cost if the business model is to hold the instrument for collection of contractual cash flows and those cash flows are solely principal and interest.

If the business model is not to hold the debt instrument, it is classified as fair value through profit or loss (“FVTPL”). Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payments of principal and interest.

The Company classifies its financial assets into one of the categories described below, depending on the purpose for which the asset was acquired. Management determines the classification of its financial assets at initial recognition.

Equity instruments that are held for trading (including all equity derivative instruments) are classified as FVTPL, for other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at fair value through other comprehensive income (“FVTOCI”).

Fair value through profit or loss (“FVTPL”) – Financial assets carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the statement of loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial asset held at FVTPL are included in the statement of loss in the period in which they arise. Derivatives are also categorized as FVTPL unless they are designated as hedges.

Fair value through other comprehensive income (“FVTOCI”) - Investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently, they are measured at fair value, with gains and losses arising from changes in fair value recognized in other comprehensive income. There is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment.

Financial assets at amortized cost - A financial asset is measured at amortized cost using the effective interest method if the objective of the business model is to hold the financial asset for the collection of contractual cash flows, and the asset’s contractual cash flows are comprised solely of payments of principal and interest. They are classified as current assets or non-current assets based on their maturity date and are initially recognized at fair value and subsequently carried at amortized cost less any impairment.

The following table shows the classification and measurement of the Company’s financial instruments under IFRS 9:

Financial assets/liabilities	Classification and measurement
Cash	at amortized cost
Long-term investment	FVTPL
Net investment in sublease	at amortized cost
Accounts payable and accrued liabilities	at amortized cost
Lease obligation	at amortized cost
Short-term loans payable	at amortized cost
Long-term loans payable	at amortized cost

Financial liabilities other than derivative liabilities are recognized initially at fair value and are subsequently stated at amortized cost. Transaction costs on financial assets and liabilities other than those classified at FVTPL are treated as part of the carrying value of the asset or liability. Transaction costs for assets and liabilities at FVTPL are expensed as incurred.

Impairment of financial assets at amortized cost

The Company recognizes the expected credit losses (“ECL”) model on a forward-looking basis on financial assets that are measured at amortized cost, contract assets and debt instruments carried at FVTOCI.

At each reporting date, the Company measures the ECL for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the ECL for the financial asset at an amount equal to twelve month expected credit losses. The Company applies the simplified method and measures a loss allowance equal to the lifetime expected credit losses for trade receivables.

The Company recognizes in profit and loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized. The loss allowance was $Nil as at March 31, 2023.

Derecognition of financial assets and financial liabilities

A financial asset is derecognized when the contractual right to the asset’s cash flows expire; or if the Company transfers the financial asset and substantially all risks and rewards of ownership to another entity.

The Company derecognizes financial liability when its obligations are discharged, cancelled or expired.

Income taxes

Income tax expense comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity. Current tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is recorded using the liability method, providing for temporary differences, between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Temporary differences are not provided for goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affects neither accounting nor taxable loss, or differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the reporting date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Loss per share

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments. Under this method, the dilutive effect on loss per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments. It assumes that the proceeds would be used to purchase common shares at the average market price during the year. For the year ended March 31, 2023, 141,118 (2022 – 239,300) stock options & performance stock options, 18,584 (2022 – 281,344) warrants and Nil (2022 – 250,000) performance share units were not included in the calculation of dilutive earnings per share as their inclusion was anti-dilutive.

Loss per share is calculated using the weighted average number of common shares outstanding during the year.

Share-based payments

The Company grants stock options to acquire common shares of the Company to directors, officers, employees and consultants.  An individual is classified as an employee when the individual is an employee for legal or tax purposes, or provides services similar to those performed by an employee.

The fair value of stock options is measured on the date of grant, using the Black-Scholes option pricing model, and is recognized in share-based payment reserve over the vesting period. Consideration paid for the shares along with the fair value recorded in share-based payment reserve on the exercise of stock options is credited to capital stock. When vested options are cancelled, forfeited, or are not exercised by the expiry date, the amount previously recognized in share-based payment reserve is transferred to accumulated losses (deficit). The Company estimates a forfeiture rate and adjusts the corresponding expense each period based on an updated forfeiture estimate.

In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at the fair value of the share-based payment.  Otherwise, share-based payments are measured at the fair value of goods or services received. Where the terms and conditions of options are modified, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to profit or loss over the remaining vesting period.

For performance share units and stock options with vesting containing a market condition, the grant date fair value is measured using the Monte Carlo model to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

The expense recognized for performance-based stock options is based on an estimation of the probability of achieving the market condition and the timing of the achieving of the market condition, which is difficult to predict. The fair value is recognized straight line over the life of the performance share units or stock options which vest based on a market condition. Upon achieving a market condition, the awards shall vest, and any unvested fair value related to the vested awards will be accelerated and recognized.

Share issue costs

Share issue costs are deferred and charged directly to capital stock on completion of the related financing. If the financing is not completed, share issue costs are charged to operations. Costs directly identifiable with the raising of capital will be charged against the related capital stock.

Valuation of equity units issued in private placements

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

The fair value of the common shares issued in the private placements was determined to be the most easily measurable component and were valued at their fair value, as determined by the closing quoted bid price on the announcement date. The balance, if any, was allocated to the attached warrants. Any fair value attributed to the warrants is recorded as reserves.

Leases

At inception of a contract, the Company assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration.

Leases of right-of-use assets are recognized at the lease commencement date at the present value of the lease payments that are not paid at that date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined, and otherwise at the Company’s incremental borrowing rate. At the commencement date, a right-of-use asset is measured at cost, which is comprised of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any decommissioning and restoration costs, less any lease incentives received.

Each lease payment is allocated between repayment of the lease principal and interest.  Interest on the lease liability in each period during the lease term is allocated to produce a constant periodic rate of interest on the remaining balance of the lease liability.  Except where the costs are included in the carrying amount of another asset, the Company recognizes in profit or loss (a) the interest on a lease liability and (b) variable lease payments not included in the measurement of a lease liability in the period in which the event or condition that triggers those payments occurs.  The Company subsequently measures the right-of-use asset at cost less any accumulated depreciation and any accumulated impairment losses; and adjusted for any remeasurement of the lease liability.  Right-of-use assets are depreciated over the shorter of the asset’s useful life or the lease term, except where the lease contains a bargain purchase option a right-of-use asset is depreciated over the asset’s useful life.

When the Company enters into a sublease, it determines at lease inception date whether each sublease is a finance lease or an operating lease based on whether the contract transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the sublease is a financial lease: if not then it is an operational lease.

For financial leases, and when the Company acts as intermediate lessor, it recognizes a sublease receivable and derecognizes the right-of-use assets relating to the head lease that it transfers to the sub leases. Right-of-use assets and net investment in sublease receivables relating to the subleases are measured in the same way as the right-of-use assets and lease liabilities for the head lease, using the same discount rate for the actualization of future payments to be received.

New accounting standards issued and effective

Certain new standards, interpretations, and amendments to existing standards have been issued by the IASB or IFRC that are mandatory for accounting years beginning on or after January 1, 2022. New accounting pronouncements that are not applicable or are not consequential to the Company have been excluded in the preparation of these consolidated financial statements.

i)	Onerous Contracts - Cost of Fulfilling a Contract (Amendments to IAS 37) - The amendments to IAS 37 specify which costs an entity includes in determining the cost of fulfilling a contract for the purpose of assessing whether the contract is onerous. Costs that relate directly to a contract can either be incremental costs of fulfilling that contract (examples would be direct labour, materials) or an allocation of other costs that relate directly to fulfilling contracts (example would be the allocation of the depreciation charge for property, plant and equipment used in fulfilling the contract).

These amendments are effective for reporting periods beginning on or after January 1, 2022. The adoption of this new accounting standard had no material impact on the Company’s consolidation financial statements for the current year.

A number of new standards, and amendments to standards and interpretations, are not effective and have not been early adopted in preparing these consolidated financial statements. The following accounting standards and amendments are effective for reporting periods beginning on or after January 1, 2024:

Classification of Liabilities as Current or Non-current (Amendments to IAS 1) - The amendments to IAS1 provide a more general approach to the classification of liabilities based on the contractual arrangements in place at the reporting date.

The adoption of this new accounting standard is not expected to have a material impact on the Company’s consolidation financial statements.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

The Company was incorporated as FAR RESOURCES LTD. under the BCBCA on July 7, 2005 (Number: BC0729352). The Company changed its name to Foremost Lithium Resource & Technology Ltd. on January 4, 2022. The Company currently has two wholly owned subsidiaries: Sequoia Gold & Silver Ltd. (“Sequoia”), a British Columbia Company, and Sierra Gold & Silver Ltd., a Nevada company (“Sierra”). Sequoia is inactive and has no assets. Sierra holds the Company’s Winston property in New Mexico, USA.

Our Corporate Structure

The chart below presents our corporate structure:

Foremost Lithium Resource & Technology Ltd
FOREMOST LITHIUM
Sequoia Gold & Silver Ltd
Sierra Gold and Silver Ltd

Figure 1 – Company Organizational Chart

The registered office of the Company is Suite 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1K8 Canada. The Company is a Canadian natural resource exploration company engaged in the exploration and development of mineral resources.

INDUSTRY

All Eyes are on Manitoba

Mining accounts for a significant portion of Canada’s economy. Natural Resources Canada pegged domestic mineral production at $47 billion (approximately US$37.89 billion) in 2018. Canada’s mining and exploration companies are also important players in the international mining industry. Manitoba hosts the historic Tanco mine, which sits atop the world-class Tanco lithium-cesium deposit and is located at Bernic Lake. The Tanco pegmatite was first discovered in the 1920s and ultimately developed into a large deposit of spodumene, one of the primary minerals mined for its lithium content.

Figure 2 - Map showing the proximity between Foremost Lithium’s projects and the historic Tanco Mine.

The Tanco Mine “Tanco”, operated by Sinomine Rare Metal Resources Group, is located 600km due south of the historic mining town of Snow Lake, Manitoba with easy access along transportation corridors. Tanco recently published that it will be investing $176 milllion into a concentrator to increase production from processing 500 tons of lithium per day to 3,000 per day. Tanco currently one of the only producing lithium spodumene concentrate mine in North America.

Manitoba is increasingly becoming the hub of battery metals and situations such as these find our company in an excellent position to be the potential source for Tanco’s lithium feedstock. We met with Tanco in early November and Tanco informed us that they are currently processing 500 tons of lithium per day tons but had plans to increase this sixfold to 3,000 tons a day in 2023. With Tanco’s aggressive plans to ramp up production, Foremost Lithium is an ideal location.

Industry

On October 28, 2022, the Canadian Government provided some clarity regarding the Investment Canada Act in connection to the critical mineral sectors1. The Canadian Government is setting a precedent for block State-Owned Enterprises from investing into Canadian-owned critical mineral companies and ordered Chinese investment to divest immediately from Canada including the following three companies, Power Metals Corp, Lithium Chile Inc., and Ultra Lithium Inc. While Canada continues to welcome foreign direct investment, a decision to act decisively was made if investments are deemed threatening to its national security and its critical minerals supply chains, both at home and also abroad.

Canada and the United States are promoting domestic investment into these critical mineral sectors through different programs like The Inflation Reduction Act. Crucial for critical battery minerals, it implements a $7,500 EV credit tax offer. This law puts Canada in a privileged position and will deepen investment into with lithium exploration companies like Foremost Lithium, as EV manufacturers and other suppliers scramble to source and secure their critical minerals with an FTA partner. Canada’s Critical Minerals Strategy is laid out as a six area of focus which includes driving research, accelerating timelines for mines and exploration, building infrastructure among other drivers which aids could assist our ability to move forward effectively with our Lithium Lane properties.

Manitoba Mineral Development Fund “MMDF” was launched by the Government of Manitoba in August 2020 with the specific goal of jump-starting mineral and economic development initiatives and aims to support new economic development opportunities that capitalize on existing assets and infrastructure across Manitoba. It’s a supports strategic projects that capitalize on mineral potential within the province and helps accelerate Manitoba’s position as a world leader for responsible mineral development. We have been awarded the maximum allowable amount of $300,000 in 2021, and were awarded the grant a second time in 2022 to help support our 2022/2023 exploration program and help advance our Snow Lake Lithium projects.

Lithium-bearing pegmatites occur across the Province of Manitoba including in areas such as the Tanco mine, Wekusko Lake Pegmatite Field, Red Sucker Lake, Gods Lake and Cross Lake, which all host known pegmatite lithium deposits. With the emergence of the electronic vehicle, or EV, the market has spurred investment and mining interest in Manitoba for lithium exploration activity, with New Age Metals, Grid Metals, and Snow Lake being a few of the mining companies exploring for lithium in Manitoba.

Lithium Production – Historical Supply, Demand and Price Trends

Benchmark Minerals data shows that lithium prices have increased by over five times between July 2019 and July 2022, as the world’s fleet of EVs surpassed 5 million and the auto industry began to become concerned regarding the supply of raw materials. Though the price of lithium has not continued to rise at its previous rapid pace, Benchmark continues to predict strong lithium prices in the coming years.

BENCHMARK | LITHIUM PRICE ASSESSMENT
JANUARY 2023

BENCHMARK MINERAL INTELLIGENCE
www.benchmarkminerals.com

LITHIUM CARBONATE (WEIGHTED AVERAGE)	
Current price	$70,957
Last price	$68,366
% change	3.8%

LITHUM HYDROXIDE (WEIGHTED AVERAGE)	
Current price	$76,389
Last price	$73,114
% change	4.5%

SPODUMENE CONCENTRATE (6% LI2O)	
Current price	$6,000
Last price	$6,401
% change	-6.3%

Source: Benchmark Mineral Intelligence

Benchmark Lithium Price Index

1,400
1,300
1,200
1,100
1,000
900
800
700
600
500
400
300
200
100
Lithium Index
Carbonate Index
Hydroxide Index
BENCHMARK
MINERAL
INTELLIGENCE
Jan 2020
2021
2022
11 Jan 2023

Source: Benchmark Mineral Intelligence

5.5%

the increase in the BMI Lithium Price Index

	2WK	Y-O-Y	YTD	TODAY	LAST
LITHIUM INDEX	5.5%	97.2%	5.5%	1,246.49	1,181.86
CARBONATE INDEX	3.8%	88.2%	3.8%	1,256.61	1,210.73
HYDROXIDE INDEX	4.5%	108.5%	4.5%	1,158.10	1,108.45

Figure 3 – Lithium Price Assessment (Source: Benchmark Minerals)

In 2022 report, McKinsey predicted that lithium carbonate equivalent (“LCE”) demand will increase from 500 tonnes in 2021 to between 3-4 million tonnes in 2030. McKinsey further states “In 2020, slightly above 0.41 million metric tons of LCE were produced; in 2021, production exceeded 0.54 million metric tons . . .”. There is a substantial gap between current supply and expected demand that will need to be satisfied.

Fastmarkets provided their forecast in March of 2023 suggesting that the demand from battery electric vehicles (BEVs) would increase the compound annual growth rate (CAGR) 20% to 2.28 million tonnes of lithium carbonate equivalent (LCE) in 2033 from 321,000 tonnes of LCE in 2022.

Increasing Lithium Demand – Electric Vehicle Transition

Although lithium has multiple industrial and consumer electronics applications, the most prominent application is battery production. Future lithium demand is heavily linked to future EV production.

Countries around the world have already formulated plans to support this change, as shown in the tables below. Government policies, new regulations (particularly in Europe), and steadily increasing consumer adoption, as evidenced by a wider availability of EV models being produced by original equipment manufacturers, or OEMs, are all expected to be significant drivers in increasing EV sales.

The Chinese government has declared that the EV industry is of strategic importance over the long term. Several countries have also announced their intentions to phase out and eventually replace internal combustion engines, or ICE, vehicles with EV models. Countries such as France, Norway, and the UK have all set dates for these bans, with Norway’s being the most aggressive, as all new car sales in Norway must be zero emissions (battery EV or fuel cell) by 2025.

Country	Current government proposals to ban ICE only vehicle sales
China	Actively considering and studying a ban
France	2040
Germany	2030
India	2030
Ireland	2030
Israel	2030
Netherlands	2030
Norway	2025
Scotland	2032
UK	2040

Figure 4 - Recent Government Announcements (Source: Thomson Reuters)

In response to the changing government policies and incentives favoring EVs, various OEMs have announced plans to expand EV production lines in the future.

In addition to expanding their offering of EV models, automotive OEMs are focused on improving total energy density and reducing weight in batteries to increase the driving range of EVs. To achieve these improvements, EV battery manufacturers are increasingly using high nickel content cathode materials that contain less cobalt and more nickel, while the lithium content remains largely unchanged. Due to the underlying chemistry, battery-grade LiOH, the type of lithium we expect to be produced from the output of mine, is required in the manufacturing of high nickel content cathode material, whereas lithium carbonate, produced from lithium brine, is used in lower energy density EV battery applications.

As a result of these drivers, battery manufacturer Contemporary Amperex Technology has estimated that global sales of new energy-efficient passenger vehicles will reach 12 million in 20251, and the compound growth rate will reach 32.5% from 2019 to 2025. By 2030, the number of EVs on the road is expected to rise to 125 million.

Figure 3: Annual global EV sales by market

million cars per year
70
60
50
40
30
20
10
0
2015
2020
2025
2030
2035
2040
Rest of Europe
France
UK
Germany
Japan
Rest of World
China
US

Source: Bloomberg New Energy Finance.

Figure 5 - Annual Global EV Sales by Market (Source: Bloomberg New Energy Finance)

To meet these targets, governments will need to help the EV industry, in general, and the lithium mining sector, in particular, by supportive actions such as removing red tape for new mining projects. Some projects are already seeing such support, as in October of 2022, a $141.7 million grant, from the U.S. Department of Energy (“DOE”) was announced to Piedmont Lithium to support the construction of a LiOH plant in Tennessee, and a Canadian federal government grant to E3 Metals Corp, for expanded lithium extraction technology research with the University of Alberta.

Demand for lithium is also increasing outside of the EV market. According to the India Brand Equity Foundation, electronics manufacturing is expected to grow at an annual rate of 30% between 2020 to 2025. Lithium primary cell batteries are central units in many consumer electronics goods. Major manufacturers in the primary battery market include Hitachi Maxell, Ultralife, Energizer, FDK Corporation, Tadiran, Vitzrocell, EVE Energy, Panasonic, SAFT, Varta, Duracell, EnerSys Ltd., Gp Batteries, Excell Battery Co., and Bren-tronics. The global lithium primary batteries market is expected to grow from $11.28 billion in 2020 to $12.24 billion in 2021 at a compound annual growth rate, or CAGR of 8.5%. The table below shows the expected growth of the consumer electronics lithium battery market in US$ billions from 2020 to 2025.

Figure 6 - Global Lithium Primary Batteries Market (Source: The Business Research Company)

Many battery cell manufacturers have made financial commitments for new Li-ion plants. Benchmark Minerals “gigafactory” tracker has gone from 70 planned new facilities in 2019 to 205 in April 2021. RK Equity’s battery cell forecast is approximately 3,400 GWh in 2030. On its current trajectory, planned capacity could easily reach 8,500-10,000 GWh; however, battery raw material shortages, particularly lithium, will limit the actual volumes achieved in 2030. At battery pack prices of $60-$75/kWh, Li-ion batteries are economically competitive for all storage applications.

Figure 7 - Global Gigafactories Forecast (Source: Benchmark Minerals and RK Equity Forecast)

According to FastMarkets.com, demand for battery grade lithium is now expected to almost triple by 2025 to more than 850 thousand metric tonnes, and to exceed 1.0Mt LCE in 2027, with growth in excess of 18% per year to 2030.

Figure 8 - Battery-Grade Hydroxide Demand/Supply Forecast (Source: RK Equity)

The recent decline and cutbacks in upstream investment, however, could result in the market undersupply during the next few years. We believe that it is clear that investment needs to be made in lithium mining now to meet the expected increase in demand. Fastmarkets predicts the need for 16 new lithium mines of average size to go online prior to 2025. Roskill maintains the view that future refined lithium supply will remain tight, with a period of sustained supply deficit in the mid-2020s. It is our understanding that further additions to lithium production capacity for mined and refined lithium products will be required to keep pace with demand growth, led by battery applications.

Figure 9 - Lithium Demand Forecast (Source: Benchmark)

Benchmark is aware of 40 lithium mines that have been in operation — producing lithium — in 2022. By 2050, Benchmark sees a need for 234 more lithium mines if there’s no battery recycling underway. While much emphasis is put on the as the electric vehicle demand as the driver for the lithium market, Benchmark Mineral Intelligence actually puts stationary energy storage demand by that time — ⅔ of the 11.2 million tonnes expected to be produced each year by then, It has concluded that the lithium market needs to scale up to 25 times or more of the 2021 level by 2050.

Lithium Supply Race

S&P Global reported at the beginning 2023, that five of the six lithium projects originally scheduled for commissioning in 2022 have been pushed back to 2023 and market deficits would continue to grow if a similar scenario repeated this year. They suggested that 80% of the global lithium supply would come from hard-rock lithium projects in the coming 1 to 2 years and all developing projects have the option of selling direct-shipping ore (“DSO”) in addition to standard concentrate products when there is slow progress in developing the processing plant. This aligns with our own strategy of the DSO shipping method and takes advantage of the deficit in supply and will be able to meet the demand forecasted in the lithium market.

Figure 10 – Account of Expected Hard-Rock Lithium Projects (Source: S&P Global)

Increasing Demand for Locally Sourced Lithium in North America

North America is expected to follow the same global trend towards EVs and away from ICEs. RK Equity is forecasting a 36% per annum EV sales growth in the U.S. between 2020 and 2030. Sharply increasing sales will be driven by the U.S.’s desire to cut 2030 emissions by approximately 50% from 2005 levels. The Inflation Reduction Act that was passed in 2022, has played a role with incentivizing automobile choices, by offering $7,500 credit on the purchase of new EVs to consumers.

Figure 11 - Forecast U.S. EV sales and penetration (Source: RK Equity)

U.S. EV consumers continue to prefer long-range and fast charging EVs. In 2022, the average battery pack size for of small battery electric cars ranged 25 kWh in China, while in comparison, the average ranged closer to about 60 kWh. RK Equity is forecasting an average battery pack size of 80 kWh for EVs sold in the U.S. in 2025. Based on these forecasts, U.S. EV sales could only equal half the number of EVs as China, and the GWh’s deployed would be roughly equal. RK Equity is forecasting the GWh’s deployed in U.S. EVs will rise by a factor of 30 over the decade to approximately 600 GWh (~500KT LCE battery-grade demand).

US EVs (BEV & PHEV) Sales & Sales Share Forecast: 2021-2030

5,000,000
4,500,000
4,000,000
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
-
35%
30%
25%
20%
15%
10%
5%
0%
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
526,004
845,050
1,154,210
1,570,315
2,056,320
2,707,825
3,077,825
3,703,925
4,158,875
4,719,375
3.39%
5.37%
7.21%
9.52%
12.46%
15.93%
18.10%
22.45%
25.99%
29.50%
US Annual BEV & PHEV Sales
US EV Sales Share

Historical Sales Data: GoodCarBadCar.net, InsideEVs, IHS Markit / Auto Manufacturers Alliance, Advanced Technology Sales Dashboard | Research & Chart: Loren McDonald/EVAdoption

Figure 12 - BEV and PHEV Sales and Sales Share Forecast (Source: Loren McDonald/EVAdoption)

Figure 13 - U.S. Average Battery Pack Size and GWh Deployed (Source: RK Equity)

Most new EVs sold in the U.S. will use a high nickel cathode requiring LiOH. RK Equity is forecasting 85%-90% hydroxide usage for U.S. cathodes in 2025. Thus, Foremost Lithium’s supply of SC6 to North American based processors of LiOH will be ideally suited and timed to engage with the U.S. market.

Figure 14 - OEMs and Cathode Choice

The U.S. currently has approximately 15KT LCE of local chemical production capacity – a fraction of the 500KT LCE demand in 2030 as we forecasted. Therefore, we forecast that the United States and North America will need to greatly increase their supply of lithium. There is a narrow window to create a regional lithium supply chain that is both scalable and sustainable with a low carbon footprint. We believe that the quickest route to scaling greenfield lithium production in North America is hard rock to hydroxide.

BRINE VS. SPODUMENE COST COMPARISON

$8,000
$6,000
$4,000
$2,000
$0
$2,000
$3,500
$665
$2,100
$3,000
BRINE
SPODUMENE
raw material
carbonate conversion
hydroxide conversion

McKinsey & Co. (2025 costs, typical South American brine vs. typical Western Australian spodumene)

Figure 15 - Cost Comparison for Hydroxide (Source: McKinsey & Co.)

We believe it is highly likely that the U.S. and North America will emulate Europe’s battery raw material strategy and target a high percentage of local lithium chemical production. If the U.S. and North America do pursue that course, there are a limited number of locations to available to supply the lithium production needed.

Ideal Location

The available pool of spodumene concentrate projects in historic mining jurisdictions is limited. We view Manitoba, Quebec, and Ontario hard rock assets as future strategic suppliers of SC6 to the North American and possibly European battery supply chains.

Figure 16 - Spodumene Concentrate Projects in Canada and Europe (Source: Piedmont Lithium)

According to the International Energy Agency (“IEA”), Canada’s electricity generation is over 80% renewables and nuclear, while China and Australia electricity generation is over 75% coal, oil and natural gas. Additionally, Manitoba is a green province, with 97% of electricity derived from renewable sources. This offers the potential to have a nearly net zero SC6 processing plant. Therefore, with a reduced production and transport carbon footprint and no need for customers to hold higher inventory levels, we believe domestic North American hydroxide supply will trade at a $1,000 per tonne premium to China.

Per capita electricity generation by source, 2022
Our World in Data
Coal
Gas
Oil
Nuclear
Hydropower
Wind
Solar
Bioenergy
Other renewables
Canada
1,895 kWh
2,290 kWh
9,885 kWh
16,405 kWh
Sweden
4,855 kWh
6,556 kWh
3,151 kWh
16,274 kWh
United States
2,664 kWh
4,687 kWh
2,309 kWh
12,321 kWh
Australia
4,891 kWh
9,531 kWh
Japan
2,501 kWh
2,701 kWh
7,692 kWh
France
4,599 kWh
7,264 kWh
Germany
2,171 kWh
6,993 kWh
China
3,744 kWh
5,950 kWh
United Kingdom
4,565 kWh
South Africa
3,245 kWh
3,758 kWh
World
3,516 kWh
Brazil
3,091 kWh
India
1,218 kWh
0 kWh
4,000 kWh
8,000 kWh
12,000 kWh
16,000 kWh
Source: Our World in Data based on BP Statistical Review of World Energy & Ember
OurWorldInData.org/electricity-mix • CC BY

Figure 17 - Electricity Generation by Source (Source: Our World in Data)

The Lithium Lane Properties are ideally located to take advantage of both hard rock strategic lithium assets and a favorable source of renewable energy for lithium mining and processing in Manitoba. In addition, the Lithium Lane Properties are strategically located in North America’s “Auto Alley.” With the Hudson Bay Railway having a railhead 30 km from our project, the Lithium Lane Properties have access to means of transportation to bring our lithium product north to the Port of Churchill, for shipment to Europe, or South to Auto Alley. The map below shows the extended reach of CN’s rail lines into the US Auto Alley.

Figure 18 – Network of Rail Lines (Source: CN Website)

If one compares the map above to the map of the NAFTA superhighway below, the Lithium Lane Properties are strategically situated to access and address this market.

Edmonton
Churchill
Vancouver
Calgary
Winnipeg
Montreal
Ottawa
Butte
Fargo
Duluth
Port
Huron
Toronto
94
Billings
Minneapolis
St. Paul
29
Des Moines
Detroit
Windsor
Omaha
Chicago
Davenport
Washington D.C.
Denver
Kansas
City
Indianapolis
35
Wichita
Oklahoma City
Memphis
AllianceTexas
Denton
Shreveport
Ft.
Worth
Dallas
Houston
San Antonio
Corpus Christi
Laredo
Monterrey
Saltillo
San Luis
Potosi
Guadalajara
Manzanillo
Mexico, D.F.
Lazaro Cardenas
Inland Ports
FTZ
nasco
North America's
SuperCorridor
Coalition, Inc.

Figure 19 - U.S. “NAFTA Superhighway” (Source: Peaktraffic.org)

Recent Volatility in Lithium Prices

Since January 2023, the price of lithium has dropped substantially, even as sales of EVs have increased. Some analysts believe that the decreases were caused by short-term factors, while others suggest that the drop is more permanent. However, many experts have noted that despite such decreases, the price for lithium remains high relative to historical levels and that additional sources of lithium supply will be necessary to meet the increasing demand for EVs.

In May 2023, Morgan Stanley published a report stating that it believed that lithium market had reached a turning point, at least for now. Morgan Stanley noted that carbonate prices in China, which have decreased since hitting records in November 2022, have rallied on renewed optimism over EV demand.

According to the report, “although China’s EV sales and battery production are back in growth mode after a lackluster start of the year, cathode and battery cell producers are still not fully back buying in the spot market, but sentiment is clearly improving, and their lithium inventories appear to have eroded. Unlike for nickel and cobalt, we still model a full-year lithium market deficit for 2023, and we expect the recently oversupplied lithium market to become tighter again for the remainder of 2023. We see some upside risk to our 2H23 base case forecast for an average China lithium carbonate price of $25/kg.”

BUSINESS

Overview

Foremost Lithium Resource & Technology Ltd. is an exploration stage company that is primarily engaged in the hard-rock exploration and acquisition of lithium properties in Canada.

Our goal is to become a strategic supplier to processors of battery-grade LiOH to supply the growing electric vehicle battery and battery storage markets. There are several positive tailwinds for lithium demand, particularly hydroxide in the United States. The global lithium-ion battery market size is expected to reach US $182.53 billion by 2030. We believe it is highly likely that North America will emulate Europe’s battery raw material strategy and target a high percentage of local lithium chemical production. The United States currently has approximately 15KT LCE of local chemical production capacity – a fraction of the 500KT LCE demand in 2030 as we forecasted. As hard rock to hydroxide offers the shortest greenfield route to increased supply, and Foremost Lithium’s land position hosts significant potential, projects such as Foremost Lithium’s Lithium Lane Properties will be seen as strategic in the years to come.

We hold or have option to acquire interests in mining claims covering over 43,000 acres (17,500 hectares) primed for exploration with our four main core Lithium Lane Properties, as well as our Jol Property, located in the province of Manitoba, Canada.

We also have a secondary ambition acquired of pursuing precious metal exploration on our Winston Property located in New Mexico, USA. We the Lac Simard South Property in May 2023, with 12 identified pegmatites in Quebec, Canada.

We currently consider the four Lithium Lane Properties to be our material properties, while our Winston Property, Lac Simard South Property, and our Jol Property mining claim in Manitoba, Canada, are considered to be non-material properties. All of our properties are in the exploration stage.

Figure 1 - Location map of Foremost Properties in North America

Lithium Lane Properties

Our primary focus is on exploration on and eventually the development of our Lithium Lane Properties, which in aggregate encompass 78 discrete claims totaling over 43,000 acres (17,500 hectares), consisting of: (1) the Zoro Property; (2) the Jean Lake Property; (3) the Grass River Property; and (4) the Peg North Property. Our Lithium Lane Properties are located in close proximity to each other, in west-central Manitoba, east of the historic mining friendly town of Snow Lake. Each of these properties consists of undeveloped provincial land on which we hold mining claims or options to acquire or earn interests in mining claims and are predominately surrounded by black spruce and jack pine forest with sufercial sediments such as trembling aspen.

We are in the business of exploring our Lithium Lane Properties. We expect that following a planned six-phase exploration approach will demonstrate potential further S-K 1300 compliant resources and will lead to delineating a lithium resource to direct ship ore (“DSO”) to a production facility in the area to create a revenue stream.

Legend
Peg North
Zoro Property
Zoro 1 Option
GRC Property
Jean Lake Property
Green Bay Option (Zoro)
Crowduck Bay Fault
Thompson Brother's Lithium Trend
Powerline
mE = Meters East
mN = Meters North
Prov. of Manitoba
450,000 mE
457,500 mE
465,000 mE
472,500 mE
480,000 mE
6,097,500 mN
6,090,000 mN
6,082,500 mN
6,075,000 mN
N
W
E
S
Morris Lake
Snow Lake Airport
Crowduck Bay
Niblock Lake
Roberts Lake
Dion Lake
Wekusko Lake
FOREMOST LITHIUM
Foremost Lithium Snow Lake Properties
Snow Lake, Manitoba
Claim Status
0
5
Kilometers

Figure 2 - Claims Map of Foremost’s Lithium Lane Properties

Local Environment

The Lithium Lane Properties are ideally located in the Province of Manitoba, Canada, where 97% of the electrical energy supply is from hydro-electric renewable sources. The region of Snow Lake, where the Lithium Lane Properties are situated, is mining friendly, and the Hudson Bay Railway runs within 30km of the Lithium Lane Properties. The valley located directly east of the property could serve as a potential tailing storage area. Winter access roads to the property can be used for hauling purposes. The Snow Lake region is marked by short, cool summers and long, cold winters. The region has a sub-humid high boreal climate. The Hudson Bay rail runs north to the Port of Churchill which supplies access to Europe by ship, or south to the EV manufacturing markets in Michigan and the southern United States.

Property Geology and Lithium Mineralization

To date, a total of over $10.7 million has been spent on exploration works on the Lithium Lane Properties, with most of the work has been applied to the Zoro Property. The Zoro, Jean Lake, Peg North, and Grass River spodumene bearing, lithium-enriched pegmatite dyke clusters occur on either side of the Crowduck Bay Fault. To the east of Wekusko Lake there are three main clusters of spodumene-bearing pegmatite dykes known as the Thompson Brothers, Sherritt Gordon and Zoro pegmatites. The Thompson Brothers (Violet) and Sherritt Gordon type pegmatites and appear to connect or extend onto the Company’s Jean Lake and Peg North projects. The Green Bay (Zoro) pegmatites are located about 5km east of the Thompson Brothers property. Lithium Projects are bound by the Crowduck Bay Duck Fault as well are situated along the “Thompson Brothers Lithium Trend (TBL)”, known to be associated for lithium-enriched pegmatite dyke clusters.

Zoro Property

At the Zoro Property, we have conducted exploration and completed an S-K 1300 technical report summary that declares a Li2O inferred mineral resource. The Li2O inferred mineral resource estimate for the Zoro Property as of March 31, 2023 is 1,074,567 tonnes in situ at a grade of 0.91% Li2O, with a cut-off of 0.3% Li2O and metallurgical recovery of 90%. To date, the Zoro Property is the only project where the Company has a S-K 1300 compliant initial assessment report with an inferred mineral resource estimate. This S-K 1300 compliant technical report summary was prepared to support ongoing exploration and development by the Company. Its primary goal was to review existing and newly discovered lithium pegmatite dykes on the property based on exploration work finished before July 2018. It would utilize the related geoscientific database to demonstrate sufficient technical merit to continue the assessment of known pegmatite dykes and to explore for repetitions of this style of mineralization. The Company has drilled 10,000 meters of core and documented a total of 16 spodumene mineralized pegmatite dykes on the Zoro Property. Based on the 2023 S-K 1300 compliant report, a base case in situ inferred mineral resource for Dyke 1 on the property was determined. The reporting cut-off is 0.3 percent Li2O and the metallurgical recovery is 90%. Dyke 1 contains 1,074,567 tonnes at 0.91% Li2O, from which we infer 9,700 tons of inferred Li2O and 24,000 tons of inferred Li2CO3 using a conversion rate of 2.473.

The inferred resource on the Zoro Property is entirely from a single high-grade lithium bearing spodumene pegmatite dyke (Dyke-1) partially outcropping at surface on the Zoro Property. The Company has subsequently discovered a total of sixteen (16) spodumene mineralized pegmatite dykes which remain open for further drilling to build substantial additional S-K 1300 compliant resources and completed a successful April 2022 drill program. The Company completed UAV-assisted magnetic and Lidar surveys which integrate data sets with MMI soil geochemical data, mapping and prospecting data as well as drill core data. The Company will use this data to determine the most effective step out and infill drill program. Simultaneously, the Company successfully completed its program with Glencore Canada (“XPS”) to process an initial 500 kg mini bulk sample of spodumene-bearing pegmatite from Dyke-1 into a SP6 technical specification spodumene concentrate into battery-grade LiOH and Li2CO3 while maximizing lithium recovery and significant CAPEX and OPEX savings.

Jean Lake Lithium and Gold Property

In August 2021, the Company discovered two beryl pegmatite outcrops on the Jean Lake Property which assayed high-grade lithium. These high-grade assay results included 3.89 Li2O% to 5.17% Li2O%. As a result of airborne magnetics, the Company defined 14 high priority drill targets on Jean Lake Property – including the two “Beryl” pegmatites. Prior to drilling, all drill targets were identified through a combination of prospecting, soil and rock chip geochemical surveys and UAV-assisted magnetic surveys. The Company commenced its 3,000 meter 24-hole drill program in December of 2022 and recently announced the results in June of 2023, including that it had identified and provided preliminary dimensions for a high-grade zone of lithium mineralization at one of its beryl pegmatite Dykes, the “B1” dyke.

Grass River Lithium Property

The Company is currently aware of 17 historically mapped and drilled spodumene mineralized pegmatite dykes on the Grass River Property which have yet to be fully delineated or drilled to S-K 1300 standards (previous 1959 results are not applicable although they clearly evidence 7 spodumene mineralized pegmatites). We have completed UAV-assisted magnetic and Lidar surveys and intend to integrate that data with the historical mapping and prospecting data, and historical drill core data with interpretation expected to be released in the third quarter of 2023. Over the second and third quarters of 2023, the Company will undertake prospecting and targeted MMI soil geochemical surveys over areas of specific interest identified from the drone magnetic survey in preparation for a future drill programs.

Peg North Lithium Property:

The Company acquired the Peg North Property in the second quarter of 2022 and has used targeted MMI, together with boots on the ground prospecting, to delineate the five (5) historically documented spodumene pegmatites on the property in the second and third quarters of 2022. The Company flew airborne geophysics over the entire property in 2022. During the second and third quarters of 2023, the Company will undertake prospecting and Mobile Metal Ion soil geochemical surveys over areas of specific interest identified from drone magnetic surveys for the same program as outlined in the Grass River Property.

Project Timelines

The Table below summarizes our current status and next major milestone activity:

Figure 3 - Project Timeline

Foremost Lithium’s Phased Mineral Exploration Process

We intend to analyze each of the Lithium Lane Properties in detail to determine their current status and scheduled future activities. This is the fundamental execution strategy that we employ to create unlock world-class hard rock lithium resources in Snow Lake, Manitoba, Canada.

How Data Adds Value from Prospecting to Production

Finding world-class hard rock lithium mineralized spodumene mine requires judicious and methodical work. Our approach is to have a dedicated experienced technical team use all available modern subsurface characterization techniques together with historical field data. The primary question we pose to ourselves at this stage is: “Where do we look and how do we find it?” Deploying exploration capital is fundamental to gaining the requisite data, which is then processed into knowledge and understanding of the lithium deposit.

Phase 1: Acquire Quality Claims

No amount of exploration budget can find minerals on land that doesn’t have minerals. There are two key factors that have allowed us to acquire our properties.

●	Working from the known - Lithium mineralized spodumene pegmatite dykes tend to form in clusters, or fields in prolific belts, hosted by fault structures which permit economic deposition. The Snow Lake pegmatite fields are hosted by the Crowduck Bay fault which runs (strikes) South-West to North-East from Wekusko Lake up into the mouth of the Grass River. For example, Cerney, et. al. [1981], Frarey, et. al. [1950], Bailes [1985] Cancelled Assessment Files (CAF) of the Manitoba government, and Jay Kay Exploration Syndicate exploration drilling logs from 1959 provided compelling regional data and supported evidence of a significant spodumene mineralized pegmatite field in this specific area. Prospective areas with potential for discoveries can be identified by reviewing other geological data. There is significant historical geological data which has uncovered only a small fraction of the outcropped resource targets. Foremost Lithium’s VP of Exploration Dr. Mark Fedikow has been actively exploring in the Snow Lake area including the Wekusko Lake pegmatite fields for over 3 decades and consequently Foremost Lithium’s exploration occurs along and outward from the known mineralization hosted by the Crowduck Bay fault. We have used this existing knowledge to target specific properties for acquisition and development.

●	Community Engagement – Our team has excellent relationships in the Snow Lake area. These relationships ensure we know the owners of the highest quality land and ensure we are given the opportunity to acquire this land when available. We have either staked, acquired, or hold options to acquire and control 78 claims over 43,000 acres (17,500 hectares) in the highly prospective Snow Lake pegmatite fields, including the entire northern extension of the Crowduck Bay Fault. To date, we have mapped and defined numerous spodumene mineralized pegmatite occurrences and identified 16 spodumene-bearing pegmatites on the Lithium Lane Properties.

Phase 2: Prospecting

After acquiring a property, we conduct our first pass prospecting of outcrop areas, which focuses on known pegmatites as well as additional lithium-bearing pegmatites. Includes surficial geochemical surveys including MMI to help delineate new targets and is integrated with other geoscientific databases.

Phase 3: UAV-Borne Magnetic Surveys

In this phase, we use UAV-Borne magnetic surveys to aid us utilize 3D technology to define the extent and magnetic signature of the spodumene pegmatite dykes and enclosing geologic environment. LiDAR technology records detailed ground elevation measurements via laser light high resolution 3D imagery at a 2-centimeter accuracy. The survey helps with exploration, improving field work planning, and with the delineation of drill target.

UAV-flown high resolution magnetic data lends itself very well to finding new prospective drill targets with precision using high-resolution drones. We conducted a UAV-borne magnetic survey on the Lithium Lane Properties in 2022. The UAV system’s resolution has provided excellent litho-structural detail over the Lithium Lane Properties and has generated detailed 3D models of the magnetic sources on the properties. Magnetic surveys can provide valuable exploration information such as depth to source, dip of the body as well as the overall shape and morphology of the lithological unit. The resolution of the survey allows targeting of bedrock structures which may host lithium pegmatite deposits, which when coupled with 3D products from inversion of magnetic survey data provides an excellent source of information for us to define drill-targets based on their magnetic signatures including both magnetic and non-magnetic targets. The drone magnetometer surveys were flown with a flightline azimuth of 070º and flight-line spacing of 25m. Tie lines were established at 250m spacing with a total of 7,472.7-line km over the Lithium Lane Properties.

Phase 4: Preparation

After the survey is conducted, we scientifically define drill targets via preparatory work programs and de-risk the targets with final visual reference.

Phase 5: Drilling

The first four phases allow us to determine a number of targets. On each target, we construct a well thought through thesis of where economic mineralization exists, and the put the thesis into practice once exploration drill rigs are brought to site. The drilling phase includes the following steps:

●	Drilling – Diamond drills allow exploration holes that can be hundreds of meters deep. Each hole extracts a small diameter of rock (referred to as core) from the subsurface.

●	Core logging – The details of each drill hole (such as rock type, structure, alteration) must be logged extensively and accurately. Core is analyzed and reviewed for visible prospective minerals of interest. We look for visible concentrations of spodumene mineralization hosted within a pegmatite dyke structural fabric.

●	Assay Results – Core samples are submitted to the lab for assays that determine how much Li2O is present in the rock.

●	Re-Interpretation – We conduct live interpretation of the drill data, creating a dynamic drill program.

Phase: 6: Discovery

Discovery is the most exciting part of the process. This phase is when the resource is uncovered, and interpretation of the quality and quantity of ore comes to realization. All of the information learned in the previous phases inform the specific targeting and subsequent drilling of high value exploration targets.

Additional Phases

Assessment

When initial drilling yields positive results, we will start step out drilling to see how far the mineralization extends along a strike azimuthal trend, and if it goes deeper. Once we have more information on these boundaries, we can commence infill drilling, which is drilling in the gaps between existing holes to build confidence in the cumulative size and grade of the mineralization, to provide more information that can be used to determine if we have a discovery. We have drilled 70 exploration holes, which represent just over 10,000m of diamond drill core on our Zoro Property. That core has been logged and integrated into our 3D data model. Assay results on 60 of the 70 exploration holes are currently inside our 3D data model.

Once the drill core has evidenced a discovery of Li2O mineralized spodumene pegmatites then estimation can begin to determine how large the deposit is. At this stage, we can produce an S-K 1300 compliant mineral resource estimate.

Deposit Definition

Scientists and geologists will work together to analyze and define a deposit from samples sent out to a laboratory and determine whether the quality and quantity of Li2O is sufficient to move into production of ≥ 6% Li2O spodumene concentrate (SC6), and potentially upgrade that SC6 into LiOH with the benefit of a chemical processing facility.

Mineral Resource Calculation

At this vital stage, we will lay out the tonnage and grade of the deposit. Different methods are used in accordance with the ore geology, geometry and boundaries. Some of the steps involved will be:

●	Drilling additional diamond core drill holes – This increases the potential resource, boosts confidence level, offers another chance of making additional discoveries and enhances overall knowledge and understanding.

●	Conducting metallurgical tests – These mimic the process employed at both a processing facility to yield SC6 and a chemical upgrading facility to yield a saleable battery-grade LiOH product and provide confidence that the lithium ore we will mine can be converted into a saleable product.

●	Conducting environmental assessments and assessing corporate social responsibility – Significant work is performed to test and model how a potential mine might impact the surrounding environment, ecosystems, and the local community of Snow Lake.

●	Assessing risks – This involves a rigorous analysis of what could go wrong and development of solutions to address such problems.

●	Utilizing our 3D model – the Leapfrog 3D model will employ a S-K 1300 compliant economic modelling and analytics platform to use all existing data and create a highly accurate and detailed model of the lithium mineralized pegmatite orebodies.

●	Designing mines – a detailed engineering analysis will be undertaken to determine how the mine can be designed to maximize Li2O ore extraction in a safe and low cost manner.

Development Decision & Financing

At this stage, we will develop finance and production plans to ensure funds for mine construction and mine operations. By this point, we will have a clear vision of the deposit and its potential and decide whether to move the resource into production.

Non-Core Assets

Winston

The Winston Property has promising geology and is also an exciting opportunity for our Company. This 2,800 acre land package has returned promising gold/silver samples in the past, and based on these higher grade samples, the Company would plan a drill program with additional capital. We are exploring the possibility of spinning out this property, which could result in dividend shares to our shareholders. We would also consider engaging in a joint venture with a precious metals focused participant.

Jol Property

We completed the acquisition of a 25 acre (62 hectare) property (the “Jol Property”) situated due north from the Jean Lake Property, and due west of Zoro Property, on July 12, 2022. This small parcel of land is situated in an area historically noted for high critical metal nickel and copper contents, although there has been no exploration follow-up in recent times. The property is also within the area of geological influence of the Crowduck Bay Fault, and as such offers the potential to host lithium-bearing pegmatite dykes. We intend to conduct further exploration on the property and may also consider selling the property to any interested buyers.

Lac Simard South Property

This property is situated near a lithium-dense area of Quebec, Canada in an active lithium camp with established concentrators and refineries consisting of 80 mining claims covering approximately 11,482 acres (4,647 hectares). This location offers year-round access with proximity to infrastructure enabling us to explore and drill during all seasons. We anticipate future exploration to commence in early 2024 on the 12 pegmatites that were identified from satellite imagery. These pegmatites are located approximately 120km southwest from The NAL Lithium Processing Plant (A Piedmont/Sayona Joint Venture), and 80km southwest of Val-D’or, a logistics hub for mining services. With close proximity to refineries and concentrators and easy access to infrastructure, we intend optimize the advantages the property offers, and maximize these key benefits.

Marketing and Advertising

We intend to solidify and broaden our engagement with strategic partners by delivering a saleable SC6 Li2O product. Our DMS and flotation of DMS Middlings, together achieved a global lithium recover of 81.6% at a spodumene concentrate grade of 5.88%, demonstrating that our spodumene concentrate is capable of producing both battery grade lithium carbonate (Li2CO3) or lithium hydroxide (LiOH), while returning an extremely favourable OPEX/CAPEX to our Company.

Manitoba is currently home to one of the only hard-rock lithium mines in North America, the world-class Tanco Mine, which is only 600km from the Zoro Property, and provides us an opportunity to create a near-term revenue stream by the DSO (Direct Shipping Ore) to mines in our area. Lithium supply has not grown in lockstep with demand, and battery manufacturers as well as electric vehicles makers have been sourcing and securing their lithium supply farther in advance. We feel this provides us a great strategic opportunity to solidify contracts with long-term partners.

Our Customers

Chemical companies that convert SC6 to LiOH and Electric Vehicle Manufacturers would be the primary direct and indirect customers. These include Tesla, Rivian, General Motors, BMW, Nissan, Mercedes, Jaguar, and Audi automobile manufacturers, among others. We believe that, assuming we prove our lithium resources and operate a functioning lithium ore mining and processing facility, we will be well positioned to be a supplier of choice to these OEMs, based on the competitive economics enabled by our well-situated geographical location, renewable energy sources, and mining friendly government regime.

Competition

We face intense competition in the mineral exploration and exploitation industry on an international, national, and local level. We compete with other mining and exploration companies, many of which possess greater financial resources and technical facilities than we do, in connection with the exploration and mining of suitable properties as well as the engagement of qualified personnel. The lithium exploration and mining industry is fragmented, and we are a very small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have established more strategic partnerships and relationships and have greater financial accessibility than we have. We are also subject to competition from other large national and international mining companies such as Sayona Mining Limited and Frontier Lithium Ltd. In our view, given the expected level of demand for lithium, it will be a seller’s market so there will be many customers interested in the lithium we extract.

Intellectual Property

We do not have any registered intellectual property rights.

Facilities

Our corporate address is 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3 Canada. Currently, we do not maintain any office or operational facilities other than a leased space used to store our core samples in Snow Lake Manitoba. We believe that we will be able to obtain adequate facilities, principally through leasing, to accommodate our future expansion plans.

Employees

We currently have two full-time employees.

Our other officers and advisers work for us as independent contractors under consulting agreements. These agreements require consultants to protect our confidential information during their engagement with us. In addition, these consulting agreements include typical non-compete clauses that prohibit the consultants from entering competitive employment relationships while they are working for us.

Insurance

We currently insure our directors and officers through our D&O insurance policy. We currently do not insure against mine exploration and development risks.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties and an adverse result in these, or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition, or operating results.

On December 22, 2021, we commenced litigation against former management, Gammack and Dinning, shortly after they were replaced as directors following our contested shareholder meeting. The claim is for unspecified damages in addition to approximately $150,000 of compensation to Gammack and Dinning that was not paid. We dispute that the amounts were owing or that the contracts were validly entered into prior to the payments being made. We garnished their bank accounts and the amounts claimed were paid by certain banks into court.

On May 12, 2022, Gammack and Dinning filed a counterclaim for damages relating to their termination including a two-year change of control payments under the alleged management contracts which would total approximately $400,000. We consented to the release of $150,000 that had been garnished to be paid out of court to the defendants.

The parties have reached an agreement to settle the claim and counterclaim by the release of the funds held in court to the defendants, which has occurred and the payment of $10,000 in total for costs to the defendants, which funds have been paid. The parties have exchanged releases. The consent dismissal order dismissing the claim and counterclaim has been filed with the court.

During the year ended March 31, 2022, the Company filed a claim against certain previous directors of the Company for wrongful transfer of funds in the amount of $157,185 for alleged deferred compensation to these directors. As a result of the claim against the Company, alleging that they are entitled to the compensation that had been garnished, and are also entitled to termination or change of control clauses as per their alleged management agreements. The amounts were garnished and later released as part of the settlement agreement detailed below. The previous directors have also filed a counter claim against the Company, alleging that they are entitled to the compensation that has been garnished and being held in escrow, and are also entitled to termination or change of control clauses as per their alleged management agreements. The alleged management agreements would entitle each of the two directors to 12 months compensation in lieu of notice to termination without cause or 24 months of compensation if their agreements were terminated and within 6 months of a change of control of the Company, which includes a change in power to elect a majority of the board of directors or otherwise direct the management of the Company through proxies, voting agreements, or otherwise. Per the counter claim, the management agreement containing these clauses had allegedly been executed during the year prior to their dismissal and the change in control. During the year March 31, 2023, the Company reached an agreement to settle the claim and counterclaim by the release of the funds held in court to the defendants and a nominal payment which has been made.

During the year ended March 31, 2023, the Company received correspondence from legal counsel to a former officer and alleging the former officer was in an employment relationship with the Company and the Company failed to pay him wages and severance, claiming damages from alleged wrongful dismissal, bad faith damages and related claims. The claim also alleged that the Company did not have the legal right to cancel 130,000 outstanding PSU’s. The Company has made an assessment on the validity of the claims and, intends to defend the matter vigorously. This matter is in the early stages and we are unable to reasonably determine the outcome or estimate any potential losses, and, as such, have not recorded a loss contingency.

Government Regulation

Our business is subject to a variety of laws and regulations applicable to companies’ conducting business in the mining industry. In Canada, mining law is divided between the federal and provincial governments. Ownership of lands and minerals belongs to the province in which they are located. Within the Province of Manitoba, mining activity is regulated by the Department of Agriculture and Resource Development and is governed primarily by provisions of The Mines and Minerals Act (Manitoba) together with its accompanying regulations and guidelines. The provinces have jurisdiction over mineral exploration, development, conservation, and management. The federal government shares jurisdiction with the provinces on some related matters (taxation and the environment) and has exclusive jurisdiction over areas such as exports and foreign investment controls. Federal and provincial legislation affecting mining activities tends to fall into two main categories: (a) private matters of title and taxation; and (b) economic, social, and environmental policies.

PROPERTIES

Material Properties – The Lithium Lane Properties

Zoro Property

Portions of this section regarding the Zoro Property are derived from the S-K 1300 technical report summary, “Technical Report on the Zoro Lithium Project, Snow Lake, Manitoba”, with an effective date of March 31, 2023, prepared by Mark Fedikow and Scott Zelligan, Qualified Persons under S-K 1300. Mr. Fedikow is a consultant and officer of the Company, serving as the Company’s Vice President Exploration. Mr. Zelligan is a self-employed, independent resource geologist and is not an employee of the Company. Neither Mr. Fedikow nor Mr. Zelligan is affiliated with any other entity that has an ownership, royalty or other interest in the property.

The Zoro Property is an exploration stage property located in west-central Manitoba 249 km southeast of Thompson and 571 km north-northeast of Winnipeg and approximately 20 km east of the town of Snow Lake. Nearby infrastructure includes a power line servicing the town of Snow Lake approximately 5 km south of the property, the Snow Lake airport and an all-weather gravel road 11 km west of the property, and a rail link located at Wekusko siding, 20 km to the south of the small historic gold mining community of Herb Lake Landing which is 30 km south of the property. The nearest road link is a seasonal gravel road on the east side of Wekusko Lake that accesses the village of Herb Lake Landing and Provincial Highway 392 to the south.

Canada
Prov. of Manitoba
United States
Mexico
FOREMOST LITHIUM
Churchill
Lynn Lake
Gillam
Thompson
Flin Flon
Dauphin
Brandon
Winnipeg
Legend
Zoro Property
Lakes
Rivers
Powerline
mN = Meters North
mE = Meters East
456,00 mE
458,00 mE
460,00 mE
462,00 mE
6,086,00 mN
6,084,00 mN
6,082,00 mN
6,080,00 mN
6,078,00 mN
6,076,00 mN
N
W
E
S
Dyke 14
Dyke 8
Dyke 10
Dyke 9
Dyke 12
Dyke 15
Dykes 2 & 3
Dyke 11
Dyke 13
Dyke 4
Dyke 16
Dyke 1
Dyke 9
Dyke 10
Dyke 8
Dyke 15
Dykes 5 & 6
Dyke 7
Dykes 2,3
Dyke 4
Dyke 1
2018 Pegmatite Discovery
2022 Pegmatite Discovery
0
2.5
5
Kilometers

Figure 1 – Depicts the Zoro Property with its 16 spodumene dykes

Access to the property is by either helicopter or fixed-wing aircraft, or by driving north on provincial highway 39 to Bartlett’s Landing, taking a 20km boat ride across Wekusko Lake, and using drill roads and ATV trails the remainder of the way. Based upon the UTM Grid, the property is located at coordinates 455,000 meters east and 6,085,000 meters north, as illustrated in Figure 1 above (GPS coordinates are 54.8575, -99.6461) The Zoro Property has no mineral reserves under S-K 1300. The S-K 1300 mineral resource estimate for the property is included below, under “Mineral Resource Estimates”. The book value of the property as of March 31, 2023 was $6.562 million. The Zoro Property is comprised of 16 mineral claims totaling 8,377 acres (3,390 hectares).

Property and Ownership

On April 28, 2016, the Company entered into an option agreement granting it an option to purchase the rights to the lithium and related lithium compounds or mineralization of the Zoro 1 mineral claim in exchange for certain payments of common shares and cash. The Company made initial payments of common shares and $50,000 in cash. On April 28, 2017, the option agreement was amended and the Company completed the purchase of the rights to the lithium and related lithium compounds or mineralization of the Zoro 1 in consideration for additional common shares of the Company and a non-interest-bearing promissory note for $100,000 that was paid in due course.

On August 4, 2016, the Company entered into an option agreement with Strider Resources Limited (“Strider”) granting the Company the option to acquire an undivided 100% interest in all lithium-bearing pegmatite dykes on claim Jake 3558 (P3558F) and a 350-metre-wide strip along the northeast edge of claim Jake 3558 that includes portions of adjacent claims Bert 6304 (MB6304) and Bert 797 (MB797), subject to a 2% net smelter return royalty, or NSR. The optioned interest did not include any interest in and to any mineral not contained within or immediately adjacent to or contiguous with the lithium-bearing pegmatite dykes. On September 13, 2019 the Company completed the acquisition of the optioned interest. The consideration was common shares of the Company and $250,000 in cash. Pursuant to the option agreement, the Company retains a right to repurchase one-half of the 2% NSR for $1,000,000 at any time prior to commercial production.

On September 20, 2017, the Company entered into a second option agreement with Strider, granting the Company the option to acquire an undivided 100% interest in all lithium-bearing pegmatite dykes on claims Jake 9 (P3031F), Jake 1054 (MB 1054), Jake 2655 (MB 2655), Jake 3557 (MB 3557), Jake 54199 (W54199), Jake 10 (P3032F), Jake 2412 (MB 2412), Jake 2413 (MB 2413), Jake 54745 (W54745), CRO 5734 (MB 5734) subject to a 2% NSR. The optioned interest did not include any interest in and to any mineral not contained within or immediately adjacent to or contiguous with the lithium-bearing pegmatite dykes. The consideration was common shares of the Company, $250,000 in cash and the expenditure of at least $500,000 in exploration expenses. Pursuant to the second option agreement, the Company retains the right to repurchase one-half of the 2% NSR for $1,000,000 at any time prior to commercial production. Finally, the Company acquired an option to the claims BAZ 12131 (MB12131) and BAZ 12133 (MB12133) upon mutual agreement by both parties, which claims were added to the second option agreement. The two additional Baz claims were staked by Strider on December 2017, as they were within a 2 km area of influence and were then registered with the Manitoba Mines Branch on January 10, 2018.

The optioned interest provides indirect right, title, and interest in and to all lithium bearing pegmatite dykes contained in, on or under the property and including, without limitation, all related commercial pegmatite minerals (“Pegmatite Minerals”). The option interest does not include any interest in gold and other precious metals or minerals or ore containing same, base metals or minerals or ore containing same, diamonds, garnets, amphiboles, and talc in or on the property. No negotiations are required for access to the property and surface rights reside with the Manitoba government. In Manitoba, a mining claim is physically staked on the ground by blazing the outline of the claim with an axe or chainsaw and erecting claim posts at the corners and along the outline of the claim. The time, claim name and claim staker’s identification is marked on a claim tag which is affixed to the claim posts. Exploration work is physically undertaken on the claim and this work is described in an assessment report that when approved by the Manitoba government assessment geologist provides credits that can be applied to the claim to keep the claim in good standing. Costs to maintain a claim are calculated at a rate of $12.50 per hectare annually for a claim held for less than 10 years. After 10 years the rate doubles to $25.00 per hectare.

Claim, Size and Expiry and Year Cost

Claim Name	Claim Number	Size Hectares	Expiry Date	Yearly Holding Costs	Holder
ZORO 1	P1993F	52	May/13/2067	$1,300	Foremost Lithium (formerly Far Resources)
JAKE	P3558F	250	September/1/2042	$6,250	Strider Resources Ltd
BERT	MB6304	205	May/16/2045	$4,425	Strider Resources Ltd
BERT	MB797	235	August/15/2041	$5,200	Strider Resources Ltd
JAKE 9	P3031F	256	May/26/2030	$6,400	Strider Resources Ltd
JAKE 1054	MB1054	240	July/16/2030	$6,000	Strider Resources Ltd
JAKE 2655	MB2655	255	July16/2040	$6,375	Strider Resources Ltd
JAKE 3557	P3557F	256	September/1/2030	$6,400	Strider Resources Ltd
JAKE 54199	W54199	131	January/7/2030	$3,275	Strider Resources Ltd
JAKE 10	P3032F	173	April/27/2040	$4,325	Strider Resources Ltd
JAKE 2412	MB2412	256	July/16/2040	$6,400	Strider Resources Ltd
JAKE 2413	MB2413	196	July/16/2040	$4,900	Strider Resources Ltd
JAKE 54745	W54745	245	July/8/2030	$6,125	Strider Resources Ltd
CRO 5734	MB5734	192	April/11/2040	$4,800	Strider Resources Ltd
BAZ 12131	MB12131	192	March/11/2030	$4,800	Strider Resources Ltd
BAZ12133	MB12133	256	March/11/2030	$6,400	Strider Resources Ltd

TOTAL NUMBER OF CLAIMS = 16	TOTAL AREA = 3,390 Hectares (8,377 acres)

Figure 2 - Regional geology map of the Flin Flon-Snow Lake Greenstone Belt

Geology

Zoro Lithium Pegmatites

General and detailed geology for the Zoro Property is depicted in the figures below. Mapping was performed by the Manitoba Geological Survey on the property. The Zoro Property is underlain by ocean floor volcanic rocks of the Roberts Lake allochthon and lesser amounts of missi group sedimentary rocks. The ocean floor rocks comprise mafic volcanic and related intrusions and the missi group consists of sandstone, siltstone, mudstone and quartzo-feldspathic gneiss and migmatite. These lithologies are flanked to the south by missi group calc alkaline and tholeiitic basalt and rhyolite to dacite ash flow tuff and flows and to the east and west more missi group sedimentary rocks. The ocean floor mafic volcanic rocks adjacent to the dykes consist of a fine- to medium-grained strongly foliated dark green lithology. These andesitic to basaltic lithologies are locally interbedded with volcaniclastic sedimentary rocks and all are intruded by a quartz-phyric granite intrusion. The flows are generally fine- to medium-grained, massive with a 50°-70° lineation and strikes of N10°-30°E and steep northwest dips. Localized quartz veins, quartz laminae and associated iron carbonate veinlets are also present in outcrop adjacent to lineaments interpreted to represent faults. Minor arsenopyrite was noted in the quartz veins and laminae. These rocks are locally rusty-weathered and crosscut by veinlets of iron carbonate and quartz. Minor arsenopyrite and pyrite was observed in the quartz veins and laminae.

General Geology
Legend
Intrusive rocks
L Late intrusive rocks
P Intrusive rocks
Successor basin deposits
B Burntwood Group
S Schist-Wekusko assemblage
M Missi Group
MV Missi Group volcanic rocks
Juvenile arc rocks
J Juvenile arc rocks
Ocean floor
F Ocean floor rocks
Symbols
Option August 10, 2016
Option September 26, 2017
Zoro 1 claim
Fault
Powerline
Road
Limited use road
Herb Bay
Crowduck Bay
Bazzlo L
Vlassie L
Roberts L
Dion Lake
Atkins L
Wekusko Lake
NAD 1983 UTM Zone 14N
450,000
455,000
460,000
465,000
6,085,000
6,080,000
6,075,000
99°47'30"
99°42'
99°36'30"
99°31'
54°55'30"
54°50'
0
5,000
Metres
Geology by:
Viljoen, D., Chackowsky, L.E., Lenton, P.G., Vanderkam, R., Broome, H.J., Slimmon, W.L., NATMAP Shield Margin Project Working Group, Canada 2000: Selected data from the NATMAP Shield Margin Project database; Manitoba Industry, Trade and Mines, Geological Survey; Open file report 98-1.
July 8, 2018

Figure 3 - General Geology of the Wekusko Lake Pegmatite Field Region.with Zoro Claims for Context

The pegmatite dykes generally strike northwest to north-northwest with steep dips and crosscut the regional foliation at a low angle. The dykes tend to be concentric in internal structure and the grain size of the constituent minerals (potassium feldspar, quartz, spodumene and black tourmaline) coarsens towards the center of the dykes. This pattern may be locally interrupted by patches of saccharoidal albite, large muscovite aggregates and coarse albite stringers with garnet and beryl. Spodumene is concentrated in the cores of the dykes. Some of the dykes have been split into sub-parallel veins by post-emplacement tectonic activity.

Detailed geologic observations of the pegmatites on the property were initially hampered by caved, filled and overgrown trenches. However, after trench cleaning and mucking and the availability of drill core Martins et al. (2017) provide a detailed description of Dyke 1. It is a north-trending, near-vertical body that extends for at least 280m along strike, with a maximum thickness of approximately 35m. The presence of country-rock alteration was not noted in historical drill logs however, the mineral holmquistite (Li2(Mg, Fe2+)3Al2Si8O22(OH)2) was recently identified in the mafic volcanic host rock during field examinations, indicating metasomatic alteration associated with pegmatite intrusion. Rock and mineral analyses demonstrate that a broad metasomatic geochemical and mineralogical halo is present. The development of holmquistite-bearing assemblages is controlled by the introduction of Li into the country rock during pegmatite emplacement. These assemblages reflect greenschist-facies metamorphic conditions and are only found in amphibolitic wall rock, usually replacing hornblende, pyroxene or biotite (Heinrich, 1965; London, 1986). Based on historical and recent field and laboratory work zonation in the Dyke 1 pegmatite can be defined as follows: (1) the wall zone, composed predominantly of quartz, microcline and muscovite, with accessory tourmaline, hornblende, biotite and rare beryl and spodumene; (2) the intermediate zone, with medium-sized crystals of microcline, albite, quartz, muscovite and spodumene (<5%); (3) the central zone, with abundant spodumene (locally up to 50% but more commonly varying between 10% and 30%), albite, quartz and locally pollucite, and accessory apatite, tourmaline, pyrrhotite, lepidolite, columbite-group minerals and Fe-Mn–phosphate minerals; (4) the core zone, composed mainly of quartz with small- to medium-grained spodumene crystals (although locally 15–20cm crystals of spodumene are observed) in a quartz matrix, with minor tourmaline and muscovite.

Dyke 1 pegmatite is the largest and best studied dyke on the Zoro Property. It is a north-south trending, near vertical body that extends for at least 280m in length and a maximum known thickness of approximately 35m. An apparent lack of alteration in the country rock is commonly described in the historical drill logs with only a local description of brecciation of the mafic volcanic rocks associated with a network of quartz veins. Recent field work identified Holmquist in the mafic volcanic country rock, indicating metasomatic alteration associated with the pegmatite intrusion, and litho geochemical analyses demonstrate that a broad metasomatic halo was developed. Holmquist-bearing assemblages are a function of the activity of lithium introduced into the pegmatite’s wall rock. These assemblages reflect greenschist facies metamorphic conditions and are only found in amphibolite wall rock usually replacing hornblende, pyroxene, or biotite (Heinrich, 1965; London, 1986). Based on historical and recent drill log descriptions the zonation in the Dyke 1 pegmatite can be defined as follows:

1.	wall zone is at the contact and is predominately composed of quartz, microcline, and muscovite, with accessory tourmaline, hornblende, biotite and rare beryl and spodumene.
2.	intermediate zone has medium sized crystals of microcline, albite, quartz, muscovite and spodumene (less than 5%).
3.	central zone has abundant spodumene (locally up to 50% but more commonly varying between 10 and 30%), albite, quartz and locally pollucite and tantalite, and accessory apatite, tourmaline, pyrrhotite, lepidolite, columbite group minerals and Fe-Mn phosphate minerals.
4.	core zone is mostly composed of quartz with small to medium grained spodumene crystals (locally 15-20cm crystals of spodumene are observed) in a quartz matrix, with minor tourmaline and muscovite.

Based on historical descriptions and recent preliminary petrographic work, three stages of spodumene growth can be identified. The first is a primary phase greenish spodumene, and the second is a spodumene plus quartz intergrowths possibly after petalite breakdown (Cerny and Ferguson, 1972). The third phase consists of late bands of very fine-grained spodumene crystals that crosscut other mineral phases or surround feldspars and muscovite grains. Locally, spodumene crystals can be surrounded by fine-grained mica described in historical drill logs as purple, possibly Li-mica or lepidolite. This could be indicative of a late Li-enriched episode (possibly auto- metasomatism) responsible for the formation of the later mica. Acicular opaque minerals of the columbite group are present, and locally late bands of fluorite were reported in historic assessment files associated with fractures in the pegmatite. The latest event identified in the thin section is characterized by late Fe-rich, quartz-calcite stringers with no definite direction that crosscut the pegmatite. Deformation is visible in the thin section in the feldspars and muscovite (kink bands in muscovite are commonly observed) suggesting that the pegmatites are pre- to syndeformational.

The Green Bay pegmatite group (GB)

This group is located about 4.5 km east-northeast of the Violet-Thompson dyke. It consists of 7 dykes intruding metabasalts of the Amisk Group, in a 2 km zone trending approximately 55° from the westernmost, and largest, pegmatite (Mulligan1965). The individual dykes strike northwest to north-northwest with subvertical dips, mostly crosscutting the northeast regional foliation of the metabasalts. The pegmatite group is located inside two divergent faults striking east-northeast and north-northeast. If they are interpreted as conjugate horizontal shears, the attitude of the pegmatites would correspond to the theoretical orientation of associated tension fractures (Mulligan 1965). Out of the seven pegmatites present, the westernmost (GB) and largest was examined in detail, and two minor dykes neighboring to the east (GBB and GBC) have been sampled for geochemical characterization. The GBA dyke is largely drift-covered and poorly exposed in trenches over 250 metres along strike, which is approximately 350° with vertical dip. The width varies between 3 and 20 metres. The pegmatite contacts crosscut the regional schistosity at a low, and variable, angle. The dyke is roughly concentric in internal structure. Coarsening of grain size of the main constituents—K-feldspar, quartz, spodumene, and black tourmaline—towards the centre of the body is only locally interrupted by patches of saccharoidal albite, larger aggregates of muscovite, and by coarser albite stringers carrying garnet and beryl. Spodumene is concentrated in, but not confined to, the core. Sicklerite, most probably an alteration product of triphylite, is exceptional. The GBB and GBC dykes show similar internal structure and composition, but they are much more influenced by post consolidation tectonic activity, which is very sporadic in the GBA dyke. They split into several subparallel veins, and they generally show much more active structural evolution than the main dyke. Spodumene occurs in them only in centrally located patches.

As evident from the preceding descriptions, the mineralogy of all three pegmatite groups is practically identical despite the widely separated locations, different attitudes, and individualized internal structures. The only difference observed in the field lies in the distinct enrichment of the GBA dyke in tourmaline and beryl, particularly towards its northern end; in the other pegmatites, these two minerals are much less abundant. Geochemical characteristics show a close relationship between the Sherritt-Gordon and Violet- Thompson groups, and a much more advanced fractionation in the Green Bay pegmatites. This is shown repeatedly by the plots of K/Rb vs. Cs in K-feldspars and muscovite, and by the Na/ Li vs. Cs plot of beryl (Fig. 165). In the Green Bay group, the highest degree of fractionation is attained in the small dykes GBB and GBC.

Legend
Late Intrusive
L4 pegmatite
L2 magnetiferous pegmatite
Missi Group
M6c biotite dacite
M5a rhyolite ash-flow tuff and flows
M5d dacitic volcaniclastic rocks and flows
M4a calc-alkaline basalt to andesite
M4b tholeiitic basalt to andesite
M3a 'sandstone, crossbedded sandstone'
M3d siltstone, mudstone, crossbedded sandstone +/- pebble conglomerate'
M3f quartzofeldspathic gneiss +/- sillimanite, local garnet'
M3i quartzofeldspathic migmatite
M1a 'polymictic conglomerate, sandstone'
Burntwood Group
B1a 'greywacke, siltstone, mudstone'
B1b garnet-biotite gneiss +/- sillimanite or andalusite, local staurolite, biotite gneiss'
Schist-Wekusko Assemblage
S3a aphyric and porphyritic rhyolite
Intrusive Rocks
P10b 'quartz porphyry, feldspar porphyry, quartz-feldspar porphyry'
P9a granite
P9f foliated to gneissic granite and granodiorite
P7a granodiorite
P6b quartz diorite
P5b quartz diorite to diorite
P2d quartz diorite and gabbro
P2c diorite
Juvenile Arc
J7a 'felsic tuff, lapilli tuff, breccia, heterolithologic breccia'
J4b felsic
J1d basalt, basaltic andesite (geochemical affinity unknown); derived amphibolite'
Ocean Floor
F7a mafic volcanic and related intrusive rocks
Bazzo L
Herb Bay
Crowduck Bay
Vlassie L
Roberts L
Atkins L
Dion Lake
Wekusko Lake
NAD 1983 UTM Zone 14N
450,000
455,000
460,000
465,000
99°47'30"
99°42'
99°36'30"
99°31'
54°55'30"
54°50'
6,085,000
6,080,000
6,075,000
0
5,000
Metres
Zoro 1 claim
Option September 26, 2017
Option August 10, 2016
Fault
Geologic contact
Powerline
Road
Limited use road
July 8, 2018

Figure 4 - Geological setting of the Zoro Property.

History

The Zoro1 pegmatite dykes are located on the north side of a small lake between Roberts Lake and the south end of Crowduck Bay. Early in 1953, Cs No. 3-10, 12 (P 26973-80, 82), S.R. No. 1-6 (P 7877-82) and Linda 1 (P 26983) were staked by Mrs. Johanna Stoltz, Eric Stoltz, Carl Stoltz and Edwin Stoltz, and Key No. 1-4, 8-14 (P 27159-62, 27226-27, 27164-68) were staked by John Tikkanen, Hjalmar Peterson, and Loren Fredeen. These were cancelled the following year. Lit Nos. 11-5 (P 31758-62) was staked by J.J. Johnson in 1954. In 1955 Lit Nos. 6-1l8 (P 35014-26) were added by J.A. Syme. All the Lit claims were assigned to Green Bay Uranium Limited in 1956 which changed its name to Green Bay Mining & Exploration Ltd.

Early in 1956, before drilling commenced, samples containing more than 2% Li2O were reported (Northern Miner, January 12, 1956). A shipment of 136 kg (300 lbs.) of spodumene was sent to Ottawa for testing in 1956. This sample assayed 1.19% Li2O, with minor NbO5. Historic ore dressing tests concluded that good liberation and separation could not be affected (Mineral Dressing and Process Metallurgy Report in Green Bay Mining & Exploration Ltd., Corporation File). Over 6096 m (20 000 ft.) of diamond drilling was done on Lit No. 1-4, with at least 3048 m (10 000 ft.) of this on the main dyke. Results of the drilling on dykes 1, 3, 5 and 7 were reported to be “promising”. Assays of 2.42% to 7.28% Li2O were reported from Dyke 5 (Green Bay; Corporation File). Dyke 5 was apparently 305 m long x 12 m wide (1000 x 40 ft.); Dyke No. 7, over 457 m x 24 m (1500 x 80 ft.). Several of the holes went deeper than 305 m (1000 ft.). Drilling on Lit 10, 16 and 17 amounted to 1950 m (6399 ft.). Gold was also found on the property, with a 3.3 kg (7.25 lb.) sample across 3.4 m (11 ft.) yielding 0.17 ounces per ton gold (Green Bay; Corporation File). The claims were assigned to J.A. Syme in 1963. Several airborne surveys were done in the area between 1948 and 1973:

After the historical drillhole locations were determined, an excel drillhole database was compiled. All 78 historical PDF drill logs were entered into the database by hand. All relevant data was captured including survey data, major and minor lithologies, alteration, pegmatite mineral composition, structure, and assay data when available. A legend was created, and rock codes were assigned. Lithologies were consolidated when necessary to model the dykes in 3 dimensions. Historical drillholes that intersected Dyke 1 were de-surveyed in Studio EM (Datamine). Seventeen cross-sections (spaced at 25m intervals perpendicular to Dyke 1) and 7 plan maps (spaced at 50m elevation intervals below surface) were created for interpretation. Interpretations of the pegmatite, gneiss, schist, metavolcanics, and overburden were done by hand drawing. These interpretations were then scanned, digitized in AutoCAD, and wireframed in Studio EM. A model of the Dyke 1 pegmatite was created from the cross-sections and plan maps, which served as the basis for the Company’s drill targeting. Between November of 2016 and November of 2017, the Company conducted three small drilling programs on Dyke 1 to validate historical drilling results and to test the pegmatite farther along strike and at depth. A total of 19 drillholes summing 2,920.4m were drilled through these three exploration phases focused exclusively on Dyke 1. In the first quarter of 2018, the Company conducted a larger drilling program which not only continued the definition of Dyke 1 but also began drill testing other lithium bearing dykes on the property (Dykes 2, 4, 5 and 7).

Exploration

The disclosure of exploration results contained in this section is based on information and supporting documentation provided by a Qualified Person. Exploration by Foremost Lithium commenced in 2016 with prospecting, geological mapping, soil geochemical surveys, mineral and rock geochemical surveys and collaborative research by external agencies. These programs lead to four diamond drill campaigns. A total of 80 rock samples and 1640 soil samples have been collected and analyzed. Rock samples were collected from trenched and from limited outcrop. Soil samples were collected at 30m spacing along survey lines which were spaced 100m apart. These samples allow the company to generate potential diamond drill targets. To see results and methods of sampling, including analytical protocols, please review Section 8.1.3 of Zoro Technical Report Summary for rock samples, and Section 8.2 of the Zoro Technical Report Summary for soil samples.

Prospecting

Prospecting teams active on the Zoro Property have prepared existing outcrop exposures for sampling and mapping and have documented new outcrop exposures for follow-up. An expanded property position has resulted in part from these activities. The teams have also undertaken rock chip and soil geochemical MMI surveys to quantify and qualify historic lithium assays and assess overburden covered terrain for geochemical signatures of buried lithium-bearing pegmatite. Glacial and organic sediments are extensive on the property and blanket areas where the potential for additional pegmatite dykes and the delineation of potential drill targets is high.

Rock and Soil Geochemical Surveys

Rock and soil sampling surveys were undertaken to assess the property for indications of mineralization and to provide data for possible drill targets. Rock samples were collected from outcrop exposures as representative chip samples and as channel samples cut with a rock saw. Soil Samples were collected at 25 m sampling between 10 and 25 cm below the contact between organic and inorganic soil using a Dutch auger.

Sample locations were documented by way of handheld GPS. Quality assurance and quality control protocols were utilized from sample collection through laboratory submission. No sample bias was observed. A total of 80 outcrop rock samples, 165 channel samples and 1640 soil samples form the basis of the geochemical database. All samples were transported by helicopter in sealed rock pails to a locked storage facility in Snow Lake prior to shipping.

Rock samples were analyzed at Activation Laboratories in Ancaster (Ontario) using a multielement package after a total dissolution. Soil samples were analyzed with Mobile Metal Ions Technology, a partial and selective digestion, at SGS Mineral Services in Burnaby, B.C. Quality control and quality assurance programs accompanied both rock and soil analyses.

For further information regarding Foremost’s prospecting, see Section 8.1.1 of the Zoro Technical Report Summary.

Drilling

Between November fall of 2016 and January 2018, we have conducted four drilling programs on Dyke 1 and surrounding pegmatite dykes to validate historical drilling results and to test the pegmatite farther along strike and at depth.

To summarize these four drill programs:

●	Phase 1 drilling program occurred in November of 2016 and comprised 7 drillholes totaling 1,142.0 m of NQ core.
●	Phase 2 drilling begun in March of 2017 because of a successful phase 1 program. This included 7 drillholes totaling 1,088.0m of NQ core.
●	Phase 3 drilling begun in September 2017. This was a smaller program consisting of 5 drillholes totaling 710.0m of NQ core.
●	Phase 4 drilling occurred in January of 2018 testing 19 drillholes at a length of 2,472.0m.

Complete details of the drilling programs can be viewed in ‘Sections 9.1.1 through 9.1.4 in the S-K 1300 in Zoro’s Technical Report Summary”.

In March 2022, a ten-hole 1,509-meter drill program was undertaken to test MMI soil geochemical anomalies and assess the deeper levels of high-grade spodumene pegmatite Dyke 8 discovered in 2018. A new sixteenth spodumene-bearing pegmatite dyke on the Zoro Property was discovered during this program, which was intersected by two drill holes. DDH FM22-70 drilled at -50 degrees inclination intersected two pegmatite intercepts totaling 4.9 meters with up to 15% light green spodumene crystal aggregates. A second hole, DDHFM22-70B was drilled at a steeper inclination of -65 degrees to undercut the first pegmatite intersection and this hole intersected a five-meter intercept of the same spodumene mineralized pegmatite as hole FM22-70. High-grade spodumene pegmatite Dyke 8 was discovered on the Zoro Property in 2018 by the drill testing of a Mobile Metal Ions soil geochemical anomaly. Drill hole Far18-35 testing the MMI anomaly intersected 36.5 m of spodumene-bearing pegmatite.

Figure 5 - Location of Dyke 16 In Relation To Previously Discovered Pegmatite Dykes On The Zoro Property

Assay Results

A total of 8.28 metres of spodumene-bearing pegmatite was intersected by two drill holes, DDH FM22-70 and DDHF22-70B in 2022. Spodumene-bearing pegmatite was intersected between Intersections occurred over 3.36 meters and assayed 32.44m and 35.80m downhole. Assay results vary from 0.04% to 1.33% Li2O in 4 core samples. over 3.36m. Hole-DDHFM22-70B, drilled to undercut the first pegmatite intercept, intersected 4.92m of spodumene-bearing pegmatite with lithium contents varying from 0.04% to 1.05% Li2O in 5 core samples. Assay results from hole FAR18-35 included three separate intercepts of high-grade lithium including 12.3 m of 1.1% Li2O, 4.4 m of 1.2% Li2O, and 2.2 m of 1.5% Li2O (refer to Company press release dated April 26, 2022). To date, Dyke 8 has drill indicated dimensions of 120 m in length, 5-15 m in width and has been drilled to a depth of 157 m (Company press release, April 26, 2022).

Mineralogy

The Zoro Property comprises a minimum of sixteen (16) zoned pegmatite dykes that intrude Proterozoic Amisk Group volcanic and volcaniclastic rocks in a 2-km zone trending approximately 55° northwest (Mulligan, 1965 in Cerny et al., 1981; Fedikow et. al., 1993). The dykes strike north to northwest and dip vertically. Several have been described as gently dipping bodies (Bannatyne, 1985). The main, most westerly dyke or Dyke 1 outcrops along the west side of a ridge, 4.5 to 6m high, and intrudes siliceous metasedimentary rocks and amphibolite (Bannatyne, 1985). It is up to 27 m (90 ft.) wide at surface and is exposed in 16 historical cross-trenches over a length of 183m. Based on our Company’s drilling results, lithium mineralization has been defined for 265m along strike, up to 40m wide and to a depth of 265m, Individual dykes have lengths of approximately 244 m. The outer zones of the pegmatite dykes contain pink aplite and coarse feldspar, locally green muscovite, tourmaline, and occasionally beryl. Spodumene, quartz, cleavelandite, and tourmaline form core zones with interstitial coarse feldspar. Spodumene is usually coarse-grained and is sometimes altered. It is most prevalent in the central 9m (30 ft.) of the main dyke. In this dyke, spodumene crystals (up to 35 cm long) occur either in clusters, over widths of 6m or more, or associated with coarse tourmaline and perthite megacrysts; some spodumene crystals show a preferred orientation of 45° to 55° (Bannatyne, 1985). One of two parallel dykes south of the main outcrop, is 5m wide, and contains spodumene crystals in pods (up to 33 cm across). In other dykes, coarse grained spodumene is abundant in lenticular bands and fine-grained spodumene is distributed through aplitic patches (Bannatyne, 1985). Beryl occurs as white, anhedral to subhedral crystals less than 1 inch (2.5 cm) in diameter in three of the seven dykes. Columbite-tantalite and sparse minute grains of pyrite and chalcopyrite were found in thin sections (Green Bay Mining & Exploration Ltd., Corporation File).

Other Modifying Factors

A preliminary metallurgical test was conducted to determine possible concentrate grade recoverable from the Zoro dyke-1 deposit in 2020. Automated mineralogy, coupled with geochemical analyses and mineral chemistry, provide valuable quantitative data that can be used to guide the test work and explain recoveries and potential losses. Spodumene is the primary lithium mineral in the Zoro Property pegmatite and accounts for 96% of the total lithium. Lithium losses due to other than spodumene host minerals will be minimal and favor the project. Furthermore, liberation of spodumene is 88% for the calculated head for a P80 of 600 μm. Therefore, flotation can be conducted at relatively coarse particle size to recover the spodumene. Liberation of gangue minerals including quartz (89%), Na- and K-feldspars (94%), and micas (82%) is very good. These can theoretically be rejected. Preliminary test work, HLS and combined with magnetite separation, tests indicate that it is possible to produce a high-grade (close to 6% Li2O) SC6 lithium concentrate after the rejection of iron silicate minerals. Thus, most of the spodumene should be amenable to recovery by HLS and/or flotation. The mineralogical characteristics of the pegmatite favor the economic potential of the project.

We contracted XPS Expert Process Solutions (a Glencore company) to develop a process to refine spodumene concentrate (SC6 technical specification) into a saleable battery-grade lithium hydroxide product in the Spring of 2022. Our initial 2020 metallurgical test work, done in conjunction with SGS Canada Inc., indicated that it is possible to produce a high-grade 6% Li2O concentrate. Final test results confirmed in March of 2023 that Dense Media Separation (“DMS”) and flotation of DMS Middlings together, achieved a global lithium recovery of 81.6% at a spodumene concentrate grade of 5.88% Li2O. Pyrometallurgical and hydrometallurgical testing on the DMS spodumene concentrate have shown that the final product is amenable to a flowsheet, capable of producing both battery grade lithium products, Lithium Carbonate (Li2CO3) and Lithium Hydroxide (LiOH).

The Dyke 1 metallurgical program was initiated in June of 2022 after receipt of a permit from the Manitoba government and the collection of a 489 kg of spodumene-mineralized pegmatite from historic trenches exposing Dyke 1 on the Zoro Property.

Results of Test Work

The Zoro Dyke 1 metallurgical program investigated the feasibility of lithium beneficiation by dense media and dry magnetic separation with the goal of producing a 6% Li2O concentrate from a Master Composite, at a fairly coarse particle size of -12.7/+0.5 mm. Completed HLS, DMS, and dry magnetic separation test work confirms that heavy liquid separation (HLS) demonstrates excellent potential for the recovery of an on-spec lithium concentrate from the Master Composite by dense media separation. The global lithium recovery to a cumulative HLS non-magnetic sink product at an interpolated 6% Li2O grade was high at 73.5%, at a projected SG cut-point of 2.88. Results from HLS testing were confirmed in the DMS pilot plant. DMS processing followed by dry magnetic separation produced a 5.93% Li2O spodumene concentrate, at a global lithium recovery of 66.9%, in approximately 27% of the mass which is in good agreement with the HLS results. The iron contents in the final lithium concentrates from both HLS and DMS were slightly above the 1% Fe2O3 requirement, but still acceptable for subsequent hydrometallurgical lab testing. Further improvements on the recovery of lithium can be realized by incorporating flotation and wet high-intensity magnetic separation (WHIMS) in the flowsheet to treat the DMS middlings and -0.5 mm fines. Favourable metallurgical characteristics and processing of the Dyke 1 mineralogically representative bulk sample have been confirmed by this two-phase program. The result provides confidence in the metallurgical character of spodumene-bearing pegmatite as exploration proceeds on the Zoro Property.

Mineral Resource Estimates

Cut-off Grades

For purposes of establishing prospects of economic extraction, the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. A cut-off of 0.3 % was chosen as the base case and is deemed a reasonable prospect for economic extraction based on similar reporting on other comparable properties, as well as the relevant factors. As stated in our SK-1300 Report for the property, the author’s opinion is there isn’t a calculation for the cut-off grade. Future refinement of the deposit understanding will lead to a full economic grade cut-off calculation. The number is based mainly on industry standard reporting with a confirmation that in principle this will be economic through the initial pit optimization calculation.

Grade-tonnage summaries by Li2O (%) cut-off

Li2O (%) Cut-off	Tonnes	Li2O (%)
0.3	1,074,567	0.91
0.4	946,402	0.99
0.5	881,815	1.03
0.6	780,350	1.09
0.7	721,660	1.13
0.8	629,578	1.18
0.9	515,652	1.26
1.0	419,961	1.33

The metal price used for this determination is based on a Spodumene concentrate of 6% Li2O and a price of 3,300 US$/t concentrate. The author feels this is reasonable given the long-term anticipated demand for the commodity, the long-term timeline of this project. The operating cost assumptions are sourced from comparable open pit projects in Canada. A cut-off grade of 0.3 % was used for reporting, based on comparable open pit projects in Canada and the open pit optimization results. Optimized pit shells were generated by an Open Pit Engineering consultant to establish reasonable prospects for eventual economic extraction. The pit shells were run on the regular model cells, with blocks measuring 2.5 x 2.5 x 2.5 m. The pit slope angle was set at 50° based on preliminary estimate of the rock quality. Key input assumptions are summarized in the table below. Comparable properties are referenced, and averages derived from publicly available industry databases.

This 0.3% Li2O cut-off grade was used to measure our resources as, according to our S-K 1300 Report, that is a reasonable grade necessary to cover estimated production costs in accordance with the following criteria (in US dollars):

Open Pit Optimization Inputs

●	This estimate uses a 6% Spodumene Concentrate price of US$3,300 per tonne. USGS tracks the spot price of 6% Spodumene Concentrate for recent calendar years, and we believe due to recent volatility that this market price is a reasonable estimate.
●	This estimated mining cost of $4 per tonne is based on an open-pit mining method used by comparable mining companies.
●	This estimated processing cost of $20 per tonne is based on internal Company estimates.
●	The estimated extraction recovery is 90% based on standard industry practices.
●	The concentrate transportation cost is based on an internal review of trucking the concentrate to the nearest train tracks (approximately 65 km) and then transporting it via rail to Churchill, Manitoba (approximately 600 km) which has a shipping port facility.

The Zoro dyke-1 mineral resource is classified entirely as an inferred mineral resource in accordance with the S-K 1300 when taking into consideration, data density, deposit geometry, likely extensions, and possible interpretation alternatives. For reporting purposes, the Zoro Property inferred mineral resource is tabulated Li2O (%). The author is unaware of any known environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that may negatively affect the economic extraction of the inferred resource.

Summary of In Situ Mineral Resources as of the end of fiscal year 2023

Zoro Property Inferred Mineral Resource

Cut-Off 0.3 Li2O%	Tonnes (t)	Grade Li2O%	Li2O tonnes
Inferred	1,074,567	0.91	10,756

The foregoing resource estimation was completed by Scott Zelligan, P. Geo, Qualified Person, with an effective date of March 31, 2023. The Qualified Person has confirmed that there has been no change in the mineral resource estimation between March 31, 2022 and March 31, 2023, or between March 31, 2023 and the date of this prospectus. This resource covers only material within Dyke 1 at the Zoro Property. Our lithium resource is comprised entirely from one spodumene mineralized pegmatite dyke (the Zoro Dyke 1) as defined by our 2017/2018 drill programs. Dyke 1 is close to additional lithium bearing mineralization hosted in 15 spodumene pegmatite dykes that are yet undefined and does not comprise part of the existing resource. The resource remains open at depth and along strike in both the north and south directions.

Estimation was conducted only within the mineralized pegmatite with internal and external waste excluded as identified by hard boundaries. Interpretation occurred on a two-dimensional sectional basis then combined to form a three-dimensional volume model of the in-situ pegmatite dyke. No waste material in the host country rock was estimated.

Permitting

All mineral claims in good standing on Crown land in Manitoba are entitled to be explored without any permitting, except as indicated below. All mineral exploration programs in Manitoba require work permits for timber removal, shoreland alteration and road construction. These permits are issued annually by the provincial Department of Conservation and Climate. For more intrusive exploration, such as line cutting (using chain saws), overburden stripping, blasting and/or diamond drilling, a work permit granted under Section 7(1)(c) of The Crown Lands Act or Section 23 (1) of The Wildfires Act, Province of Manitoba is required. Permits address conditions for exploration that must be adhered to in a given work area based on the planned exploration activities.

Permitting of project exploration in Snow Lake is a well-defined process overseen by the local administrators. Permits required to advance this project to a development /construction stage are granted by the Departments of Environment, Wildlife, Fisheries, Historic Resources, and Mines. This process would likely take 6-8 weeks for review after completion of all other supplementary reports/studies completed.

The type and duration of the camp infrastructure required for exploration also dictates the type of permit required in Manitoba. Temporary camps established for less than one year are covered by a work permit, whereas a separate permit issued by the Manitoba Department of Labor - Fire Commissioners Office is required for exploration camps on Crown land established for periods longer than one year.

Obtaining permits for advanced exploration and exploitation requires consultations with government officials and are based on specific permit requirements.

Infrastructure

The Zoro Property is located 20km east of the town of Snow Lake. Nearby infrastructure includes a power line servicing the town of Snow Lake approximately 5 km south of the property, the Snow Lake airport and an all-weather gravel road 11 km west of the property, and a rail link located at Wekusko siding, 20 km to the south of Herb Lake Landing which is 30 km south of the property. The nearest road link is a seasonal road on the east side of Wekusko Lake that accesses the village of Herb Lake Landing and Provincial Highway 392 within 11km. Airstrip located 5 km to the north. The property is accessed through helicopter support and float plane charter company, operates from Snow Lake and provides easy access to the property.

Figure 6 - Showing nearby infrastructure and Zoro Property location

The town is a major support centre for smaller communities in northwestern Manitoba. There is a regional hospital in Flin Flon, a newly built shopping centre, and all the necessary infrastructure to support the local town. Hudson Bay Mining and Smelting Ltd. (“HBMS”) operates the Lalor mine and a concentrator to the south of Snow Lake.

The Snow Lake area has the necessary infrastructure in place to provide the basis for supporting other mining operations in the district. The HBMS operations represent the largest employer in the area. The presence of HBMS also provides the basis for secondary support and supply to local businesses. The municipal, regional, and provincial government activities in the area also provide significant employment. There are tourist camps and lumber operations in the district. Consequently, there is a stable and experienced workforce possessing the necessary skills in exploration and mining in the area.

Planned Work

A drone-assisted magnetic and Lidar survey was undertaken by EarthEx Geophysical Solutions Inc (“EarthEx”) between May 28 and June 15, 2022, and comprised 1,264.7-line km. Mapping and geochemical surveys compliments the magnetic survey and will provide a base for our planned summer follow-up exploration in 2023. This same approach to exploration has led to the discovery of 16 previously unknown spodumene-bearing pegmatite dykes and the delineation of multiple lithium targets. A field crew will be dispersed on the Zoro Property later in July or early August of this year to undertake prospecting, rock and soil geochemical surveys based on MMI Technology. Lidar surveys will support detailed prospecting and magnetic surveys. Data integration from the summer exploration program of 2023 will provide targets for a 2,000 meter helicopter-supported diamond drill for program with a projected start date is the latter part of the fourth quarter of 2023. A total of $1.80 million to support exploration efforts has been allocated from the use of proceeds of the offering towards the Zoro Property follow-up drill program.

Jean Lake Lithium and Gold Property

The Jean Lake Property is an exploration stage property situated along the Thompson Brother Trend in west-central Manitoba 15 kilometers east of the historic town of Snow Lake, Manitoba, Canada. The property is located at UTM coordinates 451,000mE and 6,078,000mN. (GPS coordinates are 54.82104, -99.77023). Access to the property is by fixed wing or rotary wing transportation from the community of Snow Lake or by boat from Bartlett’s Landing on Provincial Road 39. The Jean Lake Property has no mineral reserves or mineral resources under S-K 1300. The book value of the property as of March 31, 2023 was $2.659 million.

Canada
Prov. of Manitoba
FOREMOST LITHIUM
United States
Mexico
Churchill
Lynn Lake
Gillam
Thompson
Flin Flon
Dauphin
Brandon
Winnipeg

Legend

RMI MAP – Residual Magnetic Map
Jol 9419 – Claim Name
Jol8247– Claim Name
Jol8248– Claim Name
Jol8428– Claim Name
Jol8429– Claim Name
mE = Meters East
mN = Meters North
B1 + B2 – Beryl Spodumene Pegmatite
B3- Barren Pegmatite

JOL 9419
JOL 8429
JOL 8247
JOL 8428
JOL 8248
B3
B1
B2
N
S
W
E
B1/B2
Beryl Spodumene Pegmatites
B3
Barren Pegmatite
0
1,500
meters
AnSig
nT

Thompson
Jean Lake
Flin Flon

FOREMOST LITHIUM

JEAN LAKE PROJECT

UAV-Borne Magnetics:
Residual Magnetic Intensity
Analytic Signal
(AnSig_lin)

Survey Specifications:
Survey Date: 2021-11-29 to 2021-12-13
Survey Base: Snow Lake, MB
Survey Line Spacing: 25 m
Survey Line Direction:70°
Tie Line Spacing: 250 m
Tie Line Direction: 160°
Nominal AGL: 29 m

UAV System:
DJI Matrice Pro 600
RTK Telemetric Navigation
Automatic Obstacle Avoidance System
Scintrex Cesium Vapor Magnetometer
GEM Overhauser Base Station

Created by: EarthEx Geophysical Solutions
Date: April 2022
21-449_JeanLake_UAVMag_InvertProc

earthex

Figure 7 - Drone Magnetic Survey Map – different colors indicate highs and lows in the ground (the white gap in-between colors on map is powerline)

Property and Ownership

The Jean Lake Property consists of 5 mineral claims covering approximately 2,476 acres (1,002 hectares). We currently have no ownership interest in the Jean Lake Property, except for an option to acquire an interest, subject to completion of certain exploration activities and making certain payments of cash and shares.

On July 30, 2021, we entered into an option agreement with Mount Morgan Resources Ltd. (“Mount Morgan”) whereby Mount Morgan granted us the sole and exclusive right and option (the “Jean Lake Option”) to acquire an undivided 100% right, title and interest in and to the property. We may exercise the Jean Lake Option by making the following cash payments and common share issuances to Mount Morgan over a 48 -month period (the “Jean Lake Option Period”): (a) shares in the capital of the Company valued at $25,000, and $25,000 in cash within two business days following July 30, 2021; (b) shares in the capital of the Company valued at $50,000 and an additional $50,000 in cash on or before July 30, 2022 (in addition, we must spend $50,000 on Exploration expenses by July 30, 2022); (c) shares in the capital of the Company valued at $50,000 and an additional $50,000 in cash on or before July 30, 2023; (in addition, we must have spent an accumulated total of $100,000 on Exploration expenses by the second anniversary of July 30, 2021); (d) shares in the capital of the Company at $50,000 and an additional $50,000 in cash on or before July 30, 2024 (in addition, we must have spent an accumulated total of $150,000 on Exploration expenses by July 30, 2024); and (e) shares in the capital of the Company valued at $75,000 and additional $75,000 in cash on or before July 30, 2025 (in addition, we must have spent an accumulated $200,000 on Exploration expenses or before July 30, 2025). We have completed all share and cash payments due through and including the required July 30, 2022 payments. Upon the Company having completed all of the foregoing share issuances and cash payments and having incurred an aggregate of $200,000 in exploration expenditures within the foregoing deadlines, the Company shall have exercised the option to acquire all of Mount Morgan’s interest in the Jean Lake property, subject to Mount Morgan’s right to retain a 2% net smelter royalty over the Jean Lake Property (the “Jean Lake NSR”). The Company has the right to repurchase 1% of the Jean Lake NSR in consideration of a cash payment of $1,000,000 to Mount Morgan. Upon exercise of the option, at the Company’s request, Mount Morgan must deliver to the Company executed registerable transfers or evidence of ownership in favor of the Company. During the option period, the Company is responsible for maintaining the property in good standing including completing and filing all applicable assessment work or payments in lieu thereof, payment of applicable taxes and all other actions necessary to keep the property in good standing and clear of encumbrances. In addition, the Company has indemnified Mount Morgan against any claims arising as a result of environmental damage created as a result of the Company’s activities on the Jean Lake Property. The Company may terminate the option agreement at any time by giving written notice to Mount Morgan, or by electing not to exercise the option in full prior to the final option deadline. In the event that the Company fails to issue any shares or advance any payment when due, or in the event that the Company is in breach of any covenant, representation or warranty under the agreement, Mount Morgan may terminate the agreement if: a) Mount Morgan has provided written notice of such to the Company; b) the Optionee has not within 10 days from such notice cured such default and c) the required amount of Exploration expenses has not been expended. If the option is not exercised by the Company in full within the required deadlines, the agreement will terminate and the Company will hold no interest in the Jean Lake Property.

Jean Lake Property Claim Details

Claim Name	Claim Number	Size Hectares	Expiry Date	Yearly Holding Costs	Holder
MB8247	JOL8247	233	February 12, 2084	$2,912.50	Mount Morgan
MB8248	JOL8248	207	February 12, 2084	$2,587.50	Mount Morgan
MB8428	JOL8428	255	April 30, 2084	$3,187.50	Mount Morgan
MB9419	JOL9419	143	April 30, 2084	$2,050	Mount Morgan
MB8429	JOL8429	164	April 30, 2084	$1,787.50	Mount Morgan

TOTAL NUMBER OF CLAIMS = 5	TOTAL AREA = 1,002 Hectares (2,476 acres)

Figure 8 - Location of the Beryl Pegmatites B1, B2 and B3

Geology

The Jean Lake Property

is hosted by the Early Proterozoic (1.832 Ga) Rex Lake Plutonic Complex which is a circular intrusion 8 km in diameter. The property hosts the historic west-northwest striking Beryl lithium pegmatites rediscovered in August of 2021 in blasted trenches beneath 80 years of organic deadfall and glacial sediment. The 270-degree trending dykes are characterized by coarse grained light green spodumene crystals in a matrix of potassium feldspar, quartz, and muscovite. The host rocks are coarsely porphyritic gabbro. The property also hosts the shear zone-hosted Sparky gold occurrence discovered in 1918. The gold mineralization is associated with disseminated and near-solid fracture fillings consisting of fine grained to blocky arsenopyrite with lesser pyrite and chalcopyrite hosted within sheared and silicified massive basalt. The mineralization is developed within variably altered mafic to intermediate intrusive rocks of the Early Proterozoic Rex Lake Plutonic Complex (RLPC) that underpins the Jean Lake property. The B1 pegmatite is also hosted by the RLPC within structures trending at approximately 270o-290o. This intersection occurs in a shear zone at or near the base of the B1 pegmatite in fine grained gabbro.

The location of the Beryl Pegmatites (“B1” and “B2”) is illustrated on a Jean Lake claim map in figure 8. Another Beryl Pegmatite on the property (“B3”) is a pegmatite without visible spodumene.

History

The Sherritt-Gordon dyke 3 spodumene-bearing pegmatite on this property were first discovered in 1931 by prospecting and drilled in 1942 by Sherritt Gordon Mines but assays were not available. Thereafter, the Jean Lake Property remained unexplored until our company began exploration efforts in the late summer of 2021, and we re-discovered the Beryl Pegmatites by prospecting in August of 2021.

Gold History of the Area

The Jean Lake property is located 15km east of the historic mining town of Snow Lake, Manitoba and has long been recognized for its gold potential since the early 1900s. Historically, 5.5 million ounces of gold has been produced as a by-product of base metal copper-zinc massive sulphide type deposit production in addition to major gold deposits such as the New Britannia, Puffy Lake and Tartan deposits, with cumulative production of more than 1.5 million ounces of gold in the Flin Flon-Snow Lake greenstone belt. See Richardson, D.J. and Ostry, G. 1996: Gold Deposits of Manitoba, Manitoba Energy and Mines Economic Geology Report ER86-1, 114 pages.

Jean Lake Property – Gold History

In 1940, two bulk samples of mineralization weighing 22.7 and 22.2 kg. respectively, were sent to the Canada Department of Mines and Resources in Ottawa for testing from what was known as the Sparky Gold Property at the time (the current Jean Lake Property). The first bulk sample contained 16.46 g/t gold and 2.39 g/t silver. whereas the second bulk sample contained 241.71 g/t gold and 12.34 g/t silver. Fedikow, M.A.F., Athayde, P and Galley, A.G. 1993: Mineral deposits and occurrences in the Wekusko Lake area, NTS 63J/13; Manitoba Energy and Mines, Geological Services, Mineral Deposit Series No.14, 459 pages; Richardson, D.J. and Ostry, G. 1996: Gold Deposits of Manitoba, Manitoba Energy and Mines Economic Geology Report ER86-1, 114 pages. Gold exploration continued unabated in the area with high-grade gold mineralization documented from numerous past producing gold mines and properties hosting significant gold mineralization.

Exploration

The disclosure of exploration results contained in this section is based on information and supporting documentation provided by a Qualified Person.

Lithium

Five representative rock chip samples of spodumene-bearing mineralization were collected in August 2021 from blast material in two trenched locations of the Beryl pegmatites. Two of the samples were apple green, coarse grained spodumene and three samples were from straw-colored finer grained spodumene.

Samples were shipped to Activation Laboratories in Ancaster (Ontario) for analysis using the UT-7 method which uses a total dissolution of the sample by sodium peroxide fusion and ICP-MS finish. This analytical approach is the standard analytical technique used by the Company on its Zoro Property and Jean Lake Property for the analysis of pegmatite.

Results indicate all samples returned high-grade lithium contents regardless of the textural characteristics of the spodumene.

Lithium analyses for two styles of spodumene mineralization at the Beryl Pegmatite, Jean Lake Property, Snow Lake area, Manitoba.

Element	Li20%	Li2C03%

Beryl Pegmatite B1:
FAR 21L-1	3.89	9.63
FAR 21L-2	5.17	12.78

Beryl Pegmatite B2:
FAR 21L-3	4.74	11.71
FAR 21L-4	4.09	10.11
FAR 21L-5	3.81	9.42

Gold

Fifteen representative rock chip samples from the Jean Lake Property in 2021 returned assay results with maximum contents of 20.9 g/t gold. All but one sample exceeded 1 g/t gold. Gold assays are determined by fire assay using a 30-gram sample followed by an instrumental neutron activation finish.

All grab samples were representative of mineralization exposed in outcrop and in historic pits and were collected from pervasively silicified wall rock containing brecciated and mineralized quartz veins. The deformation observed in the rocks sampled is attributed to faults cutting the eastern portion of the Rex Lake Pluton which is bounded on the east by the crustal scale Crowduck Bay Fault.

Summary of 2021 Jean Lake Property

Sample	UTM East	UTM North	Grams Per Ton/ Gold
2021 Rock Samples	UTM East	UTM North
FAR21G-1	451647	6076201	1.66
FAR21G-2	451647	6076201	0.138
FAR 21G-3	452451	6076406	20.9
FAR 21G-4	452451	6076406	8.66
FAR 21G-5a	452409	6076351	1.93
FAR 21G-5b	452409	6076351	1.84
FAR 21G-6a	452377	6076246	11.2
FAR 21G-6b	452377	6076246	6.42
FAR 21G-7	452356	6076171	2
FAR 21G-8a	452417	6076377	7.63
FAR 21G-8b	452417	6076377	8.66
FAR 21G-9	452366	6076105	4.05
FAR 21G-10	452395	6076407	1.38
FAR 21G-11	452356	6076171	1
FAR 21G-12	452441	6076396	1.29

Laboratory contamination was not detected in the analysis of the samples based on the replicate analyses of the method blank. The analysis of both internal standards and International Reference Materials indicates the analyses are accurate and reproducible.

Ongoing exploration, consisting of prospecting and geochemical surveys, was continued in June 2022 utilizing the results from recently completed drone-assisted magnetic surveys. The drone surveys were conducted between November 29, 2021, and December 20, 2021, and comprised 483.4-line km. The technology was utilized to aid with new prospective drill targets by producing high-resolution images, to define the 3D location, shape, size, and distribution of potential spodumene rich pegmatite dykes. The Company’s exploration efforts have focused on lithium in pegmatite using a variety of exploration technologies, which not only have exposed potential for spodumene, but which also has demonstrated the potential for gold mineralization.

The follow-up of the magnetic data identified 14 high priority structural targets in the northern portion of the Jean Lake property which were used as drill targets in the most recent completed drill program. Magnetic interpretation helped identify the beryl pegmatites, which assayed at 3.89% and 5.17% Li20, trending along Snow Lake Lithium’s high-grade SG and GRP spodumene and GRP pegmatites. SGM-3, now referred to as the Beryl dyke or B1, which was re-discovered on the Jean Lake property in 2021 by prospecting beneath 80 years of organic and inorganic debris.

Permitting and Licensing

We have to take the necessary exploration efforts to define drill targets before making an application for permits. We utilize previously acquired UAV-assisted magnetic and Lidar survey results and new rock and soil geochemistry and prospecting to determine our targets. After summer field work is complete and drill targets are defined, we will make an application for a work (drill) permit at the Mining Permits office of the Manitoba Government. We will be required to submit the number of holes, location and metres on the application, or it will not be accepted by the Manitoba Government. Such permits generally are awarded within 3 weeks of application submission. For a full outline of permitting requirements in Manitoba, see “Properties – Zoro Property - Permitting”.

Infrastructure

The Jean Lake Property is located 15km east of the town of Snow Lake. See “Properties – Zoro Property - Infrastructure” for discussion of nearby infrastructure.

2022/23 Winter Drill Program

A drill program was announced on November 21, 2022, of which we identified 14 high quality targets through a combination of prospecting and airborne geophysics. The drill program tested a variety of targets on the property using the integrated results of magnetic surveys, rock and soil geochemical surveys and outcrop prospecting and commenced on December 2, 2022. In June 2023, we provided the results of the completed 3,002 meters inaugural diamond drill program. The drill program tested targets for lithium and gold, based on integrated prospecting, UAV-borne magnetic survey results, MMI soil geochemical surveys and outcrop rock chip analyses.

A total of 246 drill-core were collected and shipped to Activation Laboratories Ltd. in Ancaster Ontario. Sample collection, handling, preparation, and analysis are monitored with the implementation of chain-of-custody procedures and quality assurance-quality control (QA-QC) programs that follow industry best practices. The drill core samples are cut in half with a diamond saw and are submitted to Activation Labs for the determination of lithium and related elements and gold. Core samples are prepared by crushing to 80% to pass 2 millimeters, riffle split to obtain 250-gram aliquots, and pulverized to 95% passing 106 microns. Pulps for lithium analysis undergo sodium peroxide fusion to obtain a total dissolution and analyzed by ICP-MS using the UT-7 package thereby maintaining consistency with previous year’s analyses. Gold assays are analyzed by a 30-gram fire assay and INAA finish. For assays above 5 g/t Au, a sub-sample of the original pulp is re-assayed with a gravimetric finish. Samples with visible gold are analyzed by metallic screen assay.

Results

The Jean Lake drill program intersected numerous gold mineralized intervals at vertical depths up to 110 m below surface as well lithium at the B1 spodumene bearing pegmatite. The locations of drill holes that intersected gold mineralized intervals are illustrated in Figure 9, in addition to the B1 drill hole location. Details of the gold intersections are provided in chart table 1 which displays a summary of gold intersections in drill holes.

Figure 9. Lithium and Gold Intersections in 2022/2023 Drill Holes

Lithium B1-B2 Pegmatite

The historic B1 pegmatite was tested to assess the width and extent of observed high-grade spodumene mineralization exposed at surface. Drilling included a down dip hole to assess the vertical extent of the spodumene and the dimensions and attitude of the B1 pegmatite. Drilling combined with field observations have definitively concluded that both B1 and B2 are from a single pegmatite dyke with a strike length of greater than 325m. The drill program identified and provided preliminary dimensions for a high-grade zone of lithium mineralization at the B1 pegmatite. The vertical extent of high-grade lithium appears to be restricted to the upper portions of the B1 dyke exposed in outcrop at the drilled locations.

FM23-01A was drilled down plunge and intersected pegmatite to a depth of 41.3 metres. An intersection of a 3.35 metre zone of spodumene mineralization between surface and 3.35m assayed 1.26% Li2O. FM23-01 was drilled from north to south just north of the B1 exposure to undercut the surface exposure of high grade spodumene mineralization and intersected 20 m of pegmatite between 6 and 26 m. Spodumene was not observed in the core. No other significant Li2O assays were obtained from drill holes testing the B1 pegmatite in this campaign. The east end of the B1 pegmatite is marked by a trenched exposure of high-grade spodumene bearing granitic pegmatite originally referred to as the B2 pegmatite. FM23-06 was drilled at -45o to test the pegmatite beneath the trench and intersected a 4.4 m intercept of spodumene-bearing pegmatite between 32.88 and 37.3 m. The maximum lithium assay was 0.61% Li2O. FM23-07 was drilled at -60o to undercut hole FM23-06 and intersected a wider 10 m zone of pegmatite from 54.42-64.45 m but with lower lithium contents. The maximum Li2O assay from this drill hole was 0.2% Li2O from 10 core samples.

Gold

The 2022-2023 drill program documented gold mineralized intersections of variable widths in eight drill holes. The gold mineralized zones in drill core extend from surface to a vertical depth below surface of 110 m. A summary based on the observed characteristics of the gold intersections is outlined below in chart below and the general and specific characteristics of each gold mineralized intersection is discussed.

Drill hole FM23-01A, originally collared to test the down plunge extent of the spodumene mineralization in the B1 pegmatite intersected a 3.70-m-wide intercept of 2.47g/t gold in a silicified sheared mafic intrusion. Gold is associated with disseminated arsenopyrite, pyrite and chalcopyrite. The mineralized shear zone occurs between the base of the B1 pegmatite and the adjacent mafic intrusion at a point of rheologic difference.

Gold mineralization in DDH FM32-04A occurs within a zone of white to grey, fine-grained quartz veins with 1-2% disseminated arsenopyrite. The 11.27 g/t gold over 2.75 m includes a narrow zone of 91.8 g/t gold over 0.32 m is hosted within a dark grey-green, medium to coarse grained mafic intrusion. A broad zone of 7.66 m is the widest gold intercept of the drill program and is developed within an altered mafic intrusion. This mineralized zone consisted of 1-2% molybdenite and arsenopyrite occurring at the edges of a fine-grained white quartz vein. A higher but narrower zone of 102 g/t gold was obtained from a 0.48 m zone containing molybdenite. This elevated gold assay can be attributed to the presence of a very fine grain of visible gold in this assay sample interval.

To assess the area of the FM23-08 gold intercept DDH FM23-08A was drilled at 180 degrees in the opposite direction to assess the area for possible additional gold mineralization. The result was a 0.52 metres wide gold-bearing intercept. Drill holes FM23-13 and FM23-14 intersected narrow gold zones varying in width from 1.23 metres to 2.85 metres at depths between 120 metres and 154 metres, respectively. Distinctive alteration was noted to accompany the 0.68 m gold mineralized intercept of 3.04 g/t in FM23-22. The 3.49 m-wide near-surface gold intercept of 2.07 g/t in DDH FM23-25 occurs between 25.3 m and 28.79 m in a zone of white to dark green chloritic quartz veins.

Of interest is the occurrence of 2.46 g/t Au over 3.70m from 41.30m-45m inFM23-01A. Gold is associated with quartz veins and arsenopyrite.

Summary of Gold Intersections in Drill Holes

Hole ID	Easting	Northing	Strike	Dip	Depth	Intercept in Meters

FM23-01A	452688	6076420	205	-66	62	2.46 g/t Au over 3.70m from 41.30-45m

FM23-04A	452743	6076529	90	-45	80	11.27 g/t Au over 2.75m from 73.75-76.5m including
						91.8 g/t Au over 0.32mfrom 74.74 - 75.06m

FM23-08	452877	6076534	245	-45	134	1.44 g/t Au for 0.32m from 11.33-11.65m
						and
						7.50 g/t Au for 7.66m from 94.35-102.01m including
						29.95 g/t Au for 1.77m from 94.35-96.12m and 102 g/t Au over 0.48m from 94.77–95.25 m.
						and
						1.28 g/t Au for 0.3m from 107.6m-107.9m

FM23-08A	452878	6076543	110	-45	173	1.51 g/t Au for 0.52m from 95.18m-95.7m

FM23-13	452667	6076898	270	-45	125	0.94 g/t Au for 1.23m from 121.30m-122.53m

FM23-14	452732	6076854	270	-45	158	1.23 g/t Au for 2.85m from 151.24m-154.09m

FM23-22	450367	6073940	314	-45	125	3.04 g/t Au for 0.68m from 102.92m-103.6m

FM23-25	452347	6076330	120	-45	114	2.07 g/t Au for 3.49m from 25.3m-28.79m including
						6.86 g/t Au for 0.54m from 25.30m-25.84m
						and
						1.27 g/t Au for 2.4m from 69.6m-72m

Gold Zones and its Characteristics of the Jean Lake Property

The individual gold zones have a set of consistent characteristics including the presence of quartz-filled shear zones developed over variable core widths and the consistent presence of the mineral assemblage arsenopyrite, pyrite and rare chalcopyrite and molybdenite. When molybdenite is identified in drill core there is a consistent increase in the amount of gold responding in assay. It is notable that high gold assays do not necessarily correlate with the amount of sulphide mineralization and the presence of quartz veins is also not an absolute requirement. The abundance of shear zones on the Jean Lake property can be attributed to the spatial association of the property with the crustal scale Crowduck Bay Fault and subsidiary but related structures including shear zones.

Future Exploration

Future exploration is necessary on the B1-B2 spodumene bearing pegmatite. The lateral extent of the spodumene mineralization along strike between the zone and the east end of the dyke at B2 and to the west is poorly understood, due to overburden cover and would require an excavator to outcrop strip to expose the pegmatite to the east and west before further drilling is attempted. In subsequent financing we will continue to prospect for pegmatites and explore to assess the potential for additional gold mineralization at depth, and elsewhere on the Jean Lake property. This would also include field crews to undertake rock and soil geochemical surveys using MMI Technology. Lidar surveys would be used to support detailed prospecting and magnetic surveys to provide fundamental data for analysis.

At this time, a total of $37,500 from the of the offering has been allocated towards the Jean Lake Property, to pay the next anniversary payment owed under the Jean Lake Option Agreement that comes due at the end of July.

Grass River Property

The Grass River Property is an exploration stage property located 30 km east of the historic town of Snow Lake, 6.5 kilometers east of the Zoro Property. The Grass River Property hosts 10 pegmatites exposed in outcrop and 7 drill-indicated spodumene-bearing pegmatite dykes and is located with UTM coordinates 465,500mE and 6,090,000mN (GPS coordinates are 54.89712, -99.40356) as illustrated on figure 9 below. The property is accessed via helicopter. The Grass River Property has no mineral reserves or mineral resources under S-K 1300. The book value of the property as of March 31, 2023 was $639,624.

Canada
United States
Mexico
Prov. of Manitoba
Churchill
Lynn Lake
Gillam
Thompson
Flin Flon
Dauphin
Brandon
Winnipeg
FOREMOST LITHIUM
Legend
GRC Property
Exposed Pegmatites
Historic Drillholes of Spodumene Pegmatites
Historic Drillholes
Lakes
Rivers
Powerline
465,500 mE
472,500 mE
480,000 mE
6,090,000 mN
6,082,500 mN
N
S
E
W
DDH-4B
DDH-5B
DDH-8B
DDH-14B
DDH-3B
DDH7B
DDH-11B

Figure 10 - The Grass River Property Claim Block (“GRC”)

Property and Ownership

The Grass River Property consists of 29 claims totaling 15,664 acres (6,339 hectares). The Property was acquired by on the ground staking after a review of the geological characteristics of the property. The claims were then staked and registered with the Manitoba Mining Recorder in the name of Foremost Lithium on January 18, 2022. These claims were staked and registered by the Company with the Manitoba Mining Recorder on January 18, 2022. We announced on April 3, 2023 that an additional 2 claims, were staked to increasing it from 27 to 29 claims, and 14,873 acres (6,019 hectares) to 15,664 acres (6,339 hectares) and linking the Grass River Property to its Peg North property, with contiguous borders.

Figure 11 - Grass River Property illustrating its two new claims Joining Peg North

Grass River Property Claims

Claim Name	Claim Number	Size Hectares	Expiry Date	Yearly Holding Costs	Holder
GRC12708	MB12708	179	March 11, 2024	$2,237.50	Foremost Lithium (formerly Far Resources Ltd.)
GRC12709	MB12709	256	March 11, 2024	$3,200	Foremost Lithium (formerly Far Resources Ltd.)
GRC12710	MB12710	240	March 11, 2024	$3,000	Foremost Lithium (formerly Far Resources Ltd.)
GRC12717	MB12717	240	March 11, 2024	$3,000	Foremost Lithium (formerly Far Resources Ltd.)
GRC12718	MB12718	224	March 11, 2024	$3,200	Foremost Lithium (formerly Far Resources Ltd.)
GRC12719	MB12719	224	March 11, 2024	$3,000	Foremost Lithium (formerly Far Resources Ltd.)
GRC12720	MB12720	198	March 11, 2024	$2,475	Foremost Lithium (formerly Far Resources Ltd.)

GRC12721	MB12721	256	March 11, 2024	$3,200	Foremost Lithium (formerly Far Resources Ltd.)
GRC12722	MB12722	256	March 11, 2024	$3,200	Foremost Lithium (formerly Far Resources Ltd.)
GRC12723	MB12723	256	March 11, 2024	$3,200	Foremost Lithium (formerly Far Resources Ltd.)
GRC12724	MB12724	217	March 11, 2024	$2,712.50	Foremost Lithium (formerly Far Resources Ltd.)
GRC12725	MB12725	127	March 11, 2024	$1,587.50	Foremost Lithium (formerly Far Resources Ltd.)
GRC12726	MB12726	192	March 11, 2024	$2,400	Foremost Lithium (formerly Far Resources Ltd.)
GRC12727	MB12727	256	March 11, 2024	$3,200	Foremost Lithium (formerly Far Resources Ltd.)
GRC12728	MB12728	256	March 11, 2024	$3,200	Foremost Lithium (formerly Far Resources Ltd.)
GRC12729	MB12729	256	March 11, 2024	$3,200	Foremost Lithium (formerly Far Resources Ltd.)
GRC12730	MB12730	217	March 11, 2024	$2,712.50	Foremost Lithium (formerly Far Resources Ltd.)
GRC12731	MB12731	131	March 11, 2024	$1,637.50	Foremost Lithium (formerly Far Resources Ltd.)
GRC12732	MB12732	199	March 11, 2024	$2,487.50	Foremost Lithium (formerly Far Resources Ltd.)
GRC12733	MB12733	256	March 11, 2024	$3,200	Foremost Lithium (formerly Far Resources Ltd.)
GRC12734	MB12734	256	March 11, 2024	$3,200	Foremost Lithium (formerly Far Resources Ltd.)
GRC12735	MB12735	256	March 11, 2024	$3,200	Foremost Lithium (formerly Far Resources Ltd.)
GRC12736	MB12736	217	March 11, 2024	$2,712.50	Foremost Lithium (formerly Far Resources Ltd.)
GRC12737	MB12737	202	March 11, 2024	$2,525	Foremost Lithium (formerly Far Resources Ltd.)
GRC12738	MB12738	206	March 11, 2024	$2,575	Foremost Lithium (formerly Far Resources Ltd.)
GRC12739	MB12739	207	March 11, 2024	$2,587.50	Foremost Lithium (formerly Far Resources Ltd.)
GRC12740	MB12740	207	March 11, 2024	$2,587.50	Foremost Lithium (formerly Far Resources Ltd.)
GRC14699	MB14699	160	December 04, 2024	$2,000	Foremost Lithium
GRC14700	MB14700	160	December 04, 2024	$2,000	Foremost Lithium

TOTAL NUMBER OF CLAIMS = 29	TOTAL AREA = 15,664 acres (6,339 hectares

Geology

The Grass River Property is underlain by Ocean Floor volcanic rocks of the Roberts Lake allochthon and lesser amounts of Missi Group sedimentary rocks. The Ocean Floor rocks comprise mafic volcanic rocks and related intrusions and the Missi Group consists of sandstone, siltstone, mudstone, and quartzo-feldspathic gneiss and migmatite.

History

The bulk of mineral exploration in the Snow Lake area was undertaken in the late 1950’s and was based on the drill-testing of prospecting and airborne and ground geophysical surveys in the search for base metal mineralization. Several spodumene-baring pegmatite dykes were intersected during these drill programs however there has been little subsequent exploration undertaken on the property.

465,000 mE
472,500 mE
480,000 mE
6,090,000 mN
6,082,500 mN
Foremost Litium Properties
Churchill
Lynn Lake
Gillam
Thompson
The Pas
Norway House
Dauphin
Gimli
Brandon
Winnipeg
Prov. of Manitoba
M3a
P1a
P9f
M4c
M3c
J3
M4b
P1a
M3i
M3i
M1a
M3a
L2
M4b
P9f
DDH-4B
DDH-3B
DDH-8B
DDH-5B
DDH-7B
DDH-11B
DDH-14B
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
N
LEGEND
Trail
Powerline
Lakes
Rivers
Exposed Pegmatites
Historic Drillholes
Historic Drilled Spodumene Pegmatite
Pegmatite (with ID)
GRC Claim Boundary
Competitor Claims
Nad 83, Zone 14
0
2,500
meters
FOREMOST LITHIUM
Snow Lake, Manitoba
GRC Lithium Properties
Historic Drill-indicated Spodumene Pegmatites and Exposed Pegmatites (Natmap Geology)
Sourced from Manitoba Government Website
June 20, 2022

PEG_ID	Peg_Type	UTM_Easting	UTM_Northing
11	DDH-8B	475,729	6,082,977
12	DDH-5B	476,496	6,082,944
13	DDH-7B	476,029	6,082,686
14	DDH-11B	475,325	6,082,110
15	DDH-14B	474,616	6,081,523
16	DDH-3B	475,635	6,084,532
17	DDH-4B	475,856	6,084,882
1	Pegmatite	471,949	6,087,013
2	Pegmatite	471,461	6,085,957
3	Pegmatite	470,811	6,084,935
4	Pegmatite	472,274	6,082,532
5	Pegmatite	473,028	6,083,519
6	Pegmatite	472,610	6,081,256
7	Pegmatite	476,116	6,084,761
8	Pegmatite	476,882	6,085,179
9	Pegmatite	472,078	6,088,109
10	Pegmatite	474,086	6,082,752

Figure 12 - Historic Drill-indicated Spodumene Pegmatites and Exposed Pegmatites on GRC Exploration

EarthEx Geophysical Solutions Inc. completed LiDAR and magnetic surveys over the project in 2022, which will help guide follow-up prospecting and geochemical surveys. Interpretations of the surveys which are on-going have yet to be completed. No other exploration work has been done on the Grass River Property.

Permitting

We have to take the necessary exploration efforts to define drill targets before making an application for permits. We utilize previously acquired UAV-assisted magnetic and Lidar survey results and new rock and soil geochemistry and prospecting to determine our targets. Once summer field work is complete and drill targets are defined, we will submit an application for a work (drill) permit with the Mining Permits office of the Manitoba Government. For the application, we will be required to submit the number of holes, location and metres on the application, or the application will not be accepted by the Manitoba Government. These kinds of permits generally are awarded within 3 weeks. For a full outline of permitting requirements in Manitoba, see “Properties – Zoro Property - Permitting”.

Infrastructure

The Grass River Property is located 25km east of the town of Snow Lake. It is the furthest distance from Snow Lake of all the lithium lane properties and was staked by the company in 2022. Access is by air support only as there is no current infrastructure due to remote location in relation to our other properties.

Planned Work

A prospecting program is planned for August of 2023 to supplement the geophysical and geochemical targets. A total of 10 underexplored pegmatites are exposed in surface outcrop on the property and together with the 7 drill-indicated spodumene-bearing dykes will be part of the exploration focus. Earthex was contracted to perform a drone-assisted magnetic survey on the property as they have a technology to produce high-resolution images, to define the 3D location, shape, size, and distribution of potential spodumene rich pegmatite dykes. The data interpretation and results from a drone-assisted magnetic and Lidar surveys conducted between April 14 and May 27, 2022, and comprised 2,734.1-line km. The Company has budgeted $200,000 of the use of proceeds of the offering for this program for the summer sampling program. The results will define and guide new prospective targets for a future drill program.

Peg North Lithium Property

The Peg North Property is an exploration stage property located in the historic mining district of Snow Lake, Manitoba. The Peg North Property is located via coordinates on the map below at is located with UTM coordinates 455,000 to 470,000mE by 6,085,000 to 6,098,000mN (GPS coordinates are 54.96833, -99.53539). The Peg North Property has no mineral reserves or mineral resources under S-K 1300. The book value of the property as of March 31, 2023 was $860,472.

Figure 13 - Peg North Property on NatMap Geology Map Which Displays Different Geological Rock Formation

Property and Ownership

This is the largest and newest of our Lithium Lane Properties consisting of 28 mineral claims covering 16,697 acres (6,757 hectares). We currently have no ownership interest in the Peg North Property, except for an option to acquire an interest, subject to completion of certain exploration activities and making certain payments of cash and shares.

On June 28, 2022, we entered into an agreement (the “Peg North Agreement”) with Strider Resources Ltd. (“Strider”), acquiring an option to purchase a 100% interest (the “Peg North Option”) in the Peg North Property (the “First Option”). The Peg North Property hosts 5 known pegmatite dykes and capture the Northern extension of the Crowduck Bay fault. The Peg North Option expires in five years and is subject to a 2% Net Smelter Return (NSR) in favor of Strider. The Peg North Option may be exercised by us for an aggregate payment of $750,000 in cash and $750,000 in common shares over the five-year period. In addition, provided that the First Option has been exercised, we may purchase from Strider one half (1%) of the NSR Strider retains for a cash payment of $1.5 million (the “Second Option”). In order to exercise the First Option and acquire a 100% interest in the Peg North Property, the Company must make cash payments shares issuances and incur expenditures on the Peg North Property as follows:

●	On July 2, 2022 we paid $100,000 in cash and issued $100,000 the Company’s common shares.

●	On June 28, 2023, we paid $100,000 in cash and issued $100,000 in the Company’s common shares for the first anniversary payment.

●	On or before the twenty-four month anniversary of the agreement, we must pay $100,000 in cash and issue $100,000 in the Company’s common shares.

●	On or before the thirty-six month anniversary of the agreement, we must pay $150,000 in cash and issue $150,000 in the Company’s common shares.

●	On or before the forty-eight month anniversary of the agreement, we must pay $150,000 in cash and issue $150,000 in shares of the Company’s common shares.

●	On or before the sixty month anniversary of the agreement, we must pay $150,000 in cash and issue $150,000 in the Company’s common shares.

●	We must also spend a total of $3 million on exploration expenditures over the five-year option period to earn the above 100% interest in the Peg North Property.

Upon the Company having completed all of the foregoing share issuances and cash payments and having incurred an aggregate of $3,000,000 in exploration expenditures within the foregoing deadlines, the Company shall have exercised the option to acquire all of Strider’s interest in the Peg North Property, subject to Strider’s right to retain a 2% NSR. The Company has the right to repurchase 1% of the Peg North NSR in consideration of a cash payment of $1,500,000 to Strider Resources, Ltd. Upon exercise of First Option, at the Company’s request, Strider must deliver to the Company executed registerable transfers or evidence of ownership in favor of the Company. During the option period, the Company must use reasonable commercial efforts to copy Strider on all exploration results and Strider will make available to the Company exploration results from work conducted on contiguous properties which are wholly owned by Strider and not under option to any other party. The Company may terminate the option agreement at any time prior to the First Option deadline by giving written notice to Strider In the event that the Company fails to issue any shares or advance any payment when due, or in the event that the Company is in breach of any covenant, representation or warranty under the agreement, Strider may terminate the agreement if: a) Strider has provided written notice of such to the Company; b) the Optionee has not within 22 days from such notice cured such default. If the First Option is not exercised by the Company in full within the required deadlines, the agreement will terminate and the Company will hold no interest in the Peg North Property.

Peg North Property Claim Details

Claim Name	Claim Number	Size Hectares	Expiry Date	Yearly Holding Costs	Holder
PEG 13176	MB13176	140	June 5, 2035	$1,750	Strider Resources Ltd.
PEG 13177	MB13177	220	June 5, 2030	$2,750	Strider Resources Ltd.
PEG 13181	MB13181	220	June 5, 2030	$2,750	Strider Resources Ltd.
PEG 13178	MB13178	256	June 5, 2034	$3,200	Strider Resources Ltd.
PEG 13182	MB13182	256	June 5, 2030	$3,200	Strider Resources Ltd.
PEG 13184	MB13184	256	June 5, 2030	$3,200	Strider Resources Ltd.
PEG 13179	MB 13179	256	June 5, 2030	$3,200	Strider Resources Ltd.
PEG 13183	MB 13183	256	June 5, 2035	$3,200	Strider Resources Ltd.
PEG 13282	MB13282	256	May 6, 2029	$3,200	Strider Resources Ltd.
PEG 13285	MB13285	256	May 18, 2030	$3,200	Strider Resources Ltd.
PEG 13283	MB13283	256	May 6, 2030	$3,200	Strider Resources Ltd.
BEND 13286	MB13286	256	May 6, 2030	$3,200	Strider Resources Ltd.
BEND 13284	MB13284	256	May 6, 2030	$3,200	Strider Resources Ltd.
BEND 13210	MB13210	256	January 12, 2029	$3,200	Strider Resources Ltd.
BEND 13209	MB 13209	256	January 12, 2029	$3,200	Strider Resources Ltd.
BEND 12671	MB12671	256	April 22, 2024	$3,200	Strider Resources Ltd.
BEND 13279	MB13279	256	May 18, 2029	$3,200	Strider Resources Ltd.
BEND 13474	MB13474	256	January 12, 2029	$3,200	Strider Resources Ltd.
BEND 13473	MB13473	256	January 12, 2029	$3,200	Strider Resources Ltd.
BEND 13280	MB13280	256	May 6, 2030	$3,200	Strider Resources Ltd.
BEND 13277	MB13277	256	May 6, 2030	$3,200	Strider Resources Ltd.
BEND 13281	MB13281	256	May 6, 2030	$3,200	Strider Resources Ltd.
BEND 13278	MB13278	256	May 6, 2030	$3,200	Strider Resources Ltd.
LITH 13213	MB13213	190	January 29, 2035	$2,375	Strider Resources Ltd.
LITH 13212	MB13212	172	January 29, 2035	$2,150	Strider Resources Ltd.
LITH 13477	MB13477	245	January 29, 2035	$3,062.50	Strider Resources Ltd.
LITH 13478	MB13478	248	January 29, 2035	$3,100	Strider Resources Ltd.
LITH 13476	MB13476	202	January 29, 2035	$2,525	Strider Resources Ltd.

TOTAL NUMBER OF CLAIMS = 28	TOTAL AREA = 6,757 Hectares, (16,697 acres)

Geology

The Peg North Lithium Property is located at the east end of the Flin Flon-Snow Lake greenstone belt. The Paleoproterozoic Flin Flon-Snow Lake Belt is approximately 200 km in strike length and has an exposed width of up to 70 km. The Belt is overlain to the south by Ordovician Red River Formation sandstone, limestone, and dolomite of the Western Canada Sedimentary Basin, and is bordered to the north by high-grade paragneiss and granitoid rocks of the Kissey new Domain. The Flin Flon Belt is interpreted to be an accreted assemblage of oceanic to continental margin arc terrane, interspersed with oceanic basins representing back-arc, fore-arc, and oceanic settings.

At the project scale the general and detailed geology for the Peg North Lithium Property is underlain by Ocean Floor volcanic rocks of the Roberts Lake allochthon and lesser amounts of Missi Group sedimentary rocks. The Ocean Floor rocks comprise mafic volcanic rocks and related intrusions and the Missi Group consists of sandstone, siltstone, mudstone, and quartzo-feldspathic gneiss and migmatite.

History

The 5 pegmatite dykes on the Peg North Property were first mapped and reported by Murray Frarey, a Geological Survey of Canada geologist, in 1949. There is no further history on this property.

Exploration

EarthEx flew a drone-assisted magnetic survey over the entire property in 2022 and completed a UAV assisted high-resolution airborne magnetic survey. The survey was conducted between June 15th, 2022, and October 6th, 2022, comprised 2990.5-line km, and identified specific areas of interest.

Major Fault Structure

The preliminary review of the UAV-assisted magnetic survey on the Peg North Property has defined a major fault structure oriented approximately north-south and with a sinistral sense of movement. The structure occurs in the eastern portion of the property, is approximately 50 meters wide and extends for 3 km. Associated with this structure is a large zone of magnetic lows with an approximate area of 39 hectares.

Figure 14 - Fault structure defined by UAV-assisted magnetic survey, Peg North property, Snow Lake area

The Lidar survey is only partially complete, having been stopped due to winter weather and snow cover on the ground. No other additional exploration work has occurred on the Peg North Property.

Permitting

We intend to take the exploration necessary to define drill targets before drilling on this property. LiDAR surveys will commence with focus on this structure and the related magnetically depleted zone on the Peg North Property in the summer of 2023 with expected start of mid-July. This data will provide additional guidance for ground follow-up of this structure using an integrated approach of prospecting, rock and soil geochemical surveys. Once summer field work and drill targets are defined, we will submit an application for drilling to the Mining Permits office of the Manitoba Government. For a full outline of permitting requirements in Manitoba, see ”Properties – Zoro Property – Permitting”

Infrastructure

The Peg North Property is located 20km east of the town of Snow Lake. See “Properties – Zoro Property – Infrastructure” for discussion of nearby infrastructure.

Planned Work

Historically mapped pegmatite and any new targets identified by the drone-assisted magnetic survey will be assessed for a 2023 Summer prospecting program (projected to start in August 2023) using targeted MMI soil geochemical surveys. We have budgeted $250,000 from the use of proceeds of the offering for the foregoing exploration program that we have planned this summer.

Non-Material Properties

The Winston Property

The Winston Property is situated in northwestern Sierra County, New Mexico approximately 45 miles (72.4 km) northwest of the town of Truth or Consequences. It is coincident with the 18.0 mile long north-south X 8.0 mile wide east-west (19.3 km long X 9.7 km wide) Chloride Sub-District. The preceding is the northern-most of nine historical precious and base metal mining camps that lie along the eastern side of the 60- mile long (~90 km) north-south-trending Black Range Mining District. The Winston Property is located approximately at latitude 33.48° North and longitude 107.76° West. The Winston Property has no mineral reserves or mineral resources under S-K 1300. The total book value as of March 31, 2023 for this property is $1,706,457.

Figure 15 - Location of the Winston Property Winston, New Mexico

Canyon
Sheep
Canyon
Wildhorse
33
35
Mine
Fluorine
Canyon
Little Red Hill
Annapolis Mine
CATRON CO
SIERRA CO
T 9 S
T 10 S
CATRON CO
SIERRA CO
Republic Mine
Poverty
Creek
4
3
3
2
5
Canyon
Mine
Poverty
Little Wonder Mine
North Star Mine
Little
8
9
10
11
Canyon
Pine
Pine
Canyon
FOREST
Alaska
Draw
Buster
17
16
15
15
14
Turkey
Creek
Creek
NATIONAL
Grafton
Turkey
Turkey
Creek
20
21
22
23
Little
GILA
Little
Bear
Bear
Creek
Bear
Mercator Projection
WGS84
UTM Zone 13S
CALTOPO
Scale 1:20000 1 inch = 1667 feet
1
2
3
4 km
0.5
1.0
1.5
2.0 mi
MN 8.4°

Figure 16 - Claims Map of the Winston Group of Properties

Property Description and Access

The Winston Property consists of 140 unpatented Bureau of Land Management (“BLM”) mining claims and 2 patented Ivanhoe and Emporia lode mining claims, comprising a total of 2,800 acres. All of these claims are located within the Gila National Forest. The property was originally accessible via a 10 mile dirt road up the Turkey Creek stream bed that intersects highway 52 which is 1.7 miles north of the small town of Winston. This route is currently blocked by several locked gates. Twenty-eight miles east of Winston on Highway 52 is US Highway 85 which leads to an alternate access to the property. The direction to this alternate route are as follows:

1.	Traversing 8.0 miles north along State Highway 52 from the town of Winston;
2.	The route then turns west for 4.0 miles (6.4 km) on State Highway 59;
3.	From here one can access the north section of the Winston Project Forest Service Roads #4053, #4066, #4079 and #4081.
4.	Continuing onwards for 4 miles on State Highway 59, then turn left upon reaching the Forest Service Road 4068L, continue onwards in a southerly direction for 5 miles until reaching gravel Forest Service Road 4073I
5.	From here the road has been decommissioned but provides for a connecting route to the Little Bear Creek Road that traverses the southern part of the claim block through to an access point for the Ivanhoe and Emporia, and also to Little Turkey Creek Road providing access to the Little Granite claim group. Another decommissioned USFS road begins at Grafton that could provide access to Pine Canyon Road and most of the lower half of the Winston Project claims.

All known roads in the area of the project are provided in Figure 16 below.

-12000000 m
-11990000 m
-11980000 m
3960000 m
3950000 m
3940000 m
N
W
E
S
59
52
Santana Ranch
Winston
Winston Property
Road Types
BLM
County
InstHwy
StHwy
USHwy
Unk
Sat Image: Virtual Earth
0
5 km
Sequoia Gold and Silver Ltd.
Winston Project
Road Access
Sierra County, New Mexico, U.S.A.
Datum: Mercator WGS84
October, 2017

Figure 17 - Winston Property Road Map

The land area between Turkey Creek and Poverty Creek to the north has been designated a roadless area, meaning no motorized vehicles are allowed to use the roads and trails within. The claims located south of Turkey Creek and north of Poverty Creek are not within the roadless area.

Property Ownership

In April and May 2017, the Company's U.S. subsidiary, Sierra Gold & Silver Ltd., entered into agreements with Redline Minerals Inc. and its US subsidiaries (the “Optionors”) and acquired (i) 16 unpatented claims on the Winston Property (the “LG Claims”), (ii) an agreement to acquire four additional unpatented claims on the Winston Property (the “Little Granite Claims”), and (iii) an agreement to acquire 2 patented claims pursuant to an Ivanhoe/Emporia purchase agreement (the “Ivanhoe/Emporia Claims”).

In addition to the claims acquired by Sierra Gold & Silver Ltd. discussed above, the Company subsequently staked an additional 120 unpatented claims on the Winston Property.

In accordance with the terms and conditions of the underlying Ivanhoe/Emporia purchase agreement, the Seller agrees to sell and convey the Ivanhoe/Emporia Claims for the purchase price of US$500,000. The Buyer may at any time, and at its sole discretion, accelerate payment of any part or all of the purchase price in order to complete the acquisition. At such time the purchase price has been paid to the Seller, all obligations of the Buyer to the Seller, except payment of the Production Royalty, shall cease and terminate. Until the purchase price has been paid, the Buyer shall pay the Seller monthly a royalty equal to the greater of the Minimum Monthly Royalty or Production Royalty determined in accordance with the following table:

Ivanhoe / Emporia - Royalty Schedule

Monthly Average	Minimum	Production
Silver Price/oz	Monthly Royalty	Royalty %

Less than $5.00	$125	3%
$5.00 ~ $6.99	$250	4%
$7.00 ~ $8.99	$500	5%
$9.00 ~ $10.99	$1,000	6%
$11.00 ~ $14.99	$1,500	7%
$15 or greater	$2,000	8%

All royalty payments made to Seller under the Minimum Monthly Royalty or Production Royalty of this agreement shall be credited upon the purchase price. As of March 15, 2023, past payments totaling US$286,845 have been applied against the US$500,000 purchase price. Since the August 21, 1987 date of the Ivanhoe/Emporia Agreement and encompassing four owners, the advance royalty payments have technically fallen into arrears of US$146,500. The remaining purchase price of US$213,155 may be satisfied in the form of ongoing advance royalty payments or lump-sum payment to finalize the property purchase. Only the permanent production royalty of 2% of NSR on all ore mined on the Ivanhoe and Emporia lode claims, will remain as an encumbrance after the property has been purchased.

In accordance with the terms and conditions of the underlying purchase agreement in order to complete the acquisition of the Little Granite Claims, we were required to pay the original owner of the claims the remaining purchase price of US$380,000. In October 2022, we successfully negotiated the final cash payment required to exercise its option on these Claims down to US$75,000, through the issuance a non-interest-bearing promissory note to the arm’s length Vendor. US$25,000 payments were made on October 15, 2022 and April 15, 2023, and the final US$25,000 payment is due in October 20, 2023. Following these amendments, we have acquired The Little Granite Property for an aggregate consideration of US$186,000, versus aggregate consideration of US$434,000 under the original terms. The US$25,000 Promissory Note remains the only encumbrance on the four Little Granite claims.

To maintain the unpatented claims in good-standing, we must pay annual claim maintenance fees of $165 per claim by September 1 of each year to the federal BLM and file annual maintenance documents to the BLM and Sierra and Catron County Clerk’s office. There are no encumbrances on the 136 unpatented BLM lode claims.

Winston Property Claims Details

Claim Number	Claim Name	Size Acres	Annual Maintenance	Expiry Date Annual Renewal	% Owned by Sierra Gold & Silver Ltd
105794652	LG 52	20.6	$165	September 1	100%
105794653	LG 51	20.6	$165	September 1	100%
105794654	LG 50	20.6	$165	September 1	100%
105794655	LG 18	20.6	$165	September 1	100%
105794656	LG 19	20.6	$165	September 1	100%
105794657	LG 20	20.6	$165	September 1	100%
105794658	LG 28	20.6	$165	September 1	100%
105794659	LG 29	20.6	$165	September 1	100%
105794660	LG 30	20.6	$165	September 1	100%
105794661	LG 31	20.6	$165	September 1	100%
105794662	LG 39	20.6	$165	September 1	100%
105794663	AD 1	20.6	$165	September 1	100%
105794664	AD 2	20.6	$165	September 1	100%
105794665	AD 3	20.6	$165	September 1	100%
105794666	AD 4	20.6	$165	September 1	100%
105794667	AD 5	20.6	$165	September 1	100%
105794668	AD 6	20.6	$165	September 1	100%
105794669	AD 7	20.6	$165	September 1	100%
105794670	AD 8	20.6	$165	September 1	100%
105794671	AD 9	20.6	$165	September 1	100%
105794672	AD 10	20.6	$165	September 1	100%
105794673	AD 11	20.6	$165	September 1	100%

105794674	NR 12	20.6	$165	September 1	100%
105794675	NR 13	20.6	$165	September 1	100%
105794676	NR 14	20.6	$165	September 1	100%
105794677	NR 15	20.6	$165	September 1	100%
105794678	NR 16	20.6	$165	September 1	100%
105794679	NR 17	20.6	$165	September 1	100%
105794680	IV-1	20.6	$165	September 1	100%
105794681	IV-2	20.6	$165	September 1	100%
105794682	IV-3	20.6	$165	September 1	100%
105794683	IV-4	20.6	$165	September 1	100%
105794684	IV-5	20.6	$165	September 1	100%
105794685	IV-6	20.6	$165	September 1	100%
105794686	IV-7	20.6	$165	September 1	100%
105794687	IV-8	20.6	$165	September 1	100%
105794688	NR 26	20.6	$165	September 1	100%
105794689	NR 25	20.6	$165	September 1	100%
105794690	CR 18	20.6	$165	September 1	100%
105794691	CR 9	20.6	$165	September 1	100%
105794692	CR 10	20.6	$165	September 1	100%
105794693	CR 11	20.6	$165	September 1	100%
105794694	CR 12	20.6	$165	September 1	100%
105794695	CR 13	20.6	$165	September 1	100%
105794696	CR 21	20.6	$165	September 1	100%
105794697	CR 22	20.6	$165	September 1	100%
105794698	CR 23	20.6	$165	September 1	100%
105794699	LG 40	20.6	$165	September 1	100%
105794700	LG 41	20.6	$165	September 1	100%
105794701	LG 42	20.6	$165	September 1	100%
105794702	LX 11	20.6	$165	September 1	100%
105794703	LX 19	20.6	$165	September 1	100%
105794704	LX 18	20.6	$165	September 1	100%
105794705	LX 17	20.6	$165	September 1	100%
105794706	LX 16	20.6	$165	September 1	100%
105794707	LX 15	20.6	$165	September 1	100%
105794708	LX 14	20.6	$165	September 1	100%
105794709	LX 13	20.6	$165	September 1	100%
105794710	LX 12	20.6	$165	September 1	100%
105794711	LX 10	20.6	$165	September 1	100%
105794712	LX 9	20.6	$165	September 1	100%
10579713	LX 8	20.6	$165	September 1	100%
105794714	LX 7	20.6	$165	September 1	100%
105794715	LX 6	20.6	$165	September 1	100%
105794716	LX 5	20.6	$165	September 1	100%
105794717	LX 1	20.6	$165	September 1	100%
105794718	LX 2	20.6	$165	September 1	100%
105794719	LX 3	20.6	$165	September 1	100%
105794720	LX4	20.6	$165	September 1	100%
105794721	NR 44	20.6	$165	September 1	100%
105794722	NR 43	20.6	$165	September 1	100%
105794723	NR 42	20.6	$165	September 1	100%
105794724	IV-9	20.6	$165	September 1	100%
105794725	IV-10	20.6	$165	September 1	100%
105794726	IV-11	20.6	$165	September 1	100%
105794727	NR 18	20.6	$165	September 1	100%

105794728	NR 19	20.6	$165	September 1	100%
105794729	NR 20	20.6	$165	September 1	100%
105794730	NR 21	20.6	$165	September 1	100%
105794731	NR 22	20.6	$165	September 1	100%
105794732	NR 23	20.6	$165	September 1	100%
105794733	NR 24	20.6	$165	September 1	100%
105794734	LG 64	20.6	$165	September 1	100%
105794735	LG 63	20.6	$165	September 1	100%
105794736	LG 62	20.6	$165	September 1	100%
105794737	LG 53	20.6	$165	September 1	100%
105794738	CR 1	20.6	$165	September 1	100%
105794739	CR 14	20.6	$165	September 1	100%
105794740	CR 15	20.6	$165	September 1	100%
105794741	CR 16	20.6	$165	September 1	100%
105794742	EL 1	20.6	$165	September 1	100%
105794743	EL 2	20.6	$165	September 1	100%
105794744	EL 3	20.6	$165	September 1	100%
105794745	EL 4	20.6	$165	September 1	100%
105794746	EL 5	20.6	$165	September 1	100%
105794747	EL 6	20.6	$165	September 1	100%
105794748	EL 7	20.6	$165	September 1	100%
105794749	EL 8	20.6	$165	September 1	100%
105794750	EL 9	20.6	$165	September 1	100%
105794751	NR 1	20.6	$165	September 1	100%
105794752	NR 2	20.6	$165	September 1	100%
105794753	NR 3	20.6	$165	September 1	100%
105794754	NR 4	20.6	$165	September 1	100%
105794755	NR 5	20.6	$165	September 1	100%
105794756	NR 6	20.6	$165	September 1	100%
105794757	CR 3	20.6	$165	September 1	100%
105794758	CR 2	20.6	$165	September 1	100%
105794759	CR 24	20.6	$165	September 1	100%
105794760	CR 27	20.6	$165	September 1	100%
105794761	CR 28	20.6	$165	September 1	100%
105794762	CR 29	20.6	$165	September 1	100%
105794763	CR 8	20.6	$165	September 1	100%
105794764	CR 7	20.6	$165	September 1	100%
105794765	CR 6	20.6	$165	September 1	100%
105794766	CR 5	20.6	$165	September 1	100%
105794767	CR 4	20.6	$165	September 1	100%
105794768	CR 17	20.6	$165	September 1	100%
105794769	NR 7	20.6	$165	September 1	100%
105794770	NR 8	20.6	$165	September 1	100%
105794771	NR 9	20.6	$165	September 1	100%
105794772	NR 10	20.6	$165	September 1	100%
105794773	NR 11	20.6	$165	September 1	100%
105794774	NR 41	20.6	$165	September 1	100%
105794775	NR 40	20.6	$165	September 1	100%
105794776	NR 39	20.6	$165	September 1	100%
105794777	NR 37	20.6	$165	September 1	100%
105794778	NR 36	20.6	$165	September 1	100%
105794779	NR 35	20.6	$165	September 1	100%
105794780	NR 33	20.6	$165	September 1	100%
105794781	NR 34	20.6	$165	September 1	100%
105794782	NR 32	20.6	$165	September 1	100%

105794783	NR 31	20.6	$165	September 1	100%
105794784	NR 30	20.6	$165	September 1	100%
105794785	NR 29	20.6	$165	September 1	100%
105794786	NR 28	20.6	$165	September 1	100%
105794787	NR 27	20.6	$165	September 1	100%
135823	LITTLE GRANITE GOLD #1	20.6	$165	September 1	100% effective Oct 15, 2023
135824	LITTLE GRANITE GOLD #2	20.6	$165	September 1	100% effective Oct 15, 2023
135827	LITTLE GRANITE GOLD #5	20.6	$165	September 1	100% effective Oct 15, 2023
135828	LITTLE GRANITE GOLD #6	20.6	$165	September 1	100% effective Oct 15, 2023

Ivanhoe and Emporia Patented Mining Claims

Lot ID	Legal Description	Name	Acres	Purchase Price US$	100% Ownership Terms
Lot# 165	Sec 22, Twn 10S, R 9W	IVANHOE	13.84	$500,000	Pay remaining Balance of $213,155 2% NSR
Lot# 719	Sec 22, Twn 10S, R 9W	EMPORIA	13.56

TOTAL NUMBER OF CLAIMS = 140	TOTAL AREA = 2,800 acres

History

The primary period of production was from 1882 to 1893 and was curtailed by the Great Silver Panic of 1893. A revival of exploration, re-development, and production in the 1970s and 1980s included at least six major mining companies as well as a plethora of smaller ones and local entrepreneurs. Single claims to claimblocks comprising hundreds of claims were leased, staked, prospected, and in some cases, drilled. In the northern Chloride Sub-District, the Emporia and Ivanhoe Mines, as well as the near-by Occidental, Minnehaha, Great Republic Mines were among some that produced gold-silver ores through 1987. Mining throughout the Chloride Sub-District primarily ceased due to the decline in the price of silver and gold - not for a lack of significant mineralization. As an example, un-developed mineralization defined by historical channel sampling and very limited drilling still exists, thus suggesting that significant mineralized material remains un-mined.

The first silver mineralization in what became the Chloride area was discovered in 1879. Among the earliest claims staked were the Ivanhoe and Emporia Claims having been respectively located in 1880 and 1886. Subsequently, prior to 1934, over 400 prospects and mines were developed in steeply-dipping supergene-enriched silver-gold-bearing quartz veins occupying fissures and faults within Tertiary andesite wallrock hosts (Figure 6.1.1). These veins variously display northerly, northwesterly, northeasterly and easterly strikes, are up to 8.0 feet wide, and can be traced for several miles (Lovering and Heyl, 1989). Exploitation of them was primarily between 1879-1893 and 1901-1931; the period of greatest production was from 1886 to 1893. Between 1879 and 1931 approximately 6.3 million ounces of silver were produced within all of Sierra County, New Mexico (Harley, 1934). The total value of silver, gold, copper, lead, and zinc was largely obtained from a few large mines in the Chloride, Hermosa, and Kingston SubDistricts of the Black Range District and was in excess of US$20 million (Lovering and Heyl, 1989). Approximately US$1.0 million of this total production prior to 1980 is attributable to the Grafton-Phillipsburg area in northern portion of the Chloride SubDistrict that now coincides with the Winston Project (Lovering and Heyl, 1989).

A drill program supervised by Dewitt in 1984 intersected vein material 5.78 to 11.82 feet (1.8 m to 3.6 m) thick in pierce points 165 feet (~50.3 m) apart situated in the immediate area of the old mine workings at depths of between 150 and 300 feet down-dip. No lithologic logs or drill site location maps whatsoever are available or known to exist, only pierce point locations relative to surface work exposures are provided. The work was not carried out under supervision of a Qualified Person. the assaying sampling, and QA/QC protocols are unknown, and therefore cannot be relied upon. These results are presented as historical information only. The site visit confirmed the location of the main infrastructure mentioned in the De Witt report. Several possible old drill sites were located, along with fragments of small diameter (AX or similar) size diamond drill core. The mine decline on the north side of Turkey Creek driven subsequent to the De Witt (1984) report was inspected.

The Little Granite, Ivanhoe and Emporia properties saw sporadic technical work performed sporadically through the 20th century, primarily focused on milling and metallurgy, however the little amount of exploration work performed was poorly documented, with the exception of a small surface exploration program by Redline Minerals in 2012.

There was a revival of exploration, re-development, and production in the 1970s and 1980s. The Occidental, Minnehaha, Great Republic, Emporia, and Ivanhoe Mines in the northern Chloride Sub-District were re-activated in the early 1980s and continued to produce gold-silver ores through 1987 (Lovering and Heyl, 1989). In the southeastern portion of the Chloride Sub-District, mines such as the St. Cloud, U.S. Treasury, and Colossal re-opened in the early 1980s and produced US +$10 million in precious metals through 1985 (Lovering and Heyl, 1989). Historical mining in most cases ceased due to the decline in the historical price of silver and gold.

Geology,

The ore deposits of the Black Range consist of (a) vein deposits in eruptive rocks and (b) replacement deposits in limestone. The vein deposits are principally in andesite, and the ores are gold-silver, gold-silver-copper, copper-silver and silver-lead-zinc-copper. There are also veins that occur in rhyolite as fissure fillings in which the gangue minerals are quartz and calcite, often of the amethystine variety and the economic minerals consisting of gold-silver, along with tellurides or silver-bearing sulphides.

The Winston Property and the surrounding Chloride Sub-district lie adjacent to the Winston Graben along its western margin. This feature and associated prolific north- south-, northwest-southeast-, northeast-southwest, and east-west-trending fault sets are related to several periods of extension associated with the Rio Grande Rift. The axis of the latter is located approximately 50 miles to the east of the subject area. The entire project area is underlain by relatively flat-lying Tertiary andesitic volcanics. The preceding display extensive low-rank alteration that is inferred to originate from a series sub-volcanic intrusives related to a north-south elongated deeply buried batholithic mass.

Historic production from over 400 mines and prospects over the past 130 years in the Chloride Sub-district/Winston Property area has been made from a plethora of fault and fissure-controlled silver-gold-bearing quartz veins. These veins are confined within a 3.0 mile wide east-west X 18.0 mile long (4.8 km X 28.8 km) north-south belt of propylitic to locally argillic alteration that overprints highly-faulted Tertiary andesitic volcanic hosts. Individual veins vary from 1.0 to 50.0 feet thick (0.31 m X 15.2 m) within vein systems that are up to 8.0 miles long (12.8 km). The majority of the historic production has been from totally oxidized stopes containing various species of silver, copper, lead, and zinc oxide and carbonate minerals. However, un-oxidized argentiferous and auriferous sulphide material has also been locally mined below the water table. Early direct shipments in the area of 150 to 200 opt silver eventually transitioned to those ranging from 0.050 to 5.930 opt gold and 6.7 to 61.6 opt silver (Harley, 1934).

The Little Granite Mine is a past-producing high-grade silver-gold mine hosted in Tertiary volcanics. The style of gold-silver mineralization in the region is known as epithermal, with the precious metal mineralization being hosted by quartz and carbonate veins in altered volcanic rocks. The main vein has been traced for over 200 meters by past drilling and underground workings and remains open along strike to both the north and south, and at depth. Historically reported high grade values, confirmed in limited resampling by Foremost Lithium in late 2013 at Little Granite, suggest the vein widens to approximately 3m (10ft) at depth. The primary structure is the Paymaster Fault which is readily traced both on the ground and by satellite imagery. Locally, the mineralized veins are generally associated with north-south trending structures.

The Ivanhoe and Emporia patented mining claims each contain a past producing gold-silver mine, under the same names. High grade deposits of silver and gold were discovered in 1880 when the Chloride District saw a rush of minors and prospectors and the area was a major producer until the 1893 crash in the silver price. Little production or modern exploration has occurred since. Past preparatory work for drilling has included data compilation both of historic and recent work, along with acquisition of high-resolution LiDAR satellite imagery to allow construction of an accurate terrane model. This was followed by geophysical surveying using both electrical and magnetic methods.

The property was most recently drilled in the 1980s, at multiple targets within the Winston Property, although records are limited. Historic exploration/development has blocked out multiple ore shoots, which will be considered for drill testing. Property reconnaissance sampling in 2021/22 has additionally identified multiple locations with potential ore shoots. This property had little to no modern exploration since the early 1980’s.

Exploration

The disclosure of exploration results contained in this section is based on information and supporting documentation provided by a Qualified Person.

A Qualified Person has visited the Winston Property on ten separate occasions since October 2020. He conducted confirmatory sampling of the known historic mines, as well as geologic reconnaissance sampling along the mineralized corridor.

Mineralization at the Winston Property is of the classic Low-Sulphidation Epithermal Vein style with Gold-Silver-Copper representing the valuable elements of importance in the district. The project is located along the eastern side of the Gila Volcanic Plateau which is comprised of: an early phase of andesitic volcanic rocks, and a massive younger rhyolite flow-tuff package that is up to 1km thick. The mineralization of the Winston project is structurally controlled and hosted in the Gila volcanics.

Sampling Program

As part of a late 2020 fall sampling program, samples were obtained for an initial geological evaluation of the property from October 2020 through December 2020 during which mine environs, workings and dumps were walked and inspected to collect representative samples of the different styles of mineralization. Samples were collected throughout the project area to better understand which phases are of greatest economic interest and we have included sample ranges (see figure 16 below) which represent the program. The results confirm that earlier reports of high-grade silver and gold values from historic workings have legitimacy and justify a major exploration program using modern methods to define the nature and size of mineralization. The additional property samples that are mentioned are deemed relevant due to their potentially indicative potentially additional ore-bearing structures within the project area.

All samples were collected under the direct supervision of a Qualified Person, and securely transported to the Tucson facility of ALS Laboratories for analysis. A total of 155 samples have been collected and had geochemical results returned; all QA/QC protocols have shown minimal variance. Geologic reconnaissance sampling method is indicated at each sample location with the intent to provide a representative result. Sample types include: grab, chip, measured chip, and channel; samples range from 0.1m to 3.0m in measured width. Systematic sampling and trenching along vein trends have not been carried out at this point.

Figure 18 - Representative Samples

Ore characterization samples from these three mines returned peak values of: 66.5 g/t gold with 2,940 g/t silver from Little Granite, 26.8 g/t gold and 940 g/t silver from Ivanhoe, and 44.9 g/t gold and 517 g/t silver from Emporia. Exceptional results from property-wide confirmatory sampling completed in 2021 include:

●	Measured width Highlights:

○	3.35 g/t Au with 245 g/t Ag from a 0.3m channel sample inside the Little Granite Decline.

○	1.97 g/t Au with 232 g/t Ag from a 0.3m channel sample across JAP vein at LG mine.

○	29.2 g/t Au with 462 g/t Ag from a 0.6m continuous chip sample in north zone.

○	3.2 g/t Au with 34 g/t Ag from a 1.0m continuous chip sample in north zone.

○	0.75 g/t Au with 489 g/t Ag from a 0.3m continuous chip sample in north zone.

●	Prospecting Highlights:

○	Sample 1671079 collected at a prospect pit in recently staked ground returned 41.5 g/t Au with 4,610.0 g/t Ag.

○	Samples 1671021, 1671024, 1671027 were collected from the same vein trend over 300m of strike

■	#1671021 returned 20.6 g/t Au with 21.0 g/t Ag.

■	#1671024 returned 12.3 g/t Au with 381.0 g/t Ag.

■	#1671027 returned 5.7 g/t Au with 254.0 g/t Ag.

Permitting

Special-use Permit

When an applicant intends to make use of U.S. Forest Service lands for business purposes, an application must be submitted to the local Forest Service office for assessment. The bond related to such a permit varies depending on cost recovery for monitoring costs, land use fee and other associated costs to do with environmental impacts. The USFS is the administrator of surface rights in the forest and the primary contact for surface use, while the mineral rights are administered by the BLM.

Minimal Impact Exploration Permit

This type of permit is for roads and drilling related activities that cause less than 5 acres of surface disturbances and costs US$1,000 to be filed. A detailed work program is filled out on a New Mexico state form and submitted to the New Mexico Mining and Minerals Division of the Energy, Minerals and Natural Resources Department and National Forest Service, who then contact other concerned agencies. The review process for approval can generally take three to six months. Upon approval, a bond must be posted in accordance with the amount of disturbance anticipated. The Company expects the bond amount to be between US$15,000 ~ $30,000 for the type of drilling program and disturbance it will carry out. A General Permit for US$50 may also be filed if the disturbance is less than 2 acres in size and does not impact wetlands, ground water or cultural lands.

New Mexico Office of the State Engineer-Permit

A permit will be required for an exploratory drill hole that may penetrate the water table, with requirements to cement the entire borehole upon completion.

Water for Drilling

Water for drilling can be purchased locally from privately owned wells and transported to drill sites.

All types of permits are valid for 1 year.

For general exploration and prospecting activities that does not require mechanized equipment no permit is required. The Company does not require any permits for the type of exploration currently being undertaken but will require a permit for drilling operations.

Infrastructure

Local infrastructure in the area of the Chloride Sub-District is minimal. The closest settlement is the community of Winston with a population of 50-100 which is located ~10 miles southeast of the heart of the Winston Property. It has only a post office and small general store which carries a small line of groceries as well as gasoline (petrol). Truth or Consequences, NM (pop. ~7,000) located 45 miles to the southeast has moderate support facilities including a small plane airport runway. Las Cruces, NM (pop. ~200,000) is the major service and supply center for all of southwest New Mexico and is located ~100 miles to the south of the project area while another 50 miles further is El Paso, TX (pop. +1,000,000). The latter has a regional airport.

From the town of Winston, New Mexico, paved highway 59 runs north 10 miles and then west 4 miles to and directly through the north end of the property. A community run Fire Station is within 2 miles of the property and there are a number of small ranches scattered around the National Forest. From Hwy 59, numerous Forest Service roads and trails traverse the property that provides access to the property from the north and south. There are no buildings on any of the claims; however, there is an unusable shaft headframe on one of the four Little Granite claims as well as a full-size access portal/decline to the underground. There is also a full-size portal/decline allowing access to the underground to the Emporia mine and a 300 ft. plus shaft on the Ivanhoe mine.

There is a residential power transmission line that runs along Hwy 59 through the north end of the property and a 345kV power transmission line located approximately 2 miles north of the property. Cell phone service is variable, depending on elevation and location and the Winston Corner Store has free wi-fi to connect to the internet.

Future Work

With any additional future raises, we would do a drill program on this property, on multiple targets. Past preparatory work for drilling has included data compilation both of historic and recent work, along with acquisition of high-resolution LiDAR data to allow construction of an accurate terrane model. Ground geological mapping and surveying has utilized high resolution satellite imagery and LiDAR (laser-generated infrared light beams) to construct a detailed digital model of the area. This 3D GIS can be used for all drill targeting and project planning. Special attention has been given to maintaining a high level of vertical accuracy due to the local topography.

A future drill program would include a 1,000m NQ diamond core drilling campaign (NQ refers to drill core diameter of 47.6mm). The Webber Mine area is in north of the property, within Catron County, New Mexico, and would be drilled using truck/track mounted equipment with minimized disturbance. The portion of the property within Sierra County, New Mexico, would use a man-portable drill rig and be man/mule supported.

We have budgeted a total of $58,100 from the use of proceeds in the offering for the Winston Property, including $25,000 to complete the cash payments required under the Little Granite agreement, $23,100 for the annual claims payment and $10,000 towards the Ivanhoe/Emporia royalty payments.

Jol Property – Manitoba, Canada

On July 12, 2022, we completed the acquisition of 100% of the right, title, and interest in and to those certain undersurface mineral rights certain comprising Manitoba Mineral Disposition No. MB3530 from Mae De Graf (the “MB3530 Property”). The MB3530 Property is subject to a 2% NSR. The MB3530 Property encompasses 25 hectares (62 acres) situated due north from our Jean Lake Property and due west of our Zoro Property (GPS coordinates are 54.8337, -99.62626). We paid to the seller a cash payment in the amount of $8,000 and issued to the seller an aggregate of 364 common shares of the Company at a deemed price of $16.50 per common share. The cost to maintain the Jol property with the Manitoba Mines Branch is $625 yearly and it’s in good standing until May 19, 2024 when another yearly payment to the Mines Branch is due.

There is no current planned exploration on this property for 2023. The total book value as of March 31, 2023 for this property is $48,819.

Lac Simard South – Quebec, Canada

Figure 19 - Property Location Map of Lac Simard South in Quebec, Canada

The Lac Simard South Property is located in the Province of Quebec, Canada is comprised of 60 claims located on 8,611 acres (3,485 hectares) and 20 claims staked directly by the company located on 2,871 acres (1,162 hectares) bringing the amalgamated total land package to 80 mineral claims, and the land area to 11,482 acres (4,647 hectares). The location of the property via GPS coordinates is 47.56518, -78.647. The Lac Simard South Property is easily accessible year-round by way of well-maintained roads, connecting to the main highway. Sudbury, Ontario is the closest major city, about 350 km to the southwest. The property has no mineral reserves or mineral resources under S-K 1300. The current book value of the property is approximately $36,465.

Figure 20 - Lac Simard South Property Claims with Surrounding Lithium Refineries and Concentrators

The property is located approximately 80 km southwest of Val-D’or, a logistics hub for mining services, and 100 km southwest from La Corne township, home of the The NAL Lithium Processing Plant (A Piedmont/Sayona Joint Venture).

Property Ownership

In May, 2023, we acquired the Lac Simard South Property located in the Province of Quebec, amending a property acquisition agreement to purchase 100% right, title, and interest in and to those certain undersurface mineral rights comprising a total of 60 claims, covering 8,612 acres (3,485 hectares). In consideration for the property, we paid to the vendors cash consideration of $17,500 plus GST on May 12, 2023, and will pay an additional $17,500 plus GST payable within four months after closing. In addition, we issued a total of 10,700 common shares of the Company at $7.50 per common share under terms as set forth therein and subject to a 4-month hold.

In addition, we staked and recorded 20 additional mineral claims on the Provincial GESTIM (Mining Title Website) in the Company’s name that were contiguous with the borders of these 60 claims, which resulted in an increase of Lac Simard South Property to 80 mineral claims and to the total area to 11,482 acres (4,647 hectares). The 20 additional staked claims are: 2755553, 2755554, 2755555, 2755556, 2755557, 2755558, 2755559, 2755560, 2755561, 2755562, 2755563, 2755564, 2755565, 2755566, 2755567, 2755568, 2755569, 2755570, 2755571, 2755572. The total cost of these additional 20 claims to the Company was $1,465.

Claim Registration

A company can register a claim on the provincial GESTIM website, (GESTIM, le système de gestion des titres Miniers - The Mining Title Management System) the Company’s claims are valid for a first period of three years. To re-register the claim at the end of the term, the company can apply a $1,200 exploration credit per claim to renew for subsequent period of two years term. If there aren’t enough exploration credits to renew the claim, the Company can choose to pay an amount that will equal twice the difference between $1,200 and the amount actually spent for exploration works.

Lac Simard South Property Claims Table

Claim Number	Size Hectares	Expiry Date	Yearly Holding Costs	Holder
2755553*	58.13	March 25, 2026	na	Foremost Lithium
2755554*	58.13	March 25, 2026	na	Foremost Lithium
2755555*	58.12	March 25, 2026	na	Foremost Lithium
2755556*	58.12	March 25, 2026	na	Foremost Lithium
2755557*	58.12	March 25, 2026	na	Foremost Lithium
2755558*	58.11	March 25, 2026	na	Foremost Lithium
2755559*	58.11	March 25, 2026	na	Foremost Lithium
2755560*	58.11	March 25, 2026	na	Foremost Lithium
2755561*	58.11	March 25, 2026	na	Foremost Lithium
2755562*	58.11	March 25, 2026	na	Foremost Lithium
2755563*	58.10	March 25, 2026	na	Foremost Lithium
2755564*	58.10	March 25, 2026	na	Foremost Lithium
2755565*	58.10	March 25, 2026	na	Foremost Lithium
2755566*	58.10	March 25, 2026	na	Foremost Lithium
2755567*	58.10	March 25, 2026	na	Foremost Lithium
2755568*	58.10	March 25, 2026	na	Foremost Lithium
2755569*	58.10	March 25, 2026	na	Foremost Lithium
2755570*	58.10	March 25, 2026	na	Foremost Lithium
2755571*	58.09	March 25, 2026	na	Foremost Lithium
2755572*	58.08	March 25, 2026	na	Foremost Lithium
2729887	58.10	March 27, 2026	na	Foremost Lithium
2729888	58.08	March 27, 2026	na	Foremost Lithium
2729889	58.08	March 27, 2026	na	Foremost Lithium
2728242	58.10	March 27, 2026	na	Foremost Lithium
2728243	58.11	March 27, 2026	na	Foremost Lithium
2728244	58.11	March 27, 2026	na	Foremost Lithium
2728245	58.11	March 27, 2026	na	Foremost Lithium
2728246	58.09	March 27, 2026	na	Foremost Lithium

2728255	58.09	March 27, 2026	na	Foremost Lithium
2728256	58.09	March 27, 2026	na	Foremost Lithium
2728257	58.09	March 27, 2026	na	Foremost Lithium
2728258	58.09	March 27, 2026	na	Foremost Lithium
2728259	58.09	March 27, 2026	na	Foremost Lithium
2728260	58.09	March 27, 2026	na	Foremost Lithium
2728261	58.17	March 27, 2026	na	Foremost Lithium
2728262	58.1	March 27, 2026	na	Foremost Lithium
2728263	58.1	March 27, 2026	na	Foremost Lithium
2728264	58.1	March 27, 2026	na	Foremost Lithium
2728265	58.1	March 27, 2026	na	Foremost Lithium
2728266	58.1	March 27, 2026	na	Foremost Lithium
2728267	58.08	March 27, 2026	na	Foremost Lithium
2728268	58.08	March 27, 2026	na	Foremost Lithium
2728269	58.08	March 27, 2026	na	Foremost Lithium
2728270	58.08	March 27, 2026	na	Foremost Lithium
2728271	58.08	March 27, 2026	na	Foremost Lithium
2728272	58.08	March 27, 2026	na	Foremost Lithium
2728273	58.08	March 27, 2026	na	Foremost Lithium
2728274	58.09	March 27, 2026	na	Foremost Lithium
2728275	58.09	March 27, 2026	na	Foremost Lithium
2728276	58.09	March 27, 2026	na	Foremost Lithium
2728277	58.07	March 27, 2026	na	Foremost Lithium
2728278	58.07	March 27, 2026	na	Foremost Lithium
2728279	58.07	March 27, 2026	na	Foremost Lithium
2734731	58.07	March 27, 2026	na	Foremost Lithium
2734732	58.06	March 27, 2026	na	Foremost Lithium
2734733	58.06	March 27, 2026	na	Foremost Lithium
2734734	58.05	March 27, 2026	na	Foremost Lithium
2734735	58.05	March 27, 2026	na	Foremost Lithium
2734736	58.05	March 27, 2026	na	Foremost Lithium
2729907	58.13	March 27, 2026	na	Foremost Lithium
2729908	58.13	March 27, 2026	na	Foremost Lithium
2729909	58.12	March 27, 2026	na	Foremost Lithium
2729910	58.13	March 27, 2026	na	Foremost Lithium
2729911	58.12	March 27, 2026	na	Foremost Lithium
2729913	58.11	March 27, 2026	na	Foremost Lithium
2729915	58.1	March 27, 2026	na	Foremost Lithium
2729916	58.1	March 27, 2026	na	Foremost Lithium
2729918	58.1	March 27, 2026	na	Foremost Lithium
2729919	58.09	March 27, 2026	na	Foremost Lithium
2729921	58.08	March 27, 2026	na	Foremost Lithium
2729922	58.08	March 27, 2026	na	Foremost Lithium
2729923	58.07	March 27, 2026	na	Foremost Lithium
2729924	58.07	March 27, 2026	na	Foremost Lithium
2729925	58.07	March 27, 2026	na	Foremost Lithium
2729926	58.08	March 27, 2026	na	Foremost Lithium
2729927	58.08	March 27, 2026	na	Foremost Lithium
2729928	58.06	March 27, 2026	na	Foremost Lithium
2729929	58.06	March 27, 2026	na	Foremost Lithium
2729930	58.06	March 27, 2026	na	Foremost Lithium
2729931	58.06	March 27, 2026	na	Foremost Lithium

TOTAL NUMBER OF CLAIMS = 80                                TOTAL AREA = 11,482 acres (4,647 hectares)

*20 claims that Foremost Lithium Staked

Lac Simard South Claims
Foremost Lithium Project Boundary
Foremost Lithium Claims
Hydroelectric Power Plant >1 MW
665,000
670,000
675,000
680,000
685,000
5,275,000
5,270,000
5,265,000
Baie Crow
ÎLE BRYSON
La Semelle
ÎLE WINNEWAY
Baie Winneway
Baie de la Pauvreté
Baie des Chicots
Winneway
Baie de la Rivière Chevreuil
Baie Klock
Chemin-des-7e-et-8e-RANGS
Chemin-du-9e-Rang
Chemin-de-la-Petite-Russie
Chemin-du-Rang-Brodeur
Chemin-des-5e-et-6e-Rangs
Laforce
Lac Descoteaux
Lac Gagnon
Lac Grant
396 m
379 m
355 m
368 m
346 m
0 0.5 1 2 3 4 Miles
0 1 2 4 6 8 Kilometers
Esri, FAO, NOAA, USGS, NRCan, Esri, NGA, USGS, FEMA, Esri Canada, Esri, HERE, Garmin, SafeGraph, GeoTechnologies, Inc, METI/NASA, USGS, EPA, NPS, USDA, NRCan, Parks Canada
Spatial Reference
Name: NAD 1983 UTM Zone 17N

Figure 21 - Lac Simard South Claims Map

Geology

The Lac Simard South Property is largely underlain by the large monzodiorite batholith of Lac Simard Sud. This batholith is pinkish grey in color and is composed of plagioclase, K-feldspar hornblende with minor amount of epidote and quartz. Quartz-monzodioritic dykes and sills are observed at the margin of this intrusion. A gabbroic intrusion lies to the southwest end of the Property and hosts the Laforce showing. This Ni-Cu showing was explored by Kerr Addison Gold Mines Ltd and more lately by Fieldex Exploration (2007) and lies about 1km south of the Property. The property contains 12 pegmatites that were identified from satellite imagery.

Exploration

The Lac Simard South Property has had no historical exploration. An airborne magnetic and spectrometric survey flown during the fall of 2022 covered the whole property. This geophysical survey was done by EON Geosciences on behalf of the provincial government and was recently made available.

Mineral Resources

The Lac Simard South Property has no mineral reserves or mineral resources under S-K 1300.

Permitting and Licensing

All mining titles are in good standing and are partly located on Crown land of Quebec and partly on private land. Mining titles located on Crown land are entitled to be explored without any permitting, except for any exploration program that involves tree-cutting to create road access for drilling and/or stripping These such activities are permitted under a valid forest intervention permit delivered by the provincial Ministère des Forêts, de la Faune et des Parcs. Permitting approval vary from 2 to 4 weeks and are simple process and can be renewed on a 3-year term.

Mining titles located on private land requires the permission of the landowners. Information pertaining to the landowners are available on the MRC of Témiscamingue (https://www.mrctemiscamingue.org/mrct/cartes-et-localisation/ ).

Obtaining permits for advanced exploration requires consultations with government officials and are based on specific permit requirements.

Infrastructure

The project is located in a well-developed mining region with readily available support facilities and services. Val-d’Or is a city with a population of 30,000 inhabitants and is well-known for its mining history, with an experienced mining workforce. The Property is easily accessible year-round by way of well-maintained roads, with little overburden connecting and within a few km from major highways. The project is geographically well positioned near Sayona’s lithium concentrators and refineries, within 90km of our property. Quebec is a major producer of electricity and one of the largest hydropower generators in the world, and a hydroelectric power plant is situated right within our claim block, allowing access to gride power and low-cost hydroelectricity.

Local Environment

The area is marked by long cold winters averaging a daily average temperature for January of -16 °C and short, cool summers with daily average temperature for July of 17.3°C. Exploration and drilling operations are conducted year-round without interruption due to weather conditions. The area is generally flat with little hills of about 50 m. It is partly covered by farming land and by forested areas typical of balsam-fir – yellow birch bioclimatic domain.

Planned Work

We intend to begin a work program in the first part of 2024 to validate the identified pegmatites associated in this active lithium, mining, and refining region of Quebec. An exploration program will include ground truthing – boots on the ground as a first step to confirm and describe the nature of the identified pegmatites as well as prospecting selected areas to find lithium-bearing pegmatites. Uses of indirect techniques such as drone-assisted magnetic survey in addition to surficial geochemical surveys including MMI will be contemplated in areas with scarce outcrops to help delineate new targets prospective for lithium-bearing pegmatites. The current program is still in the preliminary stage phase of planning, and the Company will strategize further plans upon return of initial assay results. The total dollars allocated for this project are currently $13,825 to make the second payment owed to close our property acquisition agreement.

MANAGEMENT

Directors and Executive Officers

On December 2, 2022, the Company held a general meeting of shareholders at which Messrs. John Gravelle and Pierre Yves-Tenn were not nominated to continue to serve as directors. Our board also terminated Mr. Gravelle’s service as Chief Executive Officer of the Company in September 2022. The following table sets forth certain information regarding our directors and executive officers as of the date of this prospectus.

NAME	AGE	POSITION
Jason Barnard	57	President and Chief Executive Officer, Director
Andrew Lyons	56	Director
Christopher MacPherson	59	Director
Michael McLeod	63	Chairman
Johnathan More	47	Director
Cyrus Driver	74	Chief Financial Officer and Corporate Secretary
Mark Fedikow	70	Vice President of Exploration
Christina Barnard	53	Vice President of Operations

Jason Barnard. Jason Barnard has served as President and Chief Executive Officer since December 2022 and a director since September 2022. Mr. Barnard has over 31 years of capital markets experience. Since 2004, he has been self-employed as a private investor where he has been directly involved in raising over $500 million for mining and exploration companies with a focused expertise on Canadian base metal companies. Mr. Barnard started his career with McDermid St. Laurence Securities in 1991 as a stockbroker with primary focus in mining, and mining exploration companies. Mr. Barnard then worked at Canaccord Genuity from 1997 until 2004. Mr. Barnard holds a Bachelor of Arts degree with a major in Economics from Carlton University and has obtained The Canadian Securities Course license in 1990. He first started working with and financing Foremost Lithium, previously known as Far Resources, with founder, and President Keith Anderson in 2016.

Andrew Lyons. Andrew Lyons was appointed as a director in December 2021 and has over 30 years’ experience in program and project management in the public markets, financial and technology sectors. He holds a BSc(CS) and BBA from the University of New Brunswick, an MBA from the University of Ottawa and a PMP from the Project Management Institute. M. Lyons was on the advisory board of Lida Resources before Lida went public and is currently on the advisory board of Lakestone Resources, both Canadian Mining Companies. Mr. Lyons brings proven leadership working at C suite senior management level with corporate experience in the mining sector, utilizing his over 35 years’ experience as an independent consultant, helping drive business forward through development and implementation of enterprise-wide information technology solutions. He most recently consulted with several mining company senior boards to refocus their operations and streamline costs and efficiencies. From September 2011 until May 2021 Mr. Lyons was a consulting Program Manager with Oracle Microsystems of BCMr.

Christopher MacPherson. Mr. MacPherson was appointed as a Director in December 2022, and is presently self-employed since January 2022. Mr. MacPherson previously served from July 2020 to December 2021 as the Chief Financial Officer of Bathurst Metals Corp. and from June 2016 to February 2019 as the Chief Financial Officer and a director of Sterling Group Ventures Inc. From 1990 to 2016, Mr. MacPherson was Vice President at CIBC World Markets. Mr. MacPherson has 25 years of experience in finance, banking and entrepreneurial enterprises in the North American markets. He has extensive experience in the capital markets. Mr. MacPherson has been responsible for finance and marketing activities, funding and acquisition opportunities as well as assisting in strategic and tactical matters. He has sat on a number of boards, including BC Hydro and Westech.

Michael McLeod. Michael McLeod has served as Chairman of the Board since December 2022.  Since December 2021, Mr. McLeod has served as the Senior Director of Morrow Sodali, a leading provider of strategic advice and shareholder engagement services in Canada and internationally. He previously served as the Senior Vice President of Gryphon Advisors Inc. from November 2019 to December 2021 and the Vice President, DF King and AST Trust Company of Canada of AST Trust Company of Canada from 2010 to 2019, each of which also provided strategic advice and shareholder engagement services. Mr. McLeod has over 40 years of experience in the corporate financial services industry with a strong network in the capital markets. He has been a long-term member of the Canadian Investor Relations Institute and Governance Professionals of Canada. Mr. McLeod has served as a global advisor and counseled many boards of directors and management teams on a wide range of topics including corporate governance, capital markets intelligence, M&A transactions, and shareholder engagement and communications.

Johnathan More. Johnathan More has served as a director since December 2022. Mr. More brings over 28 years of experience in global capital markets focused primarily on natural resource industries. His tenure at Canaccord Genuity included many significant achievements and he retired in 2008 as Vice President and Advisor at the Company. Mr. More successfully transitioned from the capital markets to the public company sector where he has been responsible for numerous successful transactions in the Canadian marketplace and continues to identify and create new opportunities. He currently serves as Chairman & CEO of Starr Peak mining Ltd, a Canadian company focused on gold exploration. Mr. More is also Chairman of Power Metals Corp., a Canadian company focused on Lithium, Cesium and Tantalum exploration, as well as Chairman and Director of Superior Mining International Corp. since January 2020.

Cyrus Driver, was appointed Chief Financial Officer and Corporate Secretary in January 2023. Mr. Driver is a Chartered Accountant and was founding partner in the firm of Driver Anderson since its inception in 1981. He is a retired partner in the firm of Davidson and Company LLP after merging with them in 2002. Whilst providing general public accounting services to a wide range of clients, he specializes in servicing TSX Venture Exchange-listed companies and members of the brokerage community. He also serves on the boards of several listed companies. His wide knowledge of the securities industry and its rules have enabled him to give valuable advice to clients within the industry with respect to finance, taxation and other accounting related matters. Cyrus also serves as a director of Power Metals Corp and Starr Peak Mining.

Mark Fedikow. Mark Fedikow was appointed as Vice President Exploration in January 2022. He worked in various capacities with Foremost since April 2016. Dr. Fedikow is a graduate of the Department of Geology, University of Windsor where he earned Honors B.Sc. in geology and a M.Sc. in geophysics and geochemistry. Subsequently he received a Natural Sciences and Engineering Research Council of Canada Scholarship and completed a Ph.D. in Exploration Geochemistry at the School of Applied Geology, University of New South Wales, Sydney, Australia. During his more than 40-year career he has worked for exploration and mining companies and for the Manitoba Geological Survey as Chief Geologist of the Mineral Deposits Section. In 2001 he received the Provincial Geologists gold medal, a Canadian national award for excellence in the geosciences. He is currently registered as P.Eng. and P.Geo. with Engineers Geoscientists Manitoba (“EGM”), as P.Geo. with the Northwest Territories and as a Certified Professional Geologist (C.P.G.) with the American Institute of Professional Geologists (“A.I.P.G.”), Westminster, Colorado, U.S.A. Mark has been a member of the team responsible for the discovery of a lode gold deposit in east-central Manitoba and of a porphyry copper-molybdenum deposit in southwest Montana. He has served as President, Chief Executive Officer, Vice President of Exploration, and on the board of directors for Canadian and American junior exploration companies. Mark has published numerous articles on mineral deposits and their surficial geochemical expression.

Christina Barnard, was appointed Vice President of Operations in December of 2022 and has been part of the organization since August 2020. Mrs. Barnard brings over 20 years’ experience in business management, media and marketing where she spent the over ten years working for Rogers Communications. a well-known national public company as senior marketing and media advisor. She has worked with several public companies, including roles in corporate communications and strategist. After leaving Rogers Media in 2019, she worked with a number of public companies in their marketing and communications department and assisted to develop strategies to minimize costs and streamline efficiencies. Christina has helped facilitate several different organization’s objectives, via careful evaluation and strategic planning, assessing structure and procedures, and being able to administer their core values in a clear demonstrable way both internally and in in the general public.

No family relationship exists between any of our directors and executive officers other than Jason and Christina Barnard, who are spouses. There are no arrangements or understandings with major shareholders, customers, suppliers, or others pursuant to which any person referred to above was selected as a director or member of senior management.

Board of Directors

Nasdaq’s listing rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of five directors, three of whom, and are independent within the meaning of Nasdaq’s rules.

A director is not required to hold any shares in our company to qualify to serve as a director. Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities, subject to applicable stock exchange limitations, if any, whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

Board Committees

We have already established a standing audit committee and a compensation committee of our board of directors. Immediately prior to, and subject to, the closing of this offering, we intend to establish a nominating and corporate governance committee of our board of directors. We intend to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Christopher MacPherson, Johnathan More and Michael McLeod, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Rule5605(c)(2) of the Nasdaq Marketplace Rules. Mr. MacPherson will serve as chairman of the audit committee. Our board has determined that qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the consolidated financial statements of our company.

The audit committee will be responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our consolidated financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; and (viii) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Our compensation committee consists of Michael McLeod, Andrew Lyons and Christopher McPherson. Mr. McLeod and Mr. McPherson each satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Rule 5605(c)(2) of the Nasdaq Marketplace Rules. Mr. Mcleod will serve as chairman of the compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation relating to our directors and executive officers.

The compensation committee will be responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the board regarding the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Michael McLeod, Andrew Lyons and Jonathan More. Mr. Lyons will serve as chairman of the nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by shareholders and recommending to the board director nominees for each annual meeting of shareholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self- evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; (iv) overseeing compliance with the our code of ethics; and (v) approving any related party transactions.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors will include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

Duties of Directors

Under Canadian law, directors have fiduciary obligations to our company. Under the BCBCA, directors, when exercising the powers and discharging their duties, must act honestly and in good faith with a view to the best interests of our company and exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.

Under British Columbia corporate law, the BCBCA imposes specific statutory liabilities on directors of corporations in certain situations. In certain circumstances, directors can be held liable, for example, for paying a dividend contrary to section 70(2) of the BCBCA, or for paying a commission or allowing a discount contrary to section 67 of the BCBCA, or for purchasing, redeeming, or otherwise acquiring shares contrary to section 78 or 79 of the BCBCA. Under numerous other provisions in federal and provincial statutes, directors may also face personal liability for, among other things, environmental offences, source deductions from payrolls, and tax remittances. Corporate directors have a number of defenses to legal actions in which it is alleged that they have breached their statutory or fiduciary duties, including:

●	dissenting from a resolution passed or action taken at a board meeting, which may relieve the director of any liability for the results of that decision.
●	raising a “good faith reliance” defense to an accusation of breach of a fiduciary duty, whereby the director is entitled to rely in good faith on consolidated financial statements or reports made by an officer of the corporation, the corporation’s auditor, or by other professionals, such as a lawyer, an accountant, or an engineer; and

●	availing themselves of a due diligence defense that permits directors to avoid a number of statutory liabilities, including breach of fiduciary duty, where the directors exercise the same degree of care, diligence and skill as a reasonably prudent person in comparable circumstances.

Conflicts of Interest

There are potential conflicts of interest to which the directors, officers, insiders, and promoters of our company will be subject in connection with the operations of our company. Some of the directors, officers, insiders, and promoters are engaged in and will continue to be engaged in corporations or businesses which may be in competition with the business of our company. Accordingly, situations may arise where the directors, officers, insiders, and promoters will be in direct competition with our company. The directors and officers of our company have a fiduciary obligation to act in the best interests of our company, avoid conflicts of interest and to disclose to all other board members any relevant information about potential conflicts. They have the same obligations to the other companies in respect of which they act as directors and officers. Discharge by the directors and officers of their obligations to our company may result in a breach of their obligations to the other companies, and in certain circumstances this could expose our company to liability to those companies. Similarly, discharge by the directors and officers of their obligations to the other companies could result in a breach of their obligation to act in the best interests of our company. Such conflicting legal obligations may expose our company to liability to others and impair our ability to achieve our business objectives. All of the directors or officers of our company have entered into non- competition or non-disclosure agreements with our company. Conflicts, if any, will be subject to the procedures and remedies as provided under the BCBCA and applicable securities laws, regulations, and policies.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of our board of directors. Unless the at any time or from time to time, the Company’s Articles of incorporation permit directors to hold office for a term expiring later than the close of the next annual meeting of shareholders, the term of office of a director upon election or appointment, subject to a director’s prior resignation or removal by a special majority of shareholders pursuant to Section 128 of the BCBCA, shall cease at the close of the first annual meeting of shareholders following his or her election or appointment, provided that if no directors are elected at such annual meeting, he or she shall continue in office until his or her successor is elected or appointed. The following persons are disqualified by the BCBCA from being a director of the Company: (i) anyone who is less than 18 years of age; (ii) a person who is not an individual; and (iii) a person who has the status of a bankrupt.

Compensation of Executive Officers and Directors

The table below sets the remuneration of our executive officers for the financial year ended March 31, 2023.

Name	Position	Fees earned or paid in cash ($000)	Share-Based Compensation ($000) (1)	Total ($000)
Jason Barnard	CEO and Director	90	—	90
Cyrus Driver	CFO	18	67.29	85.29

(1)	Represents the fair value of stock options, performance share units, and restricted stock units granted during the year ended March 31, 2023 using an appropriate valuation model for computing stock-based compensation expense as of the date of grant.

Executive and Consulting Agreements

On May 10, 2023, the Company entered into an executive employment agreement with Jason Barnard to serve as Chief Executive Officer, providing for compensation at an initial annual base salary $180,000. The employment agreement provides that Mr. Barnard’s annual base salary will increase to $270,000 upon the successful listing of the Company’s common shares on Nasdaq, and that the Board will review the annual base salary within one month of a successful Nasdaq listing, and annually or as otherwise determined by the Board during the term of the agreement. Mr. Barnard’s agreement also provides that he is eligible to be granted equity compensation at the sole discretion of the Board. In addition, the Company will reimburse Mr. Barnard for reasonable travelling and other business expenses in connection with the performance of his duties. Mr. Barnard may terminate the agreement upon two (2) months’ notice to the Company, and the Company may terminate Mr. Barnard at any time. Notwithstanding the foregoing, in the event of a termination by the Company without just cause, the Company has agreed to pay to Mr. Barnard as severance a lump sum payment in the amount equal to 12 months of his annual base salary in effect at the time of his termination. In the event of a termination by the Company within twelve months following a change in control, the Company has agreed to pay to Mr. Barnard as severance a lump sum payment in the amount equal to 24 months of his annual base salary in effect at the time of his termination.

On December 15, 2022, the Company entered into a consulting agreement with Cyrus Driver, through his consulting corporation, to serve as Chief Financial Officer, providing for consulting fees in the amount of $6,000 per month. Mr. Driver’s agreement also provides that he is eligible to be granted equity compensation at the sole discretion of the Board. In addition, the Company will reimburse Mr. Driver for reasonable expenses in connection with the performance of his duties. Either party to the consulting agreement may terminate the agreement for any reason, at any time, with thirty (30) days’ prior written notice.

In addition, we have agreed to indemnify Mr. Driver against certain liabilities and expenses incurred in connection with claims made by reason of his being an officer.

Director Compensation

Total Compensation for the Non-Executive Directors for the year ending March 31, 2023:

Name	Position	Fees earned or paid in cash ($000)	Share-Based Compensation ($000) (1)	Total ($000)
Andrew Lyons	Director and former CFO	96	200.7	296.7
Mike McLeod	Director	45	108.5	153.5
Jonathan More	Director	12	31.9	43.9
Christopher MacPherson	Director	12	127.6	139.6

(1)	Represents the fair value of stock options, performance share units, and restricted stock units granted during the year ended March 31, 2023 using an appropriate valuation model for computing stock-based compensation expense as of the date of grant.

Narrative Disclosure to the Compensation table

For the fiscal years ended March 31, 2022, and 2021, we paid aggregate cash compensation of $375,264 (US$277,320) and $73,000, respectively, to our directors and executive officers as a group. We did not pay any other cash compensation or benefits in kind to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our board of directors may determine compensation to be paid to the directors and the executive officers. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and the executive officers. For information regarding share awards granted to our directors and executive officers, see “Management – Our 2021 Stock Option Plan”.

Our 2021 Stock Option Plan

The Company follows the policies of the Canadian Securities Exchange under which it is authorized to grant options to executive officers and directors, employees, and consultants enabling them to acquire up to 10% of the issued and outstanding common shares of the Company. Under the policies, the exercise price of each option may not be less than the market price of the Company’s stock as calculated on the day before the date of grant. The options can be granted for a maximum term of ten years.

The intention of the 2021 Stock Option Plan (the “2021 Plan’) is to increase the proprietary interest of employees, officers, directors and consultants in the Company (each an “Eligible Person”) and thereby aid the Company in attracting, retaining and encouraging the continued involvement of such persons with the Company. Under the 2021 Plan, the total number of common shares that may be reserved for issuance as stock options (“Stock Options”) will be 10% of the issued and outstanding common shares of the Company at the time of grant, less any common shares reserved for issuance under other stock option plans. The 2021 Plan complies with the current policies of the CSE.

All Stock Options are non-assignable and non-transferable (except that the Eligible Person’s heirs or administrators can exercise any portion of the outstanding option, up to one year from such person’s death).

The exercise price of Stock Options granted under the 2021 Plan will be determined by the board. The exercise price for Stock Options must not be lower than the greater of the closing market prices of the Common Shares on: (a) the trading day prior to the date of grant of the stock options; and (b) the date of grant of the stock options.

Stock Options to acquire more than 5% of the issued and outstanding Common Shares may not be granted to any one person in any 12- month period.

The term of any Stock Options granted under the 2021 Plan will be fixed by the board and may not exceed ten years. Should an Eligible Person cease to qualify as an Eligible Person under the 2021 Plan prior to expiry of the term of their respective Stock Options, those Stock Options will terminate at the earlier of: (i) the end of the period of time permitted for exercise of the Stock Option; or (ii) a “reasonable period” not to exceed one year after the option holder ceases to be an Eligible Person for any reason other than death, disability or just cause. If such cessation as an Eligible Person is on account of disability or death, the Stock Options terminate on the first anniversary of such cessation, and if it is on account of termination of employment for just cause, the Stock Options terminate immediately.

The 2021 Plan also provides for adjustments to outstanding options in the event of alteration in the capital structure of the Company, merger or amalgamation involving the Company or the Company’s entering a plan of arrangement. The 2021 Plan provides for certain instances (i.e. merger transactions, change of control) where all Stock Options outstanding but not yet vested under the 2021 Plan shall become immediately exercisable.

The board may, at their discretion at the time of any grant, impose a schedule over which period Stock Options will vest and become exercisable by the Eligible Person. If a Stock Option is cancelled before its expiry date, the Company may not grant new Stock Options to the same holder until 30 days have elapsed from the date of cancellation.

Subject to any required approval of the CSE, the board may terminate, suspend, or amend the terms of the 2021 Plan, provided that for certain amendments, the board must obtain shareholder approval.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common shares as of April 12, 2023 (giving effect to the Share Consolidation) for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding common shares. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person or any member of such group has the right to acquire within sixty (60) days of April 12, 2023. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of April 12, 2023, are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. Unless otherwise indicated, the address of each beneficial owner is c/o 700 West Georgia Street Vancouver, British Columbia V7Y 1B3 Canada.

	Common Shares Beneficially Owned Prior to this Offering (post- consolidation)(1)		Common Shares Beneficially Owned After this Offering (post- consolidation)(2)
Name of Beneficial Owner	Shares	%	Shares	%
Directors and Executive Officers:
Jason Barnard, President and CEO, Director(3)	427,116	10.7%	427,116	8.7%
Andrew Lyons, Director(4)	30,500	*	30,500	*
Christopher MacPherson, Director (5)	28,000	*	28,000	*
Michael McLeod, Director (6)	27,000	*	27,000	*
Johnathan More, Director (7)	44,000	1.1%	44,000	*
Cyrus Driver, CFO and Corporate Secretary(9)	10,000	*	10,000	*
Mark Fedikow, VP of Exploration(9)	21,905	*	21,905	*
Christina Barnard, VP of Operations(10)	427,116	10.7%	427,116	8.7%
Directors and executive officers as a group (8 people)	588,521	14.7%	588,521	12.0%

*	Less than 1%

(1)	Based on 3,993,389 common shares issued and outstanding as of July 14, 2023, after giving effect to the Share Consolidation.

(2)	Based on an assumed 4,902,479 common shares issued and outstanding after this offering (assuming no over-allotment option is exercised).

(3)	Includes 157,220 common shares owned by Claimbank Exploration Ltd. (“Claimbank”) and 183,630 owned by Ora Nutraceuticals, Inc. (“Ora”). Mr. Barnard is the sole owner of each of Claimbank and Ora and has sole voting and investment control over these shares. Also includes shares held by Mrs. Barnard detailed below.

(4)	Consists of 10,500 common shares, and 20,000 common shares issuable upon exercise of options at $9.00 (US$6.65) per share.

(5)	Consists of 8,000 common shares and 20,000 common shares issuable upon exercise of options at $9.00 (US$6.65) per share.

(6)	Consists of 2,000 common shares, 17,000 common shares issuable upon exercise of options at $9.00 (US$6.65) per share, and 8,000 common shares issuable upon exercise of options at $13.75 (US$10.16) per share.

(7)	Consists of 19,0000 common shares and 5,000 common shares issuable upon exercise of options at $9.00 (US$6.65) per share, and 20,000 common shares issuable upon exercise of options at $12.75 (US$9.43) per share.

(8)	Consists of 10,000 issuable upon exercise of options at $9.50 (US$7.02) per share.

(9)	Includes 11,705 common shares, 10,000 common shares issuable upon exercise of options at $7.50 (US$5.54) per share, and 10,000 common shares issuable upon exercise of options at $9.50 (US$7.02) per share, each held by Mount Morgan. Mr. Fedikow is the sole owner of Mount Morgan and has voting and investment control over these shares. Also includes 200 common shares held by Mr. Fedikow’s spouse.

(10)	Includes 17,488 common share and 53,778 shares owned by 1374646 B.C. LTD and 15,000 common shares issuable upon exercise of options at $16.50 (US$12.19) per share. Also includes shares held by Mr. Barnard detailed below.

None of our major shareholders have different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Compensation Arrangement with Our Management Team

See “Management - Executive and Consulting Agreements.”

Other Transactions with Related Parties

On May 10, 2022, the Company entered into a secured promissory note in the principal amount of $1,145,520.08 (US$846,539) (the “Loan”) with Jason Barnard and Christina Barnard (the “Lenders”). On May 10, 2023, the Company and the Lenders agreed to amend the promissory note to extend its term by one year and increase the interest rate to 11.35% payable in monthly installments of $8,000 (US$5,912), with the balance of accrued interest payable on maturity. The Loan is repayable at any time without penalty and matures on May 10, 2024. As of March 31, 2023, the Company owed $1,143,998 of principal on the Loan. Pursuant to the General Security Agreement entered into in connection with the Loan, the Company provided the Lenders with a security interest in substantially all of the assets of the Company and prohibits the Company from granting any security interest that could rank in priority to or pari passu with the Lender’s security interest. The Lenders are the Company’s largest shareholders owning approximately 10.7% of the Company’s common shares. In addition, Mr. Barnard has since become the Company’s Chief Executive Officer and director and Mrs. Barnard has since become the Company’s Vice President of Operations.

In July 2021, the Company entered into an option agreement with Mount Morgan to acquire a 100% interest in its Jean Lake lithium-gold project. Mount Morgan was at that time, and currently is, controlled by Mark Fedikow who is the Company’s Vice President Exploration. The Jean Lake property consists of five mineral claims covering 2,476 acres/1002 hectares and is situated along the Thompson Brothers Trend, the focus of exploration for lithium-bearing pegmatite dykes in the Snow Lake area. The property hosts recently discovered high-grade lithium pegmatite dykes. Ongoing exploration includes drone-assisted magnetic surveys, prospecting and rock and soil geochemical surveys. Fourteen new drill targets have been defined and together with known pegmatites are planned and approved, and drilling has begun in December 2022.

The Company may exercise the Jean Lake Option by making the following cash payments and common share issuances to Mount Morgan over a 48 -month period (the “Jean Lake Option Period”): (a) shares in the capital of the Company valued at $25,000 (US$18,475), and $25,000 in cash within two business days following July 30, 2021; (b) shares in the capital of the Company valued at $50,000 (US$36,949) and an additional $50,000 (US$36,949) in cash on or before July 30, 2022 (in addition, the Company must spend $50,000 (US$36,949) on Exploration expenses by July 30, 2022); c) shares in the capital of the Company valued at $50,000 (US$36,949) and an additional $50,000 (US$36,949) in cash on or before July 30, 2023; (in addition, the Company must have spent an accumulated total of $100,000 (US$73,899) on Exploration expenses by the second anniversary of July 30, 2021); (d) shares in the capital of the Company at $50,000 (US$36,949) and an additional $50,000 (US$36,949) in cash on or before July 30, 2024 (in addition, the Company must have spent an accumulated total of $150,000 (US$110,848) on Exploration expenses by July 30, 2024); and (e) shares in the capital of the Company valued at $75,000 (US$55,424) and an additional $75,000 (US$55,424) in cash on or before July 30, 2025 (in addition, the Company must have spent an accumulated $200,000 (US$147,798) on Exploration expenses or before July 30, 2025). Both the initial share and cash issuance and the share and cash issuance due July 30, 2022 have been completed.

In addition to the above,

-	during the fiscal year ended March 31, 2023, the Company paid $66,530 in investor relations fees to a company co-owned by Jason Barnard, the Company’s President, Chief Executive Officer and Director, and Christina Barnard, the Company’s Vice President of Operations;
-	during the two fiscal years ending March 31, 2023, the Company paid approximately $85,000 in consulting fees to a company owned by Christina Barnard, the Company’s Vice President of Operations; and
-	prior to Mike McLeod’s appointment as a director of the Company, the Company paid $25,000 in consulting fees to Mike McLeod during the fiscal year ended March 31, 2023.

DESCRIPTION OF SHARE CAPITAL

General

The following is a description of the material terms of our share capital as set forth in our articles of incorporation, as amended, and as further amended in connection with this offering, and certain related sections of the BCBCA. For more detailed information, please see our articles of incorporation and amendments thereto, which are filed as exhibits to the registration statement of which this prospectus forms a part.

As of August [●], 2023, we had [13] shareholders of record, holding [3,993,389] common shares issued and outstanding, of which [355,306] shares (approximately [8.9]%) were held by shareholders of record located in the United States, giving effect to the Share Consolidation.

Share Consolidation

On July 5, 2023, we effected the Share Consolidation of our issued and outstanding common shares at a ratio of 1-for-50.

Following the Share Consolidation, each 50 of our issued and outstanding common shares were automatically converted into one issued and outstanding post-consolidation common share, without any change in par value per share. Each fractional common share remaining after consolidation that is less than 1/2 of a common share shall be cancelled and each fractional common share that is at least 1/2 of a common share shall be rounded up to one whole common share. No cash consideration will be paid in respect of fractional common shares which are cancelled. The Share Consolidation did not affect the number of shares of authorized stock. Our common shares began trading on an adjusted basis giving effect to the Share Consolidation on July 5, 2023.

The purpose of the Share Consolidation was to allow us to meet the stock price threshold of the listing requirements of the Nasdaq Capital Market.

Except for our historical financial statements, all option, share, and per share information in this prospectus gives effect to the Share Consolidation.

Upon closing of this offering as of                   , 2023, our share capital will consist of an unlimited number of common shares, no par value per share, of which                 will be issued and outstanding (if the underwriters exercise the over-allotment option in full).

Share Capital

Under our articles of incorporation, the holders of our common shares are entitled to one vote for each share held at any meeting of the shareholders. The holders of our common shares are entitled to receive dividends as and when declared by our board of directors. In the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our common shares are entitled to share pro rata in the distribution of the balance of our assets.

All common shares outstanding after completion of this offering will be fully paid and non-assessable and are not subject to any pre-emptive rights, conversion or exchange rights, redemption, retraction, purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities or provisions requiring a shareholder to contribute additional capital.

Warrants

All of the Company’s outstanding warrants were granted in connection with private placements and each warrant can be exercised for one common share. None of the warrants have a cashless exercise feature thus no issuance of common shares would occur if the market price is less than the exercise price. As of July 5, 2023, there are 29,765 warrants issued and outstanding.

Options

The Company follows the policies of the Canadian Securities Exchange under which it is authorized to grant options to executive officers and directors, employees, and consultants enabling them to acquire up to 10% of the issued and outstanding common shares of the Company. As of July 5, 2023, there are currently 226,300 stock options issued and outstanding. Under the policies, the exercise price of each option may not be less than the market price of the Company’s stock as calculated on the day before the date of grant. The options can be granted for a maximum term of ten years. The options shall be subject to such vesting requirements, if any, as may be determined by the board from time to time provided that options granted to consultants performing “investor relation activities” must vest in stages over 12 months with no more than ¼ of the options granted vesting in any six month period. See “Management— Our 2021 Stock Option Plan.”

Common Share Purchase Warrants to be Issued in this Offering

The following is a brief summary of certain terms and conditions of the Common Share Purchase Warrants to be issued in this offering and are subject in all respects to the provisions contained in the Common Share Purchase Warrants.

Form. You should review a copy of the form of Common Share Purchase Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Common Share Purchase Warrants.

Exercisability. The Common Share Purchase Warrants are exercisable at any time after their original issuance, and at any time up to the date that is five years after their original issuance. The Common Share Purchase Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Common Share Purchase Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Common Share Purchase Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Common Share Purchase Warrant. No fractional common shares will be issued in connection with the exercise of a Common Share Purchase Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Common Share Purchase Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, at the election of the holder prior to issuance, 9.99%) of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Share Purchase Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days' prior notice from the holder to us.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the Common Share Purchase Warrants is expected to be US$ per common share, representing 125% of the public offering price per Common Share Unit. The exercise price is also subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the common shares to the holder upon exercise of the Common Share Purchase Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the Common Share Purchase Warrants.

Transferability. Subject to applicable laws, the Common Share Purchase Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We have applied for the listing of the Common Share Purchase Warrants offered in this offering on Nasdaq under the symbol “FMSTW”. No assurance can be given that such listing will be approved or that a trading market will develop. It a condition precedent to the underwriter’s obligation to purchase the securities being offered in this offering that Nasdaq approve the listing of our common shares and Common Share Purchase Warrants. Accordingly, if Nasdaq does not approve the listing of our common shares and Common Share Purchase Warrants, we will not and cannot proceed with this offering.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Common Share Purchase Warrants and generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Common Share Purchase Warrants will be entitled to receive upon exercise of the Common Share Purchase Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Share Purchase Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Common Share Purchase Warrants or by virtue of such holder's ownership of shares of our common shares, the holder of a Common Share Purchase Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the Common Share Purchase Warrant.

Exclusive Forum. The form of Common Share Purchase Warrant provides that (i) legal proceedings concerning the interpretation, enforcement and defense of the Common Share Purchase Warrant will be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan and (ii) that the parties thereto irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Notwithstanding the foregoing, such exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. See Risk Factors - Risks Related to this Offering.

Pre-Funded Warrants to be Issued in this Offering

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby in lieu of a common share is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Form. You should review a copy of the form of Pre-Funded Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Pre-Funded Warrants.

Duration and Exercise Price. Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to US$0.01. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full or they expire. The exercise price and number of common shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common shares and the exercise price.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of common shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). There is no expiration date for the Pre-Funded Warrants. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or at the election of the holder prior to the issuance of any Pre-Funded Warrants, 9.99%) of the outstanding common shares immediately after exercise. Any holder may increase such percentage to any percentage not in excess of 9.99% upon at least 61 days' prior notice to us. No fractional common shares will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional common shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price of such Pre-Funded Warrant or round up to the next whole share.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the Pre-Funded Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Pre-funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Rights as a Shareholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder's ownership of common shares, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common shares, including any voting rights, until they exercise their Pre-Funded Warrants.

Exclusive Forum. The form of Pre-Funded Warrant provides that (i) legal proceedings concerning the interpretation, enforcement and defense of the Pre-Funded Warrant will be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan and (ii) that the parties thereto irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Notwithstanding the foregoing, such exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. See Risk Factors - Risks Related to this Offering.

Limitation of Liability and Indemnification of Directors and Officers

Under the BCBCA, we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity which the Company is or was a shareholder or creditor of, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The BCBCA also provides that we may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the BCBCA if any of the following circumstances apply:

●	if the indemnity is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
●	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
●	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;
●	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Section 20 of our Articles of Incorporation requires us to indemnify each of our current or former directors or alternate directors (each an “eligible party”) as well as their respective heirs and legal personal representatives, against all eligible penalties to which such person is or may be liable by reason of the eligible party having been a director or alternate director (an “eligible proceeding”), and deem the Company to have contracted with such eligible parties on the terms of the indemnity provided for therein. Further, following the final disposition of any eligible proceeding, the Company must pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Other Important Provisions in our Articles of Incorporation

The following is a summary of certain important provisions of our articles of incorporation, as amended. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to our articles of incorporation. For further information, please refer to the full version of our articles of incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Objects and Purposes of the Company

Our articles of incorporation do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our articles of incorporation on the business that we may carry on.

Directors

Disclosable Interests

The BCBCA states that a director must disclose to us, in accordance with the provisions of the BCBCA, the nature and extent of an interest that the director has in a material contract or material transaction, whether made or proposed, with us, if the director has a material interest in or has a material interest in a party to the contract or transaction.

A director who holds an interest in respect of any material contract or transaction into which we have entered or propose to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all of the directors have a disclosable interest in that contract or transaction.

Remuneration of Directors

Neither the BCBCA nor the Company’s Articles of Incorporation contain any provisions prohibiting or limiting the compensation that may be paid to directors in their capacity as directors. Currently, any director compensation, including equity based compensation including grants of stock option, restricted share units or performance share units, is determined by the board of directors in its sole discretion.

Age Limit Requirement

Neither our articles of incorporation nor the BCBCA impose any mandatory age-related retirement or non-retirement requirement for our directors.

Share Ownership

Neither our articles of incorporation nor the BCBCA provide that a director is required to hold any of our shares as a qualification for holding his or her office. Our board of directors has discretion to prescribe minimum share ownership requirements for directors.

Quorum

Under our company articles, the quorum necessary for the transaction of the business of the directors may be fixed by the directors and if not so fixed shall be a majority of the directors. If there is only one director, the quorum necessary for the transaction of the business of the directors is one director, and that director may constitute a meeting.

Borrowing Powers

Pursuant to our Articles relating to the borrowing powers of our directors, our board of directors may: (i) borrow any sum of money; (ii) guarantee the repayment of any sum of money borrowed by any person or corporation; and (iii) guarantee the performance of any obligation of any person or corporation, and may raise or secure the repayment of any sum of money for borrowed or obligation guaranteed in any manner and upon such terms as the directors see fit including by the issue of bonds, debentures or other debt obligations or by granting of any mortgages or other security on the undertaking or whole or any part of the property of the Company.

Alterations

Pursuant to our Articles of Incorporation, the shareholders of the Company may by ordinary resolution: i) create one or more classes of shares or, if none of the shares of a class are allotted or issued, eliminate that class of shares; (ii) create one or more series of shares within a class or, if none of the shares of a series or shares are allotted or issued, eliminate that series of shares; (iii) increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established; (iv) subdivide or consolidate all or any of its unissued, or fully paid issued, shares; (v) resolution change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value; or (vi) by ordinary resolution or special resolution otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

Subject to the BCBCA, the shareholders of the Company may by ordinary resolution: (i) create special rights and restrictions for, and attach those special rights and restrictions to, the shares of any class or series, whether or not any or all of those shares have been issued; and (ii) vary or delete any special rights or restrictions attached to the shares of any class or series, whether or not any or all of those shares have been issued.

The Company may by either ordinary resolution or directors’ resolution authorize an alteration of its Notice of Articles in order to change its name.

If the BCBCA does not otherwise specify the type of resolution and the Company’s Articles of Incorporation do not specify another type of resolution, the shareholders of the Company may by special resolution alter its Articles.

Shareholder Meetings

We must hold an annual general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting at such time and place as may be determined by the directors.

Pursuant to the BCBCA, shareholders holding not less than 5% of our issued voting shares may also cause our directors to call a shareholders’ meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice no more than 60 and no less than 30 days before the meeting dated. Under the BCBCA, shareholders and any other person entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws requirements are met. Under Our Articles, the accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings under our Articles, as amended in connection with this offering will be two persons present and holding, or represented by proxy, 5% of the issued shares entitled to be voted at the meeting. If a quorum is not present at the opening of the meeting, the shareholders may adjourn the meeting to a fixed time and place but may not transact any further business.

Registered holders of our outstanding common shares and proxyholders appointed by registered shareholders are entitled to attend meetings of our shareholders. Our directors, the president, the, any solicitor for the Company our auditor and any other persons invited by our directors or with the consent of those at the meeting are entitled to attend at any meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Director Nominations

At any shareholder meeting at which directors are to be nominated for election, any such nomination, other than a nomination made by the Company’s management, must be made in accordance with and must comply with the advance notice policy (the “Advance Notice Policy”) adopted by the Company’s board of directors on November 1, 2013 and ratified by the shareholders at the annual general meeting of the shareholders of the Company held on November 28, 2013. The Advance Notice Policy establishes the process to be followed by Shareholders to nominate a person for election as a director of the Company and provides for a reasonable period of time to submit nominee names, as well as specific requirements as to the information which must accompany the nominations (the “Advance Notice of Nomination”).

Under the Advance Notice Policy, to be timely, a shareholder’s Advance Notice of Nomination must be received (i) in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board of directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. This article also prescribes the proper written form for a shareholder’s notice.

Impediments to Change of Control

Our Articles of incorporation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

Compulsory Acquisition

The BCBCA provides that if, within 4 months after the date of a take-over bid made to shareholders of a corporation, the bid is accepted by the holders of not less than 9/10 of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, the offeror is entitled to acquire (on the same terms on which the offeror acquired shares under the take- over bid) the shares held by those holders of shares of that class who did not accept the take-over bid. If a shareholder who did not accept the take-over bid (a dissenting offeree) does not receive an offeror’s notice, with respect to a compulsory acquisition (as described in the preceding sentence), that shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired (or will acquire) the shares owned by the shareholders who accepted the take-over bid.

Ownership and Exchange Controls

Competition Act

Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition, or the Commissioner. Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in us, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Investment Canada Act

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of an investment to establish a new Canadian business by a non-Canadian or of the acquisition by a non-Canadian of “control” of a “Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for advance review and approval will be higher in monetary terms for a member of the World Trade Organization. The Investment Canada Act generally prohibits the implementation of such a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions. The acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation. The acquisition of less than a majority but one-third or more of the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

In addition, under the Investment Canada Act, national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada, with the relevant test being whether such an investment by a non-Canadian could be “injurious to national security.” The Minister of Industry has broad discretion to determine whether an investor is a non- Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

See “Material United States and Canadian Income Tax Considerations—U.S. Federal Income Taxation Considerations” for additional information regarding the material U.S. federal income tax consequences relating to the ownership and disposition of our Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares by U.S. Holders (as defined therein).

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

Listing

In connection with this offering, we have filed an application to list our common shares and the Common Share Purchase Warrants under the symbol “FMST” and “FMSTW” respectively on the Nasdaq Capital Market.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares in the United States will be Odyssey Trust Company. The address for is United Kingdom Building 350 – 409 Granville Street Vancouver BC V6C 1T2, and the telephone number is 888-290-1175.

Upon the closing of the offering, we intend to engage Continental Stock Transfer and Trust as the warrant agent for the Common Share Purchase Warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common shares in the public market could adversely affect prevailing market prices and could impair our ability to raise equity capital in the future. Sales of substantial numbers of our shares in the public market could adversely affect prevailing market prices of our common shares. While we have applied to list our common shares on the Nasdaq Capital Market, we cannot assure you that a regular trading market will develop in our common shares.

Rule 144

In general, a person who has beneficially owned restricted common shares for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of common shares then outstanding; or
●	1% of the average weekly trading volume of our common shares during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and officers, and holders of 5% or greater of our common shares, have agreed with the underwriters, subject to certain exceptions, not to offer, pledge, sell, transfer or dispose of, directly or indirectly, any of our common shares or securities convertible into or exercisable or exchangeable for our common shares for a period of (i) three months from the commencement of the sale of this offering in the case of our company, (ii) six months from the commencement of the sale of this offering in the case of our directors and officers (except one director, who has agreed for a period of three (3) months from the commencement of the sale of this offering), and (iii) three months from the commencement of the sale of this offering in the case of holders of 5% or greater of our common shares. See “Underwriting” for more information.

MATERIAL UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS

Canadian Income Tax Considerations

The following summary describes, as of the date hereof, the material Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, common shares pursuant to this prospectus and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (which we collectively refer to as the Canadian Tax Act), (i) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (ii) deals at arm’s length with us; (iii) is not affiliated with us; (iv) does not use or hold, and is not deemed to use or hold, common shares in a business or part of a business carried on in Canada; (v) has not entered into, with respect to the common shares, a “derivative forward agreement”, as that term is defined in the Canadian Tax Act and (vi) holds the common shares as capital property (which we refer to as a Non-Canadian Holder). This summary does not apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank”, as that term is defined in the Canadian Tax Act. Such Non-Canadian Holders should consult their tax advisors for advice having regards to their particular circumstances.

This summary is based on the current provisions of the Canadian Tax Act and the Canada-United States Tax Convention, as amended or the Canada-U.S. Tax Treaty, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. It takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which we refer to as the Proposed Amendments) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder, and no representations with respect to the income tax consequences to any particular shareholder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends, capital gains or capital losses realized by a Non-Canadian Holder may be affected by fluctuations in the Canadian-U.S. dollar exchange rate.

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the common shares are considered to be paid to or derived by a Non-Canadian Holder that is the beneficial owner of the dividends and a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15% (or 5% in the case of a U.S. Holder that is a corporation beneficially owning at least 10% of all of the issued voting shares). We will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account. Non-Canadian Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a common share, nor will capital losses arising therefrom be recognized under the Canadian Tax Act, unless (i) the common shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of disposition; and (ii) the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the common shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the common shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes Nasdaq and the CSE unless at any particular time during the 60-month period that ends at that time:

●	at least 25% of the issued shares of any class or series of our capital stock was owned by or belonged to any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and
●	more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of : (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances, common shares could be deemed to be “taxable Canadian property.”

A Non-Canadian Holder’s capital gain (or capital loss) of a disposition or deemed disposition of common shares that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined in the Canadian Tax Act) generally will be computed and taxed as though the Non-Canadian Holder were a resident of Canada for purposes of the Canadian Tax Act. Such Non-Canadian Holder may be required to report the disposition or deemed disposition of common shares by filing a tax return in accordance with the Canadian Tax Act. Non-Canadian Holders whose common shares may be taxable Canadian property should consult their own tax advisors regarding the tax and compliance considerations that may be relevant to them.

U.S. Federal Income Taxation Considerations

In the opinion of Dorsey & Whitney LLP, which is attached as Exhibit 8.1 to the Registration Statement of which this Prospectus forms a part, the following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of Common Share Units or Pre-Funded Warrant Units acquired pursuant to this offering, the acquisition, ownership, and disposition of common shares acquired as part of the Common Share Units, the acquisition, ownership and disposition of Pre-Funded Warrants acquired as part of the Pre-Funded Warrant Units, the exercise, disposition, and lapse of Common Share Purchase Warrants acquired as part of the Common Share Units or the Pre-Funded Warrant Units, the acquisition, ownership, and disposition of common shares received upon exercise of the Pre-Funded Warrants, and the acquisition, ownership and disposition of common shares received upon exercise of the Common Share Purchase Warrants (as used in this summary, the “Warrant Shares”), all as acquired pursuant to this offering. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from or relating to the acquisition, ownership and disposition of Common Share Units or Pre-Funded Warrant Units acquired pursuant to this offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership and disposition of Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares. In addition, except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the current provisions of the Canada-U.S. Tax Treaty, and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. Except as provided herein, this summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Common Share Units, Pre-Warrant Funded Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares as acquired pursuant to this offering, that is for U.S. federal income tax purposes:

●	An individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares that is not a U.S. Holder or an entity classified as a partnership for U.S. federal income tax purposes. This summary does not address the U.S. federal, state or local tax consequences to non-U.S. Holders arising from or relating to the acquisition, ownership and disposition of Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares. Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, state or local and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership and disposition of Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquire Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are subject to the alternative minimum tax; (i) are subject to special tax accounting rules with respect to the Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares; (j) are partnerships or other “pass-through” entities (and partners or other owners thereof); (k) are S corporations (and shareholders thereof); (l) are U.S. expatriates or former long-term residents of the United States subject to Section 877 or 877A of the Code; (m) hold Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares in connection with a trade or business, permanent establishment, or fixed base outside the United States; or (n) own or have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of our outstanding shares. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participant). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares.

U.S. Federal Income Tax Consequences of the Acquisition of Common Share Units or Pre-Funded Warrant Units

For U.S. federal income tax purposes, the acquisition by a U.S. Holder of a Common Share Unit will be treated as the acquisition of one common share and one Common Share Purchase Warrant. The purchase price for each Common Share Unit will be allocated between these two components in proportion to their relative fair market values at the time the Common Share Unit is purchased by the U.S. Holder. This allocation of the purchase price for each Common Share Unit will establish a U.S. Holder's initial tax basis for U.S. federal income tax purposes in the common share and one Common Share Purchase Warrant that comprise each Common Share Unit.

For this purpose, we will allocate US$ of the purchase price for the Common Share Unit to the common share and US$ of the purchase price for each Common Share Unit to the Common Share Purchase Warrant. However, the IRS will not be bound by such allocation of the purchase price for the Common Share Units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above.  Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for the Common Share Units.

For U.S. federal income tax purposes, the acquisition by a U.S. Holder of a Pre-Funded Warrant Unit will be treated as the acquisition of one Pre-Funded Warrant and one Common Share Purchase Warrant. The purchase price for each Pre-Funded Warrant Unit will be allocated between these two components in proportion to their relative fair market values at the time the Pre-Funded Warrant Unit is purchased by the U.S. Holder. This allocation of the purchase price for each Pre-Funded Warrant Unit will establish a U.S. Holder's initial tax basis for U.S. federal income tax purposes in the Pre-Funded Warrant and one Common Share Purchase Warrant that comprise each Pre-Funded Warrant Unit.

For this purpose, we will allocate US$ of the purchase price for the Pre-Funded Warrant Unit to the Pre-Funded Warrant and US$ of the purchase price for each Pre-Funded Warrant Unit to the Common Share Purchase Warrant. However, the IRS will not be bound by such allocation of the purchase price for the Pre-Funded Warrant Units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above.  Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for the Pre-Funded Warrant Units.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe that a Pre-Funded Warrant should be treated as a separate class of our common shares for U.S. federal income tax purposes and a U.S. Holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of common shares except as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the common shares received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the common shares received upon exercise, increased by the exercise price of $0.01 per common share. However, such characterization is not binding on the IRS, and the IRS may treat the Pre-Funded Warrants as warrants to acquire common shares. If so, the amount and character of a U.S. Holder's gain with respect to an investment in Pre-Funded Warrants could change, and a U.S. Holder may not be entitled to make the "QEF Election" or "Mark-to-Market Election" described below with respect to the Pre-Funded Warrants to mitigate PFIC consequences in the event that we are classified as a PFIC. Accordingly, each U.S. Holder should consult its own tax advisor regarding the risks associated with the acquisition of a Pre-Funded Warrant pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Passive Foreign Investment Company Rules

If we were to constitute a “passive foreign investment company” or “PFIC” for any year during a U.S. Holder’s holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares. We believe we were a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for our most recently completed taxable year and based on the nature of our business, the projected composition of our gross income and the projected composition and estimated fair market values of our assets, we expect to be a PFIC for our current taxable year and may be a PFIC in subsequent tax years. No opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by us (or any of our non-U.S. subsidiaries) concerning our (or its) PFIC status. Each U.S. Holder should consult its own tax advisors regarding our PFIC status of the PFIC status of each of our non-U.S. subsidiaries.

In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

We generally will be a PFIC if, for a tax year, (a) 75% or more of our gross income in such tax year is passive income (the “PFIC income test”) or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by us from certain “related persons” (as defined in Section 954(d)(3) of the Code) also organized in Canada, to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if we are a PFIC, U.S. Holders will generally be deemed to own their proportionate share of our direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax as described below under “Default PFIC Rules Under Section 1291 of the Code” on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by us or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares are made.

Default PFIC Rules Under Section 1291 of the Code

If we are a PFIC for any tax year during which a U.S. Holder owns Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of Common Share Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares will depend on whether such U.S. Holder makes a "qualified electing fund" or "QEF" election (a "QEF Election") with respect to the common shares, Pre-Funded Warrants or Warrant Shares or makes a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election") with respect to common shares or Warrant Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election (a "Non-Electing U.S. Holder") will be taxable as described below.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to: (a) any gain recognized on the sale or other taxable disposition of common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares; and (b) any “excess distribution” received on the common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares of a PFIC (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on common shares, Pre-Funded Warrants and Warrant Shares or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder (including a constructive distribution on the Common Share Purchase Warrants), must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferential tax rates, as discussed below). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If we are a PFIC for any tax year during which a Non-Electing U.S. Holder holds common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares, we will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent tax years. If we cease to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to common shares, Pre-Funded Warrants and Warrant Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such common shares, Pre-Funded Warrants and Warrant Shares were sold on the last day of the last tax year for which we were a PFIC. No such election, however, may be made with respect to the Common Share Purchase Warrants

Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Common Share Purchase Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. Under rules described below, the holding period for the Warrant Shares will begin on the date a U.S. Holder acquires the Common Share Units. This will impact the availability of the QEF Election and Mark-to-Market Election with respect to the Warrant Shares. Thus, a U.S. Holder will have to account for Warrant Shares, Pre-Funded Warrants and common shares under the PFIC rules and the applicable elections differently.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its common shares or Pre-Funded Warrants begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its common shares or Pre-Funded Warrants. However, a U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us. However, for any tax year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to us generally (a) may receive a tax-free distribution from us to the extent that such distribution represents our “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the common shares or Pre-Funded Warrants to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares or Pre-Funded Warrants.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” for purposes of avoiding the default PFIC rules discussed above if such QEF Election is made for the first year in the U.S. Holder’s holding period for the common shares or Pre-Funded Warrants in which we are a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which we qualify as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as the Common Share Purchase Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. However, a U.S. Holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right to acquire PFIC stock. In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, under the proposed Treasury Regulations, if a U.S. Holder of common shares makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to Warrant Shares and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder's Warrant Shares. However, a U.S. Holder of Warrant Shares should be eligible to make a timely QEF Election if such U.S. Holder makes a "purging" or "deemed sale" election to recognize gain (which will be taxed under the default rules of Section 1291 of the Code discussed above) as if such Warrant Shares were sold for fair market value. As a result of the "purging" or "deemed sale" election, the U.S. Holder will have a new basis and holding period in the Warrant Shares acquired upon the exercise of the Common Share Purchase Warrants for purposes of the PFIC rules. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Common Share Purchase Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules to the Common Share Purchase Units, Pre-Funded Warrant Units, common shares, Pre-Funded Warrants, Common Share Purchase Warrants, and Warrant Shares.

U.S. Holders should be aware that there can be no assurances that we will satisfy the record keeping requirements that apply to a QEF, or that we will supply U.S. Holders with information that such U.S. Holders are required to report under the QEF rules, in the event that we are a PFIC. Thus, U.S. Holders may not be able to make a QEF Election with respect to their common shares, Pre-Funded Warrants or Warrant Shares. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election with respect to us and any Subsidiary PFIC.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if we do not provide the required information with regard to us or any of our Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election with respect to common shares and Warrant Shares only if the common shares and Warrant Shares are marketable stock. The common shares and Warrant Shares generally will be “marketable stock” if the common shares and Warrant Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Each U.S. Holder should consult its own tax advisor in this matter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the common shares for which we are a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

Any Mark-to-Market Election made by a U.S. Holder for the common shares will also apply to such U.S. Holder's Warrant Shares. As a result, if a Mark-to-Market Election has been made by a U.S. Holder with respect to common shares, any Warrant Shares received will automatically be marked-to-market in the year of exercise. Because, under the proposed Treasury Regulations, a U.S. Holder's holding period for Warrant Shares includes the period during which such U.S. Holder held the Common Share Purchase Warrants, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Warrant Shares after the beginning of such U.S. Holder's holding period for the Warrant Shares unless the Warrant Shares are acquired in the same tax year as the year in which the U.S. Holder acquired its Common Share Units or Pre-Funded Warrant Units, as applicable. Consequently, the default rules under Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which Warrant Shares are received upon the exercise of the Common Share Purchase Warrants. However, the general mark-to-market rules will apply to subsequent tax years.

Any Mark-to-Market Election made by a U.S. Holder for the common shares will also apply to such U.S. Holder's common shares received upon exercise of a Pre-Funded Warrant. As a result, if a Mark-to-Market Election has been made by a U.S. Holder with respect to common shares, any common shares received upon exercise of a Pre-Funded Warrant will automatically be marked-to-market in the year of exercise. Because a U.S. Holder's holding period for common shares received upon exercise of a Pre-Funded Warrant should include the period during which such U.S. Holder held the Pre-Funded Warrant, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to such common shares after the beginning of such U.S. Holder's holding period for such common shares unless such common shares are acquired in the same tax year as the year in which the U.S. Holder acquired its Pre-Funded Warrant Units. Consequently, the default rules under Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which such common shares are received upon the exercise of the Pre-Funded Warrants. However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares and any Warrant Shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in such common shares and any Warrant Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the common shares and any Warrant Shares, over (b) the fair market value of such common shares and any Warrant Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the common shares and Warrant Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares and Warrant Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares and Warrant Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares and Warrant Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge and other income inclusion rules described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares, Pre-Funded Warrants, Common Share Purchase Warrants and Warrant Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares, Pre-Funded Warrants, Common Share Purchase Warrants, and Warrant Shares are transferred.

If finalized in their current form, the proposed Treasury Regulations applicable to PFICs would be effective for transactions occurring on or after April 1, 1992. Because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance that they will be adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. The PFIC rules are complex, and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not been promulgated and which, when promulgated, may have retroactive effect. U.S. Holders should consult their own tax advisors about the potential applicability of the proposed Treasury Regulations.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares.

In addition, a U.S. Holder who acquires common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares from a decedent will not receive a “step up” in tax basis of such common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares to fair market value unless such decedent had a timely and effective QEF Election in place.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules (including the availability and advisability of making a QEF Election or Mark-to-Market Election) and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether the U.S. Holder makes a QEF Election. These rules include special rules that apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to these special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. U.S. Holders are urged to consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares, and the availability of certain U.S. tax elections under the PFIC rules.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Common Share Purchase Warrants

The following discussion describes the general rules applicable to the ownership and disposition of the Common Share Purchase Warrants but is subject in its entirety to the special rules described above under the heading "Passive Foreign Investment Company Rules."

Exercise of Common Share Purchase Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a Common Share Purchase Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder's initial tax basis in the Warrant Share received on the exercise of a Common Share Purchase Warrant should be equal to the sum of (a) such U.S. Holder's tax basis in such Common Share Purchase Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Common Share Purchase Warrant. It is unclear whether a U.S. Holder's holding period for the Warrant Share received on the exercise of a Common Share Purchase Warrant would commence on the date of exercise of the Common Share Purchase Warrant or the day following the date of exercise of the Common Share Purchase Warrant. If we are a PFIC, a U.S. Holder's holding period for the Warrant Share for PFIC purposes will begin on the date on which such U.S. Holder acquired its Common Share Units or Pre-Funded Warrant Units, as applicable.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Common Share Purchase Warrants into Warrant Shares. The U.S. federal income tax treatment of a cashless exercise of Common Share Purchase Warrants into Warrant Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Common Share Purchase Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Common Share Purchase Warrants.

Disposition of Common Share Purchase Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Common Share Purchase Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in the Common Share Purchase Warrant sold or otherwise disposed of.  Subject to the PFIC rules discussed above, any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the Common Share Purchase Warrant is held for more than one year.  Deductions for capital losses are subject to complex limitations under the Code.

Expiration of Common Share Purchase Warrants Without Exercise

Upon the lapse or expiration of a Common Share Purchase Warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder's tax basis in the Common Share Purchase Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Common Share Purchase Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Common Share Purchase Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Common Share Purchase Warrants, or an adjustment to the exercise price of the Common Share Purchase Warrants, may be treated as a constructive distribution to a U.S. Holder of the Common Share Purchase Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder's proportionate interest in the "earnings and profits" or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the shareholders).  Adjustments to the exercise price of Common Share Purchase Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Common Share Purchase Warrants should generally not be considered to result in a constructive distribution.  Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property.  (See more detailed discussion of the rules applicable to distributions made by us at "Distributions on Common Shares, Pre-Funded Warrants and Warrant Shares" below).

General Rules Applicable to the Ownership and Disposition of Common Shares, Pre-Funded Warrants and Warrant Shares

The following discussion is subject, in its entirety, to the rules described above under the heading “Passive Foreign Investment Company Rules”.

Distributions on Common Shares, Pre-Funded Warrants and Warrant Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share, Pre-Funded Warrant or Warrant Share (as well as any constructive distribution on a Common Share Purchase Warrant) will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current or accumulated “earnings and profits”, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if we are a PFIC for the tax year of such distribution or were a PFIC for the preceding tax year. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common shares, Pre-Funded Warrants or Warrant Shares and thereafter as gain from the sale or exchange of such common shares, Pre-Funded Warrants or Warrant Shares. (See “Sale or Other Taxable Disposition of Common Shares, Pre-Funded Warrants and/or Warrant Shares” below). However, we do not intend to maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder therefore should assume that any distribution by us with respect to common shares, Pre-Funded Warrants or Warrant Shares will constitute ordinary dividend income. Dividends received on common shares, Pre-Funded Warrants or Warrant Shares by corporate U.S. Holders generally will not be eligible for the “dividends received deduction” generally applicable to corporations. Subject to applicable limitations and provided we are eligible for the benefits of the Canada-U.S. Tax Treaty or the common shares are readily tradable on a United States securities market, dividends paid by us to non-corporate U.S. Holders, including individuals, in respect of common shares, Pre-Funded Warrants or Warrant Shares generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares, Pre-Funded Warrants and/or Warrant Shares

Upon the sale or other taxable disposition of common shares, Pre-Funded Warrants or Warrant Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder’s tax basis in such common shares, Pre-Funded Warrants or Warrant Shares sold or otherwise disposed of. Gain or loss recognized on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the common shares, Pre-Funded Warrants or Warrant Shares have been held for more than one year.

Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Dividends paid on the common shares, Pre-Funded Warrants, or Warrant Shares (or constructive dividends on the Common Share Purchase Warrants) will be treated as foreign-source income, and generally will be treated as “passive category income” or “general category income” for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other disposition of common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares generally will be United States source gain or loss. Certain U.S. Holders that are eligible for the benefits of Canada-U.S. Tax Treaty may elect to treat such gain or loss as Canadian source gain or loss for U.S. foreign tax credit purposes. The Code applies various complex limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers. In addition, Treasury Regulations that apply to foreign taxes paid or accrued (the “Foreign Tax Credit Regulations”) impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has recently released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations.

Subject to the PFIC rules and the Foreign Tax Credit Regulations, each as discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares, Pre-Funded Warrants or Warrant Shares (or constructive dividends on the Common Share Purchase Warrants) generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements unless their common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of common shares, Pre-Funded Warrants, Common Share Purchase Warrants or Warrant Shares will generally be subject to information reporting and backup withholding tax if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARE UNITS, PRE-FUNDED UNITS, COMMON SHARES, PRE-FUNDED WARRANTS, COMMON SHARE PURCHASE WARRANTS, AND WARRANT SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Province of British Columbia, Canada. All of our directors and officers, as well as the certain experts named in the “Experts” section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States. In addition, it may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Canada. The Supreme Court of Canada has repeatedly affirmed that the requirements to enforce a foreign judgment are as follows:

●	the judgment of the foreign court must be final and conclusive;
●	the court granting the foreign judgment must have had jurisdiction over the parties and the cause of action;
●	the action to enforce a foreign judgment must have been commenced within applicable limitation periods;
●	the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not incompatible with Canadian concepts of justice or contrary to the laws governing enforcement of judgments; and
●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.

Our agent for service of process in the United States is Cogency Global.

UNDERWRITING

ThinkEquity LLC is the representative for the several underwriters of this offering, or the representative. We plan to enter into an underwriting agreement with the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed, severally and not jointly, to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of Common Share Units, Pre-Funded Warrant Units at the public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as listed next to its name in the following table:

Underwriter	Number of Common Share Units	Number of Pre-Funded Warrant Units
ThinkEquity LLC

Total

The underwriters are committed to purchase all of the Common Share Units and Pre-Funded Units offered by us other than those covered by the over-allotment option described below, if any are purchased. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Common Units and Pre-Funded Warrant Units offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the representative of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Common Share Units and Pre-Funded Warrant Units subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of the closing of this offering, permits the underwriters to purchase up to an aggregate of 136,363 Common Share Units and/or Pre-Funded Warrant Units, representing 15% of the units sold in this offering. The over-allotment option purchase price to be paid per additional Common Share Unit or Pre-Funded Warrant Unit by the underwriter shall be equal to the public offering price of one Common Share Unit or one Pre-Funded Warrant Unit, as applicable, less underwriting discount. If the underwriters exercise this option in whole or in part, then the underwriters will be committed, subject to the conditions described in the underwriting agreement, to purchase the additional common share and/or Pre-Funded Warrant and/or Common Stock Purchase Warrant in proportion to their respective commitments set forth in the prior table.

Discounts and Reimbursement

The representative has advised us that the underwriters propose to offer the Common Share Units to the public at the public offering price per Common Share Unit set forth on the cover page of this prospectus and to offer the Pre-Funded Warrant Unit at the public offering price per Common Share Unit set forth on the cover page of this prospectus minus US$0.01. The underwriters may offer Units to securities dealers at that price less a concession of not more than $ per Common Share Unit and $ per Pre-Funded Warrant Unit of which up to $ per Common Share Unit and $ per Pre-Funded Warrant Unit may be reallowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the underwriting discounts, non-accountable underwriters’ expense allowance and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

	Per Common Share Unit	Per Pre-Funded Warrant Unit	Offering without Over-Allotment Option	Offering with Over-Allotment Option
Public offering price	US$	US$	US$	US$
Underwriting discounts (7.15%)
Proceeds, before expenses, to us	US$	US$	US$	US$
Non-accountable expense allowance (1%)

We have also agreed to pay certain of the representative’s expenses relating to the offering, including background checks of our directors and executive officers, the fees and expenses of the representative’s legal counsel, the Representative’s use of Ipreo’s book- building, prospectus tracking and compliance software for this offering, date services and communication expenses, and market making and trading, and cleating firm settlement expenses, for a total amount that shall not exceed $50,000. We have paid an expense deposit of $50,000 to the representative, which will be applied against the representative’s accountable out-of-pocket expenses (in compliance with FINRA Rule 5110(f)(2)(C)) that are payable by us in connection with this offering.

We have paid ThinkEquity LLC a non-refundable advisory fee equal to $50,000 for corporate consulting services provided to us in connection with the restructure of our capitalization, management negotiation, and identification of our director candidates.

We estimate that the total expenses of this offering payable by us, not including underwriting discounts and expenses, will be approximately $          .

Representative’s Warrants

Upon the closing of this offering, we have agreed to issue to the representative warrants to purchase a number of common shares equal in the aggregate to 5% of the total shares (or in lieu thereof the Pre-Funded Warrants) sold in this public offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share sold in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-½-year period commencing six months after the date of commencement of sales of this offering. The Representative’s Warrants also provide for one demand registration right of the shares underlying the Representative’s Warrants, and unlimited “piggyback” registration rights with respect to the registration of the common shares underlying the Representative’s Warrants and customary antidilution provisions. The demand registration right provided will not be greater than five years from the effective date of the registration statement, of which the prospectus forms a part, in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration right provided will not be greater than seven years from the effective date of the registration statement, of which the prospectus forms a part, related to this offering in compliance with FINRA Rule 5110(g)(8)(D).

The Representative’s Warrants and the common shares underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares for a period of 180 days beginning on the date of commencement of sales of this offering. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period beginning on the date of commencement of sales of this offering except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the common shares underlying such Representative’s Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

Until eighteen (18) months from the closing of this offering, the representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, sole financial advisor, sole underwriter and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity offerings for our company, or any successor to or any subsidiary of our company, including all equity linked financings, on terms customary to the representative. Notwithstanding the foregoing, if this offering raises gross proceeds of less than $8 million, then beginning on the six-month anniversary of the closing date of this offering, the right of first refusal not apply to flow-through offerings conducted exclusively in Canada at a price per share exceeding 120% of the then-applicable market price of the common shares, up to an aggregate of $5 million. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Lock-Up Agreements

We agreed that for a period of three (3) months from the commencement of the sale of this offering we will not, without the prior written consent of the representative and subject to certain exceptions, directly or indirectly:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares;
●	file or caused to be filed any registration statement with SEC relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares;
●	complete any offering of our debt securities, other than entering into a line of credit with a traditional bank; or
●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common shares, whether any such transaction is to be settled by delivery of common shares or such other securities, in cash or otherwise.

Additionally, we agreed that for a period of 18 months after the closing of this offering we will not directly or indirectly in any “at-the-market”, continuous equity or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of the company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the company, without the prior written consent of the representative.

In addition, each of our directors and officers and any other 5% or greater holder of outstanding common shares as of the date of this prospectus have agreed, for a period of six (6) months from the commencement of sale of this offering with respect to directors and officers (except for one directorwho has agreed for a period of three (3) months from the commencement of sale of this offering), and three (3) months from the commencement of sale of this offering for 5% or greater holder shareholders, that without the prior written consent of the representative and subject to certain exceptions, they will not directly or indirectly:

●	offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for common shares;
●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common shares or any securities convertible into or exercisable or exchangeable for common shares, whether any such transaction is to be settled by delivery of common shares or such other securities, in cash or otherwise;
●	make any demand for or exercise any right with respect to the registration of any common shares or any securities convertible into or exercisable or exchangeable for common shares; or
●	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any common shares or any securities convertible into or exercisable or exchangeable for common shares.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members. The underwriters may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress.

Over-allotment transactions involve sales by the underwriters of common shares in excess of the number of common shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of common shares over-allotted by the underwriters are not greater than the number of common shares that they may purchase in the over-allotment option. In a naked short position, the number of common shares involved is greater than the number of common shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing common shares in the open market.

Syndicate covering transactions involve purchases of common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common shares to close out the short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared with the price at which it may purchase common shares through exercise of the over-allotment option. If the underwriters sell more common shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchase in this offering.

Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the common shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common shares. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer Restrictions Outside The United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that no offers of securities will be in member states (“Member State”) of the European Economic Area (the “EEA”) other than:

●	to legal entities that are qualified investors as defined in the Prospectus Regulation;
●	to fewer than 150 natural or legal persons (other than qualified investors within the meaning of the Prospectus Regulation) subject to obtaining the prior consent of our company or any underwriter for any such offer; or
●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of common shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of common shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of common shares” in relation to any common shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa), or CONSOB, pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy, other than:

●	to Italian qualified investors, or Qualified Investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 11971, as amended; and
●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

Canada

The securities may be sold in Canada only to purchasers, purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or are otherwise qualified under an applicable prospectus exemption available under applicable Canadian securities laws. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws. Canadian purchasers should refer to any applicable provisions of the securities legislation of their province or territory for particulars of these rights or consult with a legal advisor.]

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and non-accountable expense allowance, which are expected to be incurred in connection with the offer and sale of the common shares by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

	Amount
SEC registration fee	US$	1,601
FINRA filing fee		3,088
Nasdaq listing fee		50,000
Accounting fees and expenses		70,000
Legal fees and expenses		665,000
Transfer agent fees and expenses		5,000
Printing fees and expenses		25,000
Miscellaneous		10,000
TOTAL	US$	829,689

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Dorsey & Whitney LLP. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriters by Hunter Taubman Fischer & Li LLC. The validity of the common shares offered in this offering and certain other legal matters as to Canadian law will be passed upon for us by Farris LLP.

EXPERTS

Our consolidated financial statements as of March 31, 2023 and for the period then ended included in this prospectus, and certain adjustments to our consolidated financial statements as of and for the period ended March 31, 2022 to reflect the Share Consolidation, have been audited by Davidson & Company LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Davidson & Company LLP are located at 609 Granville St #1200, Vancouver, BC V7Y 1H4, Canada.

Our consolidated financial statements as of March 31, 2022 and for the period then ended included in this prospectus, other than certain adjustments made to reflect the Share Consolidation, have been audited by Crowe MacKay LLP, an independent registered public accounting firm – withdrawal pending, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Crowe MacKay LLP are located at 1100-1177 West Hastings St., Vancouver, BC V6E 4T5, Canada.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Termination of the Company’s Independent Registered Public Accounting Firm – Withdrawal Pending

On May 25, 2023, the Company decided to dismiss Crowe MacKay LLP (the “Former Auditor”). The termination of the engagement of the Former Auditor was approved by the Audit Committee of the Company’s Board of Directors and the Board of Directors of the Company.

The principal accountant’s reports of the Former Auditor on the financial statements of the Company as of and for the fiscal years ended March 31, 2022 and March 31, 2021 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent years and the subsequent period through the date of discontinuation, (i) there were no “disagreements” (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and the Former Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the Former Auditor’s satisfaction, would have caused the Former Auditor to make reference to the subject matter of the disagreement(s) in connection with its report; and (ii) there were no “reportable events” of the type described in Item 304(a)(1)(v) of Regulation S-K.

We furnished a copy of the disclosures in this prospectus to the Former Auditor, requesting that the Former Auditor furnish us with a letter addressed to the SEC stating whether such firm agrees with the above statements or, if not, stating the respects in which it does not agree. A copy of the letter has been filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

Appointment of New Independent Registered Public Accounting Firm

On May 25, 2023, Davidson & Company LLP (“Davidson”) was appointed as the Company’s independent registered public accounting firm upon the approval of the Audit Committee and the Board of Directors, to audit the Company’s consolidated financial statements as of and for the fiscal year ended March 31, 2023.

During the two most recent fiscal years and the subsequent interim period through May 25, 2023, the Company has not consulted with Davidson regarding (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on the registrant’s financial statements, and either a written report was provided to the registrant or oral advice was provided that the new accountant concluded was an important factor considered by the registrant in reaching a decision as to the accounting, auditing or financial reporting issue; (3) any matter that was the subject of a disagreement or (4) a reportable event described in Items 304(a)(1)(iv) or (v), respectively, of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the common shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at https://foremostlithium.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

FINANCIAL STATEMENTS

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

Report of Independent Registered Public Accounting Firm

To the Shareholders and Directors of

Foremost Lithium Resource & Technology Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statement of financial position of Foremost Lithium Resource & Technology Ltd. (the “Company”) as of March 31, 2023, and the related consolidated statements of income (loss) and comprehensive income (loss), cash flows, and changes in equity for the year ended March 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023, and the results of its operations and its cash flows for the year ended March 31, 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The consolidated financial statements of the Company as of March 31, 2022 were audited by another auditor. As described in Note 1, the Company adjusted all shares and per share data in the periods presented for the July 2023 share consolidation. We audited the adjustments to retrospectively apply the effects of the share consolidation in the March 31, 2022 consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the March 31, 2022 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the March 31, 2022 consolidated financial statements taken as a whole.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a deficit at March 31, 2023 of $17,869,111 and has suffered recurring losses from operations and has a net working capital deficiency in the amount of $2,117,473. These conditions cast significant doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada

Chartered Professional Accountants

July 25, 2023 (July 31, 2023 as to respect of the share consolidation described in Note 1)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Foremost Lithium Resource & Technologies Ltd. (Formerly Far Resources Ltd.)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statement of financial position of Foremost Lithium Resource & Technology Ltd. and subsidiaries (Formerly Far Resources Ltd.) (the “Company”) as of March 31, 2022, the related consolidated statements of income (loss) and comprehensive income (loss) and cash flows and equity for the year then ended, and the related notes (collectively referred to as the “Consolidated Financial Statements”).

In our opinion, the Consolidated Financial Statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

We were not engaged to audit, review or apply any procedures to the adjustments to retrospectively apply the effect of the share consolidation to the shares and per share data as described in Note 1, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Davidson & Company LLP.

Emphasis of Matter Regarding Going Uncertainty

We draw attention to Note 1 to the Consolidated Financial Statements which describes the material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Basis for Opinion

These Consolidated Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Consolidated Financial Statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Basis of Opinion (continued)

Our audits included performing procedures to assess the risks of material misstatement of the Consolidated Financial Statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Consolidated Financial Statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Consolidated Financial Statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Crowe MacKay LLP

Chartered Professional Accountants

Vancouver, Canada

August 2, 2022

We have served as the Company’s auditor since 2011.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in Canadian dollars)

AS AT MARCH 31,

	Note	2023	2022

ASSETS

Current assets
Cash		$574,587	$235,455
GST receivable		132,515	85,891
Prepaid expenses and deposits		56,710	55,948
Net investment in sublease	5	31,537	56,823

Total current assets		795,349	434,117

Non-current assets
Prepaid expenses and deposits		24,404	253,302
Long-term investment	4	2,900	8,000
Exploration and evaluation assets	6	12,477,791	7,191,122
Net investment in sublease	5	—	31,537

Total assets		$13,300,444	$7,918,078

LIABILITIES AND EQUITY

Current liabilities
Accounts payable and accrued liabilities	7, 11	$1,621,721	$1,032,492
Short-term loans payable	8	1,216,715	7,500
Lease obligation	5	34,386	61,954
Loan payable	9	40,000	—

Total current liabilities		2,912,822	1,101,946

Long-term loans payable	9	—	40,000
Lease obligation – long-term	5	—	34,386

Total liabilities		2,912,822	1,176,332

Equity
Capital stock	10	26,449,839	24,164,441

Reserves	10	1,806,894	2,294,394
Deficit		(17,869,111)	(19,717,089)

Total equity		10,387,622	6,741,746

Total liabilities and equity		$13,300,444	$7,918,078

Nature and continuance of operations (Note 1)

Contingencies (Note 15)

Subsequent event (Note 17)

Approved and authorized on behalf of the Board on July 25, 2023:

“Jason Barnard”	Director	“Andrew Lyons”	Director
Jason Barnard		Andrew Lyons

The accompanying notes are an integral part of these consolidated financial statements.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

(Expressed in Canadian dollars)

FOR THE YEARS ENDED MARCH 31,

	Note	2023	2022

EXPENSES
Consulting	11	$405,138	$219,743
Interest expense	5,8	104,031	112,478
Investor relations and promotion	11	157,983	267,376
Management and director fees	11	381,819	375,264
Office and miscellaneous	5	87,866	33,681
Property investigation costs		4,399	—
Professional fees		1,576,974	443,264
Share-based payments	10,11	815,428	2,482,219
Transfer agent and filing fees		75,446	85,914
Travel		31,466	53,806

Loss before other items		(3,640,550)	(4,073,745)

OTHER ITEMS
Finance income on sublease	5	8,879	16,290
Foreign exchange loss		(29,423)	(5,734)
Gain (loss) on forgiveness of debt	7	184,813	(93,658)
Gain on sublease	5	5,925	5,925
Gain on sale of property	6	3,500,000	—
Loss on long-term investment	4	(5,100)	—
Recovery of flow-through premium liability	10	977,534	—
Write-off of prepaid expenses		(48,000)	—
Write off of short-term loans payable	8	2,500	—

Income (loss) and comprehensive income (loss) for the year		$956,578	$(4,150,922)

Basic income (loss) per common share		$0.25	$(1.27)
Diluted income (loss) per common share		$0.24	$(1.27)

Weighted average number of common shares outstanding – basic		3,836,323	3,276,627

Dilutive effect - options		85,182	—
Dilutive effect - warrants		11,181	—
Weighted average number of common shares outstanding – diluted		3,932,686	3,276,627

The accompanying notes are an integral part of these consolidated financial statements.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Canadian dollars)

FOR THE YEAR ENDED MARCH 31,

	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) and comprehensive income (loss) for the year	$956,578	$(4,150,922)
Items not involving cash:
Share-based payments	815,428	2,482,219
Interest expense	8,151	17,749
Gain on sale of property	(3,500,000)	—
Recovery of flow-through premium liability	(977,534)	—
		—
Finance income on sublease	(8,879)	(16,290)
Forgiveness of debt	(184,813)	93,658
Shares for services	—	42,933
Loss on long-term investment	5,100	—
Write off of prepaid	48,000	—
Write off of short-term loans payable	(2,500)	—

Changes in non-cash working capital items:
GST receivable	(46,624)	(42,982)
Prepaid expenses and deposits	(762)	(229,222)
Accounts payable and accrued liabilities	411,116	400,388

Net cash used in operating activities	(2,476,109)	(1,402,469)

CASH FLOWS FROM INVESTING ACTIVITIES
Exploration and evaluation acquisition costs	(294,962)	(220,029)
Exploration and evaluation expenditures	(4,368,564)	(871,379)
Exploration and evaluation recoveries	300,000	200,000
Receipt of sublease payments	65,702	65,702
Sale of property	3,500,000	—

Net cash used in investing activities	(797,824)	(825,706)

CASH FLOWS FROM FINANCING ACTIVITIES
Private placements	1,661,807	592,365
Share issue costs	(99,624)	(1,785)
Exercise of warrants	1,059,017	701,889
Exercise of options	77,750	850,575
Long-term loan received	—	—
Short-term loan received	985,742	—
Repayment of lease obligation	(71,627)	(71,627)

Subscriptions received in advance	—	—

Net cash provided by financing activities	3,613,065	2,071,417

Change in cash for the year	339,132 I	(156,758)

Cash, beginning of the year	235,455	392,213

Cash, end of year	$574,587	$235,455

Cash paid during the period for interest and taxes	$88,000	$—

Supplemental disclosures with respect to cash flow (Note 12)

The accompanying notes are an integral part of these consolidated financial statements.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in Canadian dollars)

	Capital stock
	Shares	Amount	Subscriptions received in advance	Reserves	Deficit	Total equity
Balance, March 31, 2021	3,104,347	20,169,728	40,000	1,140,567	(15,600,786)	5,749,509

Acquisition of exploration and evaluation assets	16,194	94,963	—	—	—	94,963
Private placements	87,966	592,365	—	—	—	592,365
Share issuance costs	—	(1,785)	—	—	—	(1,785)
Share issued – options exercised	186,700	1,611,848	—	(761,273)	—	850,575
Share issued – warrants exercised	155,134	741,889	(40,000)	—	—	701,889
Shares issued – PSU’s redeemed	30,000	532,500	—	(532,500)	—
Shares issued for debt	20,000	380,000	—	—	380,000
Shares issued for services	8,178	42,933	—	—	—	42,933
Shares-based payments	—	—	—	2,482,219	—	2,482,219
Options expired/forfeited	—	—	—	(34,619)	34,619	—
Loss for the year	—	—	—	—	(4,150,922)	(4,150,922)

Balance, March 31, 2022	3,608,519	24,164,441	—	2,294,394	(19,717,089)	6,741,746

Acquisition of exploration and evaluation assets	17,595	152,454	—	—	—	152,454
Private placements	97,753	1,661,807	—	—	—	1,661,807
Flow-through premium	—	(977,534)	—	—	—	(977,534)
Shares issuance costs	—	(99,624)	—	—	—	(99,624)
Shares issuance costs – agents warrants	—	(22,000)	—	22,000	—	—
Shares issued – options exercised	13,000	156,278	—	(78,528)	—	77,750
Shares issued – warrants exercised	212,750	1,059,017	—	—	—	1,059,017
Share issued – PSU redeemed	20,000	355,000	—	(355,000)	—	—
Share-based payments	—	—	—	815,428	—	1,538,924
Options expired/forfeited	—	—	—	(891,400)	891,400	—
	—	—	—	—
Income for the year	—	—	—	—	956,578	956,578
Balance, March 31, 2023	3,969,617	$26,449,839	$—	$1,806,894	$(17,869,111)	$10,387,622

The accompanying notes are an integral part of these consolidated financial statements.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

1.       NATURE AND CONTINUANCE OF OPERATIONS

Foremost Lithium Resource & Technology Ltd. (the "Company") which was incorporated under the laws of the Province of British Columbia, is a public company listed on the Canadian Securities Exchange (the “CSE”) and trades under the symbol FAT. The Company’s head office is located at 2500 – 700 West Georgia Street, Vancouver, BC, V7Y 1K8. The Company’s registered and records office is located at 2500 – 700 West Georgia Street, Vancouver, BC, V7Y 1K8.

On January 4, 2022, the Company changed its name to Foremost Lithium Resource & Technology Ltd.

On February 14, 2022, the Company began trading on the OTCQB Venture Market in the United States under the symbol FRRSF.

On July 5, 2023, the Company consolidated its common shares on the basis of fifty (50) pre-consolidation common shares for one (1) post-consolidation common share. All shares, warrants and stock options in these consolidated financial statements are on post consolidated basis.

The Company is an exploration company focused on the identification and development of high potential mineral opportunities in stable jurisdictions.

Going concern of operations

These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at March 31, 2023, the Company has had significant losses resulting in a deficit at March 31, 2023 of $17,869,111 (2022 - $19,717,089). As at March 31, 2023, the Company also had a working capital deficiency of $2,117,473 (2022 - $667,829). In addition, the Company has not generated revenues from operations. The Company has financed its operations primarily through the issuance of common shares and short-term loans. The Company continues to seek capital through various means including the issuance of equity and/or debt. These material uncertainties cast significant doubt as to the ability of the Company to meet its obligations as they come due, and accordingly, the appropriateness of the use of accounting principles applicable to a going concern. These consolidated financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.

The Company’s business financial condition and results of operations may be further negatively affected by economic and other consequences from Russia’s military action against Ukraine and the sanctions imposed in response to that action in late February 2022. While the Company expects any direct impacts, of the pandemic and the war in the Ukraine, to the business to be limited, the indirect impacts on the economy and on the mining industry and other industries in general could negatively affect the business and may make it more difficult for it to raise equity or debt financing. There can be no assurance that the Company will not be impacted by adverse consequences that may be brought about on its business, results of operations, financial position and cash flows in the future.

In order to continue as a going concern and to meet its corporate objectives, the Company will require additional financing through debt or equity issuances or other available means. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

Statement of compliance

These consolidated financial statements, including comparatives, have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). The financial statements are presented in Canadian dollars, which is also the Company’s functional currency.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

2.       BASIS OF PREPARATION

Basis of measurement

These consolidated financial statements have been prepared on a historical cost basis, except for financial instruments classified as fair value through profit or loss which are stated at their fair value. In addition, these financial statements have been prepared using the accrual basis of accounting except for cash flow information.

Basis of consolidation

The consolidated financial statements include the financial statements of Foremost Lithium Resource & Technology Ltd. and its subsidiaries, Sierra Gold & Silver Ltd. and Sequoia Gold & Silver Ltd.

Name of Subsidiary	Country of Incorporation	Principal Activity	Proportion of Ownership Interest
			March 31, 2023	March 31, 2022
Sierra Gold & Silver Ltd.	USA	Holding Company	100%	100%
Sequoia Gold & Silver Ltd.	Canada	Holding Company	100%	100%

All intercompany balances and transactions have been eliminated.

3.       SIGNIFICANT ACCOUNTING POLICIES

Use of estimates and judgments

The preparation of these consolidated financial statements in conformity with IFRS requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, revenue and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates.

Significant accounting judgments and critical accounting estimates

Significant accounting judgments that management has made in the process of applying accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements include, but are not limited to, the following:

i)	Assessment of any indicators of impairment of the carrying value of the Company’s exploration and evaluation assets;

ii)	The ability of the Company to continue as a going concern; and

iii)	Contingencies by their nature, will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events. The Company is involved in certain claims as described in Note 15, and the likelihood or outcomes of these claims involves the exercise of significant judgement.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash on hand and cash equivalents. Cash equivalents are short-term, highly liquid holdings that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value. The Company does not currently hold any cash equivalents.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

3.       SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Foreign currency translation

The functional currency for the Company and its subsidiaries is the currency of the primary economic environment in which the entity operates. Transactions in foreign currencies are translated to the functional currency of the entity at the exchange rate in existence at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated at the period end date exchange rates.

The functional currency of the parent entity and its subsidiaries is the Canadian dollar, which is also the presentation currency of the consolidated financial statements.

Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the period the expense costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, the cost of the asset is reduced by the amount of the grant and the grant is recognized as a reduced depreciation expense over the expected useful life of the asset.

Mineral properties – exploration and evaluation assets

Pre-exploration costs

Pre-exploration costs are expensed in the year in which they are incurred.

Exploration and evaluation expenditures

Once the legal right to explore a property has been acquired, all costs related to the acquisition, exploration and evaluation of the property are capitalized. These direct expenditures include such costs as materials used, surveying costs, drilling costs, payments made to contractors, and depreciation on plant and equipment during the exploration phase. Costs not directly attributable to exploration and evaluation activities, including general administrative overhead costs, are expensed in the period in which they occur.

When a project is deemed to no longer have commercially viable prospects to the Company, exploration and evaluation expenditures in respect of that project are deemed to be impaired. As a result, those exploration and evaluation expenditure costs, in excess of estimated recoveries, are written off to profit or loss.

The Company assesses exploration and evaluation assets for impairment when facts and circumstances suggest that the carrying amount of an asset may exceed its recoverable amount.

Once the technical feasibility and commercial viability of extracting the mineral resource has been determined, the property is considered to be a mine under development and is classified as “mines under construction”. Exploration and evaluation assets are tested for impairment before the assets are transferred to development properties.

As the Company currently has no operational income, any incidental revenues earned in connection with exploration activities are applied as a reduction to capitalized exploration costs.

Exploration and evaluation assets are classified as intangible assets.

The Company enters into farm-out arrangements, whereby the Company will transfer part of a mineral interest, as consideration, for an agreement by the transferee to meet certain exploration and evaluation expenditures which would have otherwise been undertaken by the Company. The Company does not record any expenditures made by the farmee on its behalf. Any cash or other consideration received from the agreement is credited against the costs previously capitalized to the mineral interest given up by the Company, with any excess consideration accounted for as a gain on disposal.

The Company accounts for mining tax credits as a reduction to capitalized exploration costs when there is reasonable assurance of receipt.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

3.       SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Provision for environmental rehabilitation

The Company recognizes liabilities for legal or constructive obligations associated with the retirement of exploration and evaluation assets and equipment. The net present value of future rehabilitation costs is capitalized to the related asset along with a corresponding increase in the rehabilitation provision in the period incurred. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value.

The Company’s estimates of reclamation costs could change as a result of changes in regulatory requirements, discount rates and assumptions regarding the amount and timing of the future expenditures. These changes are recorded directly to the related assets with a corresponding entry to the rehabilitation provision.

Decommissioning obligations:

The Company’s activities may give rise to dismantling, decommissioning and site disturbance re-mediation activities. A provision is made for the estimated cost of site restoration and capitalized in the relevant asset category.

Decommissioning obligations are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the reporting date. Subsequent to the initial measurement, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The increase in the provision due to the passage of time is recognized as finance costs whereas increases due to changes in the estimated future cash flows are capitalized. Actual costs incurred upon settlement of the decommissioning obligations are charged against the provision to the extent the provision was established.

Contingencies

A contingent liability is a possible obligation, and a contingent asset is a possible asset, that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company. A contingent liability may also be a present obligation that arises from past events that is not recognized because it is not probable that an outflow of economic resources will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

Impairment of non-financial assets

At the end of each reporting period the carrying amounts of the Company’s long-lived assets, including mineral property interests, are reviewed to determine whether there is any indication that those assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in the profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

3.       SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Financial instruments

IFRS 9 uses a single approach to determine whether a financial asset is classified and measured at amortized cost or fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments and the contractual cash flows characteristics of the financial asset.

The classification of debt instruments is driven by the business model for managing the financial assets and their contractual cash flow characteristics. Debt instruments are measured at amortized cost if the business model is to hold the instrument for collection of contractual cash flows and those cash flows are solely principal and interest.

If the business model is not to hold the debt instrument, it is classified as fair value through profit or loss (“FVTPL”). Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payments of principal and interest.

The Company classifies its financial assets into one of the categories described below, depending on the purpose for which the asset was acquired. Management determines the classification of its financial assets at initial recognition.

Equity instruments that are held for trading (including all equity derivative instruments) are classified as FVTPL, for other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at fair value through other comprehensive income (“FVTOCI”).

Fair value through profit or loss (“FVTPL”) – Financial assets carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the statement of income (loss) and comprehensive income (loss). Realized and unrealized gains and losses arising from changes in the fair value of the financial asset held at FVTPL are included in the statement of income (loss) and comprehensive income (loss) in the period in which they arise. Derivatives are also categorized as FVTPL unless they are designated as hedges.

Fair value through other comprehensive income (“FVTOCI”) - Investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently, they are measured at fair value, with gains and losses arising from changes in fair value recognized in other comprehensive income. There is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment.

Financial assets at amortized cost - A financial asset is measured at amortized cost using the effective interest method if the objective of the business model is to hold the financial asset for the collection of contractual cash flows, and the asset’s contractual cash flows are comprised solely of payments of principal and interest. They are classified as current assets or non-current assets based on their maturity date and are initially recognized at fair value and subsequently carried at amortized cost less any impairment.

The following table shows the classification and measurement of the Company’s financial instruments under IFRS 9:

Financial assets/liabilities	Classification and measurement
Cash	at amortized cost
Long-term investment	at FVTPL
Net investment in sublease	at amortized cost
Accounts payable and accrued liabilities	at amortized cost
Lease obligation	at amortized cost
Short-term loans payable	at amortized cost
Long-term loans payable	at amortized cost

Financial liabilities other than derivative liabilities are recognized initially at fair value and are subsequently stated at amortized cost. Transaction costs on financial assets and liabilities other than those classified at FVTPL are treated as part of the carrying value of the asset or liability. Transaction costs for assets and liabilities at FVTPL are expensed as incurred.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

3.       SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Impairment of financial assets at amortized cost

The Company recognizes the expected credit losses (“ECL”) model on a forward-looking basis on financial assets that are measured at amortized cost, contract assets and debt instruments carried at FVTOCI.

At each reporting date, the Company measures the ECL for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the ECL for the financial asset at an amount equal to twelve month expected credit losses. The Company applies the simplified method and measures a loss allowance equal to the lifetime expected credit losses for trade receivables.

The Company recognizes in profit and loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized. The loss allowance was $Nil as at March 31, 2023.

Derecognition of financial assets and financial liabilities

A financial asset is derecognized when the contractual right to the asset’s cash flows expire; or if the Company transfers the financial asset and substantially all risks and rewards of ownership to another entity.

The Company derecognizes a financial liability when its obligations are discharged, cancelled or expired.

Income taxes

Income tax expense comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity. Current tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is recorded using the liability method, providing for temporary differences, between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Temporary differences are not provided for goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affects neither accounting nor taxable loss, or differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the reporting date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Loss per share

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments. Under this method, the dilutive effect on loss per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments. It assumes that the proceeds would be used to purchase common shares at the average market price during the year. For the year ended March 31, 2023, 141,118  (2022 – 239,300) stock options & performance stock options, 18,584  (2022 – 281,344) warrants and Nil (2022 – 250,000) performance share units were not included in the calculation of dilutive earnings per share as their inclusion was anti-dilutive.

Basic income (loss) per share is calculated using the weighted average number of common shares outstanding during the year.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

3.       SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Share-based payments

The Company grants stock options to acquire common shares of the Company to directors, officers, employees and consultants. An individual is classified as an employee when the individual is an employee for legal or tax purposes or provides services similar to those performed by an employee.

The fair value of stock options is measured on the date of grant, using the Black-Scholes option pricing model, and is recognized in share-based payment reserve over the vesting period. Consideration paid for the shares along with the fair value recorded in share-based payment reserve on the exercise of stock options is credited to capital stock. When vested options are cancelled, forfeited, or are not exercised by the expiry date, the amount previously recognized in share-based payment reserve is transferred to accumulated losses (deficit). The Company estimates a forfeiture rate and adjusts the corresponding expense each period based on an updated forfeiture estimate.

In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at the fair value of the share-based payment. Otherwise, share-based payments are measured at the fair value of goods or services received. Where the terms and conditions of options are modified, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to profit or loss over the remaining vesting period.

For performance share units and stock options with vesting containing a market condition, the grant date fair value is measured using the Monte Carlo model to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

The expense recognized for performance-based stock-based compensation instruments is based on an estimation of the probability of achieving the market condition and the timing of the achieving of the market condition, which is difficult to predict. The fair value is recognized straight line over the life of the performance share units or stock options which vest based on a market condition. Upon achieving a market condition, the awards shall vest and any unvested fair value related to the vested awards will be accelerated and recognized.

Share issue costs

Share issue costs are deferred and charged directly to capital stock on completion of the related financing. If the financing is not completed, share issue costs are charged to operations. Costs directly identifiable with the raising of capital will be charged against the related capital stock.

Valuation of equity units issued in private placements

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

The fair value of the common shares issued in the private placements was determined to be the more easily measurable component and were valued at their fair value. The balance, if any, was allocated to the attached warrants. Any fair value attributed to the warrants is recorded as reserves.

Flow-through shares

Canadian Income Tax legislation permits an enterprise to issue securities referred to as flow-through shares, whereby the investor can claim the tax deductions arising from the renunciation of the related resource expenditures. The Company accounts for flow-through shares whereby the premium paid for the flow-through shares in excess of the market value of the shares without flow-through features at the time of issue is credited to other liabilities and included in profit or loss at the same time the qualifying expenditures are made.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Leases

At inception of a contract, the Company assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Leases of right-of-use assets are recognized at the lease commencement date at the present value of the lease payments that are not paid at that date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined, and otherwise at the Company’s incremental borrowing rate. At the commencement date, a right-of-use asset is measured at cost, which is comprised of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any decommissioning and restoration costs, less any lease incentives received.

Each lease payment is allocated between repayment of the lease principal and interest. Interest on the lease liability in each period during the lease term is allocated to produce a constant periodic rate of interest on the remaining balance of the lease liability. Except where the costs are included in the carrying amount of another asset, the Company recognizes in profit or loss (a) the interest on a lease liability and (b) variable lease payments not included in the measurement of a lease liability in the period in which the event or condition that triggers those payments occurs. The Company subsequently measures the right-of-use asset at cost less any accumulated depreciation and any accumulated impairment losses; and adjusted for any remeasurement of the lease liability. Right-of-use assets are depreciated over the shorter of the asset’s useful life or the lease term, except where the lease contains a bargain purchase option a right-of-use asset is depreciated over the asset’s useful life.

When the Company enters into a sublease, it determines at lease inception date whether each sublease is a finance lease or an operating lease based on whether the contract transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the sublease is a finance lease: if not then it is an operational lease.

For finance leases, and when the Company acts as intermediate lessor, it recognizes a sublease receivable and derecognizes the right-of-use assets relating to the head lease that it transfers to the sub leases. Right-of-use assets and net investment in sublease receivables relating to the subleases are measured in the same way as the right-of-use assets and lease liabilities for the head lease, using the same discount rate for the actualization of future payments to be received.

New accounting standards issued and effective

Certain new standards, interpretations, and amendments to existing standards have been issued by the IASB or IFRC that are mandatory for accounting years beginning on or after January 1, 2022. New accounting pronouncements that are not applicable or are not consequential to the Company have been excluded in the preparation of these consolidated financial statements.

ii)	Onerous Contracts - Cost of Fulfilling a Contract (Amendments to IAS 37) - The amendments to IAS 37 specify which costs an entity includes in determining the cost of fulfilling a contract for the purpose of assessing whether the contract is onerous. Costs that relate directly to a contract can either be incremental costs of fulfilling that contract (examples would be direct labour, materials) or an allocation of other costs that relate directly to fulfilling contracts (example would be the allocation of the depreciation charge for property, plant and equipment used in fulfilling the contract).

These amendments are effective for reporting periods beginning on or after January 1, 2022. The adoption of this new accounting standard had no material impact on the Company’s consolidation financial statements for the current year.

A number of new standards, and amendments to standards and interpretations, are not effective and have not been early adopted in preparing these consolidated financial statements. The following accounting standards and amendments are effective for reporting periods beginning on or after January 1, 2024:

Classification of Liabilities as Current or Non-current (Amendments to IAS 1) - The amendments to IAS1 provide a more general approach to the classification of liabilities based on the contractual arrangements in place at the reporting date.

The adoption of this new accounting standard is not expected to have a material impact on the Company’s consolidation financial statements.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

4.	LONG-TERM INVESTMENT

	March 31, 2023			March 31, 2022
	Number of shares	Cost	Fair Value	Number of shares	Cost	Fair Value
Alchemist Mining Inc.	5,000	$4,750	$2,900	10,000	$9,500	$8,000

At March 31, 2020, the Company held 10,000 Alchemist shares with a cost of $9,500. The Company classified the Alchemist shares as an investment at fair value through profit or loss.

During the year ended March 31, 2023, the Company wrote off 5,000 misplaced shares resulting in a loss on long-term investment of $2,900. At March 31, 2023, the Company valued the shares at $2,900 (2022 - $8,000) and recorded an unrealized loss of $2,200 (2022 - $Nil) from changes in the fair value.

5.	LEASES

For the year ending March 31, 2023, interest expense on the lease obligation was $9,673 (2022 - $17,749). The lease term matures on September 30, 2023. The below tables show the continuity of lease obligation and the reconciliation between the undiscounted and discounted balances:

Lease obligation, March 31, 2021	150,218
Interest expense	17,749
Payments made	(71,627)
Lease obligation, March 31, 2022	96,340
Interest expense	9,673
Payments made	(71,627)
Lease obligation, March 31, 2023	34,386
Current portion	(34,386)
Non-current portion	$—

March 31, 2023
Less than one year	$35,813
Greater than one year	—
Total lease obligation - undiscounted	35,813
Unamortized interest	(1,427)
Total lease obligation - discounted	$34,386

The weighted average incremental borrowing rate applied to the lease liabilities on April 1, 2019 was 15%.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

5.	LEASES (cont’d...)

During the year ended March 31, 2021, the Company amended the lease agreement and recognized a loss on lease amendment of $8,956. During the year ended March 31, 2021, the Company also recognized a gain on sublease of $4,295.

During the year ended March 31, 2023, the Company recognized a gain on sublease of $5,925 (2022 - $5,925).

For the year ending March 31, 2023, finance income of the net investment in sublease was $8,879 (2022 - $16,290). The sublease term matures on September 30, 2023. The below tables show the continuity of net investment in sublease and the reconciliation between the undiscounted and discounted balances:

Net investment in sublease, March 31, 2021	137,772
Finance income	16,290
Payments received	(65,702)
Net investment in sublease, March 31, 2022	88,360
Finance income	8,879
Payments received	(65,702)
Net investment in sublease, March 31, 2023	31,537
Current portion	(31,537)
Non-current portion	$—

March 31, 2023
Less than one year	$32,851
Greater than one year	—
Total net investment in sublease – undiscounted	32,851
Unamortized finance income	(1,314)
Total net investment in sublease – discounted	$31,537

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

6.	EXPLORATION AND EVALUATION ASSETS

During the year ended March 31, 2023, the following exploration expenditures were incurred on the exploration and evaluation assets:

	Zoro Property	Grass River Property	Winston Property	Peg North Property	Jean Lake Property	Jol Lithium Property	Total

Acquisition costs
Balance, March 31, 2022	$1,909,407	$40,500	$1,200,586	$—	$50,000	$—	$3,200,493
Cash	—	3,000	133,962	100,000	50,000	8,000	294,962
Shares	—	—	—	100,000	50,000	2,454	152,454
Balance, March 31, 2023	1,909,407	43,500	1,334,548	200,000	150,000	10,454	3,647,909

Exploration costs
Balance, March 31, 2022	3,402,511	—	244,216	—	343,902	—	3,990,629
Assay	805	—	—	—	496	—	1,301
Drilling	29,084	—	—	—	—	—	29,084
Geological, consulting and other	780,155	412,874	127,693	498,213	1,397,541	38,365	3,254,841
Helicopter	441,004	183,250	—	162,259	1,067,514	—	1,854,027
Exploration cost recovery	—	—	—	—	(300,000)	—	(300,000)
Balance, March 31, 2023	4,653,559	596,124	371,909	660,472	2,509,453	38,365	8,829,882

Total Balance, March 31, 2023	$6,562,966	$639,624	$1,706,457	$860,472	$2,659,453	$48,819	$12,477,791

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

6.	EXPLORATION AND EVALUATION ASSETS (cont’d…)

During the year ended March 31, 2022, the following exploration expenditures were incurred on the exploration and evaluation assets:

	Zoro Property	Grass River Property	Winston Property	Jean Lake Property	Total

Acquisition costs
Balance, March 31, 2021	$1,764,444	$—	$1,121,057	$—	$2,885,501
Cash	75,000	40,500	79,529	25,000	220,029
Shares	69,963	—	—	25,000	94,963
Balance, March 31, 2022	1,909,407	40,500	1,200,586	50,000	3,200,493

Exploration costs
Balance, March 31, 2021	3,203,419	—	174,732	—	3,378,151
Assay	1,216	—	4,712	—	5,928
Drilling	150,633	—	—	—	150,633
Geological, consulting and other	47,243	—	64,772	268,512	380,527
Helicopter	—	—	—	275,390	275,390
Exploration cost recovery	—	—	—	(200,000)	(200,000)
Balance, March 31, 2022	3,402,511	—	244,216	343,902	3,990,629

Total balance, March 31, 2022	$5,311,918	$40,500	$1,444,802	$393,902	$7,191,122

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

6.	EXPLORATION AND EVALUATION ASSETS (cont’d...)

Zoro Property

Zoro I

The Company has earned a 100% interest in the Zoro I Claim in the Snow Lake area in Manitoba by paying a total of $150,000 in cash and issuing 140,000 common shares (valued at $635,000).

In addition, during the year ended March 31, 2017, the Company issued 20,000 common shares to an arm’s length party at a fair value of $135,000 as a finder’s fee on the Zoro I option agreement.

Zoro North

The Company earned 100% interest of all lithium-bearing pegmatites and lithium related minerals near Snow Lake, Manitoba subject to a 2% net smelter return royalty (“NSR”) by paying a total of $250,000 in cash, issuing $250,000 in shares (52,656 shares issued) and incurring $1,000,000 of exploration expenditures.

The Company can acquire an undivided fifty percent interest in the NSR, being one-half of the NSR or a 1% NSR by making a $1,000,000 cash payment, together with all accrued but unpaid NSR at the time, prior to the commencement of commercial production.

During the option period, the Company will be solely responsible for carrying out and administering exploration, development and mining work on the property and for maintaining the property in good standing.

Green Bay Claims

The Company has earned a 100% interest in all lithium-bearing pegmatites and lithium related minerals in Manitoba by paying $250,000 in cash and issuing $250,000 in shares (54,494 shares issued).

The property is subject to a 2% NSR. The Company can acquire an undivided fifty percent interest in the NSR, being one-half of the NSR or a 1% NSR from Strider Resources Limited (“Strider”) by making a $1,000,000 cash payment to Strider, together with all accrued but unpaid NSR at the time, prior to the commencement of commercial production.

During the option period, the Company is responsible for carrying out and administering exploration, development and mining work on the property and for maintaining the property in good standing.

Grass River Property

During the year ended March 31, 2022, the Company staked claims on the Grass River Property in the Snow Lake area of Manitoba for $40,500. During the year ended March 31, 2023, the Company staked claims on the Grass River Property in the Snow Lake area of Manitoba for $3,000.

Peg North Property

During the year ended March 31, 2023, the Company entered into an option agreement to acquire a 100% interest in the Peg North claims located in the Snow Lake mining district in Manitoba upon completion of the following:

a)	Cash payments of $750,000 as follows;

i)	Cash payment of $100,000 on or before June 23, 2022 (paid);
ii)	Cash payment of $100,000 on or before June 9, 2023 (paid subsequently);
iii)	Cash payment of $100,000 on or before June 9, 2024;
iv)	Cash payment of $150,000 on or before June 9, 2025;
v)	Cash payment of $150,000 on or before June 9, 2026;
vi)	Cash payment of $150,000 on or before June 9, 2027; and

b)	Issuance of $750,000 in shares of the Company as follows;
i)	Issue $100,000 in common shares on or before June 23, 2022 (issued 10,526 shares);
ii)	Issue $100,000 in common shares on or before June 9, 2023 (issued subsequently);
iii)	Issue $100,000 in common shares on or before June 9, 2024;
iv)	Issue $150,000 in common shares on or before June 9, 2025;
v)	Issue $150,000 in common shares on or before June 9, 2026
vi)	Issue $150,000 in common shares on or before June 9, 2027; and

c)	Incurring exploration expenditures totaling $3,000,000 (incurred $465,264) due on or before June 9, 2027.

The property is subject to a 2% NSR. Pursuant to a second agreement, entered into during the year ended March 31, 2023, the Company can make a one-time $1,500,000 payment to re-purchase 1% of the NSR once the 100% interest has been achieved.

Hidden Lake Property

During the year ended March 31, 2023, the Company sold its 60% interest in the Hidden Lake Project in Yellowknife, NWT for $3,500,000, which was previously written off resulting in a gain on sale of property of $3,500,000.

Winston Property

During the year ended March 31, 2023, the Company amended the terms of the option agreement and acquired a 100% interest in the Winston Property by issuing a US$75,000 promissory note (US$25,000 paid) (Note 8). The promissory note is due on October 15, 2023 and is non interest bearing.

In accordance with the terms and condition of the underlying purchase agreement in order to complete the acquisition of the Ivanhoe/Emporia claims, the Company is required to pay the original owner of the claims the remaining purchase price of US$361,375 (US$42,000 paid). Before the remaining purchase price is paid in full, the Company is subject to a minimum monthly royalty payment based on monthly average silver price which reduces the remaining purchase price once paid. The accrued minimum monthly royalty payments outstanding as of March 31, 2023, totals US$231,125 (2022 – US$207,125). The agreement also entitles the owner to a permanent 2% NSR.

Prior to acquiring the 100% interest, during prior fiscal years, the Company had the following option agreements which are now superseded:

During the year ended March 31, 2015, the Company entered into an option agreement with Redline Minerals Inc., Redline Mining Corporation and Southwest Land & Exploration Inc. (collectively, the “Optionors”) to acquire up to an 80% interest in the Winston Property consisting of the Little Granite claims and the Ivanhoe/Emporia claims located in Sierra County, New Mexico, U.S.A.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

6.	EXPLORATION AND EVALUATION ASSETS (cont’d...)

Winston Property (cont’d...)

During the years ended March 31, 2016 and 2017, the Company amended the option agreement with the Optionors to acquire an initial 50% interest upon completion of the following:

a)	Cash payment of non-refundable deposits of $35,000 (paid);
b)	Cash payments of $81,250 (paid);
c)	Cash payment of $13,750 on or before November 15, 2014 (paid);
d)	Share issuance of 6,000 common shares of the Company on January 15, 2015 (issued);
e)	Cash payments of $120,000 as follows;
i)	Cash payment of $40,000 on or before February 28, 2016 (paid);
ii)	Cash payment of $40,000 on or before June 1, 2016 (paid);
iii)	Cash payment of $40,000 on or before June 1, 2017 (see amended terms below);
f)	Issuance of 50,000 common shares (30,000 shares issued) of the Company as follows;
i)	Issue 10,000 common shares on or before October 17, 2014 (issued);
ii)	Issue 10,000 common shares on or before October 17, 2015 (issued);
iii)	Issue 10,000 common shares on or before October 17, 2016; (issued)
iv)	Issue 10,000 common shares on or before October 17, 2017 (superseded, see above);
v)	Issue 10,000 common shares on or before October 17, 2018 (superseded, see above); and
g)	Incurring exploration expenditures totaling $300,000 due on or before October 17, 2017 (superseded, see above).

The agreement was also amended to include a further option to acquire up to an additional 30% (80% in total interest).

In exchange for the amendment of the option agreement, the Company issued 2,000 common shares at a fair value of $3,000 on February 26, 2016.

During the year ended March 31, 2017, the Company made a $25,000 cash payment to the original vendors of the Winston Property.

During the year ended March 31, 2018, the Company’s wholly owned subsidiary offered to acquire a 100% interest to the claims from the Optionors by completing the following:

a)	Cash payment of $35,000 (paid);
b)	Issuance of 50,000 common shares of the Company (issued and valued at $275,000); and
c)	Issuance of a $50,000 non-interest-bearing promissory note which is repayable on August 24, 2017 (issued and repaid).

In accordance with the terms and condition of the underlying purchase agreement in order to complete the acquisition of the Little Granite claims, the Company is required to make the following payments:

a)	Cash payments of US $12,000 on or before July 15, 2017 (paid)
b)	Cash payments of US $6,000 on or before March 31, 2018 (paid);
c)	Cash payments of US $12,000 on or before July 15, 2018 (paid);
d)	Cash payments of US $12,000 on or before July 15, 2019 (paid);
e)	Cash payments of US $12,000 on or before July 15, 2020 (paid);
f)	Cash payment of US $19,000 on or before October 1, 2020 (paid);
g)	Cash payment of US $19,000 on or before October 1, 2021 (paid);
h)	Cash payments of US $380,000 on or before October 1, 2022 (paid US$19,000) (see amended terms above).

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

6.	EXPLORATION AND EVALUATION ASSETS (cont’d...)

Jean Lake Property

On July 30, 2021, the Company entered into an option agreement with Mount Morgan Resources Ltd. to acquire a 100% interest in Jean Lake lithium-gold project located in Manitoba.

The option agreement provides for the Company to earn a 100% interest over four years by cash payments and share issuances to Mount Morgan Resources Ltd. and exploration expenditures as follows:

i)	$25,000 cash (paid) and common shares of the Company having a value of $25,000 (5,000 shares issued) on or before August 1, 2021;
ii)	$50,000 cash (paid), $50,000 in common shares (6,704 shares issued) and $50,000 exploration expenditures (incurred) on or before July 30, 2022;
iii)	$50,000 cash, $50,000 in common shares and $100,000 (accumulated) exploration expenditures (incurred) by July 30, 2023;
iv)	$50,000 cash, $50,000 in common shares and $150,000 (accumulated) exploration expenditures (incurred) by July 30, 2024;
v)	$75,000 cash, $75,000 in common shares and $200,000 (accumulated) exploration expenditures (incurred) by July 30, 2025.

Once the Company earns the interest, the Company will grant a 2% NSR to Mount Morgan Resources Ltd. The NSR may be reduced to 1% by the Company’s payment of $1,000,000 to the NSR holder.

During the year ended March 31, 2022, the Company entered into an agreement with the Manitoba Government to receive a grant of $300,000 for exploration work on the Jean Lake and Zoro Lithium properties and received $200,000 during the year ended March 31, 2022 and $100,000 during the year ended March 31, 2023.

During the year ended March 31, 2023, the Company entered into an agreement with the Manitoba Government to receive a grant of $300,000 for exploration work on the Jean Lake and Zoro Lithium properties and received $200,000 during the year ended March 31, 2023. The remaining $100,000 was received subsequently.

Jol Lithium Property

During the year ended March 31, 2023, the Company entered into an agreement and acquired a 100% interest in the MB3530 claim in the Snow Lake area in Manitoba. To earn the interest, the Company paid $8,000 and issued 364 common shares. The property is subject to a 2% NSR.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

7.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payables and accrued liabilities for the Company are broken down as follows:

	Note	March 31, 2023	March 31, 2022

Trade payables		$884,741	$603,002
Advance royalty payable		313,001	261,685
Accrued liabilities		311,004	68,778
Due to related parties	11	112,975	99,027
Total		$1,621,721	$1,032,492

During the year ended March 31, 2023, the Company wrote-off $184,813 of accounts payable resulting in a gain on forgiveness of debt of $184,813.

During the year ended March 31, 2022, the Company recorded a $93,658 loss on forgiveness of debt, consisting of:

i)	issued 20,000 common shares valued at $380,000 to settle $279,644 of debt with a non-related party and recorded $100,356 as loss on the settlement.
ii)	recorded a $6,698 gain on a forgiveness of debt.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

8.	SHORT-TERM LOANS PAYABLE

	March 31, 2023	March 31, 2022

Loan payable on demand, unsecured with no interest and no fixed term	$—	$2,500
Loan payable on demand, unsecured with 10% interest per annum and no fixed term	5,000	5,000
Loan payable on May 10, 2024, secured, with 11.35% interest per annum	1,143,998	—
US $50,000 promissory note (Note 6)	67,717	—
	$1,216,715	$7,500

During the year ended March 31, 2023, the Company entered into a loan agreement with a related party to borrow $1,145,520, inclusive of a prior advance of $145,520 (“Initial Advance”) and $14,258 of interest included in short-term loans payable owing to a director of the Company. The loan accrues interest at a rate of 11.35% (amended on May 1, 2023 from 8.35%), payable monthly, and matures on May 10, 2024 (amended from May 10, 2023). The loan is secured against all goods of the Company. The Company paid an aggregate of $88,000 in interest during the year ended March 31, 2023.

During the year ended March 31, 2023, the Company wrote off the loan of $2,500.

9.	LOANS PAYABLE

During the year ended March 31, 2021, the Company received a loan of $40,000 for the Canada Emergency Business Account to provide emergency support to business due to the impact of COVID-19. The loan is non-interest bearing until December 31, 2023, after which it will incur interest at 5% per annum. If the principal of $30,000 is fully repaid on or before December 31, 2023, the remaining $10,000 will be forgiven.

10.	CAPITAL STOCK AND RESERVE

a)	Authorized capital stock:

As at March 31, 2023, the authorized capital stock of the Company was:

i)	Unlimited number of common shares without par value.
ii)	All issued shares are fully paid

b)	Issued capital stock:

During the year ended March 31, 2023, the Company:

●	issued 13,000 common shares upon exercise of options for gross proceeds of $77,750, resulting in a reallocation of share-based reserves of $78,528 from reserves to share capital.

●	issued 212,750 common shares upon exercise of warrants for gross proceeds of $1,059,017.

●	issued 10,526 common shares at a value of $100,000 as part of the acquisition payments for the Peg North Option Agreement (see Note 6).

●	issued 364 common shares at a value of $2,454 as part of the acquisition payments for the Jol Lithium Option Agreement (see Note 6).

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

b)	Issued capital stock: (cont’d…)

●	closed a non-brokered private placement of 97,753 flow-through common shares at $17.00 per common shares for gross proceeds of $1,661,807. Cash finder’s fees of $99,624 were paid on the financings and the Company issued 5,765 share purchase finders warrants (valued at $22,000). Each finders warrant entitles the holder to purchase one common share at a price of $10.00 for a two-year period. A value of $977,534 was attributed to the flow-through premium liability in connection with the financing. As at March 31, 2023, the Company has fulfilled $1,661,807 of the flow-through exploration commitments.

●	issued 6,705 common shares at a value of $50,000 as part of the acquisition payments for the Jean Lake Option Agreement (see Note 6).

●	issued 20,000 common shares valued at $355,000 pursuant to a PSU redemption to a related party.

During the year ended March 31, 2022, the Company:

●	issued 186,700 common shares upon exercise of options for gross proceeds of $850,575. The weighted average share price on the date of the option exercises was $12.

●	issued 155,134 common shares upon exercise of warrants for gross proceeds of $741,889.

●	closed a non-brokered private placement of 40,166 units at $8.50 per unit for gross proceeds of $341,415. Each unit consists of one common share and one share purchase warrant. The warrant entitles the holder to purchase one additional common share for a period of 18 months at a price of $12.50 per share.

●	issued 5,000 common shares at a value of $25,000 as part of the acquisition payments for the Jean Lake Option Agreement (see Note 6).

●	issued 11,194 common shares at a value of $69,963 as part of the acquisition payments for the Zoro North Option Agreement (see Note 6).

●	closed a non-brokered private placement of 47,800 units at $5.25 per unit for gross proceeds of $250,950. Each unit consists of one common share and one share purchase warrant. The warrant entitles the holder to purchase one additional common share for a period of 24 months at a price of $6.50 per share.

●	issued 8,178 common shares valued at $42,933 to settle $42,933 of services with a non-related party.

●	issued 20,000 common shares valued at $380,000 to settle $279,644 of debt with a non-related party and recorded $100,356 as loss on the settlement.

●	issued 30,000 common shares valued at $532,500 pursuant to a PSU redemption to a related party.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

c)	Stock options:

The Company follows the policies of the Canadian Securities Exchange under which it is authorized to grant options to executive officers and directors, employees, and consultants enabling them to acquire up to 10% of the issued and outstanding common stock of the Company. Under the policies, the exercise price of each option may not be less than the market price of the Company’s stock as calculated on the day before the date of grant. The options can be granted for a maximum term of ten years.

The options shall be subject to such vesting requirements, if any, as may be determined by the Board from time to time provided that options granted to consultants performing “investor relation activities” must vest in stages over 12 months with no more than ¼ of the options granted vesting in any six month period.

During the year ended March 31, 2023, the Company:

●	granted 20,000 stock options to a consultant of the Company. The options are exercisable at $12.75 per option for three years with an estimated fair value of $198,300 and vest immediately.

●	granted 8,000 stock options to a consultant of the Company. The options are exercisable at $13.75 per option for three years with an estimated fair value of $83,200 and vest immediately.

●	granted 62,000 stock options to a consultant of the Company. The options are exercisable at $9.00 per option for three years with an estimated fair value of $395,600 and vest immediately.

●	granted 31,000 stock options to a consultant of the Company. The options are exercisable at $9.50 per option for three years with an estimated fair value of $208,600 and vest immediately.

●	had 121,000 stock options that expired or were forfeited, resulting in a reallocation of share-based reserves of $891,400 from reserves to deficit.

During the year ended March 31, 2022, the Company:

●	granted 5,000 stock options to consultants of the Company. The options are exercisable at $5.25 per option for five years with an estimated fair value of $21,500 and vest immediately.

●	granted 10,000 stock options to consultants of the Company. The options are exercisable at $7.50 per option for five years with an estimated fair value of $66,100 and vest immediately.

●	granted 6,000 stock options to consultants of the Company. The options are exercisable at $12.50 per option for five years with an estimated fair value of $61,600 and vest immediately.

●	reinstated 4,000 options previously forfeited.

●	granted 110,000 stock options to consultants of the Company. The options are exercisable at $14.25 per option for one year with an estimated fair value of $666,100 and vest immediately.

●	granted 10,000 stock options to a consultant of the Company. The options are exercisable at $20.50 per option for five years with an estimated fair value of $163,700 and vest immediately.

●	granted 20,000 stock options to a consultant of the Company. The options are exercisable at $17.50 per option for five years with an estimated fair value of $285,300 and vest immediately.

●	granted 15,000 stock options to a consultant of the Company. The options are exercisable at $16.50 per option for two years with an estimated fair value of $150,400 and vest immediately.

●	granted 4,000 stock options to a consultant of the Company. The options are exercisable at $15.50 per option for three years with an estimated fair value of $46,600 and will vest 100% on December 8, 2022. For the year ended March 31, 2022, the Company recorded $3,897 as share-based compensation. For the year ended March 31, 2023, the Company recorded $42,702 as share-based compensation.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

c)	Stock options: (cont’d…)

Stock option transactions for the year ended March 31, 2023 are summarized as follows:

Expiry Date	Exercise Price	Balance March 31, 2022	Granted	Exercised	Forfeited/ Expired	Balance March 31, 2023	Exercisable
January 4, 2023	$14.25	105,000	—	—	(105,000)	—	—
March 1, 2024	$16.50	15,000	—	—	—	15,000	15,000
March 8, 2025	$15.50	4,000	—	—	—	4,000	4,000
September 2, 2025	$12.75	—	20,000	—	—	20,000	20,000
September 6, 2025	$13.75	—	8,000	—	—	8,000	8,000
November 20, 2025	$4.00	8,000	—	(2,000)	—	6,000	6,000
December 2, 2025	$9.00	—	62,000	—	—	62,000	62,000
December 13, 2025	$9.50	—	31,000	—	—	31,000	31,000
January 15, 2026	$7.25	41,300	—	(6,000)	—	35,300	35,300
October 21, 2026	$5.25	5,000	—	(5,000)	—	—	—
November 1, 2026	$7.50	10,000	—	—	—	10,000	10,000
December 3, 2026	$12.50	6,000	—	—	(6,000)	—	—
January 17, 2027	$20.50	10,000	—	—	(10,000)	—	—
February 16, 2027	$17.50	20,000	—	—	—	20,000	20,000
Total		224,300	121,000	(13,000)	(121,000)	211,300	211,300

Weighted average exercise price		$12.88	$10.06	$5.98	$14.67	$10.81	$10.81

Weighted average remaining life (years)						2.57

The fair value of stock options was calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the year ended March 31, 2023	For the year ended March 31, 2022	For the year ended March 31, 2021

Fair value per option	$6.00	$7.50	$4.50
Exercise price	$11.00	$14.50	$4.50
Expected life (years)	3.00	2.26	5
Interest rate	3.49%	1.16%	0.41%
Annualized volatility (based on historical volatility)	118%	114%	114%
Dividend yield	0.00%	0.00%	0.00%

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

c)	Stock options: (cont’d…)

Stock option transactions for the year ended March 31, 2022 are summarized as follows:

Expiry Date	Exercise Price	Balance March 31, 2021	Granted	Exercised	Forfeited/ Expired	Balance March 31, 2022	Exercisable
June 27, 2021	$5.00	5,000	—	—	(5,000)	—	—
January 4, 2023	$14.25	—	110,000	(5,000)	—	105,000	105,000
January 17, 2024	$6.00	—	4,000	(4,000)	—	—	—
March 1, 2024	$16.50	—	15,000	—	—	15,000	15,000
March 8, 2025	$15.50	—	4,000	—	—	4,000	4,000
June 12, 2025	$3.50	39,000	—	(39,000)	—	—	—
November 20, 2025	$4.00	127,000	—	(119,000)	—	8,000	8,000
January 15, 2026	$7.25	61,000	—	(19,700)	—	41,300	41,300
October 21, 2026	$5.25	—	5,000	—	—	5,000	5,000
November 1, 2026	$7.50	—	10,000	—	—	10,000	10,000
December 3, 2026	$12.50	—	6,000	—	—	6,000	6,000
January 17, 2027	$20.50	—	10,000	—	—	10,000	10,000
February 16, 2027	$17.50	—	20,000	—	—	20,000	20,000
Total		232,000	184,000	(186,700)	(5,000)	224,300	224,300

Weighted average exercise price		$4.79	$14.31	$4.56	$5.00	$12.79	$12.79

Weighted average remaining life (years)						2.45

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

d)	Performance Stock Options:

During the year ended March 31, 2022, the Company granted 15,000 performance-based stock options to a consultant of the Company. The options are exercisable at $14.25 per option for two years with an estimated fair value of $126,297 and will vest 100% when the closing share price is $25.00 or higher for three consecutive trading days. For the year ended March 31, 2022, the Company recorded $Nil as share-based compensation as the fair value will be recorded on a straight-line basis over the life of the performance-based stock option as it was issued on March 31, 2022. For the year ended March 31, 2023, the Company recorded $63,148 as share-based compensation.

Expiry Date	Exercise Price	Balance March 31, 2021 and 2022	Granted	Exercised	Forfeited/ Expired	Balance March 31, 2023	Exercisable

March 31, 2024	$14.25	—	15,000	—	—	15,000	—
Total	—	15,000	—	—	15,000	—

Weighted average exercise price		—	$14.25		—	$14.25	—

Weighted average remaining life (years)						1.25

For performance-based stock options with a market condition, a Monte Carlo simulation model is used to determine the fair value. The Monte Carlo model utilizes multiple input variables that determine the probability of satisfying the market conditions stipulated in the award. The expense recognized for performance-based options is based on an estimation of the probability of achieving the market condition and the timing of the achieving of the market condition, which is difficult to predict. The following assumptions were used at the time of grant:

	For the year ended March 31, 2023	For the year ended March 31, 2022

Market target price	—	$25.00
Share price	—	$15.00
Expected life (years)	—	2
Interest rate	—	2.27%
Annualized volatility (based on historical volatility)	—	111.2%

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

e)	Performance Share Units: (“PSU”)

Effective January 17, 2022, amended September 7, 2022, the Company’s board of directors adopted a performance -based share unit plan (the “PSU Plan”) which reserved a fixed aggregate of 343,391 common shares (being 10% of the Company’s then issued and outstanding common shares”) for issuance upon the redemption of performance-based share award units (each a “PSU”). Under the terms of the PSU Plan, the Company is required to obtain shareholder approval for the PSU Plan within 3 years after its adoption, and at least every three years thereafter. Any PSUs issued are subject to a four month hold from date of issue.

	Number of PSUs Outstanding	Number of PSUs Vested	Weighted Average Grant Date Fair Value	Share-based payment reserve
Balance at March 31, 2021	—	—	$—	$-
PSUs granted	280,000	—	14.85	1,063,622
PSUs vested	—	50,000	17.75	-
PSUs redeemed	(30,000)	(30,000)	17.75	(532,500)

Balance at March 31, 2022	250,000	20,000	14.50	531,122
PSUs granted	160,000	—	9.10	—
PSUs vesting through the year	—	—	14.50	547,374
PSUs redeemed	(20,000)	(20,000)	17.75	(355,000)
PSUs forfeited/cancelled	(390,000)	—	10.66	(723,497)

Balance at March 31, 2023	—	—	$—	$—

On January 31, 2022, the Company granted 280,000 PSU’s with a fair value of $4,156,210, to certain directors and officers under the Company’s PSU Plan. Of the 280,000 PSUs granted, 50,000 PSUs vested and became redeemable by the holders, and the remaining 230,000 PSUs were to vest and become redeemable only upon the achievement of certain closing price milestones ranging between $25.00 and $87.50 which will expire on January 31, 2025.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

e)	Performance Share Units: (cont’d…)

Of the 280,000 PSUs granted, 50,000 PSUs vested during the year ended March 31, 2022 and the remaining unvested PSUs were to be expensed straight line over 3 years. During the year ended March 31, 2022, the Company recognized share-based payment expense of $1,063,622. Of the 50,000 PSUs that vested, 30,000 were converted to common shares during the year-ended March 31, 2022. During the year ended March 31, 2023, the Company recognized share-based payment expense of $363,195 to the date of modification.

During the year ended March 31, 2023, the Company :

i)	granted 40,000 PSU’s with a fair value at $387,379, to a director under the Company’s PSU Plan. The PSUs will vest and become redeemable only upon the achievement of certain closing price milestones ranging between $25.00 and $87.50 which were to expire on April 12, 2025. During the year ended March 31, 2023, the Company recognized share-based payment expense of $63,679 to the date of modification.

ii)	modified 140,000 unvested PSU’s from earlier grants. The modified PSUs have a fair value of $1,068,398 and will vest and become redeemable upon the occurrence of certain capital market liquidity events, with the balance vesting on the achievement of certain closing price milestones ranging between $19.50 and $68.00. During the year ended March 31, 2023, the Company recognized $64,884 in share-based compensation expense.

iii)	granted 120,000 PSU’s with a fair value of $1,246,463, to directors under the Company’s PSU Plan. The PSUs will vest and become redeemable upon the occurrence of certain capital market liquidity events, with the balance vesting on the achievement of certain closing price milestones ranging between $19.50 and $68.00. During the year ended March 31, 2023, the Company recognized $55,615 in share-based compensation expense.

During the year ended March 31, 2023, 390,000 unvested PSUs were cancelled. Upon cancellation $723,496 of previously recognized share-based compensation expense was reversed from reserves to stock-based compensation.

f)       Unit warrants:

A continuity of the unit warrants granted is as follows:

Expiry Date	Exercise Price	Balance March 31, 2022	Granted	Exercised	Cancelled/ Expired	Balance March 31, 2023

August 28, 2022	$3.75	53,778	—	(53,778)	—	—
August 28, 2022	$5.00	121,600	—	(121,600)	—	—
October 29, 2022	$12.50	36,166	—	(3,572)	(32,594)	—
December 15, 2022	$5.00	22,000	—	(10,000)	(12,000)	—
December 2, 2023	$6.50	47,800	—	(23,800)	—	24,000
Total		281,344	—	(212,750)	(44,594)	24,000
Weighted average exercise price		$5.98	—	$4.98	$10.48	$6.50
Weighted average remaining life (years)						0.67

During the year ended March 31, 2022, the Company issued 87,966 unit warrants in connection with private placement financings. Based on the residual method, no value was allocated to the unit warrants issued. A continuity of the unit warrants granted is as follows:

Expiry Date	Exercise Price	Balance March 31, 2021	Granted	Exercised	Cancelled/ Expired	Balance March 31, 2022

August 28, 2022	$3.75	104,800	—	(51,022)	—	53,778
August 28, 2022	$5.00	145,711	—	(24,111)	—	121,600
December 15, 2022	$5.00	98,000	—	(76,000)	—	22,000
October 29, 2022	$12.50	—	40,166	(4,000)	—	36,166
December 2, 2023	$6.50	—	47,800	—	—	47,800
Total	348,511	87,966	(155,133)	—	281,344

Weighted average exercise price		$4.62	$9.24	$4.78	$0.00	$5.98

Weighted average remaining life (years)						0.67

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

10.	CAPITAL STOCK AND RESERVES (cont’d…)

g)	Agent warrants:

During the year ended March 31, 2023, the Company issued 5,765 agent warrants in connection with private placement financings. A continuity of the agent warrants granted is as follows:

Expiry Date	Exercise Price	Balance March 31, 2022	Granted	Exercised	Cancelled/ Expired	Balance March 31, 2023

July 19, 2024	$10.00	—	5,765	—	—	5,765
Total		—	5,765	—	—	5,765

Weighted average exercise price		$10.00	—		—	$10.00

Weighted average remaining life (years)						1.3

The fair value of agent warrants was calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the year ended March 31, 2023	For the year ended March 31, 2022	For the year ended March 31, 2021

Fair value per agents warrant	$3.81	—	—
Exercise price	$10.00	—	—
Expected life (years)	2.00	—	—
Interest rate	3.30%	—	—
Annualized volatility (based on historical volatility)	120%	—	—

h)	Reserves:

Reserves comprise of share-based payments, warrant reserves and PSU reserves.

11.	RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and corporate officers and companies controlled by them. The remuneration of directors and other members of key management personnel during the year ended March 31, 2023 was as follows:

For the year ended March 31, 2023 Paid or accrued to:	Management fees	Investor relation fees	Consulting Fees	Share-based payments	Total
Key management personnel:
Current and former directors, officers and companies controlled by them	$381,819	$66,530	$65,000	$804,016	$1,317,365

For the year ended March 31, 2022 Paid or accrued to:	Management fees	Share-based payments	Total
Key management personnel:
Current and former directors, officers and companies controlled by them	$375,264	$1,063,622	$1,438,886

Short term related party loan payable (Note 8).

The amounts due to related parties included in accounts payable and accrued liabilities are as follows:

	As at March 31, 2023	As at March 31, 2022
Current and former directors, officers and companies controlled by them	$112,975	$99,027

The amounts due are unsecured, non-interest bearing, and have no specific terms of repayment.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

12.	SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

During the year ended March 31, 2023, significant non-cash investing and financing transactions included:

a)	included in accounts payable and accrued liabilities is $1,037,816 related to exploration and evaluation assets.

b)	included in short-term loans payable is $67,717 related to exploration and evaluation assets.

c)	issued 17,594 common shares with a fair value of $152,454 for the acquisition of exploration and evaluation assets.

d)	issuance of 13,000 common shares upon exercise of options resulting in a reallocation of share-based reserves of $78,528 from reserves to share capital.

e)	issued 20,000 common shares pursuant to PSU redemption resulting in a reallocation of share-based reserves of $355,000 from reserves to share capital.

f)	issued 5,765 share purchase finders warrants valued at $22,000.

g)	expired or forfeited 121,000 options resulting in a reallocation of share-based reserves of $891,400 from reserves to stock-based compensation.

h)	recorded a $977,532 flow through premium liability in connection with a financing (Note 10b).

i)	included in long-term prepaids is $24,404 related to exploration and evaluation assets.

j)	included in short-term loans payable is $159,778 related to settlement of accounts payable.

During the year ended March 31, 2022, significant non-cash investing and financing transactions included:

a)	included in accounts payable and accrued liabilities is $542,221 related to exploration and evaluation assets.

b)	issued 16,194 common shares with a fair value of $94,963 related to exploration and evaluation assets.

c)	issuance of 186,700 common shares upon exercise of options resulting in a reallocation of share-based reserves of $761,273 from reserves to share capital.

d)	issued 20,000 common shares with a fair value of $380,000 to settle $279,644 of debt with a non-related party.

e)	issued 8,178 common shares with a fair value of $42,933 for services.

f)	issued 30,000 common shares pursuant to PSU redemption resulting in a reallocation of share-based reserves of $532,500 from reserves to share capital.

g)	included in long-term prepaids is $253,302 related to exploration and evaluation assets.

13.	SEGMENTED INFORMATION

The Company primarily operates in one reportable operating segment, being the acquisition and exploration of exploration and evaluation assets. Geographic information is as follows:

	March 31, 2023	March 31, 2022
Exploration and evaluation assets
Canada	$10,713,334	$5,746,320
United States	1,706,457	1,444,802
	$12,477,791	$7,191,122

14.	FINANCIAL RISK MANAGEMENT

Capital management

The Company’s objective when managing capital is to safeguard the entity’s ability to continue as a going concern. In the management of capital, the Company monitors its adjusted capital which comprises all components of equity (i.e. capital stock, reserves and deficit).

The Company sets the amount of capital in proportion to risk. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue common shares through private placements. The Company is not exposed to any externally imposed capital requirements. The Company’s overall strategy remains unchanged from fiscal year 2022.

Fair value

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

14.	FINANCIAL RISK MANAGEMENT (cont’d…)

Fair value (cont’d...)

Level 1 – Unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 – Inputs that are not based on observable market data.

The fair value of the Company’s long-term investment is calculated using Level 1 inputs.

The carrying value of cash, accounts payable and accrued liabilities, accounts receivable, current portion of net investment in sublease, lease obligation and short-term loans payable approximate their fair value because of the short-term nature of these instruments.

Financial risk factors

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and net investment in sublease. The Company limits its exposure to credit loss by placing its cash with major Canadian financial institutions and monitors the incoming sublease monthly payments to ensure they are current.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at March 31, 2023, the Company had a cash balance of $574,587 (2022 – $235,455) to settle current liabilities of $2,912,822 (2022 – $1,101,946). All of the Company’s financial liabilities except lease obligation and loan payable have contractual maturities of 30 days or are due on demand and are subject to normal trade terms. The Company is exposed to liquidity risk and is dependent on obtaining regular financings in order to continue as a going concern. Despite previous success in acquiring these financings, there is no guarantee of obtaining future financings.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

14.	FINANCIAL RISK MANAGEMENT (cont’d…)

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

a)	Interest rate risk

The Company has cash balances and no variable interest-bearing debt. The Company’s cash does not have significant exposure to interest rate risk.

b)	Foreign currency risk

The Company is exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities, and option agreement payments that are denominated in a foreign currency. There is a risk in the exchange rate of the Canadian dollar relative to the US dollar and a significant change in this rate could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations.

c)	Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of gold and lithium, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company.

15.	CONTINGENCIES

During the year ended March 31, 2022, the Company filed a claim against certain previous directors of the Company for wrongful transfer of funds in the amount of $157,185 for alleged deferred compensation to these directors. As a result of the claim against the Company, alleging that they are entitled to the compensation that had been garnished, and are also entitled to termination or change of control clauses as per their alleged management agreements. The amounts were garnished and later released as part of the settlement agreement detailed below.

The previous directors have also filed a counter claim against the Company, alleging that they are entitled to the compensation that has been garnished and being held in escrow, and are also entitled to termination or change of control clauses as per their alleged management agreements. The alleged management agreements would entitle each of the two directors to 12 months compensation in lieu of notice to termination without cause or 24 months of compensation if their agreements were terminated and within 6 months of a change of control of the Company, which includes a change in power to elect a majority of the board of directors or otherwise direct the management of the Company through proxies, voting agreements, or otherwise. Per the counter claim, the management agreement containing these clauses had allegedly been executed during the year prior to their dismissal and the change in control.

During the year March 31, 2023, the Company reached an agreement to settle the claim and counterclaim by the release of the funds held in court to the defendants and a nominal payment which has been made.

During the year ended March 31, 2023, the Company received correspondence from legal counsel to a former officer and alleging the former officer was in an employment relationship with the Company and the Company failed to pay him wages and severance, claiming damages from alleged wrongful dismissal, bad faith damages and related claims. The claim also alleged that the Company did not have the legal right to cancel 130,000 outstanding PSU’s. The Company has made an assessment on the validity of the claims and, at this time, the probability and amounts of any potential loss resulting from such claims is not determinable and no amounts have been accrued for any potential liability resulting from this in these consolidated financial statements.

During the year ended March 31, 2023, the Company received correspondence from legal counsel to a former officer of the Company alleging the former officer was in an employment relationship with the Company and the Company failed to pay him wages and severance alleging he has been subject to inappropriate conduct in the course of his alleged employment. The claim also alleged that the Company did not have the legal right to cancel 70,000 outstanding PSU’s. The Company has made an assessment on the validity of the claims and, at this time, the probability and amounts of any potential loss resulting from such claims is not determinable and no amounts have been accrued for any potential liability resulting from this in these consolidated financial statements.

The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. The Company assesses our potential liability by analyzing our litigation and regulatory matters using available information. The Company develops our views on estimated losses in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results, assuming a combination of litigation and settlement strategies. Should developments in any of these matters cause a change in our determination as to an unfavorable outcome and result in the need to recognize a material accrual or should any of these matters result in a final adverse judgment or be settled for significant amounts, they could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such change in determination, judgment or settlement occurs.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

16.	INCOME TAXES

The actual income tax provisions differ from the expected amounts calculated by applying the Canadian combined federal and provincial corporate income tax rates to the Company’s loss before income taxes. The components of these differences are as follows:

	2023	2022

Income (loss) before taxes for the year	$956,578	$(4,150,992)
Canadian federal and provincial income tax rates	27%	27%

Expected income tax recovery based on above rates	$258,000	$(1,120,749)
Change in statutory, foreign tax, foreign exchange rates and other	2,000	—
Non-deductible items	(29,000)	699,278
Impact of flow through share	449,000	—
Share issue cost	(27,000)	—
Adjustment to prior years provision versus statutory tax returns and expiry of non-capital losses	(108,000)	—
Tax benefit not realized	(545,000)	421,471
Deferred income tax recovery	$—	$—

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

March 31, 2023

16.	INCOME TAXES (cont’d…)

The significant components of the Company’s deferred income tax assets and liabilities, using a Canadian basic statutory rate of 27% (2022 – 27%; 2021 – 27%) are as follows:

	March 31, 2023	March 31, 2022

Non-capital losses	$2,244,000	$3,015,000
Cumulative exploration and development expenses	—	(209,000)
Share issuance costs and others	23,000	6,000

	2,267,000	2,812,000
Unrecognized deferred tax assets	(2,267,000)	(2,812,000)

Net deferred tax assets	$—	$—

At March 31, 2023, the Company has accumulated non-capital losses of approximately $8,311,000 (2022 - $11,165,000) which may be available to offset future income for Canadian income tax purposes which expire over the next twenty years. These losses, if not utilized, will expire through to 2042. In addition, there are resource-related expenditures of approximately $Nil (2022 - $6,416,000) which may be used to offset future taxable income indefinitely, subject to annual rates prescribed by the Canadian Income Tax Act. Deferred tax benefits, which may arise as a result of these losses, have not been recognized in these consolidated financial statements as it is not probable that the Company will generate future taxable income against which to utilize the temporary differences.

17.	SUBSEQUENT EVENTS

Subsequent to the year ended March 31, 2023, the Company:

i)	entered into an agreement, subsequently amended, and earned a 100% interest in the Lac Simard South property located in Quebec by paying $35,000 (paid subsequently) and issuing 10,700 common shares (issued subsequently). The Company also staked additional mineral claims.

ii)	has submitted a registration statement on Form F-1 with the Securities and Exchange Commission relating to a proposed public offering of its common shares in the United States.

iii)	On July 5, 2023, the Company consolidated its common shares on the basis of fifty (50) pre-consolidation common shares for one (1) post-consolidation common share. All shares, warrants and stock options in these consolidated financial statements are on post consolidated basis.

Up to 909,090 Common Share Units, Each Consisting of a Common Share and a Common Share Purchase Warrant

Up to 909,090 Pre-Funded Warrant Units, Each Consisting of a Pre-Funded Warrant to Purchase One Common Share and a Common Share Purchase Warrant

Foremost Lithium Resource & Technology Ltd.

PRELIMINARY PROSPECTUS

ThinkEquity

                             , 2023

Through and including            , 2023 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Under the BCBCA, we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity which the Company is or was a shareholder or creditor of, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The BCBCA also provides that we may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the BCBCA if any of the following circumstances apply:

●	if the indemnity is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
●	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
●	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;
●	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Section 20 of our Articles of Incorporation requires us to indemnify each of our current or former directors or alternate directors (each an “eligible party”)as well as their respective heirs and legal personal representatives, against all eligible penalties to which such person is or may be liable by reason of the eligible party having been a director or alternate director (an “eligible proceeding”), and deem the Company to have contracted with such eligible parties on the terms of the indemnity provided for therein. Further, following the final disposition of any eligible proceeding, the Company must pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued and sold the below securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. We believe that our issuances of options to our employees, directors, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act. No underwriters were involved in these issuances of securities.

During the period from January 1, 2023 to August 16, 2023, the Company:

●	issued 13,072 common shares at $7.65 (US$5.66) per share as part of the acquisition of the Peg North Property; and

●	issued 10,700 common shares at $7.50 (US$5.55) per share as part of the acquisition of the Lac Simard South Property.

During the period from April 1, 2022 to December 31, 2022, the Company:

●	issued 10,000 common shares at $5.00 (US$3.70) upon exercise of warrants for gross proceeds of $50,000 (US$36,950);

●	issued 10,000 common shares in exchange for 10,000 PSU Redemption valued at $177,500 (US$131,238) (no proceeds);

●	issued 2,500 common shares at $12.50 (US$9.24) upon exercise of warrants for gross proceeds of $31,250 (US$23,105);

●	issued 5,000 common shares at $5.25 (US$3.88) upon exercise of options for gross proceeds of $26,250 (US$19,409);

●	issued 400 common shares at $12.50 (US$9.24) upon exercise of warrants for gross proceeds of $5,000 (US$3,697);

●	issued 2,340 common shares at $6.50 (US$4.81) upon exercise of warrants for gross proceeds of $15,210 (US$11,246);

●	issued 2,000 common shares at $4.00 (US$2.96) upon exercise of options for gross proceeds of $8,000 (US$5,915);

●	issued 2,600 common shares at $6.50 (US$4.81) upon exercise of warrants for gross proceeds of $16,900 (US$12,495);

●	issued 1,660 common shares at $6.50 (US$4.81) upon exercise of warrants for gross proceeds of $10,790 (US$7,978);

●	issued 1,200 common shares at $6.50 (US$4.81) upon exercise of warrants for gross proceeds of $7,800 (US$5,767);

●	issued 107,378 common shares at $5.00 (US$3.70) upon exercise of warrants for gross proceeds of $536,889 (US$396,960);

●	closed a non-brokered private placement of 97,753 flow-through common shares at $17.00 (US$12.50) per common shares for gross proceeds of $1,661,807 (US$1,228,075). Cash finder’s fees of $98,000 (US$72,422) were paid on the financings and the Company issued 5,765 share purchase finders warrants. Each finders warrant entitles the holder to purchase one common share at a price of $10.00 (US$7.50) for a two- year period;

●	issued 364 common shares at a value of $2,454 (US$1,814) as part of the acquisition payment for the Jol Lithium Option Agreement;

●	entered into a loan agreement to borrow $1,145,520 (US$846,965), inclusive of prior advance of $145,520 (US$107,593) (“Initial Advance”) included within accounts payable and accrued liabilities. The loan accrues interest at a rate of 8.35%, payable monthly, including an aggregate of $6,894 (US$5,097) accrued to date on the Initial Advance, and matures on May 10, 2023;

●	issued 16,672 common shares upon exercise of warrants for gross proceeds of $112,400 (US$83,106);

●	issued 10,526 common shares at a value of $100,000 (US$73,937) as part of the acquisition payments for the Peg North Option Agreement;

●	issued 53,778 common shares upon exercise of warrants for gross proceeds of $201,667 (US$149,107);

●	issued 6,705 common shares at a value of $50,000 (US$36,969) pursuant to the acquisition of the Jean Lake Property;

●	issued 6,000 common shares upon exercise of options for gross proceeds of $93,475 (US$69,113); and

●	issued 14,222 common shares upon exercise of warrants for gross proceeds of $71,111 (US$52,577).

During the year ended March 31, 2022, the Company:

●	issued 186,700 common shares upon exercise of options for gross proceeds of $850,575 (approximately US$628,891). The weighted average share price on the date of the option exercises was $12.00 (approximately US$8.87);

●	issued 155,133 common shares upon exercise of warrants for gross proceeds of $741,889 (approximately US$548,532);

●	closed a non-brokered private placement of 40,166 units at $8.50 (approximately US$6.28) per unit for gross proceeds of $341,415 (approximately US$252,433). Each unit consists of one common share and one share purchase warrant. The warrant entitles the holder to purchase one additional common share for a period of 18 months at a price of $12.50 (approximately US$9.24) per share;

●	issued 50,000 common shares at a value of $25,000 (approximately US$18,484) as part of the acquisition payments for the Jean Lake Option Agreement;

●	issued 11,194 common shares at a value of $69,963 (approximately US$51,729) as part of the acquisition payments for the Zoro North Option Agreement;

●	closed a non-brokered private placement of 47,800 units at $5.25 (approximately US$3.88) per unit for gross proceeds of $250,950 (approximately US$185,545). Each unit consists of one common share and one share purchase warrant. The warrant entitles the holder to purchase one additional common share for a period of 24 months at a price of $6.50 (approximately US$4.81) per share;

●	issued 8,178 common shares valued at $42,933 (approximately US$31,743) to settle $42,933 (approximately US$31,743) of services with a non-related party;

●	reinstated 4,000 options previously forfeited;

●	issued 20,000 common shares valued at $380,000 (approximately US$280,962) to settle $279,644 (approximately US$206,761) of debt with a non-related party and recorded $100,356 (approximately US$74,200) as loss on the settlement; and

●	issued 30,000 common shares valued at $532,500 (approximately US$393,715) pursuant to PSU redemption to a related party.

During the year ended March 31, 2021, the Company:

●	issued 145,000 common shares upon exercise of options for gross proceeds of $660,250;

●	issued 68,999 common shares upon exercise of warrants for gross proceeds of $294,217;

●	closed a non-brokered private placement of 149,231 units at $2.80 per unit for gross proceeds of $419,712. Each unit consists of one common share and two share purchase warrants, warrant A and B. Warrant A entitles the holder to purchase one additional common share for a period of two years at a price of $3.75 per share and warrant B entitles the holder to purchase one additional common share for a period of two years at a price of $5.00 per share;

●	issued 10,309 common shares at a value of $50,000 as part of the acquisition payments for the Zoro North Option Agreement; and

●	closed a non-brokered private placement of 100,000 units at $2.50 per unit for gross proceeds of $250,000. Each unit consists of one common share and one share purchase warrants, warrant entitles the holder to purchase one additional common share for a period of two years at a price of $5.00 per share. The Company paid $2,500 in cash issuance fees.

During the year ended March 31, 2020, the Company:

●	issued 52,388 with a fair value of $125,000 to Strider Resources Limited as property acquisition payments, with 30,000 shares valued at $75,000 as part of the Manitoba Lithium Option Agreement, and 22,388 shares valued at $50,000 as part of the Zoro North Option Agreement;

●	issued 40,000 common shares at a price of $5.00 per share as a result of the completion of a private placement. Proceeds received net of share issue costs were $200,000;

●	issued 38,095 units at a price of $2.65 unit as a result of the completion of a private placement. Proceeds received net of share issue costs were $94,004. Each unit is comprised of one common share and one-half of a common share purchase warrant. Each warrant will be exercisable into one common share for a three year term at a price of $5.25;

●	issued 50,016 shares with a fair value of $125,040 to repay non-related party short-term loans of $125,040;

●	issued 1,315 shares valued at $7,778 to settle $7,778 of debt with the CEO and other directors; and

●	issued 333,115 shares valued at $832,789 to settle $832,789 of debt with related parties and non-related parties.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1+	Form of Underwriting Agreement
3.1+	Articles of Incorporation of Foremost Lithium Resource & Technology Ltd.
4.1+	Form of Unit Warrant
4.2+	Form of Finder’s Warrant
4.3+	Form of Representative’s Warrant
4.4+	Form of Common Share Purchase Warrant
4.5+	Form of Pre-Funded Warrant
4.6+	Warrant Agency Agreement
5.1+	Opinion of Farris LLP regarding the legality of the common shares
5.2+	Opinion of Dorsey & Whitney LLP
8.1*	Tax Opinion of Dorsey & Whitney LLP
10.1+	Option Agreement by and between the Company, Top Notch Marketing Ltd., R. Ross Blusson, and Double-U-Em Investments Ltd. dated April 28, 2016
10.2+	Option Agreement by and between the Company and Strider Resources Limited, dated August 4, 2016
10.3+	Amendment to Option Agreement by and between the Company, Top Notch Marketing Ltd., and Double-U-Em Investments Ltd. Dated April 28, 2017
10.4+	Option Agreement by and between the Company and Strider Resources Limited, dated September 20, 2017
10.5+	Option Agreement by and between the Company and 92 Resources Corp. dated February 28, 2018
10.6+	Stock Option Agreement dated January 15, 2021, by and between the Company and David Edmondson
10.7+	Option Agreement by and between the Company and Mount Morgan Resources Ltd., dated July 30, 2021
10.8+	Company Stock Option Plan (2021)
10.9+	Promissory Note to Jason Barnard and Christina Barnard, dated May 10, 2022
10.10+	General Security Agreement by and between the Company and Jason Barnard and Christina Barnard, dated May 10, 2022
10.11+	Mineral Property Acquisition Agreement by and between the Company and Mae de Graff, dated June 9, 2022
10.12+	Option Agreement by and between the Company and Strider Resources Limited, dated June 28, 2022
10.13+†	Employment Agreement between Jason Barnard, and the Company dated May 10, 2023
10.14+†	Consulting Agreement between C. Driver Ltd and the Company dated December 15, 2022
10.15+	Amendment to Promissory Note to Jason Barnard and Christina Barnard, dated May 1, 2023
16.1*	Letter from Crowe MacKay LLP regarding change in certifying accountant
21.1+	List of Subsidiaries
23.1*	Consent of Crowe MacKay LLP
23.2+	Consent of Farris LLP (included in Exhibit 5.1)
23.3+	Consent of Dorsey & Whitney LLP (included in Exhibit 5.2)
23.4+	Consent of Mark Fedikow related to the Zoro Lithium Project
23.5+	Consent of Scott Zelligan related to the Zoro Lithium Project
23.6*	Consent of Davidson & Company LLP
96.1+	Technical Report Summary (Zoro Lithium Project)
107+	Filing Fee Table

*	Filed herewith
+	Indicates a document previously filed with the Commission
†	Indicates management contract or compensatory plan or arrangement

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on the 16th day of August, 2023.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

By:	/s/ Jason Barnard
Name:	Jason Barnard
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jason Barnard his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney in fact and agent or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Barnard	President and Chief Executive Officer (Principal Executive Officer)	August 16, 2023
Jason Barnard

*	Chief Financial Officer (Principal Financial and Accounting Officer)	August 16, 2023
Cyrus Driver

*	Director	August 16, 2023
Michael McLeod

*	Director	August 16, 2023
Andrew Lyons

*	Director	August 16, 2023
Christopher MacPherson

*	Director	August 16, 2023
Johnathan More

*By: /s/ Jason Barnard
Jason Barnard, Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Foremost Lithium Resource & Technology Ltd. has signed this registration statement or amendment thereto in New York on August 16, 2023.

Cogency Global Inc.

By:	/s/ Colleen A. DeVries
Name:	Colleen A. DeVries
Title:	Senior Vice President. On behalf of Cogency Global Inc.